      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 1, 1998.

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          NEBCO EVANS HOLDING COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                                 5142                                06-1444203
   (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)              IDENTIFICATION NUMBER)

                               545 STEAMBOAT ROAD
                          GREENWICH, CONNECTICUT 06830
                                 (203)661-2500
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES)

                                             Copies of all communications to:

                    A. PETTER OSTBERG                              ADAM O. EMMERICH, ESQ.
                     VICE PRESIDENT                            WACHTELL, LIPTON, ROSEN & KATZ
               NEBCO EVANS HOLDING COMPANY                          51 WEST 52ND STREET
                   545 STEAMBOAT ROAD                             NEW YORK, NEW YORK 10019
              GREENWICH, CONNECTICUT 06830                             (212) 403-1000
                     (203) 661-2500
    (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE
                          NUMBER,
       INCLUDING AREA CODE, OF AGENT FOR SERVICE)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: Upon consummation of the Exchange Offer referred to herein.
                            ------------------------

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

   TITLE OF EACH CLASS OF                                PROPOSED MAXIMUM    PROPOSED MAXIMUM
         SECURITIES                  AMOUNT TO BE       OFFERING PRICE PER  AGGREGATE OFFERING       AMOUNT OF
      TO BE REGISTERED                REGISTERED             SHARE(3)              PRICE        REGISTRATION FEE(4)
-------------------------------------------------------------------------------------------------------------------
11 1/4% Senior Redeemable
  Exchangeable Preferred
  Stock due 2008(1).........     2,500,000 shares(2)          $101.90         $254,750,000.00       $75,151.25
-------------------------------------------------------------------------------------------------------------------
11 1/4% Subordinated
  Exchange Debentures due
  2008......................         $250,000,000               (5)                 (5)                 (5)
===================================================================================================================

(1) This Registration Statement covers both the Prospectus filed hereby in connection with the exchange offer for the 11 1/4% Senior Redeemable Exchangeable Preferred Stock due 2008 and the Prospectus filed hereby in connection with certain market-making activities by affiliates of the Registrant. This Registration Statement also relates to an indeterminate number of shares of 11 1/4% Senior Redeemable Exchangeable Preferred Stock due 2008 that may be issued as dividends payable on shares of 11 1/4% Senior Redeemable Exchangeable Preferred Stock due 2008 pursuant to the terms thereof.
(2) The maximum number of shares of 11 1/4% Senior Redeemable Exchangeable Preferred Stock due 2008 that may be issued in connection with the exchange offer.
(3) Estimated, based on the liquidation preference and unpaid dividends accrued through May 6, 1998. Estimated solely for purposes of computing the registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended (the "Securities Act").
(4) Calculated pursuant to Rule 457(f)(2) under the Securities Act.
(5) No further fee is payable pursuant to Rule 457(i) under the Securities Act.
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                                EXPLANATORY NOTE

     This Registration Statement covers the registration of $250,000,000 in aggregate liquidation preference of new 11 1/4% Senior Redeemable Exchangeable Preferred Stock due 2008 (the "New Preferred Stock") of Nebco Evans Holding Company ("NEHC"), which has been registered under the Securities Act that may be exchanged for equal amounts of NEHC's outstanding 11 1/4% Senior Redeemable Exchangeable Preferred Stock due 2008 (the "Old Preferred Stock") (the "Exchange Offer"). This Registration Statement also covers the registration of the New Preferred Stock for resale by Donaldson, Lufkin & Jenrette Securities Corporation in market-making transactions. The complete Prospectus relating to the Exchange Offer (the "Exchange Offer Prospectus") follows immediately after this Explanatory Note. Following the Exchange Offer Prospectus are certain pages of the Prospectus relating solely to such market-making transactions (the "Market-Making Prospectus"), including alternate front and back cover pages, an alternate "Available Information" section, a section entitled "Risk
Factors -- Trading Market for the New Preferred Stock" to be used in lieu of the section entitled "Risk Factors -- Absence of Public Market for the New Preferred Stock; Restrictions on Transfers," an alternate "Use of Proceeds" section and an alternate "Plan of Distribution" section. In addition, the Market-Making Prospectus will not include the following captions (or the information set forth under such captions) in the Exchange Offer Prospectus: "Prospectus
Summary -- The Offering" and "-- The Exchange Offer," "Risk Factors -- Exchange Offer Procedures" and "-- Restrictions on Transfer," "The Exchange Offer," and "Certain Federal Income Tax Consequences of the Exchange Offer." All other sections of the Exchange Offer Prospectus will be included in the Market-Making Prospectus.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PRELIMINARY PROSPECTUS
                    SUBJECT TO COMPLETION, DATED MAY 1, 1998

[AMERISERVE LOGO]
                               OFFER TO EXCHANGE
                         ALL OUTSTANDING SHARES OF ITS

        11 1/4% SENIOR REDEEMABLE EXCHANGEABLE PREFERRED STOCK DUE 2008
                ($250,000,000 AGGREGATE LIQUIDATION PREFERENCE)

                                      FOR
                                 SHARES OF ITS

        11 1/4% SENIOR REDEEMABLE EXCHANGEABLE PREFERRED STOCK DUE 2008
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT
                ($250,000,000 AGGREGATE LIQUIDATION PREFERENCE)

                                       OF

                          NEBCO EVANS HOLDING COMPANY

        THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
                  TIME, ON             , 1998 UNLESS EXTENDED

     Nebco Evans Holding Company, a Delaware corporation ("NEHC"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange up to $250,000,000 in aggregate liquidation preference of its new 11 1/4% Senior Redeemable Exchangeable Preferred Stock due 2008 (the "New Preferred Stock") which has been registered under the Securities Act of 1933, as amended (the "Securities Act") for up to $250,000,000 in aggregate liquidation preference of its outstanding 11 1/4% Senior Redeemable Exchangeable Preferred Stock due 2008 (the "Old Preferred Stock" and, together with the New Preferred Stock, the "Preferred Stock"). The shares of New Preferred Stock will be issued pursuant to the same Certificate of Designations as were the shares of Old Preferred Stock and, therefore, the terms of the New Preferred Stock will be identical to the terms of the Old Preferred Stock for which they may be exchanged pursuant to the Exchange Offer except that (i) the offering and sale of shares of New Preferred Stock will have been registered under the Securities Act, and (ii) holders of shares of New Preferred Stock will not be entitled to certain rights of holders under a Registration Rights Agreement of NEHC dated as of March 6, 1998 (the "Registration Rights Agreement").

                            ------------------------

     SEE "RISK FACTORS," COMMENCING ON PAGE 17, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER OLD PREFERRED STOCK IN THE EXCHANGE OFFER.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
  UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS APRIL   , 1998.

                                                          (cover page continued)

     NEHC will accept for exchange any and all validly tendered shares of Old Preferred Stock on or prior to 12:00 midnight, New York City time, on
            , 1998, unless the Exchange Offer is extended (the "Expiration Date"). Tenders of shares of Old Preferred Stock may be withdrawn at any time prior to 12:00 midnight, New York City time, on the Expiration Date; otherwise such tenders are irrevocable. State Street Bank & Trust Company will act as Exchange Agent with respect to the Preferred Stock (in such capacity, the "Exchange Agent") in connection with the Exchange Offer. The Exchange Offer is not conditioned upon any minimum number of shares of Old Preferred Stock being tendered for exchange, but is otherwise subject to certain customary conditions.

     The shares of Old Preferred Stock were sold by NEHC on March 6, 1998 in transactions not registered under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act (the "Offering"). A portion of the shares of Old Preferred Stock were subsequently resold to qualified institutional buyers in reliance upon Rule 144A under the Securities Act, to a limited number of institutional accredited investors in a manner exempt from registration under the Securities Act, and to investors outside the United States in reliance on Regulation S under the Securities Act. Accordingly, shares of Old Preferred Stock may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The shares of New Preferred Stock are being offered hereunder in order to satisfy certain obligations of NEHC under the Registration Rights Agreement. See "The Exchange Offer."

     Dividends on the New Preferred Stock will be cumulative at 11 1/4% per annum from March 6, 1998 and will be payable quarterly on March 1, June 1, September 1 and December 1 of each year, commencing June 1, 1998. Dividends may be paid, at NEHC's option, either in cash or in additional shares of New Preferred Stock. NEHC is required to redeem the New Preferred Stock on March 1, 2008 at a redemption price equal to the liquidation preference, plus accrued and unpaid dividends to the redemption date. The New Preferred Stock will be redeemable, at NEHC's option, in whole or in part, at any time on or after March 1, 2003, at the redemption prices set forth herein, plus accrued and unpaid dividends to the date of redemption. In addition, at any time, NEHC may, at its option, redeem in whole or in part, all outstanding shares of the New Preferred Stock at a price per share of 109% of the liquidation preference thereof, plus accrued and unpaid dividends to the redemption date, with the net cash proceeds from one or more Public Equity Offerings. Upon the occurrence of a Change of Control, NEHC will, subject to certain conditions, offer to purchase all of the then outstanding shares of New Preferred Stock at a price equal to 101% of the liquidation preference thereof, plus accrued and unpaid dividends to the repurchase date.

     The New Preferred Stock will be exchangeable on any scheduled dividend payment date into 11 1/4% Subordinated Exchange Debentures due 2008 which will have been registered under the Securities Act (the "Exchange Debentures"), in whole but not in part, at the option of NEHC. If issued, the Exchange Debentures will mature on March 1, 2008. On or after March 1, 2003, the Exchange Debentures will be redeemable, in whole or in part, at the option of NEHC, at the redemption prices set forth herein, plus accrued and unpaid interest to the redemption date. In addition, at any time, NEHC may, at its option, redeem in whole or in part, Exchange Debentures at 109% of their principal amount, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more Public Equity Offerings. Upon the occurrence of a Change of Control, NEHC will, subject to certain conditions, offer to purchase all of the then outstanding Exchange Debentures at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date.

     The New Preferred Stock will, with respect to dividend rights and rights of liquidation, winding-up and dissolution of NEHC, rank senior to all classes of common stock of NEHC. The New Preferred Stock will rank at least pari passu with any future issuances of preferred stock of NEHC. The Exchange Debentures will be general unsecured obligations of NEHC, will rank subordinate in right of payment to all Senior Debt of NEHC and will rank senior or pari passu in right of payment to all existing and future subordinated indebtedness of NEHC. In addition, the Exchange Debentures will be effectively subordinated to all indebtedness, including trade payables, of NEHC's subsidiaries. As of December 27, 1997, on a pro forma

                                                          (cover page continued)
basis, after giving effect to the Offering and the ProSource Acquisition, the Exchange Debentures would have been subordinated to $948.7 million of Senior Debt.

     Based on an interpretation by the staff of the SEC (as defined herein) set forth in no-action letters issued to third parties, NEHC believes that shares of New Preferred Stock issued pursuant to the Exchange Offer in exchange for shares of Old Preferred Stock may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of NEHC within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such shares of New Preferred Stock are acquired in the ordinary course of such holder's business and that such holder does not intend to participate in the distribution of such New Preferred Stock.

     Each broker-dealer that receives shares of New Preferred Stock for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with the initial resale of such New Preferred Stock. The Letter of Transmittal delivered with this Prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of shares of New Preferred Stock received in exchange for shares of Old Preferred Stock where such shares of Old Preferred Stock were acquired by such broker-dealer as a result of market-making activities or other trading activities. NEHC has agreed that for a period of 120 days after the consummation of the Exchange Offer, it will make this Prospectus available to any broker-dealer for use in connection with any such resale.

     Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Preferred Stock cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available April 13, 1989), or Morgan Stanley & Co., Inc. (available June 5, 1991) or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the New Preferred Stock. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by NEHC.

     NEHC does not intend to list the shares of New Preferred Stock on any securities exchange or to seek admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ" or the "Initial Purchaser") has advised NEHC that it intends to make a market in the New Preferred Stock; however, it is not obligated to do so and any market-making may be discontinued at any time. As a result, NEHC cannot determine whether an active public market will develop for the New Preferred Stock.

     ANY SHARES OF OLD PREFERRED STOCK NOT TENDERED AND ACCEPTED IN THE EXCHANGE OFFER WILL REMAIN OUTSTANDING. TO THE EXTENT ANY SHARES OF OLD PREFERRED STOCK ARE TENDERED AND ACCEPTED IN THE EXCHANGE OFFER, A HOLDER'S ABILITY TO SELL UNTENDERED OLD PREFERRED STOCK COULD BE ADVERSELY AFFECTED. FOLLOWING CONSUMMATION OF THE EXCHANGE OFFER, THE HOLDERS OF OLD PREFERRED STOCK WILL CONTINUE TO BE SUBJECT TO THE EXISTING RESTRICTIONS UPON TRANSFER THEREOF AND NEHC WILL HAVE FULFILLED ONE OF ITS OBLIGATIONS UNDER THE REGISTRATION RIGHTS AGREEMENT. HOLDERS OF OLD PREFERRED STOCK WHO DO NOT TENDER THEIR SHARES OF OLD PREFERRED STOCK GENERALLY WILL NOT HAVE ANY FURTHER REGISTRATION RIGHTS UNDER THE REGISTRATION RIGHTS AGREEMENT OR OTHERWISE. SEE "THE EXCHANGE
OFFER -- CONSEQUENCES OF FAILURE TO EXCHANGE."

     The shares of New Preferred Stock issued pursuant to this Exchange Offer generally will be issued in the form of Global New Preferred Stock (as defined herein), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depository" or "DTC") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global New Preferred Stock representing the New Preferred Stock will be shown on, and transfers thereof will be effected through, records maintained by the Depository and its participants. Notwithstanding the foregoing, shares of Old Preferred Stock held in certificated form will be exchanged solely for shares of New Preferred Stock in certificated form. After the initial issuance of the Global New Preferred Stock, New Preferred Stock in certificated form will be issued in exchange for the

                                                          (cover page continued)

Global New Preferred Stock only on the terms set forth in the Certificate of Designations. See "Description of Securities -- Description of Preferred
Stock -- Book-Entry, Delivery and Form."
                            ------------------------
     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NEHC. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE NEW PREFERRED STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE NEW PREFERRED STOCK TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

     UNTIL           , 1998 (90 DAYS AFTER COMMENCEMENT OF THIS OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE NEW PREFERRED STOCK, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                             AVAILABLE INFORMATION

     NEHC has filed with the Securities and Exchange Commission (the "SEC" or the "Commission") a Registration Statement on Form S-4 under the Securities Act for the registration of the shares of New Preferred Stock offered hereby (the "Registration Statement"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the SEC. For further information with respect to NEHC or the New Preferred Stock offered hereby, reference is made to the Registration Statement, including the exhibits and financial statement schedules thereto, which may be inspected without charge at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and copies of which may be obtained from the SEC at prescribed rates. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the SEC as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     NEHC is currently subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files periodic reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site (http://www.sec.gov) that contains reports and information statements and other information regarding registrants, such as NEHC, that file electronically with the Commission.

     In the event NEHC ceases to be subject to the informational reporting requirements of the Exchange Act, the Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Preferred Stock (or the Exchange Debentures) remain outstanding, it will furnish to the holders of the Preferred Stock (or the Exchange Debentures) and file with the Commission (unless the Commission will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in such a filing with the Commission on Forms 10-Q and 10-K if NEHC was required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by NEHC's certified independent public accountants and (ii) all reports that would be required to be filed with the Commission on Form 8-K if NEHC was required to file such reports. In addition, for so long as any of the Preferred Stock (or the Exchange Debentures) remain outstanding, NEHC has agreed to make available to any prospective purchaser of the Preferred Stock (or the Exchange Debentures) or beneficial owner of the Preferred Stock (or the Exchange Debentures) in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM NEHC, 545 STEAMBOAT ROAD, GREENWICH, CONNECTICUT 06830, (203) 661-2500.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to and should be read in conjunction with the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all references in this Prospectus to the NEHC business and pro forma data give effect to the transactions described below. An index of certain defined terms used herein can be found on page 120. Unless the context indicates or otherwise requires, references in this Prospectus to the "Company" or "AmeriServe" are to AmeriServe Food Distribution, Inc., its predecessors and its subsidiaries, and references to "NEHC" are to Nebco Evans Holding Company, a Delaware corporation, and its subsidiaries.

                                      NEHC

     NEHC is a Delaware corporation and the parent company of AmeriServe, a Delaware corporation, and Holberg Warehouse Properties, Inc., a Delaware corporation ("HWPI"). AmeriServe accounts for substantially all of NEHC's assets and NEHC conducts substantially all of its business through AmeriServe. HWPI's sole operation consists of the ownership of two distribution centers occupied by AmeriServe. AmeriServe operates in a single business segment, as described below.

                                  THE COMPANY

     AmeriServe is North America's largest systems foodservice distributor specializing in distribution to chain restaurants. The Company is the primary supplier to its customers of a wide variety of items, including fresh and frozen meat and poultry, seafood, frozen foods, canned and dry goods, fresh and pre-processed produce, beverages, dairy products, paper goods, cleaning supplies and equipment. The Company currently serves over 30 different restaurant chains and over 25,500 restaurant locations in North America. The Company has had long-standing relationships with such leading restaurant concepts as Pizza Hut, Taco Bell, KFC, Wendy's, Burger King, Dairy Queen, Subway and Applebee's.

     On July 11, 1997, the Company acquired (the "PFS Acquisition") the U.S. and Canadian operations of PFS ("PFS"), a division of PepsiCo, Inc. ("PepsiCo"). PFS distributed food products and supplies and restaurant equipment to franchised and company-operated restaurants in the Pizza Hut, Taco Bell and KFC systems. These systems were spun-off by PepsiCo in October 1997 and are now operating as TRICON Global Restaurants, Inc. ("Tricon"). In addition, in connection with the PFS Acquisition, the Company entered into a distribution agreement (the "Distribution Agreement") whereby it became the exclusive distributor of selected products until July 11, 2002 to the approximately 9,800 Pizza Hut, Taco Bell and KFC restaurants in the continental United States owned by Pizza Hut, Inc., Taco Bell Corp., Kentucky Fried Chicken Corporation and Kentucky Fried Chicken of California, Inc. (all subsidiaries of Tricon) and their subsidiaries (the foregoing, collectively, the "Tricon Subsidiaries") and previously serviced by PFS. In October 1997, AmeriServe also acquired PFS de Mexico, S.A. de C.V., a regional systems distributor based in Mexico City, Mexico for approximately $8 million.

     On July 11, 1997, in connection with the PFS Acquisition, the Company issued and sold $500.0 million principal amount of its 10 1/8% Senior Subordinated Notes due 2007 (the "Senior Subordinated Notes") pursuant to an Indenture, dated as of July 11, 1997, by and among the Company, certain of the Company's subsidiaries (the "Subsidiary Guarantors") and State Street Bank and Trust Company, as trustee (the "Senior Subordinated Note Indenture"). The Senior Subordinated Notes were sold pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act, and applicable state securities laws. On December 12, 1997, the Company consummated an offer to exchange the Senior Subordinated Notes for new Senior Subordinated Notes, which are registered under the Securities Act with terms substantially identical to the Senior Subordinated Notes.

     Also on July 11, 1997, NEHC issued and sold $100.4 million in aggregate principal amount at maturity of its 12 3/8% Senior Discount Notes due 2007 (the "Senior Discount Notes") pursuant to an Indenture, dated as of July 11, 1997, by and among NEHC and State Street Bank and Trust Company, as trustee (the "Senior

Discount Note Indenture"). The Senior Discount Notes were sold pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act. On December 12, 1997, NEHC consummated an offer to exchange the Senior Discount Notes for new Senior Discount Notes, which are registered under the Securities Act, with terms substantially identical to the Senior Discount Notes.

     On October 15, 1997, AmeriServe issued and sold $350,000,000 in aggregate principal amount of its 8 7/8% Senior Notes due 2006 (the "Senior Notes") pursuant to an Indenture, dated October 15, 1997, by and among the Company, the Subsidiary Guarantors and State Street Bank and Trust Company, as trustee (the "Senior Note Indenture" and, together with the Senior Discount Note Indenture and the Senior Subordinated Note Indenture, the "Indentures"). The Senior Notes were sold pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act. On December 12, 1997, AmeriServe consummated an offer to exchange the Senior Notes for new Senior Notes, which are registered under the Securities Act, with terms substantially identical to the Senior Notes.

     For further information about financings by NEHC and AmeriServe in connection with the PFS Acquisition and subsequently, see Notes 6 and 7 to the historical financial statements of NEHC included elsewhere in this Prospectus.

     On December 28, 1997, pursuant to an Agreement and Plan of Merger by and among Nebraska AmeriServe, Nebraska AmeriServe's wholly owned subsidiary AmeriServ Food Company, a Delaware corporation ("AmeriServ") and AmeriServ's wholly owned subsidiary The Harry H. Post Company, a Colorado corporation ("Post"), Nebraska AmeriServe merged with and into AmeriServ and Post merged with and into AmeriServ, in each case with AmeriServ as the surviving Delaware corporation. In the mergers, AmeriServ changed its name to AmeriServe Food Distribution, Inc. (the surviving corporation is referred to in this Prospectus as "AmeriServe" or the "Company"). In the mergers, all of the outstanding equity securities of AmeriServ and Post were cancelled, and all of the outstanding equity securities of Nebraska AmeriServe were converted into substantially identical securities of the Company. The Company effected the mergers to rationalize its corporate organization and to reduce various compliance and regulatory costs arising from having subsidiaries incorporated in various jurisdictions and to move its jurisdiction of incorporation from Nebraska to Delaware.

RECENT DEVELOPMENTS

     On January 29, 1998, AmeriServe, Steamboat Acquisition Corp., a newly formed Delaware corporation and wholly owned subsidiary of AmeriServe, and ProSource, Inc., a Delaware corporation ("ProSource"), entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which AmeriServe will acquire all outstanding shares of ProSource (the "ProSource Acquisition") for cash. ProSource provides foodservice distribution to restaurants in North America. ProSource also provides purchasing and logistics services to the foodservice market in North America. ProSource's 3,400 employees serve approximately 12,700 restaurants, including Burger King, Chick-fil-A, Chili's, Long John Silver's, Olive Garden, Red Lobster, Sonic, TCBY, TGI Friday's and Wendy's, from a nationwide network of distribution centers and its Corporate Support Center in Coral Gables, Florida. The ProSource Acquisition is subject to the approval of ProSource's stockholders and certain other customary conditions. In connection with the Merger Agreement, certain stockholders of ProSource have entered into a voting agreement with AmeriServe pursuant to which such stockholders have agreed to vote their shares in favor of the ProSource Acquisition. Such shares are sufficient to assure the approval of the ProSource Acquisition. ProSource and AmeriServe have been granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     On March 6, 1998, NEHC consummated the Offering. Approximately $148 million of the net proceeds of the Offering was used by NEHC to repurchase all of its 13 1/2% Senior Exchangeable Preferred Stock due 2009, 15% Junior Exchangeable Preferred Stock due 2009, and Junior Non-Convertible Preferred Stock (collectively, the "Existing Preferred Stock"). NEHC expects to use the remaining net proceeds for general corporate purposes, including contributions to the capital of AmeriServe.

COMPETITIVE ADVANTAGES

     The Company believes that it benefits from the following competitive advantages:

     - Market Leader with a Nationwide Presence. As a result of its national presence, the Company believes that as a leading systems foodservice distributor it is one of the few companies capable of effectively serving large national accounts. The Company believes it has significant advantages over smaller, regional foodservice distributors as a result of its ability to: (i) derive significant economies of scale in operating and distribution expenses; (ii) benefit from increased purchasing power; (iii) make significant investments in advanced technology and equipment, which enhance productivity and customer service; and (iv) provide superior customer service on a national scale.

     - Low Cost Structure. The Company believes that it is uniquely positioned to provide distribution services to chain restaurants at attractive prices while also providing superior customer service. A critical component of the Company's ability to reduce costs is the Company's effective management of its warehouse and distribution costs, primarily as a result of: (i) utilizing fewer, larger distribution centers within each of its geographic regions; and (ii) maximizing customer density within each region it serves. Furthermore, the Company has made significant investments in advanced distribution centers, transportation equipment and information technology, which enable it to efficiently serve its customers.

     - Stable Customer Base. The Company services over 25,500 restaurant locations within more than 30 different restaurant concepts. The Company believes it has among the best relationships with its customers of any systems foodservice distributor as evidenced by the length and stability of such relationships. For example, as a result of its ability to provide high quality service at attractive rates, the Company has developed long-standing relationships with many of the leading restaurant concepts, including Dairy Queen (customer for 46 years), Burger King (customer for 36 years), KFC (customer for 26 years), Wendy's (customer for 21 years), Pizza Hut (customer for 20 years) and Taco Bell (customer for 18 years).

     - Experienced Management Team. The Company's management team has extensive experience in the systems foodservice distribution business and has developed long-standing relationships with franchisees and senior management of successful concepts. The top four senior executives of the Company have an average of approximately 26 years of experience with the Company. In addition, prior to the PFS Acquisition and the ProSource Acquisition, the Company's management team has successfully integrated five acquisitions since 1990, representing approximately $1.2 billion in aggregate annual sales.

BUSINESS STRATEGY

     The Company's objective is to continue to increase net sales and EBITDA by implementing the following key elements of its business strategy:

     - Continue to Pursue Internal and External Growth Opportunities. The Company intends to continue to grow through the development of new business from existing customers, the addition of new chains, international expansion and selective acquisitions.

     - Capitalize on the Benefits of the PFS and ProSource
      Acquisitions. Management believes that combining the operations of AmeriServe, PFS and ProSource will present significant opportunities to eliminate duplicative costs and realign the Company's distribution center network to capitalize effectively on economies of scale and the benefits of higher customer density.

     - Continue to Maximize Operating Leverage. As the largest systems foodservice distributor in North America, the Company will continue to pursue a low-cost operating strategy based primarily on achieving economies of scale in the areas of warehousing, transportation, general and administrative functions and management information systems.

     - Continue to Provide Superior Customer Service. The Company believes it enjoys a reputation for providing consistent, high quality service based on its customer focus, its commitment to service excellence and the depth of its management team.
                                ---------------

     NEHC's principal executive offices are located at 545 Steamboat Road, Greenwich, Connecticut 06830 and its telephone number is (203) 661-2500.

                                  THE OFFERING

THE OLD PREFERRED STOCK....  The Old Preferred Stock was sold by NEHC on March
                             6, 1998 and was subsequently resold to qualified institutional buyers pursuant to Rule 144A under the Securities Act, to institutional investors that are accredited investors in a manner exempt from registration under the Securities Act and to persons in transactions outside the United States in reliance on Regulation S under the Securities Act.

REGISTRATION RIGHTS
AGREEMENT..................  In connection with the Offering, NEHC entered into the Registration Rights Agreement, which grants holders of shares of Old Preferred Stock certain exchange and registration rights, which generally terminate upon the consummation of the Exchange Offer.

                               THE EXCHANGE OFFER

THE EXCHANGE OFFER.........  NEHC is offering to exchange up to $250,000,000 in aggregate liquidation preference of NEHC's New Preferred Stock, which has been registered under the Securities Act for up to $250,000,000 aggregate liquidation preference of Old Preferred Stock currently outstanding. NEHC will issue the New Preferred Stock to holders on or promptly after the Expiration Date.

EXPIRATION DATE............  12:00 midnight, New York City time, on
                                            , 1998, unless the Exchange Offer is
                             extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

CONDITIONS TO THE
EXCHANGE OFFER.............  The Exchange Offer is subject to certain customary conditions, which may be waived by NEHC. See "The Exchange Offer -- Conditions."

PROCEDURES FOR TENDERING
OLD PREFERRED STOCK........  Each holder of shares of Old Preferred Stock wishing to accept the Exchange Offer must complete, sign and date the relevant accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the shares of Old Preferred Stock and any other required documentation to the relevant Exchange Agent at the address set forth in the Letter of Transmittal. The Letter of Transmittal should be used to tender shares of Old Preferred Stock. By executing the Letter of Transmittal, each holder will represent to NEHC that, among other things, the holder or the person receiving such shares of New Preferred Stock, whether or not such person is the holder, is acquiring the shares of New Preferred Stock in the ordinary course of business and that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such New Preferred Stock. In lieu of physical delivery of the certificates representing shares of Old Preferred Stock, tendering holders may transfer shares of Old Preferred Stock pursuant to the procedure for book-entry transfer as set forth under "The Exchange Offer -- Procedures for Tendering."

SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS..........  Any beneficial owner whose shares of Old Preferred
                             Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such beneficial owner's own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering its shares of Old Preferred Stock, either make appropriate arrangements to register ownership of the shares of Old Preferred Stock in such beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

GUARANTEED DELIVERY
PROCEDURES.................  Holders of shares of Old Preferred Stock who wish to tender their shares of Old Preferred Stock and whose shares of Old Preferred Stock are not immediately available or who cannot deliver their shares of Old Preferred Stock, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Notes according to the guaranteed delivery procedures set forth in "The Exchange
                             Offer -- Guaranteed Delivery Procedures."

WITHDRAWAL RIGHTS..........  Tenders may be withdrawn at any time prior to 12:00 midnight, New York City time, on the Expiration Date pursuant to the procedures described under "The Exchange Offer -- Terms of the Exchange Offer."

ACCEPTANCE OF OLD PREFERRED
STOCK AND DELIVERY OF NEW
PREFERRED STOCK............  NEHC will accept for exchange any and all shares of
                             Old Preferred Stock that are properly tendered in the Exchange Offer prior to 12:00 midnight, New York City time, on the Expiration Date. The New Preferred Stock issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."

FEDERAL INCOME TAX
CONSEQUENCE................  The issuance of shares of New Preferred Stock to holders of Old Preferred Stock pursuant to the terms set forth in this Prospectus will not constitute an exchange for federal income tax purposes. Consequently, no gain or loss would be recognized by holders of shares of Old Preferred Stock upon receipt of the shares of New Preferred Stock. See "Certain Federal Income Tax Consequences of the Exchange Offer."

USE OF PROCEEDS............  There will be no proceeds to the Company from the exchange of shares of Old Preferred Stock for shares of New Preferred Stock pursuant to the Exchange Offer.

EFFECT ON HOLDERS OF OLD
PREFERRED STOCK............  As a result of the making of this Exchange Offer,
                             NEHC will have fulfilled certain of its obligations under the Registration Rights Agreement, and holders of shares of Old Preferred Stock who do not tender their shares of Old Preferred Stock will generally not have any further registration rights under the Registration Rights Agreement or otherwise. Such holders will continue to hold the untendered shares of Old Preferred Stock and will be entitled to all the rights and subject to all the limitations applicable thereto under the Certificate of Designations, except to the extent such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer.

                             All untendered shares of Old Preferred Stock will continue to be subject to certain restrictions on transfer. Accordingly, if any shares of Old Preferred Stock are tendered and accepted in the Exchange Offer, the trading market for the untendered shares of Old Preferred Stock could be adversely affected.

EXCHANGE AGENT.............  State Street Bank and Trust Company is serving as exchange agent in connection with the Exchange Offer. See "The Exchange Offer -- Exchange Agent."

                      SUMMARY OF TERMS OF PREFERRED STOCK

     The form and terms of the New Preferred Stock are the same as the form and terms of the Old Preferred Stock (which they will replace) except that (i) the shares of New Preferred Stock have been registered under the Securities Act, and, therefore, will not bear legends restricting the transfer thereof and (ii) the holders of the shares of New Preferred Stock generally will not be entitled to further registration rights under the Registration Rights Agreement, which rights generally will be satisfied when the Exchange Offer is consummated. The New Preferred Stock will evidence the same interest as the Old Preferred Stock and will be entitled to the benefits of the Certificate of Designations. See "Description of Securities -- Description of Preferred Stock."

Securities Offered.........  2,500,000 shares of Preferred Stock.

Liquidation Preference.....  $100 per share, plus accrued and unpaid dividends.

Dividends..................  Dividends on the Preferred Stock will be cumulative at a rate of 11 1/4% per annum per share from March 6, 1998 (the "Issue Date") and will be payable quarterly on March 1, June 1, September 1 and December 1 of each year, commencing June 1, 1998, whether or not declared by the board of directors of NEHC. Dividends may be paid, at NEHC's option, on any Dividend Payment Date either in cash or in additional shares of Preferred Stock (and, at NEHC's option, payment of cash in lieu of fractional shares) having an aggregate liquidation preference equal to the amount of such dividends.

Dividend Payment Dates.....  March 1, June 1, September 1 and December 1,
                             commencing June 1, 1998.

Optional Redemption........  The Preferred Stock will be redeemable, at NEHC's option, in whole or in part, at any time on or after March 1, 2003, at the redemption prices set forth herein, plus accrued and unpaid dividends to the date of redemption. In addition, at any time, NEHC may, at its option, redeem in whole or in part, the Preferred Stock at 109% of the liquidation preference thereof, plus accrued and unpaid dividends to the redemption date, with the net cash proceeds from one or more Public Equity Offerings; provided that any such redemption occurs within 45 days following the closing of such Public Equity Offerings.

Mandatory Redemption.......  NEHC is required, subject to certain conditions, to redeem all of the shares of Preferred Stock outstanding on March 1, 2008, at a redemption price equal to 100% of the liquidation preference thereof, plus, without duplication, accrued and unpaid dividends to the date of redemption, subject to the legal availability of funds therefor. There can be no assurance, however, that NEHC will have sufficient funds with which to redeem the Preferred Stock.

Voting.....................  The Preferred Stock will be nonvoting, except as otherwise required by law and except in certain circumstances described herein, including amending certain rights of the holders of the Preferred Stock. In addition, if NEHC: (i) fails to pay dividends in respect of three or more quarterly dividend periods (whether or not consecutive) in the aggregate; (ii) fails to make a mandatory redemption; or (iii) fails to comply with certain covenants, holders of a majority of the outstanding shares of Preferred Stock, with the holders of shares of any Parity Securities (as defined), issued after the Issue Date, upon which like voting rights have been conferred and are then exercisable, voting as a single class, will be entitled to elect the lesser of two directors or that number of directors constituting at least 25% of NEHC's board of directors.

Exchange Provisions........  The Preferred Stock will be exchangeable into the
                             Exchange Debentures (in whole but not in part), at NEHC's option, subject to certain conditions, on any scheduled Dividend Payment Date.

Ranking....................  The Preferred Stock will, with respect to dividend rights and rights of liquidation, winding-up and dissolution of NEHC, rank senior to all classes of common stock of NEHC. The Preferred Stock will rank at least pari passu with any future issuances of preferred stock.

Change of Control..........  Upon the occurrence of a Change of Control, NEHC will, subject to certain conditions, offer to purchase all of the then outstanding shares of Preferred Stock at 101% of the aggregate liquidation preference thereof, plus accrued and unpaid dividends, if any, to the repurchase date. There can be no assurance, however, that NEHC will have sufficient funds with which to purchase the Preferred Stock at that time, and certain provisions of NEHC's debt agreements may further limit NEHC's ability to make such purchases. See "Risk Factors--Payment Upon Change of Control" and "Description of Securities--Description of Preferred Stock."

Certain Restrictive
Provisions.................  The Certificate of Designations contains certain restrictive provisions that, among other things, limit the ability of NEHC and its subsidiaries to incur additional debt, pay dividends or make certain other restricted payments, enter into certain transactions with affiliates, or merge or consolidate with or sell all or substantially all of their assets to any other person.

Use of Proceeds............  The net proceeds from the sale of the Preferred
                             Stock were approximately $240 million (after deducting discounts and commissions and estimated expenses of the Offering) and was or will be used by NEHC (i) to finance the repurchase costs of the Existing Preferred Stock of NEHC and (ii) for general corporate purposes, including contributions to the capital of AmeriServe.

Registration Rights........  If any holder of shares of Old Preferred Stock notifies NEHC within 20 days of the consummation of the Exchange Offer that (A) such holder is prohibited by law or SEC policy from participating in the Exchange Offer, or (B) such holder may not resell the New Preferred Stock acquired by it in the Exchange Offer to the public without delivering a prospectus and the Prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holder, or (C) such holder is a broker-dealer and holds shares of Old Preferred Stock acquired directly from NEHC or one of its respective affiliates, then NEHC will be required to provide a shelf registration statement (the "Shelf Registration Statement") to cover resales of the shares of Old Preferred Stock by the holders thereof. Notwithstanding the foregoing, at any time after consummation of the Exchange Offer, NEHC may allow the Shelf Registration Statement to cease to be effective and usable if (i) the Board of Directors of NEHC determines in good faith that it is in the best interests of NEHC not to disclose the existence of or facts surrounding any proposed or pending material corporate transaction involving NEHC, and NEHC notifies the holders within a certain period of time after the Board of Directors makes such determination, or (ii) the prospectus contained in the Shelf Registration Statement contains an untrue statement of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. NEHC will pay certain liquidated damages to holders of Notes and holders of New Preferred

                             Stock if NEHC is not in compliance with its obligations under the Registration Rights Agreement.

                  SUMMARY OF TERMS OF THE EXCHANGE DEBENTURES

Issue......................  11 1/4% Subordinated Exchange Debentures due 2008
                             issuable, at NEHC's option, in exchange for the Preferred Stock in an aggregate principal amount equal to the aggregate liquidation preference of the outstanding Preferred Stock, plus, without duplication, accrued and unpaid dividends to the date fixed for the exchange thereof (the "Exchange Date"), plus any additional Exchange Debentures issued from time to time in lieu of cash interest.

Maturity Date..............  March 1, 2008.

Interest Rate..............  The Exchange Debentures will bear interest at the rate of 11 1/4%, per annum.

Interest Payment Dates.....  March 1, June 1, September 1 and December 1.

Optional Redemption........  The Exchange Debentures will be redeemable at the option of NEHC, in whole or in part, at any time on or after March 1, 2003 at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined), if any, thereon to the date of redemption. In addition, at any time, NEHC may redeem, in whole or in part, Exchange Debentures at a redemption price equal to 109% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of a Public Equity Offering. See "Description of Securities--Description of Exchange Debentures--Optional Redemption."

Change of Control..........  Upon the occurrence of a Change of Control, each holder of Exchange Debentures will have the right to require NEHC to repurchase all or any part of such holder's Exchange Debentures at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase. See "Description of Securities--Description of Exchange
                             Debentures--Repurchase at the Option of
                             Holders--Change of Control." There can be no assurance that, in the event of a Change of Control, NEHC would have sufficient funds to purchase all Exchange Debentures tendered. See "Risk Factors--Payment Upon a Change of Control."

Subordination..............  The Exchange Debentures will be general unsecured obligations of NEHC, will rank subordinate in right of payment with all existing and future Senior Debt and senior or pari passu in right of payment to all existing and future subordinated indebtedness of NEHC. The Exchange Debentures will be effectively subordinated to all indebtedness, including trade payables, of NEHC's subsidiaries. At December 27, 1997, on a pro forma basis, after giving effect to the ProSource Acquisition, the Exchange Debentures would have been subordinated to $948.7 million of Senior Debt. See "Risk Factors--Subordination" and "--Holding Company Structure; Effective Subordination."

Certain Covenants..........  The Exchange Debenture Indenture will contain certain covenants that will limit, among other things, the ability of NEHC and its Restricted Subsidiaries to: (i) pay dividends, redeem capital stock or make certain other restricted payments or investments, (ii) incur additional indebtedness or issue preferred equity interests, (iii) merge, consolidate or sell all or substantially all of its assets, (iv) create liens on assets and (v) enter into certain transactions with affiliates or related persons. See "Description of Securities--Description of Exchange Debentures--Certain Covenants."

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER OLD PREFERRED STOCK IN THE EXCHANGE OFFER, SEE "RISK FACTORS."

                                  RISK FACTORS

     Investors should consider carefully the factors set forth below, as well as the other information set forth elsewhere in this Prospectus, before tendering their Old Preferred Stock in the Exchange Offer. This Prospectus includes forward-looking statements, including statements concerning the Company's business strategy, operations, cost savings initiatives, economic performance, financial condition and liquidity and capital resources. Such statements are subject to various risks and uncertainties. NEHC's actual results may differ materially from the results discussed in such forward-looking statements because of a number of factors, including those identified in this "Risk Factors" section and elsewhere in this Prospectus. See "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "The Business." The forward-looking statements are made as of the date of this Prospectus, and NEHC assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

SUBSTANTIAL LEVERAGE AND DEBT SERVICE

     NEHC is and will continue to be highly leveraged as a result of the substantial indebtedness it has incurred in connection with previous acquisitions and related financings. On a pro forma basis after giving effect to the Offering and the ProSource Acquisition, the Company would have had total indebtedness of $948.7 million, Preferred Stock with an aggregate liquidation preference of $250.0 million, Senior Convertible Preferred with an aggregate liquidation preference of $2.4 million and stockholders' deficit of $100.8 million as of December 27, 1997, and NEHC's earnings would have been inadequate to cover combined fixed charges and preferred stock dividends by $111.7 million for the year ended December 27, 1997. On a pro forma basis after giving effect to the Offering and the ProSource Acquisition, cash interest expense for the fiscal year ended December 27, 1997 would have been $85.9 million. NEHC or its subsidiaries may incur additional indebtedness in the future, subject to limitations imposed by the Certificate of Designations, the Indentures and the Credit Facility. See "Capitalization," "Unaudited Pro Forma Consolidated Financial Statements" and "The Business."

     NEHC's ability to pay dividends, when payable, on, and to satisfy the redemption obligations in respect of, the Preferred Stock and to satisfy its debt obligations depends on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. Based upon the current level of operations and anticipated growth, the management of NEHC believes that NEHC's available cash flow, together with available borrowings under the Company's Credit Facility and other sources of liquidity, including the Accounts Receivable Program, will be adequate to pay such leases, dividends or other payments to enable NEHC to meet NEHC's anticipated future requirements for working capital, capital expenditures, scheduled payments of principal of and interest on its indebtedness, and dividends when payable on the Preferred Stock. There can be no assurance, however, that NEHC will generate sufficient cash flow from operations or that future borrowings will be available in an amount sufficient to enable NEHC to service its indebtedness, or to make necessary capital expenditures, or that any refinancing would be available on commercially reasonable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     The degree to which NEHC is leveraged could have important consequences to holders of the Preferred Stock, including, but not limited to, the following:
(i) a substantial portion of NEHC's cash flow will be required to be dedicated to debt service and will not be available for other purposes; (ii) NEHC's ability to obtain additional financing in the future could be limited; and (iii) the Certificate of Designations, the Senior Discount Note Indenture, the Senior
Note Indenture, the Senior Subordinated Note Indenture and the Credit Facility contain financial and restrictive covenants that limit the ability of NEHC to, among other things, borrow additional funds, dispose of assets or pay cash dividends. Failure by NEHC to comply with such covenants could result in an event of default, which, if not cured or waived, could have a material adverse effect on NEHC. In addition, the degree to which NEHC is leveraged could prevent it from redeeming all Preferred Stock tendered to it upon the occurrence of a Change of Control or when due at the redemption date. See "Description of Securities--Description of Preferred Stock--Redemption at the Option of Holders--Change of Control."

HOLDING COMPANY STRUCTURE; EFFECTIVE SUBORDINATION

     NEHC is a holding company and does not have any material operations or assets other than ownership of capital stock of its subsidiaries. Accordingly, in addition to the Senior Discount Notes and the Company's Senior Notes, the Exchange Debentures will be effectively subordinated to all existing and future liabilities of NEHC's subsidiaries, including trade payables and indebtedness under the Credit Facility and the Senior Subordinated Notes. As of December 27, 1997, on a pro forma basis after giving effect to the Offering and the ProSource Acquisition, the Exchange Debentures would have been subordinated to $948.7 million of Senior Debt of which $890.5 million is indebtedness of NEHC's subsidiaries. In addition, certain of NEHC's subsidiaries have $150.0 million of additional availability under the Revolving Credit Facility for future borrowings. NEHC and its subsidiaries may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing their indebtedness.

     Any right of NEHC to participate in any distribution of the assets of its subsidiaries upon the liquidation, reorganization or insolvency of any such subsidiary (and the consequent right of the holders of Preferred Stock to participate in the distribution of those assets) will be subject to the prior claims of the respective subsidiary's creditors. The obligations of NEHC's subsidiaries under the Credit Facility are secured by substantially all of their respective assets. Additionally, NEHC has guaranteed AmeriServe's obligations under the Credit Facility and such guarantee is secured by a first priority pledge of all the capital stock of AmeriServe owned by NEHC. See "Description of Indebtedness and Preferred Stock -- Credit Facility."

SUBORDINATION

     The payment of dividends on and redemption price of the Preferred Stock will be subordinated to all existing and future indebtedness of NEHC, including the Senior Discount Notes. In addition, the payment of principal, premium, if any, and interest on, and any other amounts owing in respect of, the Exchange Debentures, if issued, will be contractually subordinated to the prior payment in full of all existing and future Senior Debt of NEHC, and will be effectively subordinated to all other indebtedness of AmeriServe and other subsidiaries of NEHC. As of December 27, 1997, on a pro forma basis after giving effect to the Offering and the ProSource Acquisition, NEHC would have had total indebtedness of $948.7 million. In the event of the bankruptcy, liquidation, dissolution, reorganization or other winding up of NEHC, the assets of NEHC will be available to pay obligations on the Exchange Debentures only after all Senior Debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Exchange Debentures. In addition, under certain circumstances, NEHC may not pay principal of, premium, if any, or interest on, or any other amounts owing in respect of, the Exchange Debentures, or purchase, redeem or otherwise retire the Exchange Debentures, if a payment default or a nonpayment default exists with respect to certain Senior Debt, including Senior Debt under the Senior Discount Note Indenture and, in the case of nonpayment default, if a payment blockage notice has been received by the Trustee for the Exchange Debentures. See "Description of Securities -- Description of Preferred Stock" and "-- Description of Exchange Debentures -- Subordination."

LIMITATION ON THE PAYMENT OF FUNDS TO NEHC BY ITS SUBSIDIARIES

     NEHC's cash flow, and consequently its ability to pay dividends and to service debt, including its obligations in respect of the Preferred Stock, is dependent upon the cash flows of its subsidiaries and the payment of funds by such subsidiaries to NEHC in the form of loans, dividends or otherwise. NEHC's subsidiaries have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Preferred Stock or to make any funds available therefor. In addition, the Credit Facility, the Senior Note Indenture and the Senior Subordinated Note Indenture impose, and agreements entered into in the future may impose, significant restrictions on the payment of dividends and the making of loans by the Company to NEHC.

LIMITATIONS ON ABILITY TO PAY DIVIDENDS

     The Senior Discount Note Indenture prohibits cash dividends, except to the extent, if any, that (i) the "basket" available for the making of "Restricted Payments" under the Senior Discount Note Indenture permits such payments or (ii) after giving pro forma effect to the payment of the dividend, NEHC would have been permitted to incur $1.00 of additional indebtedness pursuant to the Fixed Charge Coverage Ratio test (as defined) and the dividend payment is less than the sum of NEHC's Consolidated Net Worth (as defined) plus cash proceeds received by NEHC from issuance of equity interests and subject to certain other adjustments. These restrictions are expected to continue through the maturity of the Senior Discount Notes in 2007 or in connection with any debt that refinances or replaces the Senior Discount Notes.

     In addition to the limitations imposed on the payment of dividends by the Senior Discount Note Indenture, under Delaware law, NEHC is permitted to pay dividends on its capital stock, including the Preferred Stock, only out of its surplus or, in the event that it has no surplus, out of its net profits for the year in which a dividend is declared, or for the immediately preceding fiscal year. Surplus is defined as the excess of a company's total assets over the sum of its total liabilities plus the par value of its outstanding capital stock. In order to pay dividends in cash, NEHC must have surplus or net profits equal to the full amount of the cash dividend at the time such dividend is declared. However, NEHC may, at its option, pay dividends by issuing new shares of NEHC Preferred Stock in lieu of paying cash dividends.

     In determining NEHC's ability to pay dividends, Delaware law permits the board of directors of NEHC to revalue NEHC's assets and liabilities from time to time to their fair market values in order to create surplus. NEHC cannot predict what the value of its assets or the amount of its liabilities will be in the future and, accordingly, there can be no assurance that NEHC will be able to pay cash dividends on Preferred Stock.

ASSET ENCUMBRANCES

     In connection with the Credit Facility, NEHC has granted the lenders thereunder a first priority lien on all of the capital stock of the Company as security for its guarantee of the Company's obligations under the Credit Facility. In the event of a default under the Credit Facility or such guarantee, the lenders under the Credit Facility could foreclose upon the assets pledged to secure the Credit Facility, including such capital stock, and the holders of Preferred Stock might not be able to receive any dividends until any payment default was cured or waived, any acceleration was rescinded, or the indebtedness under the Credit Facility was discharged or paid in full.

KEY CONTRACTS

     In January 1997, the Company entered into a three-year agreement, which became effective April 1997, to become the primary supplier to approximately 2,600 Arby's restaurants nationwide. The Company expects to generate at least $325 million of annual net sales during the term of the agreement. No assurance can be given that the Company's contract with Arby's will be renewed upon expiration, that any renewal of such contract will be on terms as favorable to the Company as the current contract or that the Company will realize expected net sales under the existing contract.

     In connection with the PFS Acquisition, the Company and Tricon entered into the Distribution Agreement pursuant to which the Company became the exclusive distributor of specified restaurant products purchased by Pizza Hut, Taco Bell and KFC restaurants within the continental United States, which are currently owned, directly or indirectly, by Tricon (other than certain specified restaurants) or which are acquired or built by Tricon during the term of the Distribution Agreement. On a pro forma basis, assuming the inclusion of PFS and Post for the full year, but excluding ProSource, approximately 40% of the Company's 1997 sales would have been generated under the Distribution Agreement. The Distribution Agreement may be terminated at any time (i) by any party in the event that the other party breaches any material term and such breach remains unremedied for a period of 30 calendar days after written notice of such breach,
(ii) by Tricon if the Company is in material breach of the Distribution Agreement for failure to maintain specified service levels for any three months of any calendar year (commencing in 1998) or (iii) by either party in the event that the other party becomes the subject of a bankruptcy, insolvency or other similar proceeding.

     While exclusive or written arrangements are not typically the basis of foodservice distribution sales and have not historically been requisite to the Company's growth, the Distribution Agreement will expire in five years and no assurance can be given that the Distribution Agreement will be renewed or, if renewed, whether such renewal will be on terms as favorable as the existing agreement. Furthermore, no assurance can be given that the Company will be able to achieve the expected net sales under the current Distribution Agreement. Gross profit and net pretax profit on certain sales by PFS to Pizza Hut under the Distribution Agreement are limited. See Note 5 to the historical financial statements of PFS.

DEPENDENCE ON CERTAIN CHAINS AND CUSTOMERS

     The Company derives substantially all of its net sales from several chain restaurant concepts. On a pro forma basis (including PFS and Post for all of 1997 but without giving effect to the ProSource Acquisition), the largest chains serviced by the Company would have been Pizza Hut, Taco Bell and KFC, representing 28%, 28% and 13% of 1997 total sales, respectively. Adverse developments affecting such chains or a decision by a corporate owner or franchisor to revoke its approval of the Company as a distributor could have a material adverse effect on the Company's operating results.

     The Company's customers are generally individual franchisees or corporate-owned restaurants within such restaurant chains. Although the corporate owner or franchisor of a chain generally reserves the right to approve the distributors for its franchisees, each customer generally makes its selection of a foodservice distributor from an approved group of distributors. On a pro forma basis (including PFS and Post for all of 1997 but without giving effect to the ProSource Acquisition) the Company's largest customer would have been Tricon, representing approximately 40% of the Company's 1997 net sales. No other customer accounted for more than 10% of the Company's sales in 1997 on either a pro forma or reported basis. Adverse events affecting any of the Company's largest customers, a material decrease in sales to any such customers or the loss of a major customer through the acquisition thereof by a company with an internal foodservice distribution business or otherwise could have a material adverse effect on the Company's operating results. In addition, the Company's continued growth is dependent in part on the continued growth and expansion of its customers.

     A significant portion of the Company's business is conducted with customers with which the Company does not have contracts. Such customers could cease doing business with the Company on little or no notice. The Company's contracts with its other customers are subject to termination by the customer prior to expiration of the stated term under circumstances specified in each contract, including, in some cases, failure to comply with performance reliability standards. Although the Company is not aware of any issues of non-compliance that could reasonably be expected to result in termination of any such contracts prior to expiration of the stated term, and has not been notified by any customer that it intends to terminate its contract with the Company, there can be no assurance that historic levels of business from any customer of the Company will be maintained in the future. See "-- Key Contracts" and "The Business -- Customers."

ABILITY TO INTEGRATE ACQUISITIONS

     The Company has achieved a significant portion of its growth through acquisitions and will continue to try to grow in this way. Although each of the previously acquired companies has a significant operating history, the Company has a limited history of owning and operating the most recently acquired of these businesses on a consolidated basis. Holberg Industries, Inc. ("Holberg") acquired NEBCO Distribution of Omaha, Inc. ("NEBCO") in 1986. NEBCO acquired Evans Brothers Company ("Evans") in January 1990 and the combined company was renamed "NEBCO EVANS Distribution, Inc." ("NEBCO EVANS"). NEBCO EVANS acquired L.L. Distribution Systems Inc. in 1990, Condon Supply Company in 1991, AmeriServ in January 1996 and, in April 1997, changed its name to AmeriServe Food Distribution, Inc. As a result of the PFS Acquisition and, if consummated, the ProSource Acquisition, the Company will have to integrate PFS and ProSource with its existing business, including its prior acquisitions. While the Company believes that such integration provides significant opportunities to reduce costs, there can be no assurance that the Company will be able to meet performance expectations or successfully integrate these businesses on a timely basis without disruption in the quality and reliability of service to its customers or diversion of management resources. In addition, while the Company has made acquisitions successfully before, both the PFS Acquisition and the ProSource Acquisition are substantially larger than the Company's prior acquisitions. The integration of such businesses will also require improvements in the Company's management information systems. There can be no assurance that such improvements will be realized on a timely basis.

DEPENDENCE ON KEY PERSONNEL

     The Company's and NEHC's success is, and will continue to be, substantially dependent upon the continued services of its senior management, particularly Mr. John V. Holten, Chairman and Chief Executive Officer of NEHC and the Company, and Mr. Raymond E. Marshall, President, Chief Operating Officer and Treasurer of NEHC and President and Treasurer of the Company. The loss of the services of one or more members of senior management could adversely affect NEHC's operating results. The Company has entered into employment agreements with Mr. Marshall and other members of senior management, and has obtained key-man life insurance in the amount of $3.0 million on Mr. Marshall. In addition, the Company's continued growth depends on the ability to attract and retain skilled operating managers and employees and the ability of its key personnel to manage the Company's growth and consolidate and integrate its operations. See "Management."

COMPETITION

     The foodservice distribution industry is highly competitive. The Company competes with other systems foodservice distribution companies that focus on chain restaurants and with broadline foodservice distributors that distribute to a wide variety of customers. Further, the Company could face increased competition to the extent that there is an increase in the number of foodservice distributors specializing in distribution to chain restaurants on a nationwide basis. See "The Business -- Competition."

CONTROL BY PRINCIPAL STOCKHOLDER

     Holberg indirectly owns a majority of the issued and outstanding capital stock of NEHC. See "Security Ownership of Certain Beneficial Holders and Management." Holberg and DLJ collectively have sufficient voting power to elect the entire Board of Directors of each of NEHC, and through NEHC, the Company, and thereby exercise control over the business, policies and affairs of NEHC and the Company, and, in general, determine the outcome of any corporate transaction or other matters submitted to stockholders for approval, such as amendments, other than certain amendments affecting the rights or preference of holders of Preferred Stock, to the Restated Certificate of Incorporation of NEHC (the "Certificate of Incorporation"), the authorization of additional shares of capital stock, and any merger, consolidation or sale of all or substantially all of the assets of NEHC, all of which could adversely affect NEHC and holders of Preferred Stock.

PAYMENT UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder of Preferred Stock may require, subject to certain conditions, NEHC to repurchase all or a portion of such holder's Preferred Stock at 101% of the aggregate liquidation preference thereof plus accrued and unpaid dividends, if any, to the repurchase date. In addition, the Credit Facility provides that, if a Change of Control occurs, it will constitute an event of default under such document. In the event of such a Change of Control, NEHC and the Company would be required to repay the indebtedness outstanding under the Credit Facility, the Senior Discount Notes, the Senior Notes and the Senior Subordinated Notes. There can be no assurance that the Company and NEHC would have the resources necessary to repay their respective indebtedness or that a Change of Control would not have a material adverse effect on the value of the Preferred Stock or the ability of NEHC to repurchase the Preferred Stock. See "Description of Securities -- Description of Preferred Stock -- Repurchase at the Option of Holders -- Change of Control" and "-- Holding Company Structure; Effective Subordination."

FRAUDULENT CONVEYANCE

     Various fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court to subordinate or avoid the Exchange Debentures in favor of other existing or future creditors of NEHC. If a court in a lawsuit on behalf of any unpaid creditor of NEHC or a representative of NEHC's creditors were to find that, at the time NEHC issued the Exchange Debentures, NEHC (x) intended to hinder, delay or defraud any existing or future creditor or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (y) did not receive fair consideration or reasonably equivalent value for issuing such Exchange Debentures and NEHC (i) was insolvent, (ii) was rendered insolvent by reason of such issuance, (iii) was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court could void NEHC's obligations under the Exchange Debentures and void such transactions. Alternatively, in such event, claims of the holders of such Exchange Debentures could be subordinated to claims of the other creditors of NEHC.

TRADING MARKET FOR THE NEW PREFERRED STOCK

     There is no existing trading market for the New Preferred Stock, and there can be no assurance regarding the future development of a market for the New Preferred Stock or the ability of the holders of the New Preferred Stock to sell their New Preferred Stock or the price at which such holders may be able to sell their New Preferred Stock. If such market were to develop, the New Preferred Stock could trade at prices that may be higher or lower than their initial offering price depending on many factors, including prevailing interest rates, NEHC's operating results and the market for similar securities. Although it is not obligated to do so, DLJ intends to make a market in the New Preferred Stock. Any such market-making activity may be discontinued at any time, for any reason, without notice at the sole discretion of DLJ. No assurance can be given as to the liquidity of or the trading market for the New Preferred Stock.

     DLJ may be deemed to be an affiliate of NEHC and, as such, may be required to deliver a prospectus in connection with its market-making activities in the New Preferred Stock. Pursuant to the Registration Rights Agreement, NEHC agreed to use its respective best efforts to file and maintain a registration statement that would allow DLJ to engage in market-making transactions in the New Preferred Stock for up to 120 days from the date on which the Exchange Offer is consummated. NEHC has agreed to bear substantially all the costs and expenses related to such registration statement.

                                USE OF PROCEEDS

     There will be no cash proceeds to NEHC in the Exchange Offer.

                               THE EXCHANGE OFFER

     The following discussion sets forth or summarizes what NEHC believes are the material terms of the Exchange Offer, including those set forth in the Letter of Transmittal distributed with this Prospectus. This summary is qualified in its entirety by reference to the full text of the documents underlying the Exchange Offer, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part, and are incorporated by reference herein.

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Old Preferred Stock was sold by NEHC on March 6, 1998, and was subsequently resold to qualified institutional buyers pursuant to Rule 144A under the Securities Act, to institutional investors that are accredited investors in a manner exempt from registration under the Securities Act and to investors outside the United States in reliance on Regulation S under the Securities Act. In connection with the Offering, NEHC entered into the Registration Rights Agreement, which requires, among other things, that promptly following the completion of the Acquisition, NEHC: (i) file with the SEC a registration statement under the Securities Act with respect to an issue of new Preferred Stock of NEHC identical in all material respects to the Old Preferred Stock, (ii) use their best efforts to cause such registration statement to become effective under the Securities Act and (iii) upon the effectiveness of that registration statement, offer to the holders of shares of Old Preferred Stock the opportunity to exchange their shares of Old Preferred Stock for shares of New Preferred Stock with the same aggregate liquidation preference, which would be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act (other than any such holder that is an "affiliate" of NEHC within the meaning of Rule 405 under the Securities Act). A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The term "holder" with respect to the Exchange Offer means any person in whose name shares of Old Preferred Stock are registered on the books of NEHC or any other person who has obtained a properly completed bond power from the registered holder.

     Because the Exchange Offer is for any and all shares of Old Preferred Stock, the number of shares of Old Preferred Stock tendered and exchanged in the Exchange Offer will reduce the number of shares of Old Preferred Stock outstanding. Following the consummation of the Exchange Offer, holders of the shares of Old Preferred Stock who did not tender their shares of Old Preferred Stock generally will not have any further registration rights under the Registration Rights Agreement, and such shares of Old Preferred Stock will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such shares of Old Preferred Stock could be adversely affected. The shares of Old Preferred Stock are currently eligible for sale pursuant to Rule 144A through the PORTAL System of the National Association of Securities Dealers, Inc. Because NEHC anticipates that most holders of shares of Old Preferred Stock will elect to exchange such shares of Old Preferred Stock for New Preferred Stock due to the absence of restrictions on the resale of New Preferred Stock under the Securities Act, NEHC anticipates that the liquidity of the market for any shares of Old Preferred Stock remaining after the consummation of the Exchange Offer may be substantially limited.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, NEHC will accept any and all shares of Old Preferred Stock validly tendered and not withdrawn prior to 12:00 midnight, New York City time, on the Expiration Date. The Company will issue shares of New Preferred Stock having an aggregate liquidation preference equal to the aggregate liquidation preference of the shares of Old Preferred Stock accepted in the Exchange Offer. Holders may tender some or all of their Old Preferred Stock pursuant to the Exchange Offer.

     The form and terms of the New Preferred Stock are the same as the form and terms of the Old Preferred Stock except that (i) the shares of New Preferred Stock have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (ii) the holders of shares of New Preferred Stock generally will not be entitled to certain rights under the Registration Rights Agreement, which rights generally will terminate upon consummation of the Exchange Offer. The New Preferred Stock will evidence the same debt as the Old Preferred Stock and will be entitled to the benefits of the Certificate of Designations.

     Holders of Old Preferred Stock do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Certificate of Designations in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder, including Rule 14e-1 thereunder.

     NEHC shall be deemed to have accepted validly tendered shares of Old Preferred Stock when, as and if NEHC has given oral or written notice thereof to the Exchange Agents. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the shares of New Preferred Stock from NEHC.

     If any tendered shares of Old Preferred Stock are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted shares of Old Preferred Stock will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender shares of Old Preferred Stock in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Notes pursuant to the Exchange Offer. NEHC will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 12:00 midnight, New York City time,
on               , 1998, unless NEHC, in its sole discretion, extends the
Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     To extend the Exchange Offer, NEHC will notify the Exchange Agent of any extension by oral or written notice, followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     NEHC reserves the right, in its reasonable judgment, (i) to delay accepting any shares of Old Preferred Stock, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "-- Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by NEHC to constitute a material change, NEHC will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and, depending upon the significance of the amendment and the manner of disclosure to the registered holders, NEHC will extend the Exchange Offer for five to ten business days if the Exchange Offer would otherwise expire during such five to ten business-day period.

     If NEHC does not consummate the Exchange Offer, or, in lieu thereof, NEHC does not file and cause to become effective a resale shelf registration for the New Preferred Stock within the time periods set forth herein, liquidated damages will accrue and be payable on the New Preferred Stock either temporarily or permanently. See "Description of Securities -- Description of Preferred
Stock -- Registration Rights; Liquidated Damages."

PROCEDURES FOR TENDERING

     Only a holder of shares of Old Preferred Stock may tender such shares of Old Preferred Stock in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the relevant Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the shares of Old Preferred Stock and any other required documents, to the Exchange Agent so as to be received by the Exchange Agent at the address set forth below prior to 12:00 midnight, New York City time, on the Expiration Date. The Letter of Transmittal must be used to tender shares of Old Preferred Stock.

     Delivery of the shares of Old Preferred Stock may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

     By executing the Letter of Transmittal, each holder will make to NEHC the representation set forth below in the second paragraph under the heading
"-- Resale of New Preferred Stock."

     The tender by a holder and the acceptance thereof by NEHC will constitute an agreement between such holder and NEHC in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF SHARES OF OLD PREFERRED STOCK AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR SHARES OF OLD PREFERRED STOCK SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose shares of Old Preferred Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf.

     Signatures on the Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the shares of Old Preferred Stock tendered pursuant thereto are tendered
(i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any shares of Old Preferred Stock listed therein, such shares of Old Preferred Stock must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such shares of Old Preferred Stock with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any shares of Old Preferred Stock or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by NEHC, evidence satisfactory to NEHC of their authority to so act must be submitted with the Letter of Transmittal.

     NEHC understands that each Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the shares of Old Preferred Stock at the Depository for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Depository's system may make book-entry delivery of the shares of Old Preferred Stock by causing the Depository to transfer such shares of Old Preferred Stock into the relevant Exchange Agent's account with respect to the shares of Old Preferred Stock in accordance with the Depository's procedures for such transfer. Although delivery of the shares of Old Preferred Stock may be effected through book-entry transfer into the Exchange Agent's account at the Depository, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Depository does not constitute delivery to the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Notes and withdrawal of tendered shares of Old Preferred Stock will be determined by NEHC in its sole discretion, which determination will be final and binding. NEHC reserves the absolute right to reject any and all shares of Old Preferred Stock not properly tendered or any shares of Old Preferred Stock NEHC's acceptance of which would, in the opinion of counsel for NEHC, be unlawful. NEHC also reserves the right to waive any defects, irregularities or conditions of tender as to particular Notes. NEHC's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of shares of Old Preferred Stock must be cured within such time as NEHC shall determine. Although NEHC intends to notify holders of defects or irregularities with respect to tenders of shares of Old Preferred Stock, none of NEHC, the Exchange Agent or any other person shall incur any liability for failure to give such notification. Tenders of shares of Old Preferred Stock will not be deemed to have been made until such defects or irregularities have been cured or waived. Any shares of Old Preferred Stock received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their shares of Old Preferred Stock and (i) whose shares of New Preferred Stock are not immediately available, (ii) who cannot deliver their shares of Old Preferred Stock, the Letter of Transmittal or any other required documents to the relevant Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the relevant Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such shares of Old Preferred Stock and the aggregate liquidation preference of shares of Old Preferred Stock tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificates(s) representing the shares of Old Preferred Stock (or a confirmation of book-entry transfer of such shares of Old Preferred Stock into the Exchange Agent's account at the Depository) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered shares of Old Preferred Stock in proper form for transfer (or a confirmation of book-entry transfer of such shares of Old Preferred Stock into the Exchange Agent's account at the Depository) and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their shares of Old Preferred Stock according to the guaranteed delivery procedures set forth above.

WITHDRAWALS OF TENDERS

     Except as otherwise provided herein, tenders of shares of Old Preferred Stock may be withdrawn at any time prior to 12:00 midnight, New York City time, on the Expiration Date.

     To withdraw a tender of shares of Old Preferred Stock in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 12:00 midnight, New York City time, on the Expiration Date. Any such notice of withdrawal must
(i) specify the name of the person having deposited the shares of Old Preferred Stock to be withdrawn (the "Depositor"), (ii) identify the shares of Old Preferred Stock to be withdrawn (including the certificate number(s) and aggregate liquidation preference of such shares of Old Preferred Stock, or, in the case of shares of Old Preferred Stock transferred by book-entry transfer, the name and number of the account at the Depository to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such shares of Old Preferred Stock were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Transfer Agent with respect to the Old Preferred Stock register the transfer of such Old Preferred Stock into the name of the person withdrawing the tender, and (iv) specify the name in which any such shares of Old Preferred Stock are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by NEHC, whose determination shall be final and binding on all parties. Any shares of Old Preferred Stock so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no share of New Preferred Stock will be issued with respect thereto unless the shares of Old Preferred Stock so withdrawn are validly retendered. Any shares of Old Preferred Stock which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn shares of Old Preferred Stock may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, NEHC shall not be required to accept for exchange, or to exchange, shares of New Preferred Stock for any shares of Old Preferred Stock, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such shares of Old Preferred Stock, if any law, statute, rule, regulation or interpretation by the staff of the SEC is proposed, adopted or enacted, which, in the reasonable judgment of NEHC, might materially impair the ability of NEHC to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to NEHC.

     If NEHC determines in its reasonable judgment that any of the conditions are not satisfied, NEHC may (i) refuse to accept any shares of Old Preferred Stock and return all tendered shares of Old Preferred Stock to the tendering holders, (ii) extend the Exchange Offer and retain all shares of Old Preferred Stock tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such shares of Old Preferred Stock (see
"-- Withdrawals of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered shares of Old Preferred Stock which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, NEHC will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and, depending upon the significance of the waiver and the manner of disclosure to the registered holders, NEHC will extend the Exchange Offer for a period of five to ten business days if the Exchange Offer would otherwise expire during such five to ten business-day period.

EXCHANGE AGENT

     State Street Bank & Trust Company will act as Exchange Agent for the Exchange Offer with respect to the Preferred Stock.

     Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal for the Old Preferred Stock and requests for copies of Notice of Guaranteed Delivery should be directed to the Exchange Agent, addressed as follows:

                   By Mail                             By Hand or Overnight Courier:
        (registered or certified mail
                recommended):
                                                           State Street Bank and
            State Street Bank and                              Trust Company
                Trust Company                               c/o Boston Equiserve
             c/o Boston Equiserve                            150 Royall Street
                P.O. Box 8029                                Canton, MA, 02021
            Boston, MA 02266-8029

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by NEHC. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone, facsimile or in person by officers and regular employees of NEHC and its affiliates.

     NEHC has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers or other persons soliciting acceptances of the Exchange Offer. NEHC, however, will pay the Exchange Agents reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the Trustees, filing fees, blue sky fees and printing and distribution expenses.

     NEHC will pay all transfer taxes, if any, applicable to the exchange of shares of Old Preferred Stock pursuant to the Exchange Offer. If, however, certificates representing shares of New Preferred Stock or shares of Old Preferred Stock for amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the shares of Old Preferred Stock tendered, or if tendered shares of Old Preferred Stock are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the shares of Old Preferred Stock pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder.

ACCOUNTING TREATMENT

     The New Preferred Stock will be recorded at the same carrying value as the Old Preferred Stock, which is the aggregate liquidation preference as reflected in NEHC's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the Exchange Offer. The expenses of the Exchange Offer will be netted against the carrying value of the Preferred Stock and accreted over the term of the Preferred Stock.

RESALE OF NEW PREFERRED STOCK

     Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, NEHC believes that shares of New Preferred Stock issued pursuant to the Exchange Offer in exchange for shares of Old Preferred Stock may be offered for resale, resold and otherwise transferred by any holder of such shares of New Preferred Stock (other than any such holder which is an "affiliate" of NEHC within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such shares of New Preferred Stock are acquired in the ordinary course of such holder's business and such holder does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of such shares of New Preferred Stock. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Preferred Stock may not rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available April 13, 1989) and Morgan Stanley & Co., Incorporated (available June 5, 1991), or similar no-action letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holder's information required by Item 507 or 508 of Regulation S-K of the Securities Act, as applicable. Each broker-dealer that receives shares of New Preferred Stock for its own account in exchange for shares of Old Preferred Stock, where such shares of Old Preferred Stock were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of such shares of New Preferred Stock.

     By tendering in the Exchange Offer, each holder will represent to NEHC that, among other things, (i) the shares of New Preferred Stock acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such shares of New Preferred Stock, whether or not such person is a holder, (ii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Preferred Stock and (iii) the holder and such other person acknowledge that if they participate in the Exchange Offer for the purpose of distributing the New Preferred Stock (a) they must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of shares of New Preferred Stock and cannot rely on the no-action letters referenced above and (b) failure to comply with such requirements in such instance could result in such holder incurring liability under the Securities Act for which such holder is not indemnified by NEHC. Further, by tendering in the Exchange Offer, each holder that may be deemed an "affiliate" (as defined under Rule 405 of the Securities Act) of NEHC will represent to NEHC that such holder understands and acknowledges that the New Preferred Stock may not be offered for resale, resold or otherwise transferred by that holder without registration under the Securities Act or an exemption therefrom.

     As set forth above, affiliates of NEHC are not entitled to rely on the foregoing interpretations of the staff of the SEC with respect to resales of shares of New Preferred Stock without compliance with the registration and prospectus delivery requirements of the Securities Act. In connection with the Offering, NEHC entered into the Registration Rights Agreement pursuant to which NEHC agreed to file and maintain, subject to certain limitations, a registration statement that would allow DLJ to engage in market-making transactions with respect to the Preferred Stock. NEHC has agreed to bear all registration expenses incurred under such agreement, including printing and distribution expenses, reasonable fees of counsel, blue sky fees and expenses, reasonable fees of independent accountants in connection with the preparation of comfort letters, and SEC and the National Association of Securities Dealers, Inc. filing fees and expenses.

CONSEQUENCES OF FAILURE TO EXCHANGE

     As a result of the making of this Exchange Offer, NEHC will have fulfilled one of its obligations under the Registration Rights Agreement, and holders of shares of Old Preferred Stock who do not tender their shares of Old Preferred Stock generally will not have any further registration rights under the Registration Rights Agreement or otherwise. Accordingly, any holder of shares of Old Preferred Stock that does not exchange that holder's shares of Old Preferred Stock for shares of New Preferred Stock will continue to hold the untendered shares of Old Preferred Stock and will be entitled to all the rights and limitations applicable thereto under the Certificate of Designations, except to the extent that such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer.

     The shares of Old Preferred Stock that are not exchanged for shares of New Preferred Stock pursuant to the Exchange Offer will remain restricted securities. Accordingly, such shares of Old Preferred Stock may be resold only
(i) to NEHC (upon redemption thereof or otherwise), (ii) pursuant to an effective registration statement under the Securities Act, (iii) so long as the shares of Old Preferred Stock are eligible for resale pursuant to Rule 144A, to a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, (iv) outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S thereunder, (v) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), or (vi) to an institutional accredited investor in a transaction exempt from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

OTHER

     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of shares of Old Preferred Stock are urged to consult their financial and tax advisors in making their own decision on what action to take.

     NEHC may in the future seek to acquire untendered shares of Old Preferred Stock in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. NEHC has no present plans to acquire any shares of Old Preferred Stock that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered shares of Old Preferred Stock.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES
                             OF THE EXCHANGE OFFER

     The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders of shares of Old Preferred Stock (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. Each holder of shares of Old Preferred Stock should consult his, her or its own tax advisor as to the particular tax consequences of exchanging such holder's shares of Old Preferred Stock for shares of New Preferred Stock, including the applicability and effect of any state, local or foreign tax laws.

     No gain or loss will be recognized by holders of shares of Old Preferred Stock upon receipt of shares of New Preferred Stock pursuant to the Exchange Offer. For purposes of determining gain or loss upon the subsequent sale or exchange of shares of New Preferred Stock, a holder's basis in shares of New Preferred Stock should be the same as such holder's basis in shares of Old Preferred Stock exchanged therefor. A holder's holding period for shares of New Preferred Stock should include the holder's holding period for shares of Old Preferred Stock exchanged therefor, provided that the shares of Old Preferred Stock were held as capital assets at the time of the exchange.

     See also "Certain Federal Income Tax Consequences to Holders of Preferred Stock."

                                 CAPITALIZATION
                             (DOLLARS IN THOUSANDS)

     The following table sets forth the consolidated cash and capitalization of NEHC as of December 27, 1997 and the pro forma consolidated capitalization of NEHC as of December 27, 1997, adjusted to reflect the Offering and the ProSource Acquisition. This table should be read in conjunction with the historical and unaudited pro forma financial statements of NEHC and the related notes thereto included elsewhere herein. See "The Company."

                                                              AS OF DECEMBER 27, 1997
                                                              -----------------------
                                                               ACTUAL      PRO FORMA
                                                              ---------   -----------
Cash and cash equivalents...................................  $231,450    $  181,411
                                                              ========    ==========
Long-term debt (including current portion):
  Revolving Credit Facility.................................  $     --    $       --
  Capital lease obligation..................................    37,043        37,043
  Senior Notes due 2006.....................................   350,000       350,000
  Senior Subordinated Notes due 2007........................   500,000       500,000
  Senior Discount Notes due 2007............................    58,200        58,200
  Other.....................................................     3,493         3,493
                                                              --------    ----------
          Total long-term debt..............................   948,736       948,736
Senior Redeemable Exchangeable Preferred Stock due 2008.....        --       240,000
Stockholders' equity (deficit):
  Senior Convertible Preferred Stock........................     2,350         2,350
  Existing Preferred Stock..................................   131,005            --
  Common....................................................   (88,553)     (103,188)
                                                              --------    ----------
          Total stockholders' equity (deficit)..............    44,802      (100,838)
                                                              --------    ----------
Total capitalization........................................  $993,538    $1,087,898
                                                              ========    ==========

                    SELECTED NEHC HISTORICAL FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

     The following table presents selected historical financial data of NEHC at and for the fiscal years 1993, 1994, 1995, 1996 and 1997 which have been derived from the audited financial statements of NEHC. The historical financial statements of NEHC for the fiscal years 1994, 1995, 1996 and 1997 were audited by Ernst & Young LLP. The selected financial data set forth below should be read in conjunction with "The Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical financial statements of NEHC and the related notes thereto included elsewhere herein.

                                                                                    FISCAL YEAR
                                                              --------------------------------------------------------
                                                                1993       1994       1995        1996         1997
                                                              --------   --------   --------   ----------   ----------
INCOME STATEMENT DATA:
  Net sales.................................................  $327,606   $358,516   $400,017   $1,389,601   $3,508,332
  Gross profit..............................................    35,153     37,914     40,971      140,466      348,975
  Operating expenses........................................    32,054     34,488     36,695      122,430      358,958
                                                              --------   --------   --------   ----------   ----------
  Operating income (loss)...................................     3,099      3,426      4,276       18,036       (9,983)
  Interest expense, net.....................................    (2,759)    (3,294)    (3,936)     (16,423)     (54,016)
  Loss on sale of accounts receivable.......................        --         --         --           --       (6,757)
  Interest income -- Holberg and affiliate..................       150        533        749          528          632
  Minority interest.........................................        --         --         --       (2,345)          --
                                                              --------   --------   --------   ----------   ----------
  Income (loss) before income taxes, extraordinary loss, and
    cumulative effect of accounting change..................       490        665      1,089         (204)     (70,124)
  Provision (credit) for income taxes.......................       172        523        583        1,300        1,030
                                                              --------   --------   --------   ----------   ----------
  Income (loss) before extraordinary loss and cumulative
    effect of accounting change.............................       318        142        506       (1,504)     (71,154)
  Extraordinary loss on early extinguishment of debt........      (613)        --         --           --      (15,935)
  Cumulative effect of change in method of accounting for
    income taxes............................................      (495)        --         --           --           --
                                                              --------   --------   --------   ----------   ----------
  Net income (loss).........................................  $   (790)  $    142   $    506   $   (1,504)  $  (87,089)
                                                              ========   ========   ========   ==========   ==========
OTHER DATA:
  EBITDA(1).................................................  $  6,195   $  6,710   $  7,038   $   27,925   $   76,959
  Depreciation and amortization.............................     3,096      3,284      2,762       10,372       34,493
  Capital expenditures......................................     2,205      1,331      2,496       12,701       23,300
  Net cash provided by (used in):
    Operating activities....................................     4,680      4,276      4,505        4,151       50,179
    Investing activities....................................    (6,556)    (5,422)    (5,574)    (105,417)    (880,067)
    Financing activities....................................     2,676        490        619      102,915    1,059,114
  Ratio of earnings to fixed charges(2).....................      1.1x       1.1x       1.2x          N/A          N/A
BALANCE SHEET DATA:
  Cash and cash equivalents.................................  $  1,682   $  1,025   $    575   $    2,224   $  231,450
  Total assets..............................................    75,265     79,218     77,503      314,946    1,478,790
  Long-term debt, including current portion.................    34,170     32,160     32,779      164,444      948,736
  Total stockholders' equity................................    14,779     17,205     10,157       18,519       44,802

---------------
(1) EBITDA represents operating income plus depreciation, amortization and excludes one-time non-recurring gains and losses. EBITDA in fiscal 1996 excludes net one-time, non-recurring gains of $0.5 million. EBITDA in fiscal 1997 excludes $52.4 million of impairment, restructuring and other unusual charges. EBITDA is presented because management believes it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. NEHC understands that, while EBITDA is frequently used by securities analysts in the evaluation of companies, EBITDA, as used herein, is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. See the historical and unaudited pro forma financial statements of NEHC and the related notes thereto included elsewhere herein.

(2) For purposes of computing this ratio, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred finance fees and one-third of the rent expense from operating leases, which management believes is a reasonable approximation of the interest factor of the rent. For the fiscal years 1996 and 1997, earnings were inadequate to cover fixed charges by $0.2 million and $70.1 million, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     NEHC is the parent of the Company and Holberg Warehouse Properties, Inc.
(HWPI). The Company accounts for substantially all of NEHC's assets and operations. HWPI's operations consist entirely of the leasing of two warehouse facilities to the Company. The Company is North America's largest foodservice distributor to chain restaurants, distributing a wide variety of items, including meat, poultry, frozen foods, canned and dry goods, produce, beverages, dairy products, paper goods, cleaning and other supplies and equipment to approximately 25,500 restaurants. The Company's major customers are franchisers and/or franchisees in the Pizza Hut, Taco Bell, KFC, Wendy's, Arby's, Burger King and Dairy Queen restaurant systems.

     On July 11, 1997, the Company acquired the U.S. and Canadian operations of PFS. The effective date of the acquisition was June 11, 1997, the end of PFS' second quarter. PFS distributed food products, supplies and equipment to franchised and company-owned restaurants in the Pizza Hut, Taco Bell and KFC systems, which were spun-off by PepsiCo, Inc. in October 1997 and are now operating as TRICON Global Restaurants, Inc. (Tricon). As the acquisition has been accounted for under the purchase method, twenty-eight weeks of PFS' operating results are included in the Company's operating results for the year ended December 27, 1997. Because of the relative sizes of the Company and PFS, which had net sales of $1.3 billion and $3.4 billion, respectively, for fiscal 1996, the comparisons of operating results for 1997 to 1996 presented below are significantly impacted by the PFS acquisition.

     In April 1997, the Company began providing foodservice distribution to approximately 2,600 Arby's restaurants under a three-year contract. While the majority of Arby's restaurants are serviced directly by the Company, some are serviced by other cooperating independent distributors.

     On January 25, 1996, the Company acquired AmeriServ, a distributor of food products and supplies to chain restaurants in such systems as Wendy's, Dairy Queen, Burger King, KFC and Applebee's. Because of the relative sizes of the Company and AmeriServ, which had net sales of $400.0 million and $939.0 million, respectively, for fiscal 1995, the comparisons of operating results for 1996 to 1995 presented below are significantly impacted by the AmeriServ acquisition.

RECENT DEVELOPMENTS

     On January 29, 1998, the Company entered into a definitive merger agreement pursuant to which the Company will acquire all of the approximately 9.4 million outstanding shares of ProSource for $15.00 per share in cash. The Company will also refinance the existing indebtedness of ProSource of approximately $174 million. The transaction is expected to close in the second quarter of 1998. ProSource, which reported sales of $3.9 billion for its fiscal year ended December 27, 1997, is in the foodservice distribution business, specializing in quick-service and casual dining chain restaurants. ProSource services approximately 12,700 restaurants, principally in the United States, in such chains as Burger King, Red Lobster, Olive Garden, TGI Friday's, Long John Silver's, Chili's, Sonic, Chick-fil-A, Wendy's and TCBY. The Company will fund the acquisition with cash and cash equivalents on hand as well as additional capital expected from the accounts receivable sale program as discussed below. Because of similarities in activities, the Company intends to consolidate certain operations of ProSource with those of the Company. With opportunities to combine certain warehousing, transportation and administrative activities, the Company believes that significant cost efficiencies are achievable.

     On March 6, 1998, NEHC consummated the Offering. Approximately $148.0 million of proceeds from the issuance were used to repurchase all of NEHC's Existing Preferred Stock. The remaining proceeds will be used for general corporate purposes, including contributions to the capital of the Company. See
Note 17 to historical financial statements of NEHC included elsewhere in this Prospectus.

RESULTS OF OPERATIONS

     The following table presents certain financial information of NEHC, expressed as a percentage of net sales:

                                                                 YEAR ENDED
                                                --------------------------------------------
                                                DECEMBER 30,    DECEMBER 28,    DECEMBER 27,
                                                    1995            1996            1997
                                                ------------    ------------    ------------
Net sales.....................................     100.0%          100.0%          100.0%
Cost of goods sold............................      89.8            89.9            90.1
Gross profit..................................      10.2            10.1             9.9
Distribution, selling and administrative
  expenses....................................       8.8             8.5             8.3
Operating income before amortization of
  intangible assets and impairment,
  restructuring and other unusual charges.....       1.4             1.6             1.7

  Fiscal 1997 compared to Fiscal 1996

     Net sales increased $2.1 billion, or 152% to $3.5 billion in 1997. The acquisition of PFS accounted for $1.8 billion of the increase. The remaining sales growth was largely due to the addition of service to Arby's.

     Gross profit increased $208.5 million, or 148%, to $349.0 million in 1997 due primarily to the acquisition of PFS. The gross profit margin decreased from 10.1% in 1996 to 9.9% in 1997 reflecting a customer mix shift towards business with relatively higher product costs.

     Distribution, selling and administrative expenses increased $172.1 million, or 146%, to $289.7 million in 1997 due primarily to the acquisition of PFS. Distribution, selling and administrative expenses as a percent of net sales decreased from 8.5% in 1996 to 8.3% in 1997. This change reflects the impact of PFS' lower operating expense margin, as well as leveraging of the incremental Arby's business.

     Operating income before amortization of intangible assets and impairment, restructuring and other unusual charges increased $36.4 million, or 159%, to $59.3 million in 1997 due primarily to the acquisition of PFS. As a percent of net sales, this income measure rose from 1.6% in 1996 to 1.7% in 1997. This change was driven by the lower distribution, selling and administrative expense as a percent of net sales as discussed above.

     Amortization of intangible assets increased $12.0 million to $16.8 million in 1997, reflecting the amortization of the intangible assets arising from the allocation of the PFS purchase price.

     Impairment, restructuring and other unusual charges in 1997 totaled $52.4 million. This charge includes (a) impairment of property, equipment and other assets ($12.4 million), (b) restructuring (exit) costs for future lease terminations and employee severance ($13.4 million), (c) costs incurred to date to integrate the AmeriServ and PFS operations, and other unusual items ($13.0 million) and (d) bridge financing fees, commitment fees for the accounts receivable sale program (see discussion below) and other one-time costs associated with the acquisition of PFS ($13.6 million). The impairment charge and the accrued restructuring (exit) costs reflect actions to be taken with respect to the Company's existing facilities as a result of the acquisition of PFS. During the third quarter of 1997, management performed an extensive review of the existing and recently acquired PFS operations with the objective of developing a business plan for the restructuring and consolidation of the organizations. The business plan, which was approved by the Company's Board of Directors late in the third quarter, identified a number of actions designed to improve the efficiency and effectiveness of the combined entity's warehouse and transportation network and operations support infrastructure. These actions, which are expected to be completed by mid-1999, include construction of new strategically located warehouse facilities, closures of certain existing warehouse facilities and expansions of others, dispositions of property and equipment, conversion of computer systems, reductions in workforce and relocation of the Company's headquarters from Brookfield, Wisconsin to Dallas, Texas. The costs incurred to date to integrate the AmeriServ and PFS operations include start-up costs of new warehouse facilities and employee relocation and other expenses to realign the operations support infrastructure. Ongoing integration costs will continue to be reported as a separate component of operating expenses.

     Interest expense net of interest income increased $37.6 million to $54.0 million in 1997, reflecting interest on additional debt primarily to finance the acquisition of PFS.

     Loss on sale of accounts receivable relates to an ongoing program established by the Company to provide additional financing capacity. Under the program, accounts receivable are sold to a consolidated, wholly owned special purpose bankruptcy remote subsidiary, which in turn transfers the receivables to a master trust. The loss on sale of accounts receivable of $6.8 million represents the return to investors in certificates issued by the master trust. In a transaction expected to be completed in April 1998, the current series of certificates issued by the master trust will be restructured, resulting in additional proceeds to the Company under the program of approximately $50 million. See Note 7 to the historical financial statements of NEHC included elsewhere herein.

     Provision for income taxes represents estimated current income taxes payable. NEHC's net deferred tax assets are offset entirely by a valuation allowance, reflecting a net operating loss carryforward position.

     Extraordinary loss of $15.9 million in 1997 resulted from early extinguishment of debt. This charge represents the unamortized balance of deferred financing costs and unaccreted interest associated with previous credit facilities and other indebtedness.

     Net loss of $87.1 million in 1997 compared to net loss of $1.5 million in 1996 was driven by the impairment, restructuring and other unusual charges, as well as the increased interest expense.

  Fiscal 1996 compared to Fiscal 1995

     Net sales increased $989.6 million, or 247%, to $1.4 billion in 1996 due primarily to the AmeriServ acquisition. The increase in net sales was net of certain account resignations made during fiscal 1996. The Company regularly reviews the profitability of its account portfolio, and at times decides to discontinue relationships with accounts deemed not sufficiently profitable for the Company.

     Gross profit increased $99.5 million, or 243%, to $140.5 million in 1996 due primarily to the AmeriServ acquisition. Gross margin declined slightly from 10.2% in 1995 to 10.1% in 1996, due to the slightly higher cost of products purchased by customers added through the AmeriServ acquisition.

     Distribution, selling and administrative expenses increased $82.2 million, or 232%, to $117.6 million in 1996 due primarily to the AmeriServ acquisition. Distribution, selling and administrative expenses as a percent of net sales decreased from 8.8% in 1995 to 8.5% in 1996, due largely to a gain on sale of property of $4.7 million.

     Operating income before amortization of intangible assets increased $17.3 million, or 310%, to $22.9 million in 1996 due primarily to the AmeriServ acquisition and the gain on sale of property. As a percent of net sales, this income measure rose from 1.4% in 1995 to 1.6% in 1996, due primarily to the operating expense margin change discussed above.

     Amortization of intangible assets increased $3.6 million to $4.8 million in 1996 reflecting the amortization of intangible assets arising from the allocation of the AmeriServ purchase price.

     Interest expense net of interest income increased $12.5 million to $16.4 million in 1996, reflecting interest on additional debt primarily to finance the acquisition of AmeriServ.

     Provision for income taxes represents estimated current income taxes payable. NEHC's net deferred tax assets are offset entirely by a valuation allowance, reflecting a net operating loss carryforward position.

     Net loss of $1.5 million in 1996 compared to net income of $.5 million in 1995 primarily reflected the increased interest expense, partially offset by the operating income from the acquired AmeriServ business.

LIQUIDITY AND CAPITAL RESOURCES

     Capital resources are expected to be sufficient to support ongoing business needs as well as activities to integrate acquisitions. These resources include cash provided by operating activities, capital lease financing of capital expenditures, cash and cash equivalents on hand and an available revolving credit facility of approximately $137 million at March 15, 1998.

  Fiscal 1997 compared to Fiscal 1996

     Net cash provided by operating activities increased $46.0 million to $50.2 million in 1997. Net cash provided by operating activities in 1997 included $13.6 million in cash outflows for bridge financing fees, commitment fees related to the accounts receivable sale program and other indirect costs associated with the PFS acquisition and $13.8 million of cash extraordinary loss. Excluding these nonrecurring items, net cash provided by operating activities was $77.5 million in 1997, compared to $4.2 million in 1996. This increase reflects favorable working capital changes due primarily to timing of payments as well as the cash earnings generated by the PFS operations, partially offset by higher interest payments.

     Unusual charges in 1997 also included $12.4 million in noncash impairment of property, equipment and other assets and $13.4 million in restructuring
(exit) cost accruals for future lease terminations and employee severance. These exit costs represent cash outflows in future periods.

     Net cash used for investing activities increased $774.7 million to $880.1 million in 1997 reflecting the $841 million acquisition of PFS. Capital expenditures increased $10.6 million to $23.3 million in 1997, driven by the impact of the acquisition of PFS as well as additional warehouse capacity. Cash capital expenditures (excluding capital leases) are expected to approximate $50 million in 1998, including spending related to new computer systems, warehouse equipment purchases and leasehold improvements.

     Net cash provided by financing activities in 1997 reflected debt and equity financing transactions to support both the acquisition of PFS and future capital needs and to refinance existing borrowings. The debt transactions included the Company's issuance in July 1997 of $500 million of 10 1/8% Senior Subordinated Notes due 2007 and $205 million in term loans. The term loans were repaid in October 1997 with proceeds from the Company's issuance of $350 million of 8 7/8% Senior Notes due 2006. In July 1997, NEHC received $55 million in proceeds upon issuance of 12 3/8% Senior Discount Notes due 2007, and repaid subordinated loans due 2006 with a carrying value of $26.8 million. Also included in net cash provided by financing activities is $225 million in proceeds from the initial sale under the Company's accounts receivable program described above and $115.0 million in proceeds from issuance of preferred stock and warrants by NEHC.

  Fiscal 1996 compared to Fiscal 1995

     Net cash provided by operating activities decreased $.4 million to $4.2 million in 1996. This change reflected an increase in working capital required to service the customer base of the acquired AmeriServ business, partially offset by an increase in cash earnings driven by the AmeriServ acquisition.

     Net cash used for investing activities increased $99.8 million to $105.4 million in 1996 reflecting the $92.9 million acquisition of AmeriServ. Capital expenditures increased $10.2 million to $12.7 million in 1996 as a result of expenditures to modify and expand certain distribution centers.

     Net cash provided by financing activities in 1996 reflected a net increase of $116.7 million in borrowings under credit facilities and $30.0 million in proceeds from issuance of subordinated loans and warrants to fund the acquisition of AmeriServ and refinance existing borrowings.

SEASONALITY AND INFLATION

     Historically, the Company's sales and operating results have reflected seasonal variations. The Company experiences lower net sales and income from operations in the first and fourth quarters, with the effects being more pronounced in the first quarter. Additionally, the effect of these seasonal variations is more pronounced in regions where winter weather is generally more inclement.

     Inflation has not had a significant impact on the Company's operations. Food price deflation could adversely affect the Company's profitability as a significant portion of the Company's sales are at prices based on product cost plus a percentage markup. The Company has not experienced significant adverse effects of food price deflation in recent years.

COMPUTER SYSTEMS AND POTENTIAL YEAR 2000 ISSUE

     An important component of the consolidation effort is the replacement of most existing management information systems with a new software platform and hardware configuration. The new computer system will complement the consolidation effort by providing the flexibility to support the varied processes of the combined business as well as allowing greater centralization of support functions. The Company expects to incur significant internal staff costs as well as significant consulting and other expenditures to implement the new system. Another critical benefit of the new system is that it replaces applications that are not Year 2000 compliant. The implementation of the new system is underway and expected to be completed in mid-1999. Because of the Year 2000 issue, a delay in the implementation of the new system could have a significant adverse impact on the Company's operations. Further, the Company is working with vendors and customers who are at various stages in analyzing this issue. There can be no assurance that the systems of other companies which the Company's systems rely on or interface with will be timely converted. While the cost to implement the new system is significant ($40-50 million), the anticipated expenses to resolve Year 2000 issues with other peripheral systems used by the Company are not expected to be significant.

                                  THE BUSINESS

     NEHC is a Delaware corporation and the parent company of AmeriServe, a Delaware corporation, and HWPI. AmeriServe accounts for substantially all of NEHC's assets and NEHC conducts substantially all of its business through AmeriServe. HWPI's sole operation consists of the ownership of two distribution centers occupied by AmeriServe. AmeriServe operates in a single business segment, as described below.

     NEHC is a wholly owned subsidiary of Nebco Evans Distributors, Inc. ("NED"), which is a majority owned subsidiary (92.9%) of Holberg. Holberg is a privately held diversified service company with subsidiaries operating within the foodservice distribution and parking services industries in North America. Holberg was formed in 1986 to acquire and manage foodservice distribution businesses. Holberg acquired NEBCO in 1986. NEBCO acquired Evans in January 1990 and the combined company was renamed NEBCO EVANS Distribution, Inc. NEBCO EVANS acquired L.L. Distribution Systems Inc. in 1990, Condon Supply Company in 1991 and AmeriServ, a distributor of food products and supplies to chain restaurants in such systems as Wendy's, Dairy Queen, Burger King, KFC and Applebee's, in January 1996. In conjunction with the AmeriServ acquisition, on January 25, 1996, NEHC was formed as a wholly-owned subsidiary of NED and acquired all of the stock of NEBCO EVANS. In April 1997, NEBCO EVANS, a Nebraska corporation, changed its name to AmeriServe Food Distribution, Inc.

     AmeriServe is North America's largest systems foodservice distributor specializing in distribution to chain restaurants. The Company is the primary supplier to its customers of a wide variety of items, including fresh and frozen meat and poultry, seafood, frozen foods, canned and dry goods, fresh and pre-processed produce, beverages, dairy products, paper goods, cleaning supplies and equipment. The Company currently serves over 30 different restaurant chains and over 25,500 restaurant locations in North America. The Company has had long-standing relationships with such leading restaurant concepts as Pizza Hut, Taco Bell, KFC, Wendy's, Burger King, Dairy Queen, Subway and Applebee's.

     On July 11, 1997, the Company completed the PFS Acquisition. PFS distributed food products and supplies and restaurant equipment to franchised and company-operated restaurants in the Pizza Hut, Taco Bell and KFC systems. These systems were spun-off by PepsiCo in October 1997 and are now operating as Tricon. In addition, in connection with the PFS Acquisition, the Company entered into the Distribution Agreement whereby it became the exclusive distributor of selected products until July 11, 2002 to the approximately 9,800 Pizza Hut, Taco Bell and KFC restaurants in the continental United States owned by Pizza Hut, Inc., Taco Bell Corp., Kentucky Fried Chicken Corporation and, Kentucky Fried Chicken of California, Inc. (all subsidiaries of Tricon) and their subsidiaries (the foregoing, collectively, the "Tricon Subsidiaries,") and previously serviced by PFS. In October 1997, AmeriServe also acquired PFS de Mexico, S.A. de C.V., a regional systems distributor based in Mexico City, Mexico for approximately $8 million.

     On July 11, 1997, in connection with the PFS Acquisition, the Company issued and sold $500.0 million principal amount of its Senior Subordinated Notes pursuant to the Senior Subordinated Note Indenture. The Senior Subordinated Notes were sold pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. On December 12, 1997, the Company consummated an offer to exchange the Senior Subordinated Notes for new Senior Subordinated Notes, which are registered under the Securities Act with terms substantially identical to the Senior Subordinated Notes.

     Also on July 11, 1997, NEHC issued and sold $100.4 million in aggregate principal amount at maturity of its Senior Discount Notes pursuant to the Senior Discount Note Indenture. The Senior Discount Notes were sold pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act. On December 12, 1997, NEHC consummated an offer to exchange the Senior Discount Notes for new Senior Discount Notes, which are registered under the Securities Act, with terms substantially identical to the Senior Discount Notes.

     On October 15, 1997, AmeriServe issued and sold $350.0 million in aggregate principal amount of its Senior Notes pursuant to the Senior Note Indenture. The Senior Notes were sold pursuant to an exemption from, or in transactions not subject to, the registration requirements of the Securities Act. On December 12,

1997, AmeriServe consummated an offer to exchange the Senior Notes for new Senior Notes, which are registered under the Securities Act, with terms substantially identical to the Senior Notes.

     For further information about financings by NEHC and AmeriServe in connection with the PFS Acquisition and subsequently, see Notes 6 and 7 to the historical financial statements of NEHC included elsewhere in this Prospectus.

     On December 28, 1997, pursuant to an Agreement and Plan of Merger by and among Nebraska AmeriServe, AmeriServ, Post, Nebraska AmeriServe merged with and into AmeriServ and Post merged with and into AmeriServ, in each case with AmeriServ, a Delaware corporation, as the surviving corporation. In the mergers, AmeriServ changed its name to AmeriServe Food Distribution, Inc. In the mergers, all of the outstanding equity securities of AmeriServ and Post were cancelled, and all of the outstanding equity securities of Nebraska AmeriServe were converted into substantially identical securities of the Company. The Company effected the mergers to rationalize its corporate organization and to reduce various compliance and regulatory costs arising from having subsidiaries incorporated in various jurisdictions and to move its jurisdiction of incorporation from Nebraska to Delaware.

RECENT DEVELOPMENTS

     On January 29, 1998, AmeriServe, Steamboat Acquisition Corp., a newly formed Delaware corporation and wholly owned subsidiary of AmeriServe, and ProSource, entered into the Merger Agreement pursuant to which AmeriServe will acquire all outstanding shares of ProSource for cash. ProSource provides foodservice distribution to restaurants in North America. ProSource also provides purchasing and logistics services to the foodservice market in North America. ProSource's 3,400 employees serve approximately 12,700 restaurants, including Burger King, Chick-fil-A, Chili's, Long John Silver's, Olive Garden, Red Lobster, Sonic, TCBY, TGI Friday's and Wendy's, from a nationwide network of distribution centers and its Corporate Support Center in Coral Gables, Florida. The ProSource Acquisition is subject to the approval of ProSource's stockholders and certain other customary conditions. In connection with the Merger Agreement, certain stockholders of ProSource have entered into a voting agreement with AmeriServe pursuant to which such stockholders have agreed to vote their shares in favor of the ProSource Acquisition. Such shares are sufficient to assure the approval of the ProSource Acquisition. ProSource and AmeriServe have been granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     On March 6, 1998, NEHC consummated the Offering. Approximately $148.0 million of the net proceeds of the Offering was used by NEHC to repurchase all of its Existing Preferred Stock. NEHC expects to use the remaining net proceeds for general corporate purposes, including contributions to the capital of AmeriServe.

FOODSERVICE DISTRIBUTION INDUSTRY

     The foodservice distribution business involves the purchasing, receiving, warehousing, marketing, selecting, loading and delivery of fresh and frozen meat and poultry, seafood, frozen foods, canned and dry goods, fresh and preprocessed produce, beverages, dairy products, paper goods, cleaning supplies, equipment and other supplies from manufacturers and vendors to a broad range of enterprises, including restaurants, cafeterias, nursing homes, hospitals, other health care facilities and schools (but generally does not include supermarkets and other retail grocery stores). The United States foodservice distribution industry was estimated to generate $134 billion in sales in 1997.

     Within the foodservice distribution industry, there are two primary types of distributors: broadline foodservice distributors and specialist foodservice distributors, such as the Company. Broadline foodservice distributors service a wide variety of customers including both independent and chain restaurants, schools, cafeterias and hospitals. Broadline distributors may purchase and inventory as many as 25,000 different food and food-related items. Customers utilizing broadline foodservice distributors typically purchase inventory from several distributors. Specialist foodservice distributors may be segregated into three categories: product specialists, which distribute a limited number of products (such as produce or meat); market specialists, which distribute to one type of restaurant (such as Mexican); and systems specialists, which focus on one type of customer (such as chain restaurants or health care facilities).

     The Company operates as a systems distributor that specializes in servicing chain restaurants. Systems specialists, such as the Company, typically purchase and inventory between 1,100 and 5,500 different food and foodrelated items and often serve as a single source of supply for their customers. Broadline food service distributors generally rely on sales representatives who must call on customers regularly. Systems distributors, however, regularly process orders electronically without the need for a sales representative's involvement.

BUSINESS STRATEGY

     The Company's objective is to continue to grow net sales and EBITDA by implementing the following key elements of its business strategy:

     - Continue to Pursue Internal and External Growth Opportunities. The Company intends to continue to grow through a combination of the development of new business from existing customers, the addition of new chains, international expansion and selective acquisitions.

               Growth From Existing Chains. As the primary foodservice distributor to most of its customers, the Company expects to benefit from the continued growth of the domestic chain restaurant industry, the fastest growing sector of the restaurant industry. From 1985 to 1995, the chain restaurant segment experienced an approximately 7.4% net sales CAGR, which exceeds the estimated 3.0% CAGR experienced by the overall restaurant industry. The Company expects to realize growth from its existing base of customers and concepts primarily due to: (i) increased traffic within existing restaurants; (ii) the addition of new product lines; (iii) new restaurant development and restaurant acquisitions by existing customers; and (iv) the addition of new customers within concepts currently serviced by the Company.

               Growth Through Addition of New Chains. The Company continually monitors the marketplace for opportunities to expand its portfolio of customers and concepts. The Company targets (i) chains operating in geographic areas where the Company could benefit from increased customer density, further enhancing its operating leverage, and (ii) concepts that could benefit from the Company's national presence and superior customer service. In April 1997, the Company began operating under a recently awarded three-year exclusive contract to provide foodservice distribution to over 2,600 Arby's restaurants nationwide. In addition, the Company plans to pursue additional export opportunities and further expand its operations in international markets. After giving effect to the PFS Acquisition, the Company exports products from its distribution centers in the United States to approximately 65 foreign countries.

               Pursue Selective Acquisition Opportunities. As North America's largest systems foodservice distributor serving chain restaurants, the Company believes it is well positioned to capitalize on the consolidation taking place in the fragmented foodservice distribution industry. The number of foodservice distributors has decreased from approximately 3,600 in 1985 to approximately 3,000 in 1997, with a significant increase in the market shares of the largest distributors. The Company intends to continue to make strategic fold-in acquisitions in order to augment its operations in existing markets, enhance customer density and further reduce costs, and may also make larger acquisitions as appropriate opportunities arise.

     -  Capitalize on the Benefits of the PFS and ProSource
        Acquisitions. Management believes that combining the operations of AmeriServe, PFS and ProSource will present it with opportunities to eliminate duplicative costs and realign the Company's distribution center network to effectively capitalize on economies of scale and the benefits of higher customer density. Management has identified approximately $25 million of annual cost savings as a result of the PFS Acquisition, which it believes it can achieve through the elimination of general and administrative expenses and the consolidation of distribution centers in certain markets. In connection with the PFS Acquisition, the Company expects to reduce the number of current distribution centers from 40 to 25. In addition, the five-year Distribution Agreement will further secure the Company's customer base and provide for a long-term contract covering approximately 40% of the Company's pro forma 1997 sales (assuming the inclusion of PFS and Post for the full year).

     - Continue to Maximize Operating Leverage. As the largest systems foodservice distributor in North America, the Company pursues a low-cost operating strategy based primarily on achieving economies of scale in the areas of warehousing, transportation, general and administrative functions and management information systems. The Company generates significant operating leverage by utilizing large distribution centers strategically within each of its geographic markets, enabling it to: (i) service multiple concepts from the same warehouse; (ii) maximize the density of restaurants served from each facility; (iii) optimize delivery routes; (iv) invest in advanced technology, which increases operational efficiencies and enhances customer service; and (v) manage inventory more efficiently.

     - Continue to Provide Superior Customer Service. The Company believes it enjoys a reputation for providing consistent, high quality service based on its customer focus, its commitment to service excellence and the depth of its management team. The Company has successfully implemented a decentralized management structure that enables the Company to respond quickly and flexibly to local customer needs. The Company typically interacts with its customers on a daily basis, and generally makes multiple deliveries to each restaurant each week. The Company measures daily its service performance by continuously monitoring the accuracy and promptness of deliveries. The Company's advanced computer systems are linked to many of its customers' locations, enabling customers to communicate electronically with the Company, thereby reducing the Company's administrative costs, and enabling it to more efficiently respond to customers' needs. In addition, the Company's national presence allows it to provide consistent and reliable service to national restaurant concepts with geographically diverse locations.

CUSTOMERS

     The Company's customers are generally individual franchisees or franchiser-owned restaurants of chain restaurant concepts. The Company's customers include over 30 restaurant concepts with over 25,500 restaurant locations prior to the ProSource Acquisition. The corporate owner or franchiser of the restaurant concept generally reserves the right to designate one or more approved foodservice distributors within a geographic region, and each franchisee is typically allowed to select its foodservice distributor from such approved list.

     Including sales to franchiser-owned and franchised restaurants, the Company's sales to the following restaurant concepts as an approximate percentage of total pro forma sales (including PFS for all of 1997 and Post for all of 1996 and 1997 but without giving effect to the ProSource Acquisition) were:

                                                              1996    1997
                                                              ----    ----
Pizza Hut...................................................   --      28%
Taco Bell...................................................   --      28%
KFC.........................................................    9%     13%
Wendy's.....................................................   35%     11%
Burger King.................................................   17%      5%

     On a pro forma basis, assuming the inclusion of PFS and Post for the full year, restaurants owned by the Tricon Subsidiaries would have accounted for approximately 40% of the Company's 1997 sales. No other customer accounted for more than 10% of 1997 sales on either a pro forma or reported basis. One customer, a franchiser, accounted for approximately 11% of 1996 net sales on a reported basis.

     The Distribution Agreement entered into with the Tricon Subsidiaries provides the Company with exclusive distribution rights for certain restaurant products to approximately 9,800 Pizza Hut, Taco Bell and KFC restaurants for a five-year term expiring on July 11, 2002. Gross profit and net pretax profit on certain sales to Pizza Hut under the Distribution Agreement are limited. Tricon is actively engaged in the sale to franchisees of Taco Bell and Pizza Hut restaurants covered by the Distribution Agreement. While the

Distribution Agreement provides that prior to such sales, such franchisees will enter into distribution agreements on substantially similar terms, there can be no assurance that the transition from company-operated to franchised status will not affect the Company's results. In addition, the Company's future results may be impacted by the planned closure of poorly performing Tricon Subsidiaries' restaurants announced by Tricon in December, 1997.

     In January 1997, the Company entered into a three-year agreement, which became effective April 1997, to become the primary supplier to approximately 2,600 Arby's restaurants nationwide. The Company services these restaurants together with three other cooperating distributors. The cooperating distributors currently serve Arby's restaurants located outside the Company's pre-PFS Acquisition primary service territories.

OPERATIONS AND DISTRIBUTION

     The Company's operations generally can be categorized into three business processes: product replenishment, product storage and order fulfillment. Product replenishment involves the management of logistics from the vendors through the delivery of products to the Company's distribution centers. Product storage involves the warehousing and rotation of temperature-controlled inventory at the distribution centers pending sale to customers. Order fulfillment involves all activities from customer order placement and selecting and loading through delivery from the distribution centers to the restaurant location. Supporting these processes is the Company's nationwide network of 40 distribution centers, its fleet of approximately 900 tractors and 1,200 trailers and its management information systems. Substantially all of the Company's products are purchased, stored and delivered in sealed cases which the Company does not open or alter. In connection with the PFS Acquisition, the Company expects to reduce the number of current distribution centers from 40 to 25. In order to accomplish this consolidation, the Company will operate its business in new and larger facilities.

  Product Replenishment

     While the Company is responsible for purchasing products to be delivered to its customers, chain restaurants typically approve the vendors and negotiate the price for their proprietary products. The Company determines the distribution centers that will warehouse products for each customer and the quantities in which such products will be purchased. Order quantities for each product are systematically determined for each distribution center, taking into account both recent sales history and projected customer demand. The distribution centers selected to serve a customer are based on the location of the restaurants to be serviced.

  Product Storage

     The Company currently warehouses approximately 1,100 to 5,500 stock keeping units ("SKU's") (excluding the redistribution and equipment distribution centers) for its customers at 40 facilities in 33 metropolitan areas. Upon receipt of the product at the distribution centers, the product is inspected and stored on pallets, in racks or in bulk in the appropriate temperature-controlled environment. Products stored at the distribution centers are generally not reserved for a specific customer. Rather, customer orders are filled from the common inventory at the relevant distribution center. The Company's computer systems continuously monitor inventory levels in an effort to maintain optimal levels, taking into account required service levels, buying opportunities and capital requirements. Each distribution center contains ambient, refrigerated (including cool docks) and frozen space, as well as offices for operations, sales and customer service personnel and a computer network, accessing systems at other distribution centers and the Company's corporate support centers.

     A majority of the Company's distribution centers are between 100,000 to 200,000 square feet with approximately 20% refrigerated storage space, 30% frozen storage space and 50% dry storage area. The Company uses sophisticated logistics programs to strategically locate new distribution centers in areas near key highways with specific consideration given to the proximity of customers and suppliers. The Company also employs consultants in distribution center layout and product flow to design the distribution center with the objective of maximizing product throughput. The Company estimates that each distribution center can effectively service customers within a 350 mile radius, although the Company's objective is to service customers within a 150 mile radius. The Company expects to begin operations at a new distribution center in Orlando, Florida (269,000 sq. ft.) in April 1998. The Company expects to begin operations at a new distribution center in Denver, Colorado (161,000 sq. ft.) in September, 1998.

  Order Fulfillment

     The Company places a significant emphasis on providing high quality service in order fulfillment. By providing high quality service and reliability, NEHC believes that the Company can reduce the number of reorders and redeliveries, reducing costs for both the Company and its customers. Each restaurant places product orders based on recent usage, estimated sales and existing restaurant inventories. The Company uses its management information systems to continually update routes and delivery times with each customer in order to lower fulfillment costs. Product orders are placed with the Company one to three times a week either through the Company's customer service representatives or through electronic transmission using specially designed software. Many of the restaurants served by the Company transmit product orders electronically.

     Once ordered by the customer, products are picked and labeled at each distribution center, and the products are generally placed on a pallet for the loading of outbound trailers. Delivery routes are scheduled to both fully utilize the trailer's load capacity and minimize the number of miles driven in order to exploit the cost benefit of customer density.

  Fleet

     The Company operates a fleet of approximately 900 tractors and 1,200 trailers. The Company leases approximately 300 of the tractors from General Electric Capital Corp. pursuant to full-service leases that include maintenance, licensing and fuel tax reporting. The Company owns approximately 600 tractors and approximately 800 trailers. The remaining trailers are leased under similar full-service leases from a variety of leasing companies. Lease terms average six years for new tractors and nine years for new trailers.

     Most of the Company's tractors contain onboard computers. The computers assist in managing fleet operations and provide expense controls, automated service level data collection and real-time driver feedback, thereby enhancing the Company's service level to customers. Data from the onboard computers are loaded into the routing software after each route in order to continually optimize the route structure. Substantially all of the Company's trailers contain three temperature-controlled compartments, which allow the Company to simultaneously deliver frozen food, refrigerated food and dry goods.

  Management Information Systems

     AmeriServe and the former PFS business currently operate with different computer systems. AmeriServe utilizes a variety of personal computers and IBM AS/400-based software applications. PFS also operates with a variety of applications, the core of which are mainframe-based. Both companies have invested significantly in their systems, and both consider their systems to be among the leaders in the industry. Programs in use include various customized and special-purpose applications, such as warehouse management tools, remote order entry, automated replenishment, delivery routing, and onboard computers for delivery trucks.

     The Company is in the process of replacing its core applications with software from J.D. Edwards in order to integrate the systems of AmeriServe and PFS. This conversion process is expected to be substantially completed by mid-1999 and will result in all of the Company's distribution centers operating with the same computer systems and the same operating policies and practices. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Computer Systems and Potential Year 2000 Issues."

  Procurement, Logistics and Re-Distribution

     The Company procures a wide range of food, paper and cleaning products for ultimate distribution to its chain restaurant customers. These products include fresh and frozen meat and poultry, seafood, frozen foods, canned and dry goods, fresh and preprocessed produce, beverages, dairy products, paper goods, cleaning supplies and equipment. The Company also operates two re-distribution centers for the purpose of purchasing slow-moving inventory items and consolidating these items into full truckload shipments to the Company's distribution centers nationally, as well as to customers outside the Company. The re-distribution division has been approved as a national consolidation point for Burger King, Dairy Queen, Arby's, KFC and other chains. The Company also offers re-distribution services to customers outside of the continental United States.

     The Company operates a freight logistics division for the purpose of achieving the lowest landed costs to its distribution centers through the review of purchase orders generated at the various distribution centers. The Company generates freight savings through leveraged purchasing, with key carriers operating in defined traffic lanes. This division also provides logistical services to a substantial number of customers outside of the Company on a fee basis. Current inbound purchase orders controlled by this division exceed 2,500 truckloads monthly. Further, the Company operates a nationally registered common carrier fleet of temperature-controlled tractor-trailer units. This division serves as a "core-carrier" to several national food manufacturers and is an integral part of the Company's inbound freight logistics initiative.

MARKETING AND CUSTOMER SERVICE

     The Company employs national and regional marketing representatives who service existing customers, as well as focus on developing new customers from among other restaurant concepts. Additionally, each division president and certain members of senior management are active in maintaining relationships with current and potential customers. The Company compensates its sales and marketing representatives under various compensation plans, which combine a base pay with an incentive bonus.

     The Company's customer service activities are highly customized to the unique needs of each customer. Each customer has a dedicated account manager who is responsible for overseeing all of a customer's needs and coordinating the services provided to such customer. In order to manage problem resolution, the Company tracks customer calls to ensure that appropriate action and follow-up occur. The Company's representatives travel frequently to the customer's restaurant or office for regularly scheduled meetings and key project reviews to ensure close coordination between the Company and the customer.

     A key component of the Company's marketing plan is the use of customized information systems to improve customer service, and to assist the customer in the daily operation of its business. The Company utilizes on-line order entry inventory systems, which permit the Company to simultaneously take orders, compare the order to previous orders, track and replenish inventory and schedule the delivery. In addition to placing orders, certain customers may also access their own accounts, and inventory information, and print copies of order acknowledgments, invoices and account statements. This electronic data interchange system provides certain customers with access to the Company's information systems at their convenience and enables the Company to accept orders 24 hours a day, seven days a week. The electronic data interchange not only allows for greater efficiencies, but also produces reduced administrative expenses and fewer ordering errors.

COMPETITION

     The foodservice distribution industry is highly competitive. Competitors include other systems distribution companies focused on the chain restaurants and captive, multi-unit franchiser-owned distribution companies and broadline foodservice distributors.

     The Company competes directly with other systems specialists that target chain restaurant concepts. The Company's principal competitors are ProSource, Inc., Sysco Corporation's Sygma division, Marriott Distribution Services Inc., Alliant Foodservice Inc., Performance Food Group, U.S. Foodservice (formerly JP Foodservice), and MBM Corp. The Company also competes with regional and local distributors in the foodservice industry, principally for business from franchisee-owned chain restaurants. National and regional chain restaurant concepts typically receive service from one or more systems distributors. Distributors are appointed or approved to service these concepts and/or their franchisees on either a national or regional basis. NEHC believes that distributors in the foodservice industry compete on the basis of quality, reliability of service and price. Because a number of the Company's customers prefer a distributor that is able to service their restaurants on a nationwide basis, NEHC believes that the Company is in a strong position to retain and compete for national chain restaurant customers and concepts.

     Opportunities for growth by gaining access to new chains typically occur at the expense of a competitor and are awarded in a bid or negotiation situation, in which large blocks of business are awarded to the most efficient distributor. NEHC believes that a key competitive advantage is continuously pursuing a strategy of being the low-cost provider of distribution and other value-added services within the industry.

LITIGATION

     From time to time NEHC and/or the Company are involved in litigation relating to claims arising out of their normal business operations. Neither NEHC nor the Company is currently engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on NEHC or the Company.

REGULATORY MATTERS

     The Company is subject to a number of federal, state and local laws, regulations and codes, including those relating to the protection of human health and the environment, compliance with which has required, and will continue to require, capital and operating expenditures. The Company believes that it is in compliance, in all material respects, with all such laws, regulations and codes. The Company, however, is not able to predict the impact of any changes in the requirements or mode of enforcement of these laws, regulations and codes on its operating results.

ENVIRONMENTAL MATTERS

     Under applicable environmental laws, the Company and/or HWPI may be responsible for remediation of environmental conditions and may be subject to associated liabilities (including liabilities resulting from lawsuits brought by private litigants) relating to its distribution centers and the land on which its distribution centers are situated, regardless of whether the Company and/or HWPI leases or owns the land in question and regardless of whether such environmental conditions were created by the Company or by a prior owner or tenant.

     NEHC believes the Company and HWPI currently conduct their respective businesses, and in the past have conducted their respective businesses, in substantial compliance with applicable environmental laws and regulations. In addition, compliance with federal, state and local laws enacted for protection of the environment has had no material effect on either the Company or HWPI. However, there can be no assurance that environmental conditions relating to prior, existing or future distribution centers or distribution center sites will not have a material adverse effect on the Company or HWPI.

     In connection with the PFS Acquisition, the Company reviewed existing reports and retained environmental consultants to conduct an environmental audit of PFS's operations in order to identify conditions that could have a material adverse effect on the Company. The Company has obtained final reports on the results of such audit with regard to PFS, which concluded that there are no environmental matters that are likely to have a material adverse effect on the Company.

EMPLOYEES

     NEHC has no paid employees. As of December 27, 1997, the Company had approximately 5,000 full-time employees, approximately 500 of whom were employed in corporate support functions and approximately 4,500 of whom were warehouse, transportation, sales, and administrative staff at the distribution centers. As of such date, approximately 275 of the Company's employees were covered by two collective bargaining agreements. One such collective bargaining agreement, covering approximately 200 employees and which expired in January 1998 is in the process of being renewed. The other such collective bargaining agreement, covering approximately 75 employees, will expire at the end of November 1998. The Company has not experienced any labor disputes or work stoppages and believes that its relationships with its employees are good.

FACILITIES

     The Company currently operates 40 distribution centers located throughout the United States, Canada and Mexico and is constructing two new distribution centers as follows:

                                                             APPROXIMATE
                         LOCATION                            SQUARE FEET    LEASED/OWNED
                         --------                            -----------    ------------
Albany, NY.................................................    104,000         Leased
Albuquerque, NM............................................     65,000         Leased
Arlington, TX..............................................    105,600         Leased
Canton, MS.................................................     80,500         Leased
Charlotte, NC..............................................    158,500          Owned
Charlotte, NC..............................................     91,771         Leased
Columbus, OH...............................................    143,903         Leased
Denver, CO.................................................    119,000         Leased
Denver, CO.................................................     74,360         Leased
Denver, CO(2)..............................................    165,000         Leased
Fort Worth, TX.............................................    113,000         Leased
Gainesville, FL............................................     53,000         Leased
Grand Rapids, MI...........................................    180,000          Owned
Gulfport, MS...............................................     63,792         Leased
Hebron, KY.................................................    124,000         Leased
Houston, TX................................................     69,800         Leased
Indianapolis, IN...........................................    115,200         Leased
Indianapolis, IN(3)........................................    180,100         Leased
Jacksonville, FL...........................................    119,600         Leased
Jonesboro, GA..............................................    124,076         Leased
Lemont, IL(1)..............................................    105,000         Leased
Lenexa, KS.................................................    105,600         Leased
Madison, WI(1).............................................    123,000         Leased
Manassas, VA...............................................    100,337          Owned
Memphis, TN................................................     70,750         Leased
Mexico City, MX............................................     35,000          Owned
Milwaukee, WI..............................................    123,185         Leased
Mississauga, Ontario.......................................     53,487         Leased
Mt. Holly, NJ..............................................    126,637         Leased
Norcross, GA...............................................    169,900          Owned
Novi, MI...................................................     72,830         Leased
Oklahoma City, OK(4).......................................     52,500         Leased
Omaha, NE..................................................    105,000          Owned
Ontario, CA................................................    201,454         Leased
Orlando, FL(2).............................................    269,000         Leased
Orlando, FL................................................    115,240         Leased
Plymouth, MN...............................................    104,200         Leased
Portland, OR...............................................     81,815         Leased
Salt Lake City, UT.........................................     31,000         Leased
Stockton, CA...............................................    105,000         Leased

                                                             APPROXIMATE
                         LOCATION                            SQUARE FEET    LEASED/OWNED
                         --------                            -----------    ------------
Tempe, AZ..................................................     67,660         Leased
Waukesha, WI(5)............................................    196,000         Leased

---------------
(1) Re-distribution facilities.

(2) Under construction.

(3) Restaurant equipment distribution center.

(4) This facility is scheduled to close in April, 1998.

(5) NEHC capital lease.

     Within four years of December 27, 1997, two of the Company's distribution center leases are due to expire. NEHC believes that the Company will be able to renew expiring leases at reasonable rates in the future. In addition, in connection with the PFS Acquisition, the Company expects to reduce the number of current distribution centers from 40 to 25. In order to accomplish this integration and consolidation, the Company will operate its business in expanded or new and larger facilities. NEHC believes that the Company's existing distribution centers, together with planned modifications, expansions and new distribution centers provide sufficient space to support the Company's expected expansion over the next several years.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information as of March 27, 1998, with respect to each person who is an executive officer, a significant employee, or director of NEHC:

              NAME                 AGE                          TITLE
              ----                 ---                          -----
John V. Holten...................  41     Director, Chairman and Chief Executive Officer
John R. Evans....................  58     Director and Vice Chairman
Raymond E. Marshall..............  48     Director, President and Treasurer
Daniel W. Crippen................  46     Director and Executive Vice President
Gunnar E. Klintberg..............  49     Director and Assistant Secretary
A. Petter Ostberg................  36     Vice President
Diana M. Moog....................  38     Senior Vice President and Chief Financial Officer
Leif F. Onarheim.................  62     Director
Peter T. Grauer..................  51     Director
Benoit Jamar.....................  42     Director

     John V. Holten. Mr. Holten has served as Chairman and Chief Executive Officer of Holberg since its inception in 1986 and of NEHC since its inception in 1996. Mr. Holten was Managing Director of DnC Capital Corporation, a merchant banking firm in New York City, from 1984 to 1986. Mr. Holten has been a member of the NEHC Board since 1996, and the AmeriServe Board since 1986.

     John R. Evans. Mr. Evans became President of Evans in 1971, and was named Chief Executive Officer of the combined company when Evans merged with NEBCO in 1990. Mr. Evans serves on the Board of Directors of each of M&I Northern Bank, Aerial Company, Inc., and AFI Inc. Mr. Evans has been an officer of NEHC and a member of the NEHC Board since 1996, and an officer of AmeriServe and a member of its Board since 1990.

     Raymond E. Marshall. Mr. Marshall has 28 years of foodservice distribution experience, including 24 years with AmeriServe or its predecessors. Mr. Marshall served as President and Chief Executive Officer of NEBCO from 1980 to 1989. Mr. Marshall has served as President of AmeriServe since 1990. Mr. Marshall serves on the Board of Directors of Independent Distributors of America ("IDA"). Mr. Marshall has been an officer of NEHC and a member of the NEHC Board since 1996, and a member of the AmeriServe Board since 1986.

     Daniel W. Crippen. Mr. Crippen has spent the last 21 years in the foodservice distribution business beginning with The Harry H. Post Company. In addition, Mr. Crippen was appointed to his present position as Executive Vice President of AmeriServe in 1997. He is Chairman of the Board of Directors of IDA. Mr. Crippen has been an officer of NEHC and a member of the NEHC Board since 1997, and an officer of AmeriServe and a member of its Board since 1997.

     Gunnar E. Klintberg. Mr. Klintberg has served as Vice Chairman of Holberg since its inception in 1986. Mr. Klintberg was a Managing Partner of DnC Capital Corporation, a merchant banking firm in New York City, from 1983 to 1986. Mr. Klintberg has been an officer of NEHC and a member of the NEHC Board since 1996, and an officer of AmeriServe and its Board since 1986.

     A. Petter Ostberg. Mr. Ostberg was appointed Vice President of NEHC in 1996. He joined Holberg in 1994 and was appointed as Senior Vice President and Chief Financial Officer of Holberg in 1997. Prior to joining Holberg, Mr. Ostberg held various finance positions from 1990 to 1994 with New York Cruise Lines, Inc., including Group Vice President, Treasurer and Secretary.

     Diana M. Moog. Ms. Moog was named Sr. Vice President and Chief Financial Officer in January 1998. Ms. Moog joined AmeriServe as Senior Vice President and Treasurer at the time of its acquisition of PFS in

1997. Previously, she had served as Vice President, Controller of PFS. Ms. Moog had held various positions at PepsiCo, Inc. from 1989 to 1997 including Manager, Financial Reporting for PepsiCo and Assistant Controller, Frito-Lay.

     Leif F. Onarheim. In 1996, Mr. Onarheim was elected chairman of NHO, the country's largest association of business and industry. From 1992 to 1997, Mr. Onarheim served as President of Norway's largest business school and was Vice Chairman of the Board of the Norwegian School of Management. From 1980 to 1992 Mr. Onarheim served as CEO of Nora Industries. When Nora merged with Orkla Borregaard to form the Orkla Group in 1991, Onarheim briefly served as the new group's Chairman. The Orkla Group is one of Scandinavia's largest branded goods company with production facilities in the US, Germany, Poland and England. He serves as Chairman of the Board of Directors of H. Aschehoug & Co. publishers, Norwegian Fair, Netcom ASA and Narvesen ASA, Vice Chairman of Saga Petroleum ASA and is a board member of Wilhelm Wihelmsen Ltd. (shipping). He has been a director of NEHC since 1996, a director of AmeriServe since 1986, and a director of Holberg since 1997.

     Peter T. Grauer. Mr. Grauer has been a Managing Director of Donaldson, Lufkin & Jenrette Merchant Banking, Inc. since September 1992. Mr. Grauer serves on the Board of Directors of each of Doane Products Co. and Total Renal Care, Inc. Mr. Grauer has been a member of the NEHC Board since January 1996, and the AmeriServe Board since January 1996.

     Benoit Jamar. Mr. Jamar is a Managing Director in the Mergers & Acquisitions group at DLJSC. He joined DLJSC in 1989. Mr. Jamar has been a member of the NEHC Board since 1997, and the AmeriServe Board since 1997.

     The directors of NEHC are elected annually and each serves until his successor has been elected and qualified, or until his or her death, resignation or removal. The officers of NEHC are elected by the Board of Directors, and each serves until his or her successor is elected and qualified, or until his or her death, resignation or removal.

EXECUTIVE COMPENSATION

     NEHC has no paid employees. The following table sets forth the information for the three most recently completed fiscal years with regard to compensation for services rendered in all capacities to the Company by the Chief Executive Officer and the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"). Information set forth in the table reflects compensation earned by such individuals for services with the Company or its respective subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                          OTHER
                                                                          ANNUAL        ALL OTHER
                                       FISCAL    SALARY      BONUS     COMPENSATION    COMPENSATION
     NAME AND PRINCIPAL POSITION        YEAR     ($)(1)       ($)          ($)            ($)(2)
     ---------------------------       ------    -------    -------    ------------    ------------
John V. Holten.......................   1997          --         --           --              --
  Chairman and Chief Executive
     Officer                            1996          --         --           --              --
                                        1995          --         --           --              --
Raymond E. Marshall..................   1997     301,375    500,000(3)   191,021(4)       11,600
  President and Treasurer               1996     273,793    265,000(5)        --          11,600
                                        1995     212,492    109,200           --          10,400
Daniel W. Crippen....................   1997     283,942    500,000(3)        --           9,659
  Executive Vice President              1996     246,764    265,076           --           9,659
                                        1995     202,538    129,464           --           9,788
Donald J. Rogers(6)..................   1997     190,811    350,000(3)    63,662(4)       11,600
  Chief Financial Officer               1996     158,629    125,000(5)    33,000(7)       11,600
  and Vice President                    1995     115,671     45,000       33,000(7)       10,400
John R. Evans........................   1997     260,000         --           --           4,800
  Vice Chairman                         1996     263,000         --           --           4,800
                                        1995     262,832         --           --           4,800

---------------

(1) The amounts shown in this column include amounts contributed by the Company to its 401(k) plan under a contribution matching program.

(2) The amounts shown in this column reflect premiums paid by the Company on behalf of Named Executive Officers for whole life insurance policies and annuities to which the Named Executive Officers are entitled to the cash surrender value.

(3) These amounts include discretionary cash bonuses paid by AmeriServe for services provided during 1997 in connection with the PFS acquisition.

(4) These amounts were paid to Messrs. Marshall and Rogers to reimburse relocation expenses.

(5) These amounts include discretionary cash bonuses paid by Holberg for services provided during 1995 in connection with the acquisition of AmeriServ.

(6) As of January 5, 1998, Mr. Rogers is no longer an employee of NEHC or the Company.

(7) This amount reflects forgiveness by the Company of a portion of a $100,000 relocation assistance loan.

The Company pays an annual management fee to Holberg for management services. The amount of this fee is not set or allocated with respect to any particular employee's compensation from Holberg.

DIRECTOR COMPENSATION

     Directors of NEHC do not receive compensation for serving on NEHC's Board of Directors or any committee thereof.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company did not have a compensation committee in fiscal 1997. Executive officer compensation is determined by the Board of Directors of the Company. The Company intends to form a compensation committee in fiscal 1998. The members of such committee have not yet been determined. During fiscal 1997, no executive officer of NEHC served as a member of the compensation committee of another entity.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Mr. Marshall's current employment agreement with the Company provides for a three year term, scheduled to lapse on January 1, 1999, with default annual renewals, and an annual base salary of $285,000, which will increase for 1998 to $315,000, plus an annual bonus to be determined by the Board of Directors after considering the Company's Reported Operating Profit (as defined in the employment agreement), plus participation in any employee benefit plans sponsored by the Company. Mr. Marshall agrees not to disclose confidential information for so long as such information remains competitively sensitive. During the term of the employment agreement and for one year after its termination, Mr. Marshall agrees not to render services to, or have any ownership interest in, any business which is competitive with the Company. Mr. Marshall's employment agreement does not contain any change of control provisions.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of March 27, 1998, regarding the beneficial ownership of the common stock of NEHC by (i) each person known to NEHC to own beneficially more than 5% of any class of the common stock of NEHC, (ii) each director of NEHC, (iii) each Named Executive Officer of NEHC and (iv) all executive officers and directors of NEHC as a group. All information with respect to beneficial ownership has been furnished to NEHC by the respective stockholders of NEHC. Except as otherwise indicated in the footnotes, each beneficial owner has the sole power to vote and to dispose of all shares held by such holder.

                                                                                       PERCENT
                                                        AMOUNT AND NATURE             OF SHARES
              NAME AND ADDRESS                       OF BENEFICIAL OWNERSHIP         OUTSTANDING
              ----------------                       -----------------------         -----------
NED..........................................  6,508 shares of Class A Common Stock      100%(+)
                                               1,733 shares of Class B Common Stock      100%(+)
Orkla........................................                  (1)
DLJ Merchant Banking Partners, L.P. and        Warrants to purchase 3,540 shares of
  certain of its affiliates ("DLJMB")........          Class A Common Stock               30%(++)
                                                Warrants to purchase 370 shares of
                                                       Class B Common Stock               30%(++)
Holberg......................................   Warrants to purchase 753 shares of
                                                       Class A Common Stock                6%(++)
John V. Holten...............................                  (2)
Daniel W. Crippen............................                  (3)
John R. Evans................................                   --
Peter T. Grauer..............................                  (4)
Benoit Jamar.................................                  (4)
Gunnar E. Klintberg..........................                  (5)
Raymond E. Marshall..........................                  (6)
Leif F. Onarheim.............................                  (7)
Diana M. Moog................................                   --

---------------
(+) Computed with respect to the currently outstanding shares of Class A Common
    Stock of NEHC (the "Class A Common Stock") and Class B Common Stock of NEHC (the "Class B Common Stock"), and without taking into account any options or convertible interests of NEHC.

(++) Computed with respect to the currently outstanding shares of Class A Common
     Stock and Class B Common Stock of NEHC and the warrants held by DLJMB and Holberg, but without taking into account any other options or convertible interests of NEHC. On January 6, 1998, Holberg consummated a repurchase from DLJMB and affiliates of (i) 49% of the Junior Preferred Stock acquired by DLJMB and affiliates in connection with the PFS Acquisition (see Item
     13. "Certain Relationships and Related Party Transactions"), and (ii) warrants conferring the right to acquire 753.30 shares of the Class A Common Stock.

(1) Orkla owns approximately 7% of the outstanding common stock of NED, and has an additional interest in the common stock of NED of approximately 8% through certain warrants to purchase such common stock. In addition, Orkla owns approximately 30% of the outstanding common stock of Holberg (which itself owns the balance of the common stock of NED not owned directly by Orkla and has an additional interest in the common stock of NED of approximately 75% through certain preferred stock convertible into common stock), and an additional interest in the common stock of Holberg of approximately 17% through certain preferred stock convertible into common stock. The warrant and convertible interests described in this note have been computed based upon the outstanding common shares of NED and Holberg, without taking into account any options or convertible interests of NED or Holberg. Orkla also has certain contractual rights as to NED and NEHC pursuant to an Amended and Restated Investors Agreement, dated as of July 11, 1997, among DLJMB, NEHC, NED, Holberg, Holberg Incorporated ("Incorporated") and Orkla.

(2) Mr. Holten owns all of the outstanding common stock of Incorporated, corporate parent of Holberg, which entity owns approximately 70% of the outstanding common stock of Holberg, and an additional interest in the common stock of Holberg of approximately 25% through certain preferred stock convertible into common stock. As noted above, Holberg owns approximately 93% of the outstanding NED common stock and has an additional interest through certain preferred stock convertible into common stock. The convertible interests described in this note have been computed based upon the outstanding common shares of Holberg and NED, without taking into account any options or convertible interests of Holberg or NED.

(3) Mr. Crippen owns shares of a series of convertible preferred stock of NEHC that, if converted, would result in his ownership of approximately 1.6% of the outstanding common stock of NEHC, taking into account the actually outstanding shares and the warrants held by DLJMB.

(4) Messrs. Grauer and Jamar are Managing Directors of DLJSC, and may be considered to have beneficial ownership of the interests of DLJMB in the Company and NEHC. Messrs. Grauer and Jamar disclaim such beneficial ownership.

(5) Mr. Klintberg is an officer and director of NED and certain of its corporate parents, but disclaims beneficial ownership of any of the shares owned by NED.

(6) Mr. Marshall has an interest of 5% in NED through certain options that have been granted to him by NED. Such interest has been computed based upon the outstanding common shares of NED, without taking into account any options or convertible interests of NED.

(7) Mr. Onarheim has an interest of less than 1% in NED through certain options that have been granted to him by NED. Such interest has been computed based upon the outstanding common shares of NED, without taking into account any options or convertible interests of NED. Mr. Onarheim has also had a long affiliation with Orkla and acts as Orkla's representative on the Board of Directors of the Company and NEHC, but disclaims beneficial ownership of any interests held by Orkla.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     DLJMB, an affiliate of DLJSC, and certain of its affiliates beneficially own approximately 30% of the common stock of NEHC. Mr. Grauer, a principal of DLJSC, is a member of the Board of Directors of NEHC and the Company; Mr. Jamar, a principal of DLJSC, is a member of the Board of Directors of NEHC and the Company. Holberg indirectly owns a majority of the issued and outstanding capital stock of NEHC. See "Security Ownership of Certain Beneficial Owners and Management." Subject to the rights of holders of Preferred Stock, Holberg and affiliates of DLJSC collectively have sufficient voting power to elect the entire Board of Directors of each of NEHC, and through NEHC, the Company.

     In connection with the PFS Acquisition, DLJSC received a merger advisory fee of $4.0 million in cash from the Company upon consummation of the PFS Acquisition and related financings. An affiliate of DLJ also received customary fees in connection with their commitment to finance a portion of the purchase price for PFS, in the event that the Company could not arrange alternative financing prior to the closing.

     In connection with the Credit Facility, DLJ Capital Funding, Inc., an affiliate of DLJSC, acted as documentation agent for which it received certain customary fees and expenses (see note 6 to the historical financial statements of NEHC included elsewhere herein).

     DLJSC has acted as an initial purchaser in connection with each of the offerings of the Senior Discount Notes, the Senior Subordinated Notes, the Senior Notes and the Preferred Stock for which it received certain customary underwriting fees and discounts.

     In connection with the ProSource Acquisition, it is expected that DLJSC will receive a merger advisory fee from the Company of $3.25 million (and reimbursement of expenses) at such time as the acquisition is consummated.

     Holberg has received customary investment banking and advisory fees from the Company and its affiliates in connection with certain prior transactions, including a $4.0 million merger advisory fee in connection with the PFS Acquisition. Holberg also received fees of $1.0 million in connection with the offering of the Senior Notes.

     Holberg also receives an annual management fee from the Company of $4.0 million, commencing in 1997. In addition, in connection with the ProSource Acquisition, it is expected that Holberg will receive a merger advisory fee of $3.25 million (and reimbursement of expenses) from the Company, at such time as the acquisition is consummated.

     A portion of the net proceeds of the Preferred Stock Offering was used to finance the repurchase cost of the Senior Preferred Stock and the Junior Preferred Stock held by Holberg and certain affiliates of DLJSC and the Junior Non-Convertible Preferred Stock held by NED.

     With the January 1996 acquisition of AmeriServ, the Company acquired a minority interest in Post Holdings Company ("Post Holdings"), a 93.6% owner of Post. On November 25, 1996 NEHC acquired: (i) the Company's ownership interest in Post Holdings; and (ii) Daniel W. Crippen's 50% ownership of Post Holdings. In connection with this transaction, Mr. Crippen, the Company's and NEHC's Executive Vice President, received $4.4 million ($2.0 million cash and $2.4 million in NEHC 8% Senior Convertible Preferred Stock) in exchange for his 50% equity interest in Post Holdings.

     In connection with the PFS Acquisition: (i) the remaining 6.4% of the capital stock outstanding of Post was acquired from the minority stockholder;
(ii) a dividend of $4.7 million was declared to eliminate the intercompany balance between Post and NEHC; (iii) all of the capital stock of Post was transferred to AmeriServ, then a wholly-owned subsidiary of the Company; (iv) Post's $10.6 million of outstanding indebtedness was refinanced; and (v) AmeriServ's investment in NEHC preferred stock of $2.5 million was cancelled.

     In connection with the PFS Acquisition, NEHC contributed $130.0 million of cash to the Company. This contribution was financed in part through NEHC's sale of the Senior Discount Notes, Senior Preferred Stock and the Junior Preferred Stock, as well as warrants to purchase NEHC Class A Common Stock, to affiliates of

DLJSC. On January 6, 1998, Holberg purchased from DLJ Merchant Banking Partners II, L.P. and certain of its affiliates ("DLJMBII") warrants to purchase 753.30 shares of Class A Common Stock, which had originally been issued to DLJMBII in connection with the PFS Acquisition in July 1997.

     In addition to the equity contribution to AmeriServe, the proceeds from the offering of the Senior Discount Notes were used to redeem the 12 1/2% Senior Secured Notes of NEHC (the "Old NEHC Notes"), with an initial purchase amount of $22.0 million beneficially owned by DLJMB and Old NEHC Notes, with an initial principal amount of $8.0 million held by Orkla. The respective accrued principal and interest of the Old NEHC Notes held by DLJMB and Orkla as of June 28, 1997 were $26.2 million and $9.5 million, respectively.

     In connection with the PFS Acquisition, NEHC contributed to the Company an aggregate principal amount of $45.0 million of outstanding non-convertible preferred stock of the Company.

     Prior to the PFS Acquisition, HWPI was owned 55% by Holberg and 45% by the Company. In connection with the PFS Acquisition, NEHC purchased for $1.5 million Holberg's 55% interest in HWPI. HWPI's sole operations consist of the ownership of two distribution centers, located in Omaha, Nebraska and Waukesha, Wisconsin, occupied by the Company.

     The Company leases a warehouse and office facility in Waukesha, Wisconsin from an affiliated partnership owned by certain former shareholders of an acquired company, including Mr. John Evans, for approximately $810,000 per year through May 31, 2008.

     The Company and Holberg also periodically engage in bi-lateral interest-bearing loans and advances. See Note 12 to the historical financial statements of NEHC included elsewhere herein.

     See "Plan of Distribution."

                DESCRIPTION OF INDEBTEDNESS AND PREFERRED STOCK

     The following sets forth information concerning the Company's indebtedness and preferred stock (other than the Preferred Stock) outstanding as of March 31, 1998.

SENIOR DISCOUNT NOTES

     On July 11, 1997, NEHC issued and sold $100.4 million in aggregate principal amount of the Senior Discount Notes pursuant to the Senior Discount
Note Indenture, in a private transaction not subject to the registration requirements of the Securities Act (the "Senior Discount Notes Offering"). On December 11, 1997, the Company consummated an offer to exchange the Senior Discount Notes for new Senior Discount Notes, which are registered under the Securities Act with terms substantially identical to the Senior Discount Notes.

     The Senior Discount Notes will mature on July 15, 2007. No cash interest is payable on the Senior Discount Notes prior to January 15, 2003. Interest on the Senior Discount Notes accrues at the rate of 12 3/8% per annum and is payable semi-annually in arrears on July 15 and January 15 of each year, commencing on January 15, 2003, to holders of record on the immediately preceding July 1 and January 1. The Senior Discount Notes rank pari passu in right of payment to all senior Indebtedness of NEHC and rank senior in right of payment to all subordinated Indebtedness of NEHC. As obligations of a holding company, the Senior Discount Notes are effectively subordinated to all obligations of the subsidiaries of NEHC, including the Senior Subordinated Notes and Senior Notes and borrowings under the Credit Facility. See "Risk Factors -- Holding Company Structure; Effective Subordination."

     The Senior Discount Notes may not be redeemed by NEHC until July 15, 2002. Thereafter, the Senior Discount Notes may be prepaid with a premium that declines each year until July 15, 2005 when the Senior Discount Notes may be prepaid in whole or in part at 100% of their principal amount. Upon a Change of Control, each holder can require NEHC to redeem such holder's Senior Discount Notes at an offer price equal to 101% of their principal amount plus accrued and unpaid interest, subject to restrictions contained in the Credit Facility and the Senior Discount Note Indenture and to the claims of holders of certain indebtedness of NEHC's subsidiaries and other pari passu indebtedness of NEHC, in each case, under similar repurchase provisions of the respective indentures relating to such indebtedness.

     The Senior Discount Note Indenture contains various restrictive covenants that, among other things, limit (i) the incurrence of indebtedness by NEHC and its subsidiaries and the issuance of certain types of capital stock by NEHC or preferred stock by NEHC's subsidiaries, (ii) the payment of dividends on capital stock of NEHC and its subsidiaries and certain other Restricted Payments (as defined in the Senior Discount Note Indenture), (iii) transactions with affiliates, (iv) the business activities of NEHC and certain of its subsidiaries, (v) the creation of liens on the assets of NEHC or certain of its subsidiaries and (vi) consolidations, mergers, conveyances, transfers and leases of all or substantially all of NEHC's assets. All of these limitations, however, are subject to a number of important qualifications.

     Events of default under the Senior Discount Note Indenture include, among other things, (i) a default continuing for 30 days in payment of interest or Liquidated Damages when due, (ii) a default in the payment of any principal or premium when due, (iii) the failure to comply with covenants in the Senior Discount Note Indenture, subject in certain instances to grace periods, (iv) a default under other indebtedness of NEHC or any subsidiary in excess of $15 million which is caused by a failure to make a required payment beyond any applicable grace period or which results in the acceleration of such indebtedness prior to its stated maturity, (v) certain events of bankruptcy or insolvency with respect to NEHC or any subsidiary, and (vi) the failure to pay any judgment in excess of $5 million for a period of 60 days. However, certain of these defaults will not constitute an Event of Default (as defined under the Senior Discount Note Indenture) until the Trustee or the holders of 25% in principal amount of the outstanding Senior Discount Notes notify NEHC of the default and NEHC does not cure such default within the time required after receipt of such notice.

8% SENIOR CONVERTIBLE PREFERRED STOCK

     As of March 31, 1998, there were 300 authorized shares of 8% Senior Convertible Preferred Stock (the "Senior Convertible Preferred") of NEHC, of which 235 were outstanding. The Senior Convertible Preferred have a $10,000 liquidation preference per share and pay cash dividends quarterly at a rate of 8% per share per annum, payable annually. The Senior Convertible Preferred rank pari passu with the Preferred Stock and senior to all other series of preferred stock and to the common stock. Holders of shares of Senior Convertible Preferred may convert each such share into 0.8766 (subject to equitable adjustment) of a share of Class A Common Stock of NEHC (i) in the event of an initial public offering, (ii) in the event of the acquisition of a majority of the outstanding shares by persons not affiliated with the Company or (iii) on January 15, 2004 (at which time such shares may also be mandatorily redeemed by NEHC).

ACCOUNTS RECEIVABLE PROGRAM

     In connection with the PFS Acquisition, the Company entered into the Accounts Receivable Program (the "Accounts Receivable Program"). The Accounts Receivable Program is structured as an off-balance sheet financing for accounting purposes.

     Under the Accounts Receivable Program, the Company transfers to AmeriServe Funding Corporation ("AmeriServe Funding"), a wholly-owned, special purpose bankruptcy-remote subsidiary, on a daily basis, all of the trade receivables (the "Receivables") generated by the Company and/or one or more of its subsidiaries. AmeriServe Funding then sells the receivables to a master trust, AmeriServe Master Trust (the "Trust"), which issued a series of certificates representing an undivided interest in the assets of the Trust. The certificates were purchased by any of (i) Bank of America, (ii) a commercial paper conduit administered by Bank of America National Trust and Savings Association ("Bank of America NT&SA"), and/or (iii) a group of banks (all of the foregoing, collectively, referred to as the "Banks").

     Up to $225.0 million of proceeds are presently available under the Accounts Receivable Program. However, when the Company satisfies certain reporting requirements, up to $250.0 million of total proceeds will be available. The Company expects to create an additional accounts receivable program for the sale of up to $150.0 million of accounts receivable in connection with the ProSource Acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Pro Forma." The Accounts Receivable Program is available to AmeriServe Funding for five years from the closing of the PFS Transactions, subject to early termination in accordance with the terms of the transaction documents.

     All of the Receivables are transferred on a daily basis to AmeriServe Funding. The exchange price for the Receivables conveyed to AmeriServe Funding is a dollar amount equal to the aggregate unpaid balance of the Receivables less a discount specified in the transaction documents. AmeriServe Funding may also pay the exchange price for such Receivables by increasing the principal amount of notes payable by it to the Company and subsidiaries of the Company rather than paying cash for such Receivables. Certain of the Receivables have been transferred by the Company to AmeriServe Funding as a contribution of capital. AmeriServe Funding (and the Trust, in turn) has obtained first priority, perfected ownership interests in the Receivables, and any related security and proceeds thereof. The Company serves as the initial master servicer of the Accounts Receivable Program.

     The Banks' yield on their Invested Amount will be based on either LIBOR or a Base Rate plus a margin. The "Invested Amount" generally will be calculated as the sum of the purchase prices paid by the Banks from time to time for undivided interests in the Receivables in the Trust, reduced by the aggregate amount of distributions made to the Banks on account of principal. As of September 27, 1997, the Banks' yield would have been 6.656%.

     A non-usage fee of 3/8 of 1% per annum on a daily average of (i) the aggregate commitments of the Banks under the Accounts Receivable Program minus
(ii) the Invested Amount is payable by AmeriServe Funding monthly in arrears.

     Prior to termination of the Banks' commitment under the Accounts Receivable Program, AmeriServe Funding may cause the Trust to sell undivided interests in the Receivables to the Banks from time to time so long as certain conditions are satisfied, including, without limitation, that after giving effect to such sale, the Invested Amount (less amounts held in certain Trust accounts) would not exceed the Base Amount. The "Base Amount" generally will be equal to the result of (a)(i) the Net Eligible Receivables, times (ii) 100% minus the Applicable Reserve Ratio, minus (b) the Carrying Cost Receivables Reserve. The "Net Eligible Receivables" generally will be calculated as the aggregate unpaid balance of Receivables held by the Trust that satisfy certain eligibility criteria, less unapplied cash held by the Trust, less funds not yet made available by lockbox banks holding collections on Receivables, less the aggregate amount of excess concentrations of Receivables as specified in the transaction documents. The "Applicable Reserve Ratio" will be calculated consistent with the trade receivable rating methodology of Standard & Poor's and/or Duff & Phelps, will incorporate specified loss reserve ratios and dilution reserve ratios, and will be subject to a floor of 15%. The "Carrying Cost Receivables Reserve" generally will be calculated to reflect interest payable to the Banks, the servicing fee payable from the Assets of the Trust, certain accrued and unpaid expenses and certain additional amounts based on days sales outstanding.

     The Accounts Receivable Program contains customary conditions, including, without limitation, delivery of true sale and non-consolidation opinions. In addition, Bank of America NT&SA has been satisfied that structural enhancements are in place so that the Accounts Receivable Program satisfies, at a minimum, the "BBB" rating criteria of Standard & Poor's and/or Duff & Phelps. The Accounts Receivable Program also contains customary termination events, including, without limitation, bankruptcy or insolvency of the Company or AmeriServe Funding, cross-acceleration to other material indebtedness of the Company and Receivables performance triggers.

CREDIT FACILITY

     The Company has entered into a senior credit facility (the "Credit Facility"), pursuant to which the Company has available a new revolving credit facility (the "Revolving Credit Facility"). The undrawn amount of $150.0 million under the Revolving Credit Facility is available for working capital and general corporate purposes, including the issuance of letters of credit, which were $13.5 million at March 15, 1998 subject to the achievement of certain financial ratios and compliance with certain conditions.

     The initial interest rate for borrowings under the Revolving Credit Facility were, at the option of the Company, LIBOR plus 2.50% or the Base Rate plus 1.25%. The initial rates for borrowings under the Revolving Credit Facility remained in effect until December 31, 1997, and now may be reduced according to a pricing grid contained in the Credit Facility agreements. The Company may elect interest periods of one, two, three or six months for LIBOR borrowings. Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of the Base Rate Loans based on the Administrative Agent's "reference rate") and interest shall be payable at the end of each interest period and, in any event, at least every three months or 90 days, as the case may be. The "Base Rate" is the higher of (i) the Administrative Agent's reference rate and (ii) the Federal Funds Effective Rate plus one-half of 1%. LIBOR will at all times include statutory reserves to the extent actually incurred.

     NEHC and all domestic subsidiaries of the Company guarantee indebtedness under the Credit Facility (the "Guarantors"). All extensions of credit under the Credit Facility to the Company and guaranties of subsidiaries of the Company are secured by all existing and after acquired personal property (other than accounts receivable transferred in connection with the Accounts Receivable Program or any securitization refinancing of the Accounts Receivable Program) of the Company and its subsidiaries, including all outstanding capital stock of the Company and of all of its domestic subsidiaries, 65% of outstanding capital stock of the Company's foreign subsidiaries and any intercompany debt obligations, and, subject to exceptions to be agreed upon all existing and after-acquired real property fee and leasehold interests. NEHC's guaranty is secured by a pledge of all outstanding capital stock of the Company. With certain exceptions, NEHC, the Company and its subsidiaries are prohibited from pledging any of their assets other than under the Credit Facility agreements.

     Under the Credit Facility, the letter of credit fee is 2.50% per annum for standby letters of credit, which will be shared by all Lenders, and an additional 0.25% per annum to be retained by the issuing bank for issuing the standby letters of credit, based upon the amount available for drawing under outstanding standby letters of credit. After December 31, 1997, adjustments in the letter of credit fees described above may be made, according to a pricing grid contained in the Credit Facility agreements.

     Indebtedness under the Credit Facility may be prepaid in whole or in part without premium or penalty (subject in some cases to related breakage) and the Lenders' commitments relative thereto reduced or terminated upon such notice and in such amounts as may be agreed upon.

     The Company is required to make the following mandatory prepayments and permanent reduction of the commitments under the Revolving Credit Facility (subject to certain exceptions and basket amounts set forth in the Credit Facility): (a) with respect to asset sales, prepayments in an amount equal to 100% of (i) the net after-tax cash proceeds of the sale or other disposition of any property or assets of the Company or any of its subsidiaries other than net cash proceeds of sales or certain other dispositions in the ordinary course of business, or (ii) the net after-tax cash proceeds in excess of $275 million from the sale or other disposition of receivables payable upon receipt; (b) with respect to debt financings of the Company or any of its subsidiaries, prepayments in an amount equal to 100% of the net cash proceeds received from such debt financings (excluding, among other things, the Senior Subordinated Notes and, with respect to the Revolving Credit Facility, the Senior Notes), payable upon receipt; (c) with respect to equity offerings of the Company or any of its subsidiaries, prepayments in an amount equal to 50% of the net cash proceeds received from the issuance of such equity securities, payable upon receipt; and (d) with respect to Excess Cash Flow (as defined in the Credit Facility), prepayments in an amount equal to 50% of Excess Cash Flow, payable within 90 days of fiscal year-end.

     The Credit Facility contains customary and appropriate representations and warranties, including without limitation those relating to due organization and authorization, no conflicts, financial condition, no material adverse changes, title to properties, liens, litigation, payment of taxes, no material adverse agreements, compliance with laws, environmental liabilities and full disclosure.

     The Credit Facility also contains customary and appropriate conditions to all borrowings under the Revolving Credit Facility including requirements relating to prior written notice of borrowing, the accuracy of representations and warranties, and the absence of any default or potential event of default.

     The Credit Facility also contains customary affirmative and negative covenants (including, where appropriate, certain exceptions and baskets), including but not limited to furnishing information and limitations on other indebtedness, liens, investments, guarantees, restricted payments, restructuring and reserve costs, mergers and acquisitions, sales of assets, capital expenditures, leases, and affiliate transactions. The Credit Facility also contains financial covenants relating to minimum interest coverage; minimum fixed charge coverage; and maximum leverage.

     Events of default under the Credit Facility include those relating to: (a) non-payment of interest, principal or fees payable under the Credit Facility;
(b) non-performance of certain covenants; (c) cross default to other material debt of the Company and its subsidiaries; (d) bankruptcy or insolvency; (e) judgments in excess of specified amounts; (f) impairment of security interests in collateral; (g) invalidity of guarantees; (h) materially inaccurate or false representations or warranties; and (i) change of control.

SENIOR NOTES

     On October 15, 1997, the Company issued and sold $350.0 million principal amount of the Senior Notes pursuant to the Senior Note Indenture. The Senior Notes were sold pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company consummated an offer to exchange the Senior Notes for new Senior Notes, which are registered under the Securities Act with terms substantially identical to the Senior Notes.

     The Senior Notes will mature on October 15, 2006. Interest accrues at the rate of 8 7/8% per annum and is payable semi-annually in arrears on April 15 and October 15 of each year. Payment of principal, premium and interest are effectively subordinated, however, to all secured obligations of the Company, including the Company's borrowings, if any, under the Credit Facility, to the extent of the assets securing such obligations.

     The Senior Notes may not be redeemed at the option of the Company any time prior to April 15, 2002. Thereafter, the Senior Notes may be prepaid with a premium that declines each year until April 15, 2004 when the Senior Notes may be prepaid in whole or in part at 100% of their principal amount. Upon a Change of Control, each holder can require the Company to redeem such holder's Senior Notes at an offer price equal to 101% of their principal amount plus accrued and unpaid interest, subject to restrictions contained in the Credit Facility and the Senior Note Indenture.

     The Senior Note Indenture contains various restrictive convenants that, among other things, limit (i) the incurrence of indebtedness by the Company and its subsidiaries and the issuance of preferred stock by the Company, (ii) the payment of dividends on capital stock of the Company and its subsidiaries and certain other Restricted Payments (as defined in the Senior Note Indenture),
(iii) transactions with affiliates, (iv) the business activities of the Company,
(v) the creation of liens on the assets of the Company and (vi) consolidations, mergers, conveyances, transfers and leases of all or substantially all of the Company's assets. All of these limitations, however, are subject to a number of important qualifications.

     Events of default under the Senior Note Indenture include, among other things, (i) a default continuing for 30 days in payment of interest or Liquidated Damages when due, (ii) a default in the payment of any principal or premium when due, (iii) the failure to comply with covenants in the Senior Note Indenture, subject in certain instances to grace periods, (iv) a default under other indebtedness of the Company or any Subsidiary in excess of $15 million which is caused by a failure to make a required payment beyond any applicable grace period or which results in the acceleration or such indebtedness prior to its stated maturity, (v) certain events of bankruptcy or insolvency with respect to the Company of any subsidiary, and (vi) the failure to pay any judgment in excess of $5 million for a period of 60 days. However, certain of these defaults will not constitute an Event of Default (as defined under the Senior Note Indenture) until the Trustee or the holders of 25% in principal amount of the outstanding Senior Notes notify the Company of the default and the Company does not cure such default within the time required after receipt of such notice.

SENIOR SUBORDINATED NOTES

     On July 9, 1997, the Company issued and sold $500.0 million principal amount of the Senior Subordinated Notes pursuant to the Senior Subordinated Note Indenture. The Senior Subordinated Notes were sold pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company consummated an offer to exchange the Senior Subordinated Notes for new Senior Subordinated Notes, which are registered under the Securities Act with terms substantially identical to the Senior Subordinated Notes.

     The Senior Subordinated Notes mature on July 15, 2007. Interest accrues at the rate of 10 1/8% per annum and is payable semi-annually in arrears on January 15 and July 15 each year. Payment of principal, premium and interest on the Senior Subordinated Notes are subordinated, as set forth in the Senior Subordinated Indenture, to the prior payment in full of the Company's Senior Debt (as defined in the Senior Subordinated Note Indenture), including the Senior Notes.

     The Senior Subordinated Notes may not be redeemed at the option of the Company any time prior to July 15, 2002. Thereafter, the Senior Subordinated Notes may be prepaid with a premium that declines each year until July 15, 2005 when the Senior Subordinated Notes may be prepaid in whole or in part at 100% of their principal amount. Upon a Change of Control, each holder can require the Company to redeem such holder's Senior Subordinated Notes at an offer price equal to 101% of their principal amount plus accrued and unpaid interest, subject to restrictions contained in the Credit Facility and the Senior Subordinated Note Indenture.

     The Senior Subordinated Note Indenture contains various restrictive covenants that, among other things, limit (i) the incurrence of indebtedness by the Company and its subsidiaries and the issuance of preferred stock by the Company, (ii) the payment of dividends on capital stock of the Company and its subsidiaries and certain other Restricted Payments (as defined in the Senior Subordinated Note Indenture), (iii) transactions with affiliates, (iv) the business activities of the Company, (v) the creation of liens on the assets of the Company and (vi) consolidations, mergers, conveyances, transfers and leases of all or substantially all of the Company's assets. All of these limitations, however, are subject to a number of important qualifications.

     Events of default under the Senior Subordinated Note Indenture include, among other things, (i) a default continuing for 30 days in payment of interest or Liquidated Damages when due, (ii) a default in the payment of any principal or premium when due, (iii) the failure to comply with covenants in the Senior Subordinated Note Indenture, subject in certain instances to grace periods, (iv) a default under other indebtedness of the Company or any Subsidiary in excess of $15 million which is caused by a failure to make a required payment beyond any applicable grace period or which results in the acceleration of such indebtedness prior to its stated maturity, (v) certain events of bankruptcy or insolvency with respect to the Company of any subsidiary, and (vi) the failure to pay any judgment in excess of $5 million for a period of 60 days. However, certain of these defaults will not constitute an Event of Default (as defined under the Senior Subordinated Note Indenture) until the Trustee or the holders of 25% in principal amount of the outstanding Senior Subordinated Notes notify the Company of the default and the Company does not cure such default within the time required after receipt of such notice.

                           DESCRIPTION OF SECURITIES

DESCRIPTION OF PREFERRED STOCK

     The following is a summary of certain terms of the Preferred Stock. The terms of the Preferred Stock are set forth in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of 11 1/4% Senior Redeemable Exchangeable Preferred Stock due 2008 of NEHC (the "Certificate of Designations"). The following summary of the Preferred Stock, the Certificate of Designations, and the Registration Rights Agreement is not intended to be complete and is subject to, and qualified in its entirety by reference to, the Certificate of Incorporation, the Certificate of Designations and the Registration Rights Agreement, including the definitions therein of certain terms used below. Copies of the proposed form of Certificate of Designations and Registration Rights Agreement are available as set forth under "-- Additional Information." The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions Relating to the Preferred Stock." As used in this Description of Preferred Stock, references to the Preferred Stock shall be deemed to include the New Preferred Stock to be issued in the Exchange Offer.

     GENERAL

     NEHC is authorized to issue 30,000,000 shares of preferred stock as designated by NEHC's board of directors, of which 2,500,000 shares of Preferred Stock are authorized, issued and outstanding pursuant to the Offering and up to an additional 5,500,000 shares of Preferred Stock have been designated and reserved for issuance to pay dividends on the Preferred Stock if NEHC elects to pay dividends on the Preferred Stock in additional shares of Preferred Stock in accordance with the terms thereof. All such shares of Preferred Stock will have a liquidation preference of $100 per share (the "Liquidation Preference"). On March 1, 2008 (the "Mandatory Redemption Date"), NEHC will be required to redeem (subject to the legal availability of funds therefor) all outstanding shares of Preferred Stock at a price in cash equal to the Liquidation Preference thereof, plus, without duplication, accrued and unpaid dividends (including an amount in cash equal to a prorated dividend for any partial Dividend Period) and Liquidated Damages, if any, to the date of redemption. Subject to certain conditions, the Preferred Stock will be exchangeable (in whole but not in part) for the Exchange Debentures at the option of NEHC on any Dividend Payment Date on or after the Issue Date. The Preferred Stock, when issued and paid for by the Initial Purchaser in accordance with the terms of the Purchase Agreement, will be fully paid and non-assessable and the holders thereof will not have any subscription or preemptive rights.

     The Preferred Stock ranks junior in right of payment to all indebtedness and other obligations of NEHC. As of December 27, 1997, on a pro forma basis after giving effect to the Offering and the ProSource Acquisition, the Preferred Stock would have been junior in right of payment to $948.7 million of indebtedness of NEHC and its subsidiaries. See "Risk Factors -- Subordination." In addition, NEHC has the ability to issue additional shares of Preferred Stock to pay dividends. The Certificate of Designations provides that NEHC may not, without the consent of the holders of at least a majority of the then outstanding shares of Preferred Stock, authorize, create (by way of reclassification or otherwise) or issue any Parity Securities (as defined below) or any Obligation or security convertible or exchangeable into or evidencing a right to purchase, shares of any class or series of Parity Securities, except, NEHC may issue: (i) shares of New Preferred Stock pursuant to the Certificate of Designations and as provided in the Registration Rights Agreement, (ii) shares of Preferred Stock to pay dividends thereon in accordance with the terms of the Certificate of Designations, and (iii) Parity Securities that may be issued in accordance with the terms of the Certificate of Designations. See "-- Ranking" and "-- Voting Rights." The Certificate of Designations provides that NEHC may not authorize, create or issue (by way of reclassification or otherwise) any future issuances of preferred stock that rank senior to the Preferred Stock.

     All of NEHC's operations are conducted through its Subsidiaries and, therefore, NEHC is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its ability to pay cash dividends on and to redeem the Preferred Stock. Any right of NEHC to receive assets of any of its Subsidiaries will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of such entities.

     The transfer agent and registrar for the Preferred Stock is State Street Bank and Trust Company unless and until a successor is selected by NEHC (the "Transfer Agent").

     RANKING

     The Preferred Stock, with respect to dividends and rights on the liquidation, winding-up and dissolution of NEHC, (i) ranks senior to each class of capital stock of NEHC currently outstanding and will rank senior to each class of capital stock of NEHC established after the date of this Prospectus by the Board of Directors of NEHC the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Preferred Stock as to dividends and rights on the liquidation, winding-up and dissolution of NEHC (collectively referred to, together with the common stock of NEHC, as "Junior Securities"),
(ii) subject to certain conditions, (a) ranks on a parity with the outstanding Senior Convertible Preferred and (b) will rank on a parity with each other class of preferred stock established after the date of this Prospectus by the Board of Directors of NEHC the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividends and rights on the liquidation, winding-up and dissolution of NEHC (collectively referred to as the "Parity Securities"). NEHC may not authorize or issue any Parity Securities (other than additional Preferred Stock issued as dividends on the Preferred Stock) without the approval of the holders of at least a majority of the Preferred Stock then outstanding, voting or consenting as a separate class.

     DIVIDENDS

     The holders of shares of the Preferred Stock are entitled to receive, whether or not dividends are declared by the Board of Directors out of funds of NEHC, cumulative preferential dividends from the Issue Date of the Preferred Stock accruing at 11 1/4% per annum quarterly from the date of issuance, payable per share on March 1, June 1, September 1 and December 1, or, if any such date is not a Business Day, on the next succeeding Business Day (each, a "Dividend Payment Date"), to the holders of record as of the next preceding February 15, May 15, August 15 and September 15 (each, a "Record Date"). Dividends may be paid, at NEHC's option, in cash or by the issuance of additional shares of Preferred Stock (including fractional shares) having an aggregate Liquidation Preference equal to the amount of such dividends. The issuance of such additional shares of Preferred Stock will constitute "payment" of the related dividend for all purposes of the Certificate of Designations. The first dividend payment of Preferred Stock will be payable on June 1, 1998. Dividends payable on the Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months and will be deemed to accrue on a daily basis. For a discussion of certain federal income tax considerations relevant to the payment of dividends on the Preferred Stock, see "Certain Federal Income Tax Consequences to Holders of Preferred Stock."

     Dividends on the Preferred Stock will accrue whether or not NEHC has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends will accumulate to the extent they are not paid on the Dividend Payment Date for the period to which they relate. In the event that dividends on the Preferred Stock are in arrears and unpaid for three or more quarterly dividend periods (whether or not consecutive), holders of Preferred Stock will be entitled to certain voting rights. See "-- Voting Rights." The Certificate of Designations provides that NEHC will take all actions required or permitted under the Delaware General Corporation Law (the "DGCL") to permit the payment of dividends on the Preferred Stock, including, without limitation, through the revaluation of its assets in accordance with the DGCL, to make or keep funds legally available for the payment of dividends.

     Dividends on account of arrears for any past Dividend Period and dividends in connection with any optional redemption may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record of Preferred Stock on such date, not more than forty-five (45) days prior to the payment thereof, as may be fixed by the Board of Directors of NEHC.

     No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of Preferred Stock. No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid (or are deemed declared and paid) in full or declared and, if payable in cash, a sum in cash sufficient for such payment set apart for such payment on the Preferred Stock. If full dividends are not so paid, the Preferred Stock will share dividends pro rata with the Parity Securities. So long as any Preferred Stock is outstanding and unless and until full cumulative dividends have been paid (or are deemed paid) in full on the Preferred Stock: (i) no dividend (other than a dividend payable solely in shares of additional Junior Securities) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Securities; (ii) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of Junior Securities, other than a distribution consisting solely of Junior Securities; (iii) no shares of Parity Securities or Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for shares of other Junior Securities) by NEHC or any of its Subsidiaries; (iv) no warrants, rights, calls or options to purchase any Parity Securities or Junior Securities shall be directly or indirectly issued by NEHC or any of its Subsidiaries; and (v) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Parity Securities or Junior Securities by NEHC or any of its Subsidiaries. Holders of the Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends as herein described.

     The Senior Discount Note Indenture contains, and future credit agreements or other agreements relating to Indebtedness to which NEHC becomes a party may contain, restrictions on the ability of NEHC to pay dividends on the Preferred Stock (other than solely in additional shares of Preferred Stock). See "Risk Factors -- Limitations on Ability to Pay Dividends."

     VOTING RIGHTS; AMENDMENT

     Holders of record of shares of Preferred Stock will have no voting rights, except as required by law and as provided in the Certificate of Designations. The Certificate of Designations provides that upon (a) the accumulation of accrued and unpaid dividends on the outstanding Preferred Stock in an amount equal to three or more quarterly dividend periods (whether or not consecutive) in the aggregate; (b) the failure of NEHC to make, pursuant to any required Change of Control Offer) or mandatory redemption obligation with respect to the Preferred Stock or (c) the failure of NEHC to comply with any of the other covenants or agreements set forth in the Certificate of Designations and the continuance of such failure for 30 consecutive days or more after receipt of notice of such failure from the holders of at least 25% of the Preferred Stock then outstanding, then the holders of a majority of the outstanding shares of Preferred Stock, with the holders of shares of any Parity Securities, issued after the Issue Date, upon which the voting rights have been conferred and are exercisable, voting as a single class, will be entitled to elect lesser of the two directors or that number of directors constituting at least 25% of NEHC's Board of Directors (each of the events described in clauses (a), (b) and (c) being referred to herein as a "Voting Rights Triggering Event"). The voting rights provided for in the Certificate of Designations will be the holder's exclusive remedy at law or in equity.

     In addition to the provisions described above in "Ranking," the Certificate of Designations also provides that NEHC will not, without the approval of the holders of at least a majority of the Preferred Stock then outstanding amend, alter or repeal any of the provisions of NEHC's Certificate of Incorporation (including the Certificate of Designations) or the bylaws of NEHC so as to affect adversely the powers, preferences or rights of the holders of the Preferred Stock or reduce the time for any notice to which the holders of the Preferred Stock may be entitled. Subject to the provisions described above under "Ranking," the Certificate of Designations provides that an amendment of NEHC's Certificate of Incorporation to authorize or create, or to increase the amount of Junior Securities or Parity Securities shall not be deemed to affect adversely the powers, preferences or rights of the holders of the Preferred Stock.

     Notwithstanding the foregoing, modifications and amendments to the Certificate of Designations described below under "-- Change of Control" and "-- Certain Covenants" may be made by NEHC with the consent of the holders of a majority of the Preferred Stock; provided that following the mailing of any Offer to Purchase and until the Expiration Date of that Offer to Purchase no such modification or amendment may, without the consent of the holder of each outstanding share of Preferred Stock affected thereby, modify any Offer to Purchase for the Preferred Stock required under the covenant entitled "-- Change of Control" in a manner materially adverse to the holders of outstanding Preferred Stock. In addition, holders of a majority of the outstanding Preferred Stock may waive compliance by NEHC with the covenants described below under "-- Certain Covenants" and may waive any past default of the provisions of the Certificate of Designations described below under "-- Change of Control" and "-- Certain Covenants," except a default arising from failure to purchase any Preferred Stock tendered pursuant to an Offer to Purchase.

     EXCHANGE

     NEHC may, at its option, on any Dividend Payment Date, exchange, in whole, but not in part, the then outstanding shares of Preferred Stock for Exchange Debentures with a principal amount equal to the liquidation preference of the Preferred Stock; provided that (i) on the date of such exchange there are no accumulated and unpaid dividends and Liquidated Damages, if any, on the Preferred Stock (including the dividend payable on such date) or other contractual impediments to such exchange; (ii) there shall be legally available funds sufficient for the dividend to be paid on such Dividend Payment Date;
(iii) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Senior Discount Note Indenture) would exist under the Senior Discount Note Indenture with respect to NEHC's Senior Discount Notes or would be caused thereby; (iv) the Exchange Debenture Indenture governing the Exchange Debentures has been qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), if such qualification is required at the time of exchange; and (v) NEHC shall have delivered a written opinion to the Trustee to the effect that all conditions to be satisfied prior to such exchange have been satisfied.

     Upon any exchange pursuant to the preceding paragraph, holders of outstanding Preferred Stock will be entitled to receive, subject to the second succeeding sentence of this paragraph, $1.00 principal amount of Exchange Debentures for each $1.00 of the aggregate Liquidation Preference, plus, without duplication, accrued and unpaid dividends, plus any additional Exchange Debentures issued from time to time in lieu of cash interest, of Preferred Stock held by them. The Exchange Debentures will be issued in registered form, without coupons and will contain non-financial terms substantially similar to NEHC's outstanding Senior Discount Notes. The Exchange Debentures will be issued in principal amounts of $1,000 and integral multiples thereof to the extent possible, and will also be issuable in principal amounts less than $1,000 so that each holder of Preferred Stock will receive interests representing the entire amount of Exchange Debentures to which such holder's shares of Preferred Stock entitle such holder; provided that NEHC may pay cash in lieu of issuing an Exchange Debenture having a principal amount less than $1,000. Notice of the intention to exchange will be sent by or on behalf of NEHC not more than 60 days nor less than 30 days prior to the Exchange Date, by first class mail, postage prepaid, to each holder of record of Preferred Stock at its registered address. In addition to any information required by law or by the applicable rules of any exchange upon which Preferred Stock may be listed or admitted to trading, such notice will state: (i) the Exchange Date; (ii) the place or places where certificates for such shares are to be surrendered for exchange, including any procedures applicable to exchanges to be accomplished through book-entry transfers; and (iii) that dividends on the shares of Preferred Stock to be exchanged will cease to accrue on the Exchange Date. If notice of any exchange has been properly given, and if on or before the Exchange Date the Exchange Debentures have been duly executed and authenticated and deposited with the Transfer Agent, then on and after the close of business on the Exchange Date, the shares of Preferred Stock to be exchanged will no longer be deemed to be outstanding and may thereafter be issued in the same manner as the other authorized but unissued preferred stock, but not as Preferred Stock, and all rights of the holders thereof as stockholders of NEHC will cease, except the right of the holders to receive upon surrender of their certificates the Exchange Debentures and all accrued interest, if any, thereon.

     REDEMPTION

     Mandatory Redemption

     On the Mandatory Redemption Date, NEHC will be required to redeem (subject to the legal availability of funds therefor) all outstanding shares of Preferred Stock at a price in cash equal to the Liquidation Preference thereof, plus accrued and unpaid dividends (including an amount in cash equal to a prorated dividend for any partial Dividend Period) and Liquidated Damages, if any, to the date of redemption. NEHC will not be required to make sinking fund payments with respect to the Preferred Stock. The Certificate of Designations will provide that NEHC will take all actions required or permitted under Delaware law to permit such redemption.

     Optional Redemption

     The Preferred Stock may be redeemed, in whole or in part, at the option of NEHC on or after March 1, 2003, at the redemption prices specified below (expressed as percentages of the Liquidation Preference thereof), in each case, together with accrued and unpaid dividends (including an amount in cash equal to a prorated dividend for any partial dividend period) and Liquidated Damages, if any, to the date of redemption, upon not less than 30 nor more than 60 days' prior written notice, if redeemed during the 12-month period commencing on March 1 of each of the years set forth below:

                           YEAR                             PERCENTAGE
                           ----                             ----------
2003......................................................   105.625%
2004......................................................   103.750%
2005......................................................   101.875%
2006 and thereafter.......................................   100.000%

     Notwithstanding the foregoing, at any time NEHC may, at its option, redeem in whole or in part, outstanding shares of the Preferred Stock at a price in cash equal to 109.000% of the Liquidation Preference thereof, plus accrued and unpaid dividends to the redemption date with the net cash proceeds from one or more Public Equity Offerings; provided that any such redemption shall occur within 45 days of the date of the closing of such Public Equity Offerings.

     LIQUIDATION RIGHTS

     Upon any voluntary or involuntary liquidation, dissolution or winding-up of NEHC or reduction or decrease in its capital stock resulting in a distribution of assets to the holders of any class or series of NEHC's capital stock, each holder of shares of the Preferred Stock will be entitled to payment out of the assets of NEHC available for distribution of an amount equal to the Liquidation Preference per share of Preferred Stock held by such holder, plus accrued and unpaid dividends and Liquidated Damages, if any, to the date fixed for liquidation, dissolution, winding-up or reduction or decrease in capital stock, before any distribution is made on any Junior Securities, including, without limitation, common stock of NEHC. After payment in full of the Liquidation Preference and all accrued dividends and Liquidated Damages, if any, to which holders of Preferred Stock are entitled, such holders will not be entitled to any further participation in any distribution of assets of NEHC. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of NEHC, the amounts payable with respect to the Preferred Stock and all other Parity Securities are not paid in full, the holders of the Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of NEHC in proportion to the full liquidation preference and accumulated and unpaid dividends and Liquidated Damages to which each is entitled. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of NEHC nor the consolidation or merger of NEHC with or into one or more corporations will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of NEHC or reduction or decrease in capital stock, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of the business of NEHC or reduction or decrease in capital stock.

     The Certificate of Designations will not contain any provision requiring funds to be set aside to protect the Liquidation Preference of the Preferred Stock, although such Liquidation Preference will be substantially in excess of the par value of the shares of the Preferred Stock and there can be no assurance that, upon any such voluntary or involuntary liquidation, dissolution or winding-up of NEHC that there will be funds available in amount sufficient to pay such Liquidation Preference in full, in part or at all.

     CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, NEHC will be required to make an offer (the "Change of Control Offer") to each holder of shares of Preferred Stock to repurchase all or any part (but not, in the case of any holder requiring NEHC to purchase less than all of the shares of Preferred Stock held by such holder, any fractional shares) of such holder's Preferred Stock at an offer price in cash equal to 101% of the aggregate Liquidation Preference thereof plus, without duplication, all accrued and unpaid dividends per share to the date of purchase (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the date of purchase (as defined below) to the date of purchase) (the "Change of Control Payment"); provided that NEHC will not be required to repurchase or redeem any shares of Preferred Stock pursuant to the foregoing provision prior to NEHC's repurchase of any Senior Discount Notes that are required to be repurchased pursuant to the Change of Control covenant in the Senior Discount Note Indenture. As a result of the foregoing, a holder of the Preferred Stock may not be able to compel NEHC to purchase the Preferred Stock unless NEHC is able at the time to refinance all such indebtedness.

     The Certificate of Designations provides that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, NEHC will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of the Preferred Stock required by this covenant. See "Risk Factors -- Change of Control."

     Within 30 days following any Change of Control, NEHC will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Preferred Stock on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Certificate of Designations and described in such notice. NEHC will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Preferred Stock as a result of a Change of Control.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Certificate of Designations are applicable. Except as described above with respect to a Change of Control, the Certificate of Designations does not contain provisions that permit the holders of the Preferred Stock to require that NEHC repurchase or redeem the Preferred Stock in the event of a takeover, recapitalization or similar transaction.

     NEHC will not be required to make a Change of Control Offer to the holders of Preferred Stock upon a Change of Control if a third party makes the Change of Control Offer described above in the manner, at the times and otherwise in compliance with the requirements set forth in the Certificate of Designations and purchases all shares of Preferred Stock validly tendered and not withdrawn under such Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of NEHC and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Preferred Stock to require NEHC to repurchase such Preferred Stock as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of NEHC and its Subsidiaries taken as a whole to another Person may be uncertain.

     ASSET SALES

     The Certificate of Designations provides that NEHC will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale other than transfers of Receivables to a Receivables Subsidiary in connection with a Receivables Transaction unless (i) NEHC (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 80% of the consideration therefor received by NEHC or such Restricted Subsidiary is in the form of cash; provided that the amount of (x) any liabilities (as shown on NEHC's or such Restricted Subsidiary's most recent balance sheet) of NEHC or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Preferred Stock or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases NEHC or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by NEHC or any such Restricted Subsidiary from such transferee that are converted by NEHC or such Restricted Subsidiary into cash within 180 days (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

     Within 360 days after the receipt of any Net Proceeds from an Asset Sale, NEHC may apply such Net Proceeds, at its option, to permanently repay Indebtedness, the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other long-term assets, in each case, in a Permitted Business. Pending the final application of any such Net Proceeds, NEHC may invest such Net Proceeds in any manner that is not prohibited by the Certificate of Designations. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $20.0 million, NEHC will be required to make an offer to all holders of Preferred Stock (an "Asset Sale Offer") to purchase the maximum principal amount of Preferred Stock that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Certificate of Designations. To the extent that the aggregate amount of Preferred Stock tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, NEHC may use any remaining Excess Proceeds for general corporate purposes. If the aggregate liquidated preference of Preferred Stock surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Preferred Stock to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

     The sole remedy to holders of Preferred Stock in the event of a breach of any of the covenants contained in the Certificate of Designations, including the mandatory redemption provisions thereof, will be the voting rights arising from certain circumstances described under "Voting Rights" and such breach by NEHC will not cause any action taken by NEHC to be invalid or unauthorized under its charter documents.

     Restricted Payments

     The Certificate of Designations provides that from and after the Issue Date, NEHC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of NEHC's Junior Securities (including, without limitation, any payment in connection with any merger or consolidation involving NEHC) or to the direct or indirect holders of NEHC's Junior Securities in their capacity as such (other than dividends or distributions payable in Junior Securities of NEHC); (ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving NEHC) any Junior Securities of NEHC or any direct or indirect parent of NEHC; or (iii) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iii) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

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

          (a) no Voting Rights Triggering Event shall have occurred and be continuing or would occur as a consequence thereof;

          (b) NEHC would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by NEHC and its Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clause (ii) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of NEHC for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of NEHC's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by NEHC from the issue or sale since the Issue Date of Junior Securities of NEHC, plus (iii) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment plus (iv) if any Unrestricted Subsidiary (A) is redesignated as a Restricted Subsidiary, the fair market value of such redesignated Subsidiary (as determined in good faith by the Board of Directors) as of the date of its redesignation or (B) pays any cash dividends or cash distributions to NEHC or any of its Restricted Subsidiaries, 50% of any such cash dividends or cash distributions made after the Issue Date.

     The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Certificate of Designations; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any Junior Securities of NEHC in exchange for, or out of the net cash proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary of NEHC) of, other Junior Securities of NEHC; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of Junior Securities with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend by a Restricted Subsidiary of NEHC to the holders of its Equity Interests on a pro rata basis;
(v) the declaration or payment of dividends to Holberg for expenses incurred by Holberg in its capacity as a holding company that are attributable to the operations of NEHC and its Restricted Subsidiaries, including, without limitation, (a) customary salary, bonus and other benefits payable to officers and employees of Holberg, (b) fees and expenses paid to members of the Board of Directors of Holberg, (c) general corporate overhead expenses of Holberg, (d) foreign, federal, state or local tax liabilities paid by Holberg, (e) management, consulting or advisory fees paid to Holberg not to exceed $1.0 million in any fiscal year, and (f) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of NEHC or Holberg held by any member of NEHC's (or any of their Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement in effect as of the Issue Date; provided, however, the aggregate amount paid pursuant to the foregoing clauses (a) through (f) does not exceed $10.0 million in any fiscal year; (vii) Investments in any Person (other than NEHC or a Wholly-Owned Restricted Subsidiary) engaged in a Permitted Business in an amount not to exceed $7.0 million; (viii) other Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (viii) that are at that time outstanding, not to exceed $3.0 million; (ix) Permitted Investments; (x) payments to Holberg pursuant to the tax sharing agreement among Holberg and other members of the affiliated corporations of which Holberg is the common parent, and (xi) other Restricted Payments in an aggregate amount not to exceed $15.0 million.

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

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Voting Rights Triggering Event; provided that in no event shall the business currently operated by any Subsidiary Guarantor be transferred to or held by an Unrestricted Subsidiary. For purposes of making such determination, all outstanding Investments by NEHC and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation (as determined in good faith by the Board of Directors). Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by NEHC or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined in good faith by the Board of Directors whose resolution with respect thereto shall be delivered to the Transfer Agent such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, NEHC shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Certificate of Designations.

     Incurrence of Indebtedness and Issuance of Preferred Stock

     The Certificate of Designations provides that NEHC will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that NEHC will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of Preferred Stock; provided, however that NEHC may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if NEHC's Fixed Charge Coverage Ratio for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including pro forma application of the net proceeds therefrom), as if such Indebtedness had been incurred, or such Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

     (i) the incurrence by the Restricted Subsidiaries of NEHC of term Indebtedness under the New Credit Facility; provided that the aggregate principal amount of all term Indebtedness outstanding under the New Credit Facility after giving effect to such incurrence does not exceed the aggregate amount of term Indebtedness borrowed under the New Credit Facility on the date of the Certificate of Designations less the aggregate amount of all repayments, optional or mandatory, of the principal of any Indebtedness under the New Credit Facility (other than repayments that are immediately reborrowed) that have been made since the Issue Date; provided, that the foregoing proviso shall not apply to Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (i);

     (ii) the incurrence by the Restricted Subsidiaries of NEHC of revolving credit Indebtedness and letters of credit pursuant to the New Credit Facility; provided that the aggregate principal amount of all revolving credit Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Restricted Subsidiaries of NEHC thereunder) outstanding under the New Credit Facility after giving effect to such incurrence does not exceed the aggregate amount of term Indebtedness borrowed under the New Credit Facility on the Issue Date; provided that the foregoing proviso shall not apply

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

to Permitted Refinancing Indebtedness incurred to refinance or replace any Indebtedness incurred pursuant to this clause (ii);

     (iii) the incurrence by NEHC and its Restricted Subsidiaries of the Existing Indebtedness;

     (iv) the incurrence by NEHC of Indebtedness represented by the Exchange Debentures issuable in accordance with the terms of the Certificate of Designations;

     (v) the incurrence by NEHC or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of NEHC or such Restricted Subsidiary (whether through the direct purchase of assets or the Capital Stock of any Person owning such Assets), in an aggregate principal amount not to exceed $150 million;

     (vi) the incurrence by NEHC or any of its Restricted Subsidiaries of Indebtedness in connection with the acquisition of assets or a new Restricted Subsidiary; provided that such Indebtedness was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by NEHC or one of its Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by NEHC or one of it Subsidiaries; provided, further, that the principal amount (or accreted value, as applicable) of such Indebtedness, together with any other outstanding Indebtedness incurred pursuant to this clause (vi), does not exceed $7.0 million;

     (vii) the incurrence by NEHC or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by the Certificate of Designations to be incurred;

     (viii) the incurrence by NEHC or any of its Restricted Subsidiaries of intercompany Indebtedness between or among NEHC and any of its Wholly Owned Restricted Subsidiaries; provided, however, that (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than NEHC or a Wholly Owned Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either NEHC or a Wholly Owned Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by NEHC or such Restricted Subsidiary, as the case may be;

     (ix) the incurrence by NEHC or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging currency risk or interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Certificate of Designations to be outstanding;

     (x) the guarantee by NEHC or any of its Restricted Subsidiaries of Indebtedness of NEHC or a Restricted Subsidiary of NEHC that was permitted to be incurred by another provision of this covenant;

     (xi) the incurrence by NEHC's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of NEHC;

     (xii) Asset Sales in the form of Receivables Transactions;

     (xiii) Indebtedness incurred by NEHC any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation to letters of credit in respect to workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims' provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

     (xiv) Indebtedness arising from agreements of NEHC or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, asset or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability of all such Indebtedness shall at no time exceed 50% of the gross proceeds actually received by NEHC and its Restricted Subsidiaries in connection with such disposition;

     (xv) obligations in respect of performance and surety bonds and completion guarantees provided by NEHC or any Restricted Subsidiary in the ordinary course of business;

     (xvi) guarantees incurred in the ordinary course of business in an aggregate principal amount not to exceed $7.0 million at any time outstanding; and

     (xvii) the incurrence by NEHC or any of its Restricted Subsidiaries of additional Indebtedness, including Attributable Debt incurred after the Issue Date, in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (xvii), not to exceed $30.0 million.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xvii) above or is entitled to be incurred pursuant to the first paragraph of this covenant, NEHC shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

     Dividend and Other Payment Restrictions Affecting Subsidiaries

     The Certificate of Designations provides that NEHC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to NEHC or any of its Restricted Subsidiaries
(1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to NEHC or any of its Restricted Subsidiaries, (ii) make loans or advances to NEHC or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to NEHC or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the Issue Date, (b) the New Credit Facility as in effect as of the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive in the aggregate (as determined by the Credit Agent in good faith) with respect to such dividend and other payment restrictions than those contained in the New Credit Facility as in effect on the Issue Date, (c) the Certificate of Designations, the Preferred Stock, the New Preferred Stock, the Exchange Debentures and the New Exchange Debentures (if issued), (d) any applicable law, rule, regulation or order, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by NEHC or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Certificate of Designations to be incurred, (f) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) Permitted Refinancing Indebtedness, provided that the material restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, (i) contracts for the sale of assets, including without limitation customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock

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

or assets of such Subsidiary, and (j) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

     Merger, Consolidation or Sale of Assets

     The Certificate of Designations provides that NEHC may not consolidate or merge with or into (whether or not NEHC is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) NEHC is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than NEHC) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than NEHC) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of NEHC under the Preferred Stock and the Certificate of Designations; (iii) immediately after such transaction no Voting Rights Triggering Event exists; and (iv) except in the case of a merger of NEHC with or into a Wholly Owned Restricted Subsidiary of NEHC, NEHC or the entity or Person formed by or surviving any such consolidation or merger (if other than NEHC), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-Incurrence of Indebtedness and Issuance of Preferred Stock."

     Transactions with Affiliates

     The Certificate of Designations provides that NEHC will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction") involving consideration in excess of $5.0 million unless (i) such Affiliate Transaction is on terms that are no less favorable to NEHC or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by NEHC or such Restricted Subsidiary with an unrelated Person and (ii) NEHC delivers to the Transfer Agent (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving either aggregate consideration in excess of $15.0 million or an aggregate consideration in excess of $10.0 million where there are no disinterested members of the Board of Directors, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that the following shall not be deemed Affiliate
Transactions: (q) any employment agreement entered into by NEHC or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of NEHC or such Restricted Subsidiary, (r) transactions between or among NEHC and/or its Restricted Subsidiaries, (s) Permitted Investments and Restricted Payments that are permitted by the provisions of the Certificate of Designations described above under the caption "-- Restricted Payments," (t) customary loans, advances, fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultant of NEHC or any of its Restricted Subsidiaries, (u) annual management fees paid to Holberg Industries, Inc. not to exceed $10.0 million in any one year, (v) transactions pursuant to any contract or agreement in effect on the Issue Date of the Certificate of Designations as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement is no less favorable to NEHC and its Restricted Subsidiaries than contract or agreement as in effect on the Issue Date or is approved by a majority of the disinterested directors
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

of NEHC, (w) transactions between NEHC or its Restricted Subsidiaries on the one hand, and Holberg on the other hand, involving the provision of financial or advisory services by Holberg; provided that fees payable to Holberg do not exceed the usual and customary fees for similar services, (x) transactions between NEHC or its Restricted Subsidiaries on the one hand, and DLJ on the other hand, involving the provision of financial, advisory, placement or underwriting services by DLJ; provided that fees payable to DLJ do not exceed the usual and customary fees of DLJ for similar services, (y) the insurance arrangements between NEHC and its Subsidiaries and an Affiliate of Holberg that are not less favorable to NEHC or any of its Subsidiaries than those that are in effect on the date hereof provided such arrangements are conducted in the ordinary course of business consistent with past practices; and (z) payments under the tax sharing agreement among Holberg and other members of the affiliated group of corporations of which it is the common parent.

     Sale and Leaseback Transactions

     The Certificate of Designations provides that NEHC will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that NEHC may enter into a sale and leaseback transaction if (i) NEHC could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the covenant described above under the caption "-- Incurrence of Additional Indebtedness and Issuance of Preferred Stock", (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Transfer Agent) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and NEHC applies the proceeds of such transaction in compliance with, the covenant described above under the caption "-- Asset Sales."

     Limitation on Issuances and Sales of Capital Stock of Wholly Owned Restricted Subsidiaries

     The Certificate of Designations will provide that NEHC (i) will not, and will not permit any Wholly Owned Restricted Subsidiary of NEHC to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly Owned Subsidiary of NEHC to any Person (other than NEHC or a Wholly Owned Restricted Subsidiary of NEHC), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly Owned Restricted Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "-- Asset Sales," and (ii) will not permit any Wholly Owned Restricted Subsidiary of NEHC to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to NEHC or a Wholly Owned Restricted Subsidiary of NEHC.

     Business Activities

     NEHC will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to NEHC and its Restricted Subsidiaries taken as a whole.

     Reports

     The Certificate of Designations provides that, whether or not required by the rules and regulations of the Commission, so long as any Preferred Stock, New Preferred Stock, Exchange Debentures or New Exchange Debentures (if issued) are outstanding, NEHC will furnish to the holders of Preferred Stock, New Preferred Stock, Exchange Debentures or New Exchange Debentures, as applicable, (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if NEHC were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by NEHC's certified independent accountants; (ii) all current reports that would be required to be filed with the Commission on Form 8-K if NEHC were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, NEHC will file a copy of all such information
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

and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, NEHC has agreed that, for so long as any Preferred Stock, New Preferred Stock, Exchange Debentures or New Exchange Debentures, as the case may be, remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

     CERTAIN DEFINITIONS RELATING TO THE PREFERRED STOCK

     Set forth below are certain defined terms used in the Certificate of Designations. Reference is made to the Certificate of Designations for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices and other than a Receivables Transaction (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of NEHC and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Certificate of Designations described above under the caption "-- Change of Control" and/or the provisions described above under the caption "-- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by NEHC or any of its Restricted Subsidiaries of Equity Interests of any of NEHC's Restricted Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $3.0 million or (b) for net proceeds in excess of $3.0 million. Notwithstanding the foregoing: (i) a transfer of assets by NEHC to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to NEHC or to another Wholly Owned Restricted Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to NEHC or to another Wholly Owned Restricted Subsidiary, and (iii) a Restricted Payment that is permitted by the covenant described above under the caption
"-- Restricted Payments" will not be deemed to be Asset Sales.

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated)

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

of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the New Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause
(iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition and (vi) securities quoted by the Nasdaq National Market or listed on a United States, Canadian or Western European national securities exchange.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of NEHC and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Principals or their Related Parties (as defined below), (ii) the adoption of a plan relating to the liquidation or dissolution of NEHC, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of NEHC (measured by voting power rather than number of shares), (iv) the first day on which a majority of the members of the Board of Directors of NEHC are not Continuing Directors or (v) NEHC consolidates with, or merges with or into, any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, NEHC, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of NEHC is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of NEHC outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash

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

expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, plus (v) projected quantifiable improvements in operating results (on an annualized basis) due to cost reductions calculated in good faith by NEHC or one of its Restricted Subsidiaries, as evidenced by (A) in the case of cost reductions of less than $10.0 million, an Officers' Certificate delivered to the Trustee and (B) in the case of cost reductions of $10.0 million or more, a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee, minus
(vi) non-cash items increasing such Consolidated Net Income for such period. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to NEHC by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders,
(iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to NEHC or one of its Restricted Subsidiaries for purposes of the covenant described under the covenant "Incurrence of Indebtedness and Issuance of Preferred Stock."

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of NEHC who (i) was a member of such Board of Directors on the Issue Date or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Credit Agent" means the Bank of America, in its capacity as Administrative Agent for the lenders party to the New Credit Facility or any successor thereto or any person otherwise appointed.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Preferred Stock mature; provided, however, that any Capital Stock that would not qualify as Disqualified Stock but for change of control provisions shall not constitute Disqualified Stock if the provisions are not more favorable to the holders of such Capital Stock than the provisions described under "-- Change of Control" applicable to the Holders of the Preferred Stock.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Exchange Offer" means the exchange offer of the Preferred Stock for the New Preferred Stock, or, if the Preferred Stock is exchanged for Exchange Debentures in accordance with the provisions of the Certificate of

Designations, the exchange offer of the Exchange Debentures for the New Exchange Debentures, as applicable, pursuant to the Registration Rights Agreement.

     "Existing Indebtedness" means Indebtedness of NEHC and its Subsidiaries (other than Indebtedness under the New Credit Facility) in existence on the Issue Date, until such amounts are repaid.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of NEHC, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that NEHC or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by NEHC or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

     "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

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

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency rates.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If NEHC or any Restricted Subsidiary of NEHC sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of NEHC such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of NEHC, NEHC shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by NEHC or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "New Credit Facility" means that certain Credit Facility, dated as of July 11, 1997, by and among AmeriServe and Bank of America, providing for up to $150.0 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "Non-Recourse Debt" means Indebtedness (i) as to which neither NEHC nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of NEHC or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of NEHC or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Business" means any of the businesses and any other businesses related to the businesses engaged in by NEHC and its respective Restricted Subsidiaries on the date of the Issue Date.

     "Permitted Investments" means (a) any Investment in NEHC or in a Wholly Owned Restricted Subsidiary of NEHC that is engaged in a Permitted Business; (b) any Investment in Cash Equivalents; (c) any Investment by NEHC or any Restricted Subsidiary of NEHC in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Restricted Subsidiary of NEHC that is engaged in a Permitted Business or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, NEHC or a Wholly Owned Restricted Subsidiary of NEHC that is engaged in a Permitted Business; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales"; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of NEHC; (f) loans and advances made after the Issue Date to Holberg Industries, Inc. not to exceed $12.0 million at any time outstanding; and (g) other Investments made after the Issue Date in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (g) that are at the time outstanding, not to exceed $12.0 million.

     "Permitted Refinancing Indebtedness" means any Indebtedness of NEHC or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of NEHC or any of its Restricted Subsidiaries; provided that: (i) except for Indebtedness used to extend, refinance, renew, replace, defease or refund the New Credit Facility, the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iii) such Indebtedness is incurred either by NEHC or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

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

     "Principals" means Holberg Industries, Inc., John V. Holten, Orkla, Nebco Evans Distributors, Inc. and DLJ Merchant Banking, L.P.

     "Public Equity Offering" means a public offering of Equity Interests (other than Disqualified Stock) of (i) NEHC; or (ii) Holberg.

     "Receivables" means, with respect to any Person or entity, all of the following property and interests in property of such Person or entity, whether now existing or existing in the future or hereafter acquired or arising: (i) accounts, (ii) accounts receivable incurred in the ordinary course of business, including without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services no matter how evidenced, whether or not earned by performance, (iii) all rights to any goods or merchandise represented by any of the foregoing after creation of the foregoing, including, without limitation, returned or repossessed goods, (iv) all reserves and credit balances with respect to any such accounts receivable or account debtors, (v) all letters of credit, security, or guarantees for any of the foregoing, (vi) all insurance policies or reports relating to any of the foregoing, (vii) all collection or deposit accounts relating to any of the foregoing, (viii) all proceeds of the foregoing and (ix) all books and records relating to any of the foregoing.

     "Receivables Subsidiary" means an Unrestricted Subsidiary exclusively engaged in Receivables Transactions and activities related thereto; provided, however, that (i) at no time shall NEHC and its Subsidiaries have more than one Receivables Subsidiary and (ii) all Indebtedness or other borrowings of such Unrestricted Subsidiary shall be Non-Recourse Debt.

     "Receivables Transaction" means (i) the sale or other disposition to a third party of Receivables or an interest therein, or (ii) the sale or other disposition of Receivables or an interest therein to a Receivables Subsidiary followed by a financing transaction in connection with such sale or disposition of such Receivables (whether such financing transaction is effected by such Receivables Subsidiary or by a third party to whom such Receivables Subsidiary sells such Receivables or interests therein); provided that in each of the foregoing, NEHC or its Subsidiaries receive at least 80% of the aggregate principal amount of any Receivables financed in such transaction.

     "Related Party" with respect to any Principal means (A) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (B) or trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Unrestricted Subsidiary" means (i) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with NEHC or any Restricted Subsidiary of NEHC unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to NEHC or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of NEHC; (c) is a Person with respect to which neither NEHC nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of NEHC or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of NEHC or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of NEHC or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Transfer Agent by filing with the Transfer Agent a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Certificate of Designations and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of NEHC as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," NEHC shall be in default of such covenant). The Board of Directors of NEHC may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of NEHC of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," and (ii) no Voting Rights Triggering Event would be in existence following such designation.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

DESCRIPTION OF EXCHANGE DEBENTURES

     GENERAL

     The Exchange Debentures will, if and when issued, be issued pursuant to an indenture to be dated as of the date of first issuance (the "Exchange Date") of the Exchange Debentures (the "Exchange Debenture Indenture") among NEHC and The Bank of New York, as trustee (the "Trustee"). The terms of the Exchange Debentures include those stated in the Exchange Debenture Indenture and those made part of the Exchange Debenture Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Exchange Debentures are subject to all such terms, and Holders of Exchange Debentures are referred to the Exchange Debenture Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Exchange Debenture Indenture, including the definitions therein of certain terms used below. Copies of the proposed form of Exchange Debenture Indenture and Registration Rights Agreement are available as set forth below under "-- Additional Information." As used in this Description of Exchange Debentures, the term "Company" refers to Nebco Evans Holding Company, excluding its subsidiaries and references to the Exchange Debentures shall be deemed to include the New Exchange Debentures to be issued pursuant to the terms of the Registration Rights Agreement. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions Relating to the Exchange Debentures."

     The Exchange Debentures will be subordinated in right of payment to all Senior Debt of NEHC. In addition, as obligations of a holding company, the Exchange Debentures will be effectively subordinated to all obligations of the Subsidiaries of NEHC. As of December 27, 1997, on a pro forma basis after giving effect to the Offering and the ProSource Acquisition, the Exchange Debentures, if issued, would have been subordinated to approximately $948.7 million of Senior Debt. See "Risk Factors -- Holding Company Structure; Effective Subordination."

     PRINCIPAL, MATURITY AND INTEREST

     The Exchange Debentures will be general unsecured obligations of NEHC and will mature on March 1, 2008. The Exchange Debentures will bear interest at the rate of 11 1/4% per annum and will be payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year to Holders of record on the immediately preceding February 15, May 15, August 15 and November 15. Interest payable on the Exchange Debentures may be paid in the form of additional Exchange Debentures valued at the principal amount thereof. Interest on the Exchange Debentures will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Exchange Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium and Liquidated Damages, if any, and interest on the Exchange Debentures will be payable at the office or agency of NEHC maintained for such purpose within the City and State of New York or, at the option of NEHC, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Exchange Debentures at their respective addresses set forth in the register of Holders of Exchange Debentures; provided that all payments of principal, premium and Liquidated Damages, if any, and interest with respect to Exchange Debentures the Holders of which have given wire transfer instructions to NEHC will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by NEHC, NEHC's office or agency in New York will be the office of the Trustee maintained for such purpose. The Exchange Debentures will be issued in denominations of $1,000 and integral multiples thereof.

     SUBORDINATION

     The payment of principal of, premium and Liquidated Damages, if any, and interest on the Exchange Debentures will be subordinated in right of payment, as set forth in the Exchange Debenture Indenture, to the prior payment in full of all Senior Debt, whether outstanding on the date of the Exchange Debenture Indenture or thereafter created, incurred or assumed and all permissible renewals, extensions, refundings or refinancings thereof.

     The Exchange Debenture Indenture will provide that, upon any payment or distribution of assets of NEHC of any kind or character, whether in cash, property or securities, to creditors in any Insolvency or Liquidation Proceeding with respect to NEHC all amounts due or to become due under or with respect to all Senior Debt will first be paid in full in cash before any payment is made on account of the Exchange Debentures, except that the Holders of Exchange Debentures may receive Reorganization Securities. Upon any such Insolvency or Liquidation Proceeding, any payment or distribution of assets of NEHC of any kind or character, whether in cash, property or securities (other than Reorganization Securities), to which the Holders of the Exchange Debentures or the Trustee would be entitled will be paid by NEHC or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the Holders of the Exchange Debentures or by the Trustee if received by them, directly to the holders of Senior Debt (pro rata to such holders on the basis of the amounts of Senior Debt held by such holders) or
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

their Representative or Representatives, as their interests may appear, for application to the payment of the Senior Debt remaining unpaid until all such Senior Debt has been paid in full in cash, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of Senior Debt.

     The Exchange Debenture Indenture will provide that (a) in the event of and during the continuation of any default in the payment of principal of, interest or premium, if any, on any Senior Debt, or any Obligation owing from time to time under or in respect of Senior Debt, or in the event that any event of default (other than a payment default) with respect to any Senior Debt will have occurred and be continuing and will have resulted in such Senior Debt becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, or (b) if any event of default other than as described in clause (a) above with respect to any Designated Senior Debt will have occurred and be continuing permitting the holders of such Designated Senior Debt (or their Representative or Representatives) to declare such Designated Senior Debt due and payable prior to the date on which it would otherwise have become due and payable, then no payment will be made by or on behalf of NEHC on account of the Exchange Debentures (other than payments in the form of Reorganization Securities) (x) in case of any payment or nonpayment default specified in (a), unless and until such default will have been cured or waived in writing in accordance with the instruments governing such Senior Debt or such acceleration will have been rescinded or annulled, or (y) in case of any nonpayment event of default specified in (b), during the period (a "Payment Blockage Period") commencing on the date NEHC or the Trustee receive written notice (a "Payment Notice") of such event of default (which notice will be binding on the Trustee and the Holders of Exchange Debentures as to the occurrence of such a payment default or nonpayment event of default) from the Credit Agent (or other holders of Designated Senior Debt or their Representative or Representatives) and ending on the earliest of (A) 179 days after such date,
(B) the date, if any, on which such Designated Senior Debt to which such default relates is paid in full in cash or such default is cured or waived in writing in accordance with the instruments governing such Designated Senior Debt by the holders of such Designated Senior Debt and (C) the date on which the Trustee receives written notice from the Credit Agent (or other holders of Designated Senior Debt or their Representative or Representatives), as the case may be, terminating the Payment Blockage Period. During any consecutive 360-day period, the aggregate of all Payment Blockage Periods shall not exceed 179 days and there shall be a period of at least 181 consecutive days in each consecutive 360-day period when no Payment Blockage Period is in effect. No event of default which existed or was continuing with respect to the Senior Debt for which notice commencing a Payment Blockage Period was given on the date such Payment Blockage Period commenced shall be or be made the basis for the commencement of any subsequent Payment Blockage Period unless such event of default is cured or waived for a period of not less than 90 consecutive days.

     As a result of the subordination provisions described above, in the event of NEHC's liquidation, dissolution, bankruptcy, reorganization, insolvency, receivership or similar proceeding or in an assignment for the benefit of the creditors or a marshalling of the assets and liabilities of NEHC, Holders of Exchange Debentures may recover less ratably than creditors of NEHC who are holders of Senior Debt. See "Risk Factors -- Subordination." The Exchange Debenture Indenture will limit, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that NEHC and its Restricted Subsidiaries can incur. See "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

     OPTIONAL REDEMPTION

     The Exchange Debentures will not be redeemable at NEHC's option prior to March 1, 2003. Thereafter, the Exchange Debentures will be subject to redemption at any time at the option of NEHC, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 1 of the years indicated below:

                           YEAR                             PERCENTAGE
                           ----                             ----------
2003......................................................   105.625%
2004......................................................   103.750%
2005......................................................   101.875%
2006 and thereafter.......................................   100.000%

     Notwithstanding the foregoing, at any time NEHC may redeem the Exchange Debentures, in whole or in part, at the option of NEHC, at a redemption price of 109.000% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date with the net cash proceeds of one or more Public Equity Offerings; provided that such redemption shall occur within 45 days of the date of the closing of such Public Equity Offerings.

     SELECTION AND NOTICE

     If less than all of the Exchange Debentures are to be redeemed at any time, selection of Exchange Debentures for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Exchange Debentures are listed, or, if the Exchange Debentures are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Exchange Debentures of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Exchange Debentures to be redeemed at its registered address. Notices of redemption may not be conditional. If any Exchange Debenture is to be redeemed in part only, the notice of redemption that relates to such Exchange Debenture shall state the portion of the principal amount thereof to be redeemed. A new Exchange Debenture in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Exchange Debenture. Exchange Debentures called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Exchange Debentures or portions of them called for redemption.

     MANDATORY REDEMPTION

     Except as set forth below under "-- Repurchase at the Option of Holders," NEHC is not required to make mandatory redemption or sinking fund payments with respect to the Exchange Debentures.

     REPURCHASE AT THE OPTION OF HOLDERS

     Change of Control

     Upon the occurrence of a Change of Control, each Holder of Exchange Debentures will have the right to require NEHC to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Exchange Debentures pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, NEHC will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Exchange Debentures on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Exchange Debenture Indenture and described in such notice. NEHC will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Exchange Debentures as a result of a Change of Control.

     On the Change of Control Payment Date, NEHC will, to the extent lawful, (1) accept for payment all Exchange Debentures or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Exchange Debentures or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Exchange Debentures so accepted together with an Officers' Certificate stating the aggregate principal amount of Exchange Debentures or portions thereof being purchased by NEHC. The Paying Agent will promptly mail to each Holder of Exchange Debentures so tendered the Change of Control Payment for such Exchange Debentures, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Exchange Debenture equal in principal amount to any unpurchased portion of the Exchange Debentures surrendered, if any; provided that each such new Exchange Debenture will be in a principal amount of $1,000 or an integral multiple thereof. NEHC will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     Due to Change of Control repayment provisions in the Senior Discount Indenture and in certain indebtedness of NEHC's Subsidiaries and the existence of a Change of Control event of default in the New Credit Facility, it is unlikely that NEHC would be able to repurchase all of the Exchange Debentures upon the occurrence of a Change of Control. See "Risk Factors -- Payment Upon Change of Control." The ability of NEHC to redeem all of the Exchange Debentures upon a Change of Control may also be limited by restrictions on the ability of NEHC's Subsidiaries to pay dividends to NEHC. Finally, the Exchange Debentures will be effectively subordinated to Obligations of Subsidiaries of NEHC, including with respect to Change of Control Payments. See "-- General."

     The Change of Control provision of the Exchange Debenture Indenture could have the effect of deterring certain acquisition proposals which would constitute a Change of Control even if such acquisition might be beneficial to certain Holders of Exchange Debentures, as well as restricting the ability of NEHC to obtain additional financing in the future.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Exchange Debenture Indenture are applicable. Except as described above with respect to a Change of Control, the Exchange Debenture Indenture does not contain provisions that permit the Holders of the Exchange Debentures to require that NEHC repurchase or redeem the Exchange Debentures in the event of a takeover, recapitalization or similar transaction.

     NEHC will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Exchange Debenture Indenture applicable to a Change of Control Offer made by NEHC and purchases all Exchange Debentures validly tendered and not withdrawn under such Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of NEHC and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Exchange Debentures to require NEHC to repurchase such Exchange Debentures as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of NEHC and its Subsidiaries taken as a whole to another Person or group may be uncertain.

     Asset Sales

     The Exchange Debenture Indenture will provide that NEHC will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale other than transfers of Receivables to a Receivables Subsidiary in connection with a Receivables Transaction unless (i) NEHC (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 80% of the consideration therefor received by NEHC or such Restricted Subsidiary is in the form of cash; provided that the amount of (x) any liabilities (as shown on NEHC's or such Restricted Subsidiary's most recent balance sheet) of NEHC or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Exchange Debentures or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases NEHC or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by NEHC or any such Restricted Subsidiary from such transferee that are converted by NEHC or such Restricted Subsidiary into cash within 180 days (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

     Within 360 days after the receipt of any Net Proceeds from an Asset Sale, NEHC may apply such Net Proceeds, at its option, (a) to permanently repay Senior Debt (and to correspondingly reduce commitments with respect thereto in the case of revolving borrowings) or (b) to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other long-term assets, in each case, in a Permitted Business. Pending the final application of any such Net Proceeds, NEHC may invest such Net Proceeds in any manner that is not prohibited by the Exchange Debenture Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $20.0 million, NEHC will be required to make an offer to all Holders of Exchange Debentures (an "Asset Sale Offer") to purchase the maximum principal amount of Exchange Debentures that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Exchange Debenture Indenture. To the extent that the aggregate amount of Exchange Debentures tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, NEHC may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Exchange Debentures surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Exchange Debentures to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

     CERTAIN COVENANTS

     Restricted Payments

     The Exchange Debenture Indenture will provide that from and after the date of the Exchange Debenture Indenture NEHC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of NEHC's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving NEHC) or to the direct or indirect holders of NEHC's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of
NEHC); (ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving
NEHC) any Equity Interests of NEHC or any direct or indirect parent of NEHC;
(iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of NEHC that is pari passu with or subordinated to the Exchange Debentures (other than Exchange Debentures), except a payment of interest or principal at Stated Maturity; or
(iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (b) NEHC would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by NEHC and its Subsidiaries after March 6, 1998 (excluding Restricted Payments permitted by clause (ii) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of NEHC for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after March 6, 1998 to the end of NEHC's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by NEHC from the issue or sale since the date of the Exchange Debenture Indenture of Equity Interests of NEHC (other than Disqualified Stock) or of Disqualified Stock or debt securities of NEHC that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of NEHC and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the date of the Exchange Debenture Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment plus (iv) if any Unrestricted Subsidiary (A) is redesignated as a Restricted Subsidiary, the fair market value of such redesignated Subsidiary (as determined in good faith by the Board of Directors) as of the date of its redesignation or (B) pays any cash dividends or cash distributions to NEHC or any of its Restricted Subsidiaries, 50% of any such cash dividends or cash distributions made after the date of the Exchange Debenture Indenture.

     The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Exchange Debenture Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any pari passu or subordinated Indebtedness or Equity Interests of NEHC in exchange for, or out of the net cash proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary of NEHC) of, other Equity Interests of NEHC (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c) (ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of pari passu or subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend by a Restricted Subsidiary of NEHC to the holders of its Equity Interests on a pro rata basis; (v) the declaration or payment of dividends to Holberg for expenses incurred by Holberg in its capacity as a holding company that are attributable to the operations of NEHC and its Restricted Subsidiaries, including, without limitation, (a) customary salary, bonus and other benefits payable to officers and employees of Holberg, (b) fees and expenses paid to members of the Board of Directors of Holberg, (c) general corporate overhead expenses of Holberg, (d) foreign, federal, state or local tax liabilities paid by Holberg, (e) management, consulting or advisory fees paid to Holberg not to exceed $1.0 million in any fiscal year, and (f) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of NEHC or Holberg held by any member of NEHC's (or any of their Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the Exchange Debenture Indenture; provided, however, the aggregate amount paid pursuant to the foregoing clauses
(a) through (f) does not exceed $10.0 million in any fiscal year; (vii) Investments in any Person (other than NEHC or a Wholly-Owned Restricted Subsidiary) engaged in a Permitted Business in an amount not to exceed $7.0 million; (viii) other Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (viii) that are at that time outstanding, not to exceed $3.0 million; (ix) Permitted Investments; (x) payments to Holberg pursuant to the tax sharing agreement among Holberg and other members of the affiliated corporations of which Holberg is the common parent, and (xi) other Restricted Payments in an aggregate amount not to exceed $15.0 million.

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default; provided that in no event shall the business currently operated by any Subsidiary Guarantor be transferred to or held by an Unrestricted Subsidiary. For purposes of making such determination, all outstanding Investments by NEHC and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation (as determined in good faith by the Board of Directors). Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by NEHC or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined in good faith by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, NEHC shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Exchange Debenture Indenture.

     Incurrence of Indebtedness and Issuance of Preferred Stock

     The Exchange Debenture Indenture will provide that NEHC will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that NEHC will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that NEHC may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for NEHC's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

     (i) the incurrence by the Restricted Subsidiaries of NEHC of term Indebtedness under the New Credit Facility; provided that the aggregate principal amount of all term Indebtedness outstanding under the New Credit Facility after giving effect to such incurrence does not exceed the aggregate amount of term Indebtedness borrowed under the New Credit Facility on the date of the Exchange Debenture Indenture less the aggregate amount of all repayments, optional or mandatory, of the principal of any Indebtedness under the New Credit Facility (other than repayments that are immediately reborrowed) that have been made since the date of the Exchange Debenture Indenture; provided that the foregoing proviso shall not apply to Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (i);

     (ii) the incurrence by the Restricted Subsidiaries of NEHC of revolving credit Indebtedness and letters of credit pursuant to New Credit Facility; provided that the aggregate principal amount of all revolving credit Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Restricted Subsidiaries of NEHC thereunder) outstanding under the New Credit Facility after giving effect to such incurrence does not exceed the aggregate amount of term Indebtedness borrowed under the New Credit Facility on the date of the Exchange Debenture Indenture; provided that the foregoing proviso shall not apply to Permitted Refinancing Indebtedness incurred to refinance or replace any Indebtedness incurred pursuant to this clause (ii);

     (iii) the incurrence by NEHC and its Restricted Subsidiaries of the Existing Indebtedness;

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     (iv) the incurrence by NEHC of Indebtedness represented by the Exchange
Debentures and the New Exchange Debentures, respectively;

     (v) the incurrence by NEHC or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of NEHC or such Restricted Subsidiary (whether through the direct purchase of assets or the Capital Stock of any Person owning such Assets), in an aggregate principal amount not to exceed $150 million;

     (vi) the incurrence by NEHC or any of its Restricted Subsidiaries of Indebtedness in connection with the acquisition of assets or a new Restricted Subsidiary; provided that such Indebtedness was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by NEHC or one of its Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by NEHC or one of its Subsidiaries; provided further that the principal amount (or accreted value, as applicable) of such Indebtedness, together with any other outstanding Indebtedness incurred pursuant to this clause (vi), does not exceed $7.0 million;

     (vii) the incurrence by NEHC or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by the Exchange Debenture Indenture to be incurred;

     (viii) the incurrence by NEHC or any of its Restricted Subsidiaries of intercompany Indebtedness between or among NEHC and any of its Wholly Owned Restricted Subsidiaries; provided, however, that (i) if NEHC is the obligor on such Indebtedness and the payee is not a Subsidiary Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Exchange Debentures and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than NEHC or a Wholly Owned Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either NEHC or a Wholly Owned Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by NEHC or such Restricted Subsidiary, as the case may be;

     (ix) the incurrence by NEHC or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging currency risk or interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Exchange Debenture Indenture to be outstanding;

     (x) the guarantee by NEHC or any of its Restricted Subsidiaries of Indebtedness of NEHC or a Restricted Subsidiary of NEHC that was permitted to be incurred by another provision of this covenant;

     (xi) the incurrence by NEHC's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of NEHC;

     (xii) Asset Sales in the form of Receivables Transactions;

     (xiii) Indebtedness incurred by NEHC or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation to letters of credit in respect to workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims' provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

     (xiv) Indebtedness arising from agreements of NEHC or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, asset or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability of all such Indebtedness shall at no

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

time exceed 50% of the gross proceeds actually received by NEHC and its Restricted Subsidiaries in connection with such disposition;

     (xv) obligations in respect of performance and surety bonds and completion guarantees provided by NEHC or any Restricted Subsidiary in the ordinary course of business;

     (xvi) guarantees incurred in the ordinary course of business in an aggregate principal amount not to exceed $7.0 million at any time outstanding; and

     (xvii) the incurrence by NEHC or any of its Restricted Subsidiaries of additional Indebtedness, including Attributable Debt incurred after the date of the Exchange Debenture Indenture, in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (xvii), not to exceed $30.0 million.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xvii) above or is entitled to be incurred pursuant to the first paragraph of this covenant, NEHC shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

     No Senior Subordinated Debt

     The Exchange Debenture Indenture will provide that NEHC will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Exchange Debentures.

     Liens

     The Exchange Debenture Indenture will provide that NEHC will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness or trade payables that do not constitute Senior Debt (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired.

     Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Exchange Debenture Indenture will provide that NEHC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to NEHC or any of its Restricted Subsidiaries
(1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to NEHC or any of its Restricted Subsidiaries, (ii) make loans or advances to NEHC or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to NEHC or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Exchange Debenture Indenture, (b) the New Credit Facility as in effect as of the date of the Exchange Debenture Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive in the aggregate (as determined by the Credit Agent in good faith) with respect to such dividend and other payment restrictions than those contained in the New Credit Facility as in effect on the date of the Exchange Debenture Indenture, (c) the Exchange Debenture Indenture and the Exchange Debentures, (d) any applicable law, rule, regulation or order, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by NEHC or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation

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

of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Exchange Debenture Indenture to be incurred, (f) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) Permitted Refinancing Indebtedness, provided that the material restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, (i) contracts for the sale of assets, including without limitation customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, and (j) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

     Merger, Consolidation, or Sale of Assets

     The Exchange Debenture Indenture will provide that NEHC may not consolidate or merge with or into (whether or not NEHC is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) NEHC is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than NEHC) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than NEHC) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of NEHC under the Exchange Debentures and the Exchange Debenture Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and
(iv) except in the case of a merger of NEHC with or into a Wholly Owned Restricted Subsidiary of NEHC, NEHC or the entity or Person formed by or surviving any such consolidation or merger (if other than NEHC), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

     Transactions with Affiliates

     The Exchange Debenture Indenture will provide that NEHC will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction") involving consideration in excess of $5.0 million unless (i) such Affiliate Transaction is on terms that are no less favorable to NEHC or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by NEHC or such Restricted Subsidiary with an unrelated Person and (ii) NEHC delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving either aggregate consideration in excess of $15.0 million or an aggregate consideration in excess of $10.0 million where there are no disinterested members of the Board of Directors, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national
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

standing; provided that the following shall not be deemed Affiliate
Transactions: (q) any employment agreement entered into by NEHC or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of NEHC or such Restricted Subsidiary, (r) transactions between or among NEHC and/or its Restricted Subsidiaries, (s) Permitted Investments and Restricted Payments that are permitted by the provisions of the Exchange Debenture Indenture described above under the caption "-- Restricted Payments," (t) customary loans, advances, fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultant of NEHC or any of its Restricted Subsidiaries, (u) annual management fees paid to Holberg Industries, Inc. not to exceed $10.0 million in any one year, (v) transactions pursuant to any contract or agreement in effect on the date of the Exchange Debenture Indenture as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement is no less favorable to NEHC and its Restricted Subsidiaries than contract or agreement as in effect on the Issue Date or is approved by a majority of the disinterested directors of NEHC, (w) transactions between NEHC or its Restricted Subsidiaries on the one hand, and Holberg on the other hand, involving the provision of financial or advisory services by Holberg; provided that fees payable to Holberg do not exceed the usual and customary fees for similar services, (x) transactions between NEHC or its Restricted Subsidiaries on the one hand, and DLJ on the other hand, involving the provision of financial, advisory, placement or underwriting services by DLJ; provided that fees payable to DLJ do not exceed the usual and customary fees of DLJ for similar services,
(y) the insurance arrangements between NEHC and its Subsidiaries and an Affiliate of Holberg that are not less favorable to NEHC or any of its Subsidiaries than those that are in effect on the date hereof provided such arrangements are conducted in the ordinary course of business consistent with past practices, and (z) payments under the tax sharing agreement among Holberg and other members of the affiliated group of corporations of which it is the common parent.

     Sale and Leaseback Transactions

     The Exchange Debenture Indenture will provide that NEHC will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that NEHC may enter into a sale and leaseback transaction if (i) NEHC could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the covenant described above under the caption "-- Incurrence of Additional Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and NEHC applies the proceeds of such transaction in compliance with, the covenant described above under the caption "-- Asset Sales."

     Limitation on Issuances and Sales of Capital Stock of Wholly Owned Restricted Subsidiaries

     The Exchange Debenture Indenture will provide that NEHC (i) will not, and will not permit any Wholly Owned Restricted Subsidiary of NEHC to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly Owned Subsidiary of NEHC to any Person (other than NEHC or a Wholly Owned Restricted Subsidiary of NEHC), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly Owned Restricted Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "-- Asset Sales," and (ii) will not permit any Wholly Owned Restricted Subsidiary of NEHC to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to NEHC or a Wholly Owned Restricted Subsidiary of NEHC.

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     Business Activities

     NEHC will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to NEHC and its Restricted Subsidiaries taken as a whole.

     Reports

     The Exchange Debenture Indenture will provide that, whether or not required by the rules and regulations of the Commission, so long as any Exchange Debentures are outstanding, NEHC will furnish to the Holders of Exchange Debentures (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if NEHC were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by NEHC's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if NEHC were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, NEHC will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, NEHC has agreed that, for so long as any Exchange Debentures remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

     EVENTS OF DEFAULT AND REMEDIES

     The Exchange Debenture Indenture will provide that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Exchange Debentures (whether or not prohibited by the subordination provisions of the Exchange Debenture Indenture); (ii) default in payment when due of the principal of or premium, if any, on the Exchange Debentures (whether or not prohibited by the subordination provisions of the Exchange Debenture Indenture); (iii) failure by NEHC to comply with the provisions described under the captions "-- Change of Control," "-- Asset Sales," or "-- Merger, Consolidation, or Sale of Assets;"
(iv) failure by NEHC for 30 days after notice from the Trustee or at least 25% in principal amount of the Exchange Debentures then outstanding to comply with the provisions described under the captions "-- Restricted Payments" or "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" (v) failure by NEHC for 60 days after notice from the Trustee or at least 25% in principal amount of the Exchange Debentures then outstanding to comply with any of its other agreements in the Exchange Debenture Indenture, the Exchange Debentures or the New Exchange Debentures; (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by NEHC or any of its Subsidiaries (or the payment of which is guaranteed by NEHC or any of its Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Exchange Debenture Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more; (vii) failure by NEHC or any of its Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and (viii) certain events of bankruptcy or insolvency with respect to NEHC or any of its Subsidiaries.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Exchange Debentures may declare all the Exchange Debentures to be due and payable immediately; provided, however, that if any Indebtedness or Obligation is outstanding pursuant to the New Credit Facility, upon a declaration of acceleration by the holders of the Exchange Debentures or the
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

Trustee, all principal and interest under the Exchange Debenture Indenture shall be due and payable upon the earlier of (x) the day which is five Business Days after the provision to NEHC, the Credit Agent and the Trustee of such written notice of acceleration or (y) the date of acceleration of any Indebtedness under the New Credit Facility; and provided, further, that in the event of an acceleration based upon an Event of Default set forth in clause (vi) above, such declaration of acceleration shall be automatically annulled if the holders of Indebtedness which is the subject of such failure to pay at maturity or acceleration have rescinded their declaration of acceleration in respect of such Indebtedness or such failure to pay at maturity shall have been cured or waived within 30 days thereof and no other Event of Default has occurred during such 30-day period which has not been cured, paid or waived. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to NEHC or any of its Subsidiaries all outstanding Exchange Debentures will become due and payable without further action or notice. Holders of the Exchange Debentures may not enforce the Exchange Debenture Indenture or the Exchange Debentures except as provided in the Exchange Debenture Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Exchange Debentures may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Exchange Debentures notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of NEHC with the intention of avoiding payment of the premium that NEHC would have had to pay if NEHC then had elected to redeem the Exchange Debentures pursuant to the optional redemption provisions of the Exchange Debenture Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Exchange Debentures. If an Event of Default occurs prior to March 1, 2003 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of NEHC with the intention of avoiding the prohibition on redemption of the Exchange Debentures prior to March 1, 2003, then the premium specified in the Exchange Debenture Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Exchange Debentures.

     The Holders of a majority in aggregate principal amount of the Exchange Debentures then outstanding by notice to the Trustee may on behalf of the Holders of all of the Exchange Debentures waive any existing Default or Event of Default and its consequences under the Exchange Debenture Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Exchange Debentures.

     NEHC is required to deliver to the Trustee annually a statement regarding compliance with the Exchange Debenture Indenture, and NEHC is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

     NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of NEHC, as such, shall have any liability for any obligations of NEHC under the Exchange Debentures, the Exchange Debenture Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Exchange Debentures by accepting an Exchange Debenture waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Exchange Debentures. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

     LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     NEHC may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Exchange Debentures ("Legal Defeasance") except for (i) the rights of Holders of outstanding Exchange Debentures to receive payments in respect of the principal of, premium and Liquidated Damages, if any, and interest on such Exchange Debentures when such payments are due from the trust

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

referred to below, (ii) NEHC's obligations with respect to the Exchange Debentures concerning issuing temporary Exchange Debentures, registration of Exchange Debentures, mutilated, destroyed, lost or stolen Exchange Debentures and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and NEHC's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Exchange Debenture Indenture. In addition, NEHC may, at its option and at any time, elect to have the obligations of NEHC released with respect to certain covenants that are described in the Exchange Debenture Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Exchange Debentures. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Exchange Debentures.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) NEHC must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Exchange Debentures, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium and Liquidated Damages, if any, and interest on the outstanding Exchange Debentures on the stated maturity or on the applicable redemption date, as the case may be, and NEHC must specify whether the Exchange Debentures are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, NEHC shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) NEHC has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Exchange Debenture Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Exchange Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, NEHC shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Exchange Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Exchange Debenture Indenture) to which NEHC or any of its Subsidiaries is a party or by which NEHC or any of its Subsidiaries is bound; (vi) NEHC must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) NEHC must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by NEHC with the intent of preferring the Holders of Exchange Debentures over the other creditors of NEHC with the intent of defeating, hindering, delaying or defrauding creditors of NEHC or others; and
(viii) NEHC must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

     TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Debentures in accordance with the Exchange Debenture Indenture. The Transfer Agent and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and NEHC may require a Holder to pay any taxes and fees required by law or permitted by the Exchange Debenture Indenture. NEHC is not required to transfer or exchange any
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

Exchange Debenture selected for redemption. Also, NEHC is not required to transfer or exchange any Exchange Debenture for a period of 15 days before a selection of Exchange Debentures to be redeemed.

     The registered Holder of an Exchange Debenture will be treated as the owner of it for all purposes.

     AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Exchange Debenture Indenture or the Exchange Debentures may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Exchange Debentures then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Exchange Debentures), and any existing default or compliance with any provision of the Exchange Debenture Indenture or the Exchange Debentures may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Exchange Debentures (including consents obtained in connection with a tender offer or exchange offer for Exchange Debentures).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Exchange Debentures held by a non-consenting Holder): (i) reduce the principal amount of Exchange Debentures whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Exchange Debenture or alter the provisions with respect to the redemption of the Exchange Debentures (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Exchange Debenture, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Exchange Debentures (except a rescission of acceleration of the Exchange Debentures by the Holders of at least a majority in aggregate principal amount of the Exchange Debentures and a waiver of the payment default that resulted from such acceleration), (v) make any Exchange Debenture payable in money other than that stated in the Exchange Debentures, (vi) make any change in the provisions of the Exchange Debenture Indenture relating to waivers of past Defaults or the rights of Holders of Exchange Debentures to receive payments of principal of or premium, if any, or interest on the Exchange Debentures, (vii) waive a redemption payment with respect to any Exchange Debenture (other than a payment required by one of the covenants described above under the caption
"-- Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of Article 10 of the Exchange Debenture Indenture (which relate to subordination) will require the consent of the Holders of at least 75% in aggregate principal amount of the Exchange Debentures then outstanding if such amendment would adversely affect the rights of Holders of Exchange Debentures.

     Notwithstanding the foregoing, without the consent of any Holder of Exchange Debentures, NEHC and the Trustee may amend or supplement the Exchange Debenture Indenture or the Exchange Debentures to cure any ambiguity, defect or inconsistency, to provide for uncertificated Exchange Debentures in addition to or in place of certificated Exchange Debentures, to provide for the assumption of NEHC's obligations to Holders of Exchange Debentures in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Exchange Debentures or that does not adversely affect the legal rights under the Exchange Debenture Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Exchange Debenture Indenture under the Trust Indenture Act.

     CONCERNING THE TRUSTEE

     The Exchange Debenture Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of NEHC, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

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

     The Holders of a majority in principal amount of the then outstanding Exchange Debentures will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Exchange Debenture Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Exchange Debenture Indenture at the request of any Holder of Exchange Debentures, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

     CERTAIN DEFINITIONS RELATING TO THE EXCHANGE DEBENTURES

     Set forth below are certain defined terms used in the Exchange Debenture Indenture. Reference is made to the Exchange Debenture Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices and other than a Receivables Transaction (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of NEHC and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Exchange Debenture Indenture described above under the caption "-- Change of Control" and/or the provisions described above under the caption "-- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by NEHC or any of its Restricted Subsidiaries of Equity Interests of any of NEHC's Restricted Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $3.0 million or (b) for net proceeds in excess of $3.0 million. Notwithstanding the foregoing: (i) a transfer of assets by NEHC to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to NEHC or to another Wholly Owned Restricted Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to NEHC or to another Wholly Owned Restricted Subsidiary, and (iii) a Restricted Payment that is permitted by the covenant described above under the caption
"-- Restricted Payments" will not be deemed to be Asset Sales.

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

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

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the New Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause
(iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition and (vi) securities quoted by the Nasdaq National Market or listed on a United States, Canadian or Western European national securities exchange.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of NEHC and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Principals or their Related Parties (as defined below), (ii) the adoption of a plan relating to the liquidation or dissolution of NEHC, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of NEHC (measured by voting power rather than number of shares), (iv) the first day on which a majority of the members of the Board of Directors of NEHC are not Continuing Directors or (v) NEHC consolidates with, or merges with or into, any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, NEHC, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of NEHC is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of NEHC outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation,

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

amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, plus (v) projected quantifiable improvements in operating results (on an annualized basis) due to cost reductions calculated in good faith by NEHC or one of its Restricted Subsidiaries, as evidenced by (A) in the case of cost reductions of less than $10.0 million, an Officers' Certificate delivered to the Trustee and (B) in the case of cost reductions of $10.0 million or more, a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee, minus
(vi) non-cash items increasing such Consolidated Net Income for such period. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to NEHC by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders,
(iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to NEHC or one of its Restricted Subsidiaries for purposes of the covenant described under the covenant "Incurrence of Indebtedness and Issuance of Preferred Stock."

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of NEHC who (i) was a member of such Board of Directors on the date of the Exchange Debenture Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Credit Agent" means the Bank of America, in its capacity as Administrative Agent for the lenders party to the New Credit Facility or any successor thereto or any person otherwise appointed.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Designated Senior Debt" means (i) any Indebtedness outstanding under the New Credit Facility, (ii) Indebtedness represented by the Senior Discount Notes, and (iii) any other Senior Debt permitted under the Exchange Debenture Indenture the principal amount of which is $25.0 million or more and that has been designated by NEHC as "Designated Senior Debt."

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Exchange Debentures mature; provided, however, that any Capital Stock that would not qualify as Disqualified Stock
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

but for change of control provisions shall not constitute Disqualified Stock if the provisions are not more favorable to the holders of such Capital Stock than the provisions described under "-- Change of Control" applicable to the Holders of the Exchange Debentures.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means Indebtedness of NEHC and its Subsidiaries (other than Indebtedness under the New Credit Facility) in existence on the date of the Exchange Debenture Indenture, until such amounts are repaid.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of NEHC, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that NEHC or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by NEHC or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Exchange Debenture Indenture.

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

     "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency rates.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Insolvency or Liquidation Proceedings" means (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, relative to NEHC or to the creditors of NEHC, as such, or to the assets of NEHC, or (ii) any liquidation, dissolution, reorganization or winding up of NEHC, whether voluntary or involuntary, and involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of NEHC.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If NEHC or any Restricted Subsidiary of NEHC sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of NEHC such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of NEHC, NEHC shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized

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

in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by NEHC or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "New Credit Facility" means that certain Credit Facility, dated as of July 11, 1997, by and among AmeriServe and Bank of America, providing for up to $150.0 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "Non-Recourse Debt" means Indebtedness (i) as to which neither NEHC nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Exchange Debentures being offered hereby) of NEHC or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of NEHC or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Business" means any of the businesses and any other businesses related to the businesses engaged in by NEHC and its respective Restricted Subsidiaries on the date of the Exchange Debenture Indenture.

     "Permitted Investments" means (a) any Investment in NEHC or in a Wholly Owned Restricted Subsidiary of NEHC that is engaged in a Permitted Business; (b) any Investment in Cash Equivalents; (c) any Investment by NEHC or any Restricted Subsidiary of NEHC in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Restricted Subsidiary of NEHC that is engaged in a Permitted Business or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, NEHC or a Wholly Owned Restricted Subsidiary of NEHC that is engaged in a Permitted Business; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales"; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of NEHC; (f) loans and advances made after the date of the Exchange Debenture Indenture to Holberg Industries, Inc. not to exceed $12.0 million at any time outstanding; and (g) other Investments made after the date of the Exchange Debenture Indenture in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (g) that are at the time outstanding, not to exceed $12.0 million.

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

     "Permitted Liens" means (i) Liens securing Indebtedness under the New Credit Facility that was permitted by the terms of the Exchange Debenture Indenture to be incurred; (ii) Liens in favor of NEHC; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with NEHC or any Restricted Subsidiary of NEHC; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with NEHC; (iv) Liens on property existing at the time of acquisition thereof by NEHC or any Restricted Subsidiary of NEHC, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens existing on the date of the Exchange Debenture Indenture;
(vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (viii) Liens incurred in the ordinary course of business of NEHC or any Restricted Subsidiary of NEHC with respect to obligations that do not exceed $7.0 million at any one time outstanding and that
(a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by NEHC or such Restricted Subsidiary and (ix) Liens on assets of Unrestricted Subsidiaries that (A) secure Non-Recourse Debt of Unrestricted Subsidiaries or
(B) are incurred in connection with a Receivables Transaction.

     "Permitted Refinancing Indebtedness" means any Indebtedness of NEHC or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of NEHC or any of its Restricted Subsidiaries; provided that: (i) except for Indebtedness used to extend, refinance, renew, replace defease or refund the New Credit Facility, the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Exchange Debentures, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Exchange Debentures on terms at least as favorable to the Holders of Exchange Debentures as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by NEHC or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Principals" means Holberg Industries, Inc., John V. Holten, Orkla, Nebco Evans Distributors, Inc. and DLJ Merchant Banking, L.P.

     "Public Equity Offering" means a public offering of Equity Interests (other than Disqualified Stock) of (i) NEHC; or (ii) Holberg.

     "Receivables" means, with respect to any Person or entity, all of the following property and interests in property of such Person or entity, whether now existing or existing in the future or hereafter acquired or arising: (i) accounts, (ii) accounts receivable incurred in the ordinary course of business, including without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services no matter how evidenced, whether or not earned by performance, (iii) all rights to any goods or merchandise represented by any of the foregoing after creation of the foregoing, including, without limitation, returned or repossessed goods, (iv) all reserves and credit balances with respect to any such accounts receivable or account debtors, (v) all letters of credit, security, or guarantees for any of the foregoing, (vi) all insurance policies or reports relating to any of the foregoing, (vii) all collection or deposit accounts relating to
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

any of the foregoing, (viii) all proceeds of the foregoing and (ix) all books and records relating to any of the foregoing.

     "Receivables Subsidiary" means an Unrestricted Subsidiary exclusively engaged in Receivables Transactions and activities related thereto; provided, however, that (i) at no time shall NEHC and its Subsidiaries have more than one Receivables Subsidiary and (ii) all Indebtedness or other borrowings of such Unrestricted Subsidiary shall be Non-Recourse Debt.

     "Receivables Transaction" means (i) the sale or other disposition to a third party of Receivables or an interest therein, or (ii) the sale or other disposition of Receivables or an interest therein to a Receivables Subsidiary followed by a financing transaction in connection with such sale or disposition of such Receivables (whether such financing transaction is effected by such Receivables Subsidiary or by a third party to whom such Receivables Subsidiary sells such Receivables or interests therein); provided that in each of the foregoing, NEHC or its Subsidiaries receive at least 80% of the aggregate principal amount of any Receivables financed in such transaction.

     "Related Party" with respect to any Principal means (A) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (B) or trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

     "Reorganization Securities" means securities distributed to the Holders of the Exchange Debentures in an Insolvency or Liquidation Proceeding pursuant to a plan of reorganization consented to by each class of the Senior Debt, but only if all of the terms and conditions of such securities (including, without limitation, term, tenor, interest, amortization, subordination, standstills, covenants and defaults), are at least as favorable (and provide the same relative benefits) to the holders of Senior Debt and to the holders of any security distributed in such Insolvency or Liquidation Proceeding on account of any such Senior Debt as the terms and conditions of the Exchange Debentures and the Exchange Debenture Indenture are, and provide to the holders of Senior Debt.

     "Representative" means the trustee, agent or representative for any Senior Debt.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Senior Debt" means (i) all Indebtedness outstanding under the New Credit Facility, including any Guarantees thereof and all Hedging Obligations with respect thereto, (ii) all Indebtedness represented by the Senior Discount Notes,
(iii) any other Indebtedness permitted to be incurred by NEHC or its Subsidiaries under the terms of the Exchange Debenture Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Exchange Debentures and (iv) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (w) any liability for federal, state, local or other taxes owed or owing by NEHC, (x) any Indebtedness of NEHC to any of its Subsidiaries or other Affiliates, (y) any trade payables or (z) any Indebtedness that is incurred in violation of the Exchange Debenture Indenture.

     "Senior Discount Notes" means NEHC's 12 3/8% Senior Discount Notes due 2007 issued pursuant to the Senior Discount Note Indenture.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Unrestricted Subsidiary" means (i) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with NEHC or any Restricted Subsidiary of NEHC unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to NEHC or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of NEHC; (c) is a Person with respect to which neither NEHC nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of NEHC or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of NEHC or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of NEHC or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Exchange Debenture Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of NEHC as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," NEHC shall be in default of such covenant). The Board of Directors of NEHC may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of NEHC of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," and (ii) no Default or Event of Default would be in existence following such designation.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Certificate of Designations, form of Indenture for the Exchange Debentures and Registration Rights Agreement without charge by writing to Nebco Evans Holding Company, 545 Steamboat Road, Greenwich, Connecticut 06830; Attention: Controller.

BOOK-ENTRY, DELIVERY AND FORM

     For purposes of the following description of the book-entry, delivery and form provisions of the Preferred Stock and underlying Exchange Debentures, references to "Global New Certificates" and "New Securities", as the case may be, shall refer to the Preferred Stock on and prior to the Exchange Date and the Exchange Debentures after the Exchange Date.

     Shares of New Preferred Stock initially being issued in exchange for shares of Old Preferred Stock generally will be represented by one or more fully-registered global certificates without interest coupons (collectively, "Global New Certificates"). Notwithstanding the foregoing, shares of Old Preferred Stock held in certificated form will be exchanged solely for shares of New Preferred Stock in certificated form as discussed below. The Global New Certificate will be deposited upon issuance with DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below. Except as set forth below, the Global New Certificate may be transferred, in whole and not in part, only to another nominee of the DTC or to a successor of the DTC or its nominee. See "-- Exchange of Book-Entry New Preferred Stock for Certificated New Preferred Stock."

     Shares of New Preferred Stock may be presented for registration of transfer and exchange at the offices of the Registrar.

  Depository Procedures

     DTC has advised NEHC that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of Participants. The Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised NEHC that pursuant to procedures established by it,
(i) upon deposit of the Global New Certificates, DTC will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of Global New Certificates and (ii) ownership of such interests in the Global New Certificates will be shown on, and the transfer ownership thereof will be effected only through, records maintained by DTC (with respect to Participants) or by Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global New Certificates).

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NEW CERTIFICATES WILL NOT HAVE SHARES OF NEW PREFERRED STOCK REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF SHARES OF NEW PREFERRED STOCK IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE CERTIFICATE OF DESIGNATIONS OR EXCHANGE DEBENTURE INDENTURE, AS THE CASE MAY BE, FOR ANY PURPOSE.

     Payments in respect of the principal and premium and Liquidated Damages, if any, and interest on Global New Certificates registered in the name of DTC or its nominee will be payable by the Transfer Agent or Trustee to DTC or its nominee in its capacity as the registered holder. Under the terms of the Certificate of Designations or Exchange Debenture Indenture, as the case may be, NEHC and the Transfer Agent or

Trustee, as the case may be, will treat the persons in whose names the shares of New Preferred Stock, including the Global New Certificates, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of NEHC, the Transfer Agent or Trustee nor any agent of NEHC or the Transfer Agent or Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global New Certificates, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global New Certificates or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised NEHC that its current practice, upon receipt of any payment in respect of securities such as the New Preferred Stock, is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the Global New Certificates as shown on the records of DTC. Payments by Participants and the Indirect Participants to the beneficial owners of shares of New Preferred Stock will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the Trustee or NEHC. Neither NEHC nor the Transfer Agent or Trustee, as the case may be, will be liable for any delay by DTC or its Participants in identifying the beneficial owners of shares of New Preferred Stock, and NEHC and the Transfer Agent or Trustee, as the case may be, may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of shares of New Preferred Stock for all purposes.

     DTC has advised NEHC that it will take any action permitted to be taken by a holder of shares of New Preferred Stock only at the direction of one or more Participants to whose account DTC interests in the Global New Certificates are credited and only in respect of such portion of the aggregate liquidation preference of New Preferred Stock or aggregate principal amount, of the Exchange Debentures, as the case may be, as to which such Participant or Participants have given direction. However, if there is an Event of Default under the New Preferred Stock or Exchange Debentures, as the case may be, DTC reserves the right to exchange Global New Certificates for legended New Preferred Stock or Exchange Debentures, as the case may be, in certificated form, and to distribute such New Preferred Stock or Exchange Debentures, as the case may be, to its Participants.

     The information in this section concerning DTC and its book-entry system has been obtained from sources that NEHC believes to be reliable, but NEHC takes no responsibility for the accuracy thereof.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global New Certificates among Participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of NEHC, the Initial Purchaser or the Trustee will have any responsibility for the performance by DTC or its Participants or indirect Participants of its obligations under the rules and procedures governing their operations.

  Exchange of Book-Entry New Securities for Certificated New Securities

     A Global New Certificate is exchangeable for definitive New Securities in registered certificated form if (i) DTC (x) notifies NEHC that it is unwilling or unable to continue as depositary for the Global New Certificate and NEHC thereupon fails to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) NEHC, at its option, notifies the Transfer Agent or Trustee, as the case may be, in writing that it elects to cause the issuance of the New Securities in certificated form or (iii) there shall have occurred and be continuing to occur a Default or an Event of Default with respect to the New Securities. In addition, beneficial interests in a Global New Certificate may be exchanged for certificated New Securities upon request but only upon at least 20 days' prior written notice given to the Transfer Agent or Trustee, as the case may be, by or on behalf of DTC in accordance with customary procedures. In all cases, certificated New Securities delivered in exchange for any Global New Certificate or beneficial interest therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

     Shares of New Preferred Stock in definitive form will be issued (i) in the Exchange Offer solely in exchange for certificated shares of Old Preferred Stock or (ii) following the Exchange Offer, upon the resale, pledge or other transfer of any shares of New Preferred Stock or interest therein to any person or entity that does not participate in the Depository. The exchange of certificated shares of Old Preferred Stock in the Exchange Offer may be made only by presentation of the shares of Old Preferred Stock, duly endorsed, together with a duly completed Letter of Transmittal and other required documentation as described under "The Exchange Offer -- Procedures for Tendering" and "-- Guaranteed Delivery Procedures." Transfers of certificated shares of New Preferred Stock may be made only by presentation of shares of New Preferred Stock, duly endorsed, to the Transfer Agent for registration of transfer on the register maintained by the Transfer Agent for such purposes.

     The information in this section concerning the Depository and the Depository's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

CERTIFICATED NEW SECURITIES

     Subject to certain conditions, any person having a beneficial interest in the Global New Certificate may, upon request to the Transfer Agent or Trustee, as the case may be, exchange such beneficial interest for New Securities in the form of Certificated New Securities. Upon any such issuance, the Transfer Agent or Trustee, as the case may be, is required to register such Certificated New Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) NEHC notifies the Transfer Agent or Trustee, as the case may be, in writing that the DTC is no longer willing or able to act as a depositary and NEHC is unable to locate a qualified successor within 90 days or (ii) NEHC, at its option, notifies the Transfer Agent or Trustee, as the case may be, in writing that it elects to cause the issuance of New Securities in the form of Certificated New Securities under the Certificate of Designations or Exchange Debenture Indenture, as the case may be, then, upon surrender by the holder of the Global New Certificate, New Securities in such form will be issued to each person that the Global New Certificate holder and the DTC identify as being the beneficial owner of the related New Securities.

     Neither NEHC, the Transfer Agent nor the Trustee will be liable for any delay by the Global New Certificate holder or the DTC in identifying the beneficial owners of New Securities and NEHC and the Transfer Agent or the Trustee, as the case may be, may conclusively rely on, and will be protected in relying on, instructions from the Global New Certificate holder or the DTC for all purposes.

SAME DAY SETTLEMENT AND PAYMENT

     The Certificate of Designation or the Exchange Debenture Indenture, as applicable, will require that payments in respect of the securities represented by the Global New Certificates (including dividends, principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available next day funds to the accounts specified by the Global New Certificate holder. With respect to certificated New Securities, NEHC will make all payments of dividends, principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. NEHC expects that secondary trading in the certificated New Securities will also be settled in immediately available funds.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     NEHC and the Initial Purchaser have entered into the Registration Rights Agreement, pursuant to which NEHC has agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the New Preferred Stock. If (i) NEHC is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any holder of Transfer Restricted Securities notifies NEHC prior to the 20th day following consummation of the Exchange

Offer that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) that it may not resell the New Preferred Stock or the New Exchange Debentures, as the case may be, acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns Preferred Stock or Exchange Debentures acquired directly from NEHC or an affiliate of NEHC, NEHC will file with the Commission a Shelf Registration Statement to cover resales of the Old Preferred Stock or the Exchange Debentures by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. NEHC will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each share of Preferred Stock or Exchange Debenture, as the case may be, until (i) the date on which such security has been exchanged by a person other than a broker-dealer for New Preferred Stock or New Exchange Debentures, as the case may be, in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a share of Old Preferred Stock or Exchange Debenture, as the case may be, for New Preferred or New Exchange Debentures, as the case may be, the date on which such new security is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such security has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such security is distributed to the public pursuant to Rule 144 under the Act.

     The Registration Rights Agreement provides that (i) NEHC will file an Exchange Offer Registration Statement with the Commission on or prior to 60 days after the Closing Date, (ii) NEHC will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 120 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, NEHC will commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, New Preferred Stock or New Exchange Debentures, as applicable, in exchange for all Old Preferred Stock or Exchange Debentures tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, NEHC will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 45 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 120 days after such obligation arises. If (a) NEHC fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), or (c) NEHC fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then NEHC will pay Liquidated Damages to each holder of shares of Old Preferred Stock or Exchange Debentures, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 in Liquidation Preference of the shares of Old Preferred Stock or principal amount of Exchange Debentures held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 in Liquidation Preference of the shares of Old Preferred Stock or principal amount of Exchange Debentures with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 in Liquidation Preference of the shares of Old Preferred Stock or principal amount of Exchange Debentures. All accrued Liquidated Damages will be paid by NEHC on each Damages Payment Date to the Global New Certificate holder by wire transfer of immediately available funds or by federal funds check and to holders of certificated New Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

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

     Holders of shares of Old Preferred Stock or Exchange Debentures, as applicable, will be required to make certain representations to NEHC (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their securities included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

     CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF PREFERRED STOCK

     The following is a description of certain Federal income tax consequences to the original holders of Preferred Stock. The description is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder, current administrative rulings and court decisions, all of which are subject to change (possibly on a retroactive basis) and any such change could affect the continuing validity of this description. The Federal income tax description set forth below may not be applicable to certain classes of taxpayers subject to special tax treatment under the Code, including insurance companies, securities dealers, financial institutions, foreign persons, and persons who hold shares of Preferred Stock as part of a straddle, hedge or conversion transaction. Holders of Preferred Stock are urged to consult their tax advisors as to their respective personal tax situations including the applicability and effect of state, local, foreign and other tax laws. The discussion below assumes that the shares of Preferred Stock are capital assets in the hands of any holders.

     Tax Treatment of Cash Distributions and Distributions of Additional Shares of Preferred Stock

     The distribution of additional shares of Preferred Stock ("Distribution Shares") on the shares of Preferred Stock sold pursuant to this Offering will be subject to tax as described in the immediately following paragraph.

     Pursuant to Code section 301(c)(1), holders of Preferred Stock will recognize ordinary income upon the receipt of a dividend in cash or in Distribution Shares, in both cases to the extent of NEHC's current or accumulated earnings and profits. In the case of a holder that is a U.S. corporation, such holder will generally be entitled to a dividends received deduction under Code section 243 equal to 70% of the amount of such ordinary income, subject to the conditions and limitations in the Code. The amount of the distribution for purposes of Code section 301(c) will equal the amount of cash and the fair market value of the Distribution Shares distributed. Pursuant to Code section 301(c)(2) and (3), a distribution of cash or Distribution Shares in an amount in excess of NEHC's current and accumulated earnings and profits will be a tax-free return of capital to the extent of a holder's tax basis in the shares of Preferred Stock, and thereafter, capital gain. Any such capital gain will be long-term capital gain if the holder held the shares of Preferred Stock for more than one year. In the case of an individual holder of Preferred Stock, such capital gain will be subject to tax at a maximum rate of 28% if the holder's holding period is more than one year but not more than 18 months and at a maximum rate of 20% if the holder's holding period is more than 18 months.

     Pursuant to Code Section 305(c) and the Treasury Department regulations thereunder, if the liquidation preference of a Distribution Share is greater than its issue price by more than a de minimis amount, the difference between the liquidation preference and the issue price would be treated as a constructive distribution or series of constructive distributions of additional shares of Preferred Stock to which Code section 301(c) applies (as described in the immediately preceding paragraph) and would be taken into account by the holder over the period from the issue date to the mandatory redemption date of the Preferred Stock. The issue price of the Distribution Shares will be the fair market value of such shares on their date of issue. The difference between the issue price and liquidation preference of a Distribution Share will be more than de minimis if it is at least equal to the product of 0.25% times the liquidation preference times the number of complete years from the issue date until the mandatory redemption date of the Preferred Stock. Holders would take into account the constructive distribution under "principles similar to the principles" applicable to debt instruments issued with original issue discount. While the regulations under Code section 305(c) do not expressly provide how to apply those principles to constructive distributions of preferred stock, NEHC believes the so-called "constant yield method" will apply to accrue the difference between issue price and liquidation preference of a Distribution Share.

     Generally, under the "constant yield method", the amount of the constructive distribution to be taken into account under Code section 301(c) will equal the increase in the adjusted issue price of a Distribution Share for each accrual period. For this purpose, the increase in the adjusted issue price for any accrual period shall be an amount equal to the excess, if any, of (a) the product of (i) the adjusted issue price of a Distribution Share at the beginning of such accrual period and (ii) the yield to maturity (determined on the

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

basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of the amounts actually distributed on a Distribution Share during such accrual period. For this purpose, the adjusted issue price of a Distribution Share at the beginning of any accrual period is the sum of the issue price of a Distribution Share plus the adjustments made to such issue price for all periods before the first day of such accrual period.

     Code section 1059 requires a corporate stockholder to reduce its basis (but not below zero) in shares of Preferred Stock by the "nontaxed portion" of any "extraordinary dividend" if the holder has not held its Preferred Stock for more than two years as of the date the amount or payment of such dividend is agreed to, announced or declared, whichever is earliest. Generally, the nontaxed portion of an extraordinary dividend is the amount excluded from income under Code section 243 (relating to the dividends received deduction described above). An extraordinary dividend on the Preferred Stock would include a dividend that
(i) equals or exceeds 5% of the holder's adjusted tax basis in the Preferred Stock, treating all dividends having an ex-dividend date within an 85-day period as one dividend, or (ii) exceeds 20% of the holder's adjusted tax basis in the Preferred Stock, treating all dividends having an ex-dividend date within a 365-day period as one dividend. In determining whether a dividend paid is an extraordinary dividend, a holder may elect to use the fair market value of the Preferred Stock rather than its basis for purposes of applying the 5% (or 20%) limitation, if the stockholder is able to establish to the satisfaction of the Secretary of the Treasury such fair market value as of the day before the ex-dividend date. An extraordinary dividend would also include any amount treated as a dividend in the case of a redemption of the Preferred Stock that is not pro rata as to all stockholder, without regard to the period the holder held the Preferred Stock. If any part of the nontaxed portion of an extraordinary dividend has not been applied to reduce basis as a result of the limitation on reducing basis below zero, the amount thereof will be treated as gain from the sale or exchange of Preferred Stock in the year in which the extraordinary dividend is received.

     Redemption for Cash

     If NEHC redeems the holder's shares of Preferred Stock for cash, the following would be applicable. Under the rules of Code section 302 a redemption of shares of Preferred Stock by NEHC for cash will be treated as a distribution taxable as a dividend to redeeming stockholders to the extent of NEHC's current or accumulated earnings and profits unless the redemption (i) results in a "complete redemption" of the stockholder's interest in NEHC (within the meaning of Code section 302(b)(3)), (ii) is "substantially disproportionate" (within the meaning of Code section 302(b)(2)) with respect to the holder or (iii) is "not essentially equivalent to a dividend" (within the meaning of Code section 302(b)(1)). In determining whether any of the Code section 302(b) tests have been met, shares of common stock and of any other class of stock of NEHC will be taken to account along with shares of Preferred Stock. Moreover, shares considered to be owned by the holder by reason of the constructive ownership rules of the Code, as well as shares actually owned, will be taken into account. If any of the foregoing tests are met, then, except with respect to declared and unpaid dividends, if any, the redemption of shares of Preferred Stock for cash will result in taxable gain or loss equal to the difference between the amount of cash received and the holder's tax basis in the redeemed shares. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the shareholder's holding period exceeds one year. In the case of an individual, any such capital gain will be taxed at a maximum rate of 28% if the holder's holding period is more than one year but not more than 18 months and at a maximum rate of 20% if the holder's holding period is more than 18 months. Based on a published Internal Revenue Service ruling, the redemption of a shareholder's Preferred Stock for cash will be treated as "not essentially equivalent to a dividend" if, taking into account the constructive ownership rules, (a) the holder's relative stock interest in NEHC is minimal, (b) the holder exercises no control over NEHC's affairs and (c) there is a reduction in the holder's proportionate interest in NEHC.

     Receipt of Exchange Debentures

     An exchange of Preferred Stock for Exchange Debentures at the option of NEHC will be subject to the same general rules as a redemption for cash, including the rules for treating the redemption as a dividend or as a sale or exchange. If the exchange of Preferred Stock for Exchange Debentures is treated as a dividend, the

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

amount of the dividend would be the fair market value of the Exchange Debentures (to the extent of NEHC's current or accumulated earnings and profits). If the exchange of Preferred Stock is not treated as a dividend, the exchanging shareholder would recognize gain or loss equal to the difference between the fair market value of Exchange Debentures and the shareholder's adjusted tax basis in the Preferred Stock. If neither the Preferred Stock nor the Exchange Debentures are regularly traded on an established securities market, gain realized on the exchange of Preferred Stock for Exchange Debentures may qualify for installment-sale treatment.

     If the amount received in a redemption of Preferred Stock is treated as a distribution which may be taxable as a dividend as opposed to consideration received in a sale or exchange, the holder's adjusted tax basis in the redeemed Preferred Stock will be transferred to any remaining stockholdings of such holder in NEHC. If the shareholder does not retain any stock ownership in the Company, it is unclear whether the shareholder will be permitted to transfer such basis to any Exchange Debentures received in the redemption or will lose such basis entirely. Under Section 1059 of the Code, the term "extraordinary dividend" includes any redemption of stock that is treated as a dividend and that is not pro rata as to all stockholders, including shares of common stock, irrespective of the holding period. Consequently, to the extent an exchange of Preferred Stock for Exchange Debentures or cash constitutes a distribution taxable as a dividend, it may constitute an "extraordinary dividend" to a corporate shareholder and be subject to the rules described above.

     Original Issue Discount

     If the shares of Preferred Stock are exchanged for Exchange Debentures at a time when the stated redemption price at maturity of such Exchange Debentures exceeds their issue price by an amount equal to or greater than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity, the Exchange Debentures will be treated as having original issue discount ("OID") equal to the entire amount of such excess. If the Exchange Debentures are traded on an established securities market within the meaning of
Section 1273(b)(3) of the Code, the issue price of the Exchange Debentures will be their fair market value as of the issue date. Similarly, if the Preferred Stock, but not the Exchange Debentures issued and exchanged therefor, is traded on an established securities market within the meaning of Section 1273(b)(3) of the Code at the time of the exchange, then the issue price of each Exchange Debenture should be the fair market value of the Preferred Stock at the time of the exchange. If neither the Preferred Stock nor the Exchange Debentures are traded on an established securities market, and absent any "potentially abusive situation," the issue price of the Exchange Debentures will be their stated principal amount or, in the event the Exchange Debentures do not bear "adequate stated interest" within the meaning of Section 1274 of the Code, their "imputed principal amount" as determined under Section 1274 of the Code using the applicable federal rate (the "AFR") in effect as of the date of the exchange.

     The "stated redemption price at maturity" of the Exchange Debentures will equal the total of all payments under the Exchange Debentures, other than payments of "qualified stated interest." "Qualified stated interest" generally is stated interest that is unconditionally payable in cash or other property (other than Exchange Debentures) at least annually at a single fixed rate. Therefore, because NEHC has the option to pay interest on the Exchange Debentures in additional Exchange Debentures, the interest on the Exchange Debentures will not be qualified stated interest. Accordingly, the sum of all interest payable pursuant to the stated interest rate on the Exchange Debentures over the entire term will be treated as OID and includible in gross income by the holders under a constant-yield method, and the receipt of stated interest on the Exchange Debentures will not be taxable to the holders for federal income tax purposes.

     An additional Exchange Debenture (a "PIK Debenture") issued in payment of interest with respect to an initially issued Exchange Debenture (an "Initial Debenture") will not be considered a payment made on the Initial Debenture and will be aggregated with the Initial Debenture for purposes of computing and accruing OID on the Initial Debenture. As between the Initial Debenture and the PIK Debenture, NEHC will allocate the adjusted issue price of the Initial Debenture between the Initial Debenture and the PIK Debenture in proportion to their respective principal amounts. That is, upon the issuance of a PIK Debenture with respect to an Initial Debenture, NEHC intends to treat the Initial Debenture and the PIK Debenture derived from the Initial Debenture as initially having the same adjusted issue price and inherent amount of
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

OID per dollar of principal amount. The Initial Debenture and the PIK Debenture derived therefrom will be treated as having the same yield to maturity. Similar treatment will be applied when PIK Debentures are issued on PIK Debentures.

     If NEHC were found to have had an intention to call the Exchange Debentures before maturity, any gain realized on a sale, exchange or redemption of Exchange Debentures prior to maturity would be considered ordinary income to the extent of any unamortized OID for the period remaining to the stated maturity of the Exchange Debentures. NEHC cannot predict whether it would have an intention to call the Exchange Debentures before their maturity at the time, if ever, it issues the Exchange Debentures.

     Taxation of Stated Interest and Original Issue Discount on Exchange Debentures

     Each holder of an Exchange Debenture will be required to include in gross income an amount equal to the sum of the "daily portions" of the OID for all days during the taxable year on which such holder holds the Exchange Debenture. The daily portions of OID required to be included in a holder's gross income in a taxable year will be determined under a constant-yield method by allocating to each day during the taxable year on which the holder holds the Exchange Debenture on pro rata portion of the OID thereon which is attributable to the "accrual period" in which such day is included. The amount of the OID attributable to each accrual period will be the product of the "adjusted issue price" of the Exchange Debenture at the beginning of such accrual period multiplied by the "yield to maturity" of the Exchange Debenture (properly adjusted for the length of the accrual period). The adjusted issue price of an Exchange Debenture at the beginning of an accrual period is the original issue price of the Exchange Debenture increased by the aggregate amount of OID that has accrued in all prior accrual periods and reduced by any cash payments previously made on the Exchange Debenture. The "yield to maturity" is the discount rate that, when used in computing the present value of all principal and interest payments to be made under the Exchange Debenture, produces an amount equal to the issue price of the Exchange Debenture. An "accrual period" may be of any length and may vary in length over the term of the debt instrument, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on either the final day or the first day of an accrual period.

     All interest on the Exchange Debentures will be taxed as OID under the rule discussed above, and payments of stated interest will not be taxable to the holders.

     Bond Premium on Exchange Debentures

     If the shares of Preferred Stock are exchanged for Exchange Debentures at a time when the issue price of such Exchange Debentures exceeds the amount payable at the maturity date (or earlier redemption date, if appropriate) of the Exchange Debentures, such excess will be deductible, subject to certain limitations with respect to individuals, by the holder of such Exchange Debentures as amortizable bond premium over the term of the Exchange Debentures (taking into account earlier call dates, as appropriate), under a yield-to-maturity formula, but only if an election by the taxpayer under the section 171 of the Code is in effect or is made. To the extent the excess is deducted as amortizable bond premium, the holder's adjusted tax basis in the Exchange Debentures will be reduced. An election under section 171 of the Code is available only if the Exchange Debentures are held as capital assets. Such election applies to all debt obligations (i) owned by the taxpayer at the beginning of the first taxable year to which the election applies or (ii) subsequently acquired by the taxpayer, and may only be revoked with the consent of the Secretary of the Treasury. Under the Code, the amortizable bond premium will be treated as an offset to OID on the Exchange Debentures rather than as a separate deduction item unless otherwise provided in future regulations.

     Redemption or Sale of Exchange Debentures

     Generally, any redemption or sale of Exchange Debentures by a holder would result in taxable gain or loss equal to the difference between the amount of cash received (except to the extent that cash received is attributable to accrued interest) and the holder's tax basis in the Exchange Debentures. The tax basis of a holder who received an Exchange Debenture in exchange for Preferred Stock will generally be equal to the

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

initial basis of the Exchange Debenture on the date the Exchange Debenture is issued, plus any OID on the Exchange Debenture included in the holder's income prior to sale or redemption of the Exchange Debenture, reduced by any amortizable bond premium applied against the holder's income prior to sale or redemption of the Exchange Debenture and by any cash payments made on the Exchange Debenture. Such gain or loss would be capital gain or loss and would be long-term capital gain or loss if the holding period exceeded one year. In the case of an individual holder, any such capital gain would be taxed at a maximum rate of 28% if such holder's holding period in the Exchange Debentures is more than one year but not more than 18 months and at a maximum rate of 20% if such holder's holding period is more than 18 months. However, if NEHC were found to have an intention at the time the Exchange Debentures were issued to call them before maturity, the gain would be ordinary income to the extent of any unamortized OID.

     High Yield Discount Obligations

     Sections 163(e) and 163(i) of the Code provide rules that affect the tax treatment of certain high-yield discount obligations ("HYDOs"). The Exchange Debentures may constitute HYDOs if their yield-to-maturity exceeds by five percentage points or more than the AFR for instruments with a similar maturity in effect for the calendar month in which the Exchange Debentures are issued. If the Exchange Debentures are HYDOs, NEHC may not deduct any OID that accrues with respect to the Exchange Debentures until it pays such amount in cash.

     In addition, to the extent that the Exchange Debentures' yield-to-maturity exceeds the relevant AFR by more than six percentage points, then (i) a portion of such interest corresponding to the yield in excess of six percentage points above the AFR will not be deductible by NEHC at any time and (ii) a corporate holder may be entitled to treat the portion of the interest that is not deductible by NEHC as a dividend, which may then qualify for the dividends-received deduction provided by Section 243 of the Code (subject to applicable conditions and limitations). In such event, corporate holders of Exchange Debentures should consult with their tax advisors as to the applicability of the dividends-received deduction. It is not possible to determine at the present time whether an Exchange Debenture will be treated as a HYDO.

     Backup Withholding

     Under section 3406 of the Code and applicable Treasury regulations, a Holder of Preferred Stock or Exchange Debentures may be subject to backup withholding at the rate of 31% with respect to "reportable payments," which include dividends or interest paid on, or the proceeds of a sale, exchange or redemption of, Preferred Stock or Exchange Debentures, as the case may be. The payor will be required to deduct and withhold the prescribed amounts if (i) the payee fails to furnish a taxpayer identification number ("TIN") to the payor in the manner required by the Code and applicable Treasury regulations, (ii) the Internal Revenue Service notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a "notified payee underreporting" described in section 3406(c) of the Code, or (iv) there has been a failure of the payee to certify under penalty of perjury that the payee is not subject to withholding under section 3406(a)(l)(C) of the Code. If any one of the events listed above occurs, NEHC will be required to withhold an amount equal to 31% from any dividend payment made with respect to Preferred Stock, any payment of interest or principal pursuant to the terms of the Exchange Debentures or any payment of proceeds of a redemption of Preferred Stock or Exchange Debentures, as the case may be, to a holder. Amounts paid as backup withholding do not constitute an additional tax and will be credited against the holder's federal income tax liabilities, so long as the required information is provided to the Internal Revenue Service.

     NEHC will furnish annually to the Internal Revenue Service and to record holders of the Preferred Stock (other than with respect to certain exempt holders) information relating to dividends paid during the calendar year.

     NEHC will furnish annually to the Internal Revenue Service and to record holders of the Exchange Debentures (other than with respect to certain exempt holders) information relating to the stated interest and the OID, if any, accruing during the calendar year. Such information will be based on the amount of OID that would have accrued to a holder who acquired the Exchange Debentures on original issue.

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

     Subsequent Purchasers

     The foregoing does not discuss special rules which may affect the treatment of purchasers that acquire the Preferred Stock or the Exchange Debentures other than through purchasing the Preferred Stock at the time of original issuance at the issue price, including those provisions of the Code relating to the treatment of "market discount." For example, the market discount provisions of the Code may require a subsequent purchaser of an Exchange Debenture at a market discount to treat all or a portion of any gain recognized upon sale or other disposition of the Exchange Debenture as ordinary income and to defer a portion of any interest expense that would otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such Exchange Debenture until the holder disposes of the Exchange Debenture in a taxable transaction.

     As a further example, a holder of an Exchange Debenture who purchases such Exchange Debenture for an amount that is greater than its adjusted issue price but equal to or less than the sum of all payments payable on the Exchange Debenture after the purchase date (other than payments, if any, of qualified stated interest) will be considered to have purchased such Exchange Debenture at an "acquisition premium." Under the acquisition premium rules, the amount of OID which such holder must include in income with respect to such Exchange Debenture for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

     EACH PROSPECTIVE HOLDER OF PREFERRED STOCK OR EXCHANGE DEBENTURES SHOULD CONSULT HIS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL AND ANY OTHER TAX CONSEQUENCES TO SUCH HOLDER OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF PREFERRED STOCK OR EXCHANGE DEBENTURES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL OR FOREIGN INCOME TAX LAWS AND ANY RECENT OR PROSPECTIVE CHANGES IN APPLICABLE TAX LAWS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives shares of New Preferred Stock for its own account ("Participating Broker-Dealer") pursuant to the Exchange Offer must acknowledge that it will deliver a Prospectus in connection with the initial sales of such shares of New Preferred Stock. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with the sales of shares of New Preferred Stock received in exchange for shares of Old Preferred Stock where such shares of Old Preferred Stock were acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale and Participating Broker-Dealers shall be authorized to deliver this prospectus for a period not exceeding 120 days after the Expiration Date. In addition, until 90 days after the date of this Prospectus, all dealers effecting transactions in the New Preferred Stock may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sales of the New Preferred Stock by participating Broker-Dealers. New Preferred Stock received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time, in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Preferred Stock or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer that resells the New Preferred Stock that were received by it for its own account pursuant to the Exchange Offer. Any broker or dealer that participates in a distribution of such New Preferred Stock may be deemed to be an "underwriter" within the meaning of the Securities Act and may profit on any such resale of New Preferred Stock and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.
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

     The Company will promptly send additional copies of this Prospectus and any amendment or supplement to this prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal. See "The Exchange Offer."

     DLJMB, an affiliate of DLJ, and certain of its affiliates beneficially own approximately 36.1% of the common stock of NEHC. Peter T. Grauer, a principal of DLJ, is a member of the Board of Directors of NEHC and the Company; Benoit Jamar, a principal of DLJ, is a member of the Board of Directors of NEHC and the Company. Further, DLJ Capital Funding, Inc., an affiliate of DLJ, is acting as documentation agent in connection with the Credit Facility for which it received certain customary fees and expenses. In addition, DLJ received a merger advisory fee of $4.0 million in cash from the Company after consummation of the PFS Acquisition and related transactions. DLJ has informed NEHC that it does not intend to confirm sales of the New Preferred Stock to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

     DLJ has, from time to time, provided investment banking and other financial advisory services to NEHC and the Company in the past for which they have received customary compensation, including fees received in connection with the Offering of the Senior Discount Notes, and may provide such services and financial advisory services to NEHC and the Company in the future. DLJ acted as purchasers in connection with the initial sale of shares of Old Preferred Stock and received underwriting discounts and commissions of approximately $8.75 million in connection therewith. See "Certain Relationships and Related Party Transactions."

     DLJ and NEHC have entered into the Registration Rights Agreement with respect to the use by DLJ of this Prospectus. Pursuant to such agreement, NEHC agreed to bear all registration expenses incurred under such agreement, and NEHC agreed to indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters in connection with the New Preferred Stock offered hereby will be passed upon for NEHC by Wachtell, Lipton, Rosen & Katz, New York, New York.

                                    EXPERTS

     The consolidated financial statements of NEHC at December 28, 1996 and December 27, 1997 and for each of the three years in the period ended December 27, 1997 appearing in this Prospectus and in the Registration Statement, and the financial statement schedule for each of the three years in the period ended December 27, 1997 included in the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of PFS (A Division of PepsiCo, Inc. Held For Sale) as of December 27, 1995 and December 25, 1996 and for each of the years in the three-year period ended December 25, 1996 appearing in this Prospectus and in the Registration Statement have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated statements of operations, stockholders' equity, and cash flows of AmeriServ Food Company for each of the two years in the period ended December 30, 1995 appearing in this Prospectus and in the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of ProSource, Inc. as of December 28, 1996 and December 27, 1997 and for each of the years in the three-year period ended December 27, 1997 appearing in this Prospectus and in the Registration Statement have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and in the Registration Statement and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 DEFINED TERMS

                                        PAGE
                                        ----
Accounts Receivable Program...........    58
AFR...................................   115
AmeriServ.............................     7
AmeriServe............................     7
AmeriServe Funding....................    58
Applicable Reserve Ratio..............    59
Bank of America NT&SA.................    58
Banks.................................    58
Base Amount...........................    59
Calculation Date......................   102
Carrying Cost Receivables Reserve.....    59
Certificate of Designations...........    63
Certificate of Incorporation..........    21
Class A Common Stock..................    53
Class B Common Stock..................    53
Code..................................   113
Commission............................     5
Company...............................     7
control...............................    99
Covenant Defeasance...................    96
Credit Facility.......................    59
Default...............................   101
Depositor.............................    27
Depositary............................     3
Designated Senior Debt................   101
DGCL..................................    59
Distribution Agreement................     6
Distribution Shares...................   111
Dividend Payment Date.................    64
DLJ...................................     3
DLJMB.................................    53
DLJMBII...............................    56
DTC...................................     3
Effectiveness Target Date.............   111
Eligible Institution..................    25
Evans.................................    20
Exchange Act..........................     5
Exchange Agent........................     2
Exchange Date.........................    15
Exchange Debentures...................     2
Exchange Debenture Indenture..........    83
Exchange Offer........................     1
Exchange Offer Prospectus.............     1
Expiration Date.......................     2
Existing Preferred Stock..............     7
Global New Certificates...............   108

                                        PAGE
                                        ----
Guarantors............................    59
Holberg...............................    20
HWPI..................................     6
HYDOs.................................   117
Incorporated..........................    53
Indentures............................     7
Indirect Participants.................   108
Initial Debenture.....................   115
Initial Purchaser.....................     3
Insolvency or Liquidation
  Proceedings.........................   103
IRS...................................    30
Issue Date............................    13
Junior Securities.....................    64
Legal Defeasance......................    96
Letter of Transmittal.................     1
Lien..................................   103
Liquidated Damages....................    11
Liquidation Preference................    63
Mandatory Redemption Date.............    63
Market Making Prospectus..............     1
Merger Agreement......................     7
Named Executive Officers..............    50
NEBCO.................................    20
NEBCO EVANS...........................    20
NED...................................    39
NEHC..................................     1
Net Eligible Receivables..............    59
New Preferred Stock...................     1
Offering..............................     2
OID...................................   115
Old NEHC Notes........................    56
Old Preferred Stock...................     1
Parity Securities.....................    64
Participants..........................   108
Participating Broker-Dealer...........   118
Payment Blockage Period...............    85
Payment Default.......................    95
Payment Notice........................    85
PepsiCo...............................     6
Permitted Debt........................    71
Permitted Liens.......................   105
PFS...................................     6
PFS Acquisition.......................     6
PIK Debenture.........................   115
Post..................................     7
Post Holdings.........................    55

                                        PAGE
                                        ----
Preferred Stock.......................     1
Preferred Stock Contribution..........    45
ProSource.............................     7
ProSource Acquisition.................     7
Receivables...........................    58
Record Date...........................    64
Registration Default..................   111
Registration Rights Agreement.........     1
Registration Statement................     5
Reorganization Securities.............   106
Representative........................   106
Restricted Payments...................    88
Revolving Credit Facility.............    59
SEC...................................     5
Securities Act........................     1
Senior Convertible Preferred..........    58
Senior Debt...........................   106

                                        PAGE
                                        ----
Senior Discount Note Indenture........     6
Senior Discount Notes.................     6
Senior Discount Notes Offering........    57
Senior Note Indenture.................     7
Senior Notes..........................     7
Senior Subordinated Notes.............     6
Senior Subordinated Note Indenture....     6
Shelf Registration Statement..........    14
SKU's.................................    43
Subsidiary Guarantors.................     6
TIN...................................   117
Transfer Agent........................    64
Transfer Restricted Securities........   111
Tricon................................     6
Tricon Subsidiaries...................     6
Trust.................................    58
Voting Rights Triggering Event........    65

         INDEX TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
NEBCO EVANS HOLDING COMPANY
  Unaudited Pro Forma Consolidated Balance Sheet as of
     December 27, 1997......................................   P-2
  Notes to Unaudited Pro Forma Consolidated Balance Sheet as
     of December 27, 1997...................................   P-3
  Unaudited Pro Forma Consolidated Statement of Operations
     for the Fiscal Year 1997...............................   P-4
  Notes to Unaudited Pro Forma Consolidated Statement of
     Operations for Fiscal Year 1997........................   P-5

                          NEBCO EVANS HOLDING COMPANY
             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following sets forth (i) the Unaudited Pro Forma Consolidated Balance Sheet of Nebco Evans Holding Company after giving effect to the Preferred Stock Offering and the ProSource Acquisition, as if such transactions had been consummated on December 27, 1997 and (ii) the Unaudited Pro Forma Consolidated Statement of Operations of Nebco Evans Holding Company after giving effect to the PFS Acquisition and related transactions (the "Transactions") and the ProSource Acquisition, as if such transactions had been consummated at the beginning of fiscal year 1997. The Unaudited Pro Forma Consolidated Financial Statements of NEHC do not purport to present the financial position or results of operations of NEHC had the transactions assumed herein occurred on the dates indicated, nor are they necessarily indicative of the results of operations which may be expected to occur in the future.

                          NEBCO EVANS HOLDING COMPANY

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 27, 1997
                                 (IN THOUSANDS)

                                                                                                                      PRO FORMA
                                                      PRO FORMA                                                     FOR PREFERRED
                                                     ADJUSTMENT                                      PRO FORMA          STOCK
                                                    FOR PREFERRED     PRO FORMA                   ADJUSTMENTS FOR   OFFERING AND
                                       HISTORICAL       STOCK       FOR PREFERRED    HISTORICAL      PROSOURCE        PROSOURCE
                                          NEHC       OFFERING(1)    STOCK OFFERING   PROSOURCE    ACQUISITION(2)     ACQUISITION
                                       ----------   -------------   --------------   ----------   ---------------   -------------
ASSETS
Current assets:
  Cash and cash equivalents..........  $  231,450     $  94,360       $  325,810      $ 12,501       $(156,900)      $  181,411
  Accounts receivable................      43,625       --                43,625       226,332        (226,332)          43,625
  Undivided interest in accounts
    receivable trust.................     154,371       --               154,371        --              51,332          205,703
  Allowance for doubtful accounts....     (15,566)      --               (15,566)       (4,085)        --               (19,651)
  Inventories........................     150,148       --               150,148       160,621         --               310,769
  Other current assets...............      29,937       --                29,937        15,624          (7,190)          38,371
                                       ----------     ---------       ----------      --------       ---------       ----------
    Total current assets.............     593,965        94,360          688,325       410,993        (339,090)         760,228
Property and equipment, net..........     142,138       --               142,138        59,961         (49,961)         152,138
Other assets:
  Intangible assets, net.............     737,870       --               737,870        39,883         (39,883)       1,006,991
                                                                                                       269,121
  Other..............................       4,817       --                 4,817        37,264         (28,802)          13,279
                                       ----------     ---------       ----------      --------       ---------       ----------
                                       $1,478,790     $  94,360       $1,573,150      $548,101       $(188,615)      $1,932,636
                                       ==========     =========       ==========      ========       =========       ==========
LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current maturities of
    long-term debt...................  $    5,127     $ --            $    5,127      $ --           $ --            $    5,127
  Accounts payable...................     345,603       --               345,603       277,953         --               623,556
  Accrued liabilities................     101,219       --               101,219        27,012         --               128,231
                                       ----------     ---------       ----------      --------       ---------       ----------
    Total current liabilities........     451,949       --               451,949       304,965         --               756,914
Non-current liabilities..............      38,430       --                38,430         4,521          50,000           92,951
Long-term debt:
  Existing debt......................      --           --               --            174,200        (174,200)         --
  8 7/8% Senior Notes due 2006.......     350,000       --               350,000        --             --               350,000
  10 1/8% Senior Subordinated Notes
    due 2007.........................     500,000       --               500,000        --             --               500,000
  12 3/8% Senior Discount Notes due
    2007.............................      58,200       --                58,200        --             --                58,200
  Other..............................      35,409       --                35,409        --             --                35,409
                                       ----------     ---------       ----------      --------       ---------       ----------
    Total long-term debt.............     943,609       --               943,609       174,200        (174,200)         943,609
                                       ----------     ---------       ----------      --------       ---------       ----------
      Total liabilities..............   1,433,988       --             1,433,988       483,686        (124,200)       1,793,474
                                       ----------     ---------       ----------      --------       ---------       ----------
11 1/4% Senior Redeemable
  Exchangeable Preferred Stock.......      --           250,000          240,000        --             --               240,000
                                                        (10,000)
Stockholders' equity (deficit):
  Preferred..........................     133,355      (131,005)           2,350        --             --                 2,350
  Common.............................     (88,553)       (1,875)        (103,188)       64,415         (64,415)        (103,188)
                                                        (10,161)
                                                         (2,599)
                                       ----------     ---------       ----------      --------       ---------       ----------
  Total stockholders' equity
    (deficit)........................      44,802      (145,640)        (100,838)       64,415         (64,415)        (100,838)
                                       ----------     ---------       ----------      --------       ---------       ----------
                                       $1,478,790     $  94,360       $1,573,150      $548,101       $(188,615)      $1,932,636
                                       ==========     =========       ==========      ========       =========       ==========

   See accompanying notes to unaudited pro forma consolidated balance sheet.

                          NEBCO EVANS HOLDING COMPANY

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                            AS OF DECEMBER 27, 1997
                                 (IN THOUSANDS)

(1) Represents the following:

Proceeds from the Preferred Stock Offering..................  $250,000
                                                              ========
Use of proceeds:
     Repurchase of Existing Preferred Stock.................  $131,005
     Dividend on Senior Preferred Stock.....................     1,875
     Accretion of Existing Preferred Stock to face value....     2,599
     Premium of 7.5% on redemption of Existing Preferred
      Stock.................................................    10,161
     For general corporate purposes including contributions
      to capital of Ameriserve..............................    94,360
     Estimated fees and expenses............................    10,000
                                                              --------
                                                              $250,000
                                                              ========

(2) Represents the following estimated adjustments to reflect the ProSource Acquisition (the final purchase price allocation will be based upon a final determination of the fair values of the net assets acquired):

Cash purchase price of equity...............................  $142,700
Repayment of existing ProSource indebtedness................   174,200
Fees and expenses...........................................    15,000
                                                              --------
Total purchase price........................................  $331,900
                                                              ========
Sources of purchase price:
     Excess cash............................................  $156,900
     Sale of accounts receivable............................   175,000
                                                              --------
Total sources...............................................   331,900
                                                              --------
Purchase price allocated as follows:
     Historical net assets of ProSource.....................    64,415
     Write-down of property and equipment in duplicate
      facilities............................................   (49,961)
     Additional liabilities.................................   (50,000)
     Elimination of deferred income taxes -- current........    (7,190)
     Elimination of deferred income taxes -- long term......   (28,802)
     Repayment of existing ProSource indebtedness...........   174,200
     Elimination of historical intangible assets............   (39,883)
                                                              --------
          Subtotal..........................................    62,779
                                                              --------
Excess of cost over fair value of net assets acquired.......  $269,121
                                                              ========

     The additional liabilities of $50,000 represent accruals for estimated costs to be incurred by the Company related to the termination of redundant administrative and operating employees, lease termination costs in connection with the closing of facilities which will not be used by the Company and certain other costs to exit ProSource activities.

                          NEBCO EVANS HOLDING COMPANY

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                            FOR THE FISCAL YEAR 1997
                                 (IN THOUSANDS)

                                                                                                                   PRO FORMA
                                                                      PRO FORMA                                   ADJUSTMENTS
                                                                     ADJUSTMENTS      PRO FORMA                       FOR
                              HISTORICAL   HISTORICAL   HISTORICAL       FOR             FOR        HISTORICAL     PROSOURCE
                                 NEHC         PFS          HWPI      TRANSACTIONS    TRANSACTIONS    PROSOURCE    ACQUISITION
                              ----------   ----------   ----------   ------------    ------------   -----------   -----------
Net sales...................  $3,508,332   $1,498,345    $   250       $     --       $5,006,927    $3,901,165      $    --
Cost of goods sold..........   3,159,357    1,342,659         --             --        4,502,016     3,591,368           --
                              ----------   ----------    -------       --------       ----------    ----------      -------
Gross profit................     348,975      155,686        250             --          504,911       309,797           --
                              ----------   ----------    -------       --------       ----------    ----------      -------
Operating expenses:
  Distribution, selling and
    administrative..........     272,016      112,131       (415)        (5,550)(1)      370,082       290,849           --
                                                                         (8,100)(2)
  Depreciation..............      17,663        8,814        186         (1,400)(3)       25,263         8,823       (6,800)(8)
  Amortization..............      16,830           --          3          9,426(6)        26,259         2,408       (2,408)(9)
                                                                                                                      6,728(9)
  Impairment, restructuring
    and other unusual
    charges.................      52,449           --         --             --           52,449            --           --
                              ----------   ----------    -------       --------       ----------    ----------      -------
Total operating expenses....     358,958      120,945       (226)        (5,624)         474,053       302,080       (2,480)
                              ----------   ----------    -------       --------       ----------    ----------      -------
Operating income (loss).....      (9,983)      34,741        476          5,624           30,858         7,717        2,480
Interest expense, net.......     (53,384)      (8,041)      (587)       (33,423)(4)      (95,435)       (9,193)       9,193(11)
Loss on sale of accounts
  receivable................      (6,757)          --         --         (8,993)(5)      (15,750)           --      (12,250)(10)
                              ----------   ----------    -------       --------       ----------    ----------      -------
Income (loss) before income
  taxes.....................     (70,124)      26,700       (111)       (36,792)         (80,327)       (1,476)        (577)
Provision (credit) for
  income taxes..............       1,030        9,924         --        (10,954)(7)           --          (485)         485(12)
                              ----------   ----------    -------       --------       ----------    ----------      -------
Income (loss) before
  extraordinary item........  $  (71,154)  $   16,776    $  (111)      $(25,838)      $  (80,327)   $     (991)     $(1,062)
                              ==========   ==========    =======       ========       ==========    ==========      =======

                                 PRO FORMA
                                    FOR
                                TRANSACTIONS
                               AND PROSOURCE
                                ACQUISITION
                              ----------------
Net sales...................     $8,908,092
Cost of goods sold..........      8,093,384
                                 ----------
Gross profit................        814,708
                                 ----------
Operating expenses:
  Distribution, selling and
    administrative..........        660,931
  Depreciation..............         27,286
  Amortization..............         32,987
  Impairment, restructuring
    and other unusual
    charges.................         52,449
                                 ----------
Total operating expenses....        773,653
                                 ----------
Operating income (loss).....         41,055
Interest expense, net.......        (95,435)
Loss on sale of accounts
  receivable................        (28,000)
                                 ----------
Income (loss) before income
  taxes.....................        (82,380)
Provision (credit) for
  income taxes..............             --
                                 ----------
Income (loss) before
  extraordinary item........     $  (82,380)
                                 ==========

    See accompanying notes to unaudited pro forma consolidated statement of operations.

                          NEBCO EVANS HOLDING COMPANY

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

 (1) Represents net cost reductions in accordance with the terms of the PFS Asset Purchase Agreement for the following items:

                                                                FISCAL
                                                                 1997
                                                                -------
Reduction in lease expense for existing PFS facilities being
  retained by PepsiCo, Inc. ................................    $ 4,100
Net reduction in data processing costs charged by PepsiCo,
  Inc. to PFS under the terms of a one year data processing
  service contract..........................................      4,100
Reduction of employee retirement expense due to the
  termination of pension and retirement plans of PepsiCo,
  Inc., net of amounts to be paid under AmeriServe's
  plans.....................................................      1,900
Compensation of certain PFS employees retained by
  PepsiCo, Inc. ............................................      1,000
                                                                -------
Net cost savings............................................     11,100
Less amount included in historical AmeriServe...............      5,550
                                                                -------
                                                                $ 5,550
                                                                =======

     Management Information System (MIS) costs for fiscal 1996 for PFS aggregated $13,700, which included $5,100 of allocated costs for use of the PepsiCo, Inc. data processing facilities. The Company plans to integrate the MIS Systems of both businesses, which will eliminate PFS's reliance on the PepsiCo, Inc. data processing facilities and result in all of the Company's distribution centers operating under the same computer systems and operating policies and practices. Annual MIS cost savings are expected to be $6,600, which includes $2,500 due to the reduction of MIS personnel as discussed in Note (2) below.

 (2) Represents the net reduction in costs in accordance with the Company's business plan to integrate PFS:

                                                                FISCAL
                                                                 1997
                                                                -------
Payroll reductions for the elimination of duplicative
  administrative personnel..................................    $ 3,800
Reduction in warehouse facilities and operating personnel...      1,800
Reduction of MIS costs......................................      2,500
                                                                -------
Net cost savings............................................    $ 8,100
                                                                =======

     In addition, there are $6,000 of anticipated cost savings that have not been reflected in the pro forma statement of operations because they are not directly attributable to the acquisition of the PFS business but result from actions taken by the Company in the third quarter of 1997 to restructure existing AmeriServe operations. The restructuring charge taken by the Company in the third quarter of 1997 was $31,200 (composed of $12,400 related to impairment of assets, $14,800 related to future lease terminations and employee displacements and $4,000 related to current integration costs associated with a previous acquisition). The Company has also identified $28,800 of synergistic cost savings related primarily to transportation and insurance which also are not included in the pro forma statement of operations.

 (3) Represents reduction of $2,800 annually in depreciation expense (less $1,400 in historical AmeriServe) as a result of the closure of certain distribution centers related to the PFS Acquisition.

                          NEBCO EVANS HOLDING COMPANY

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

 (4) Represents the change in interest expense related to the Transactions:

                                                              PRINCIPAL
                                                               AMOUNT       FISCAL
                                                               OF DEBT       1997
                                                              ---------    --------
Recording of pro forma interest:
  8 7/8% Senior Notes due 2006..............................  $350,000     $ 31,063
  10 1/8% Senior Subordinated Notes due 2007................   500,000       50,625
  Letters of credit.........................................    12,000          300
  Capital leases at 9.5%....................................    37,043        3,519
  Other debt................................................     3,493          345
                                                                           --------
  Cash interest expense.....................................                 85,852
  12 3/8% Senior Discount Notes due 2007....................    55,000        7,017
  Amortization of deferred financing costs..................                  2,566
                                                                           --------
Total interest expense......................................                 95,435
Less: historical interest...................................                (62,012)
                                                                           --------
Pro forma interest adjustment...............................               $ 33,423
                                                                           ========

 (5) Represents the discount of $15,750 annually (less $6,757 in historical AmeriServe) on the sale of accounts receivable pursuant to the Accounts Receivable Program ($225,000 at a rate of 7.00%).

 (6) Represents the amortization of intangible assets incurred in connection with the PFS Acquisition of $20,438 annually (less $11,012 in historical AmeriServe).

 (7) Represents adjustments to eliminate income tax expense due to proforma interest expense and loss on sale of receivables resulting in a pro forma loss for the period.

 (8) Represents the reduction in depreciation expense resulting from the writedown of property and equipment in duplicative facilities.

 (9) Represents the elimination of historical amortization and the recording of amortization of goodwill incurred in connection with the ProSource Acquisition assuming a 40-year amortization period.

(10) Represents the discount of $12,250 on the sale of the accounts receivable pursuant to the expected financing of the accounts receivable securitization in connection with the ProSource Acquisition ($175,000 at a rate of 7.00%).

(11) Represents the elimination of historical ProSource interest resulting from repayment of indebtedness.

(12) Represents the adjustment to eliminate income tax benefit for ProSource which will not be recognized on a pro forma basis.

                    INDEX TO HISTORICAL FINANCIAL STATEMENTS

                                                              PAGE
NEBCO EVANS HOLDING COMPANY
  Report of Ernst & Young LLP, Independent Auditors.........   F-2
  Consolidated Balance Sheets as of December 28, 1996 and
     December 27, 1997......................................   F-3
  Consolidated Statements of Operations for each of the
     three fiscal years in the period ended December 27,
     1997...................................................   F-4
  Consolidated Statements of Stockholders' Equity for each
     of the three fiscal years in the period ended December
     27, 1997...............................................   F-5
  Consolidated Statements of Cash Flows for each of the
     three fiscal years in the period ended December 27,
     1997...................................................   F-6
  Notes to Consolidated Financial Statements................   F-7
PFS
  Report of KPMG Peat Marwick LLP, Independent Auditors.....  F-21
  Balance Sheets as of December 27, 1995 and December 25,
     1996, and as of June 11, 1997 (unaudited)..............  F-22
  Statements of Income for each of the years in the three
     year period ended December 25, 1996, and for the six
     month periods ended June 12, 1996 and June 11, 1997
     (unaudited)............................................  F-23
  Statements of Divisional Equity for each of the years in
     the three year period ended December 25, 1996, and for
     the six month period ended June 11, 1997 (unaudited)...  F-24
  Statements of Cash Flows for each of the years in the
     three year period ended December 25, 1996, and for the
     six month periods ended June 12, 1996 and June 11, 1997
     (unaudited)............................................  F-25
  Notes to Financial Statements.............................  F-26
AMERISERV FOOD COMPANY
  Report of Ernst & Young LLP, Independent Auditors.........  F-31
  Consolidated Statements of Operations for each of the two
     fiscal years in the period ended December 30, 1995.....  F-32
  Consolidated Statements of Stockholders' Equity (Deficit)
     for each of the two fiscal years in the period ended
     December 30, 1995......................................  F-33
  Consolidated Statements of Cash Flows for each of the two
     fiscal years in the period ended December 30, 1995.....  F-34
  Notes to Consolidated Financial Statements................  F-35
PROSOURCE, INC.
  Independent Auditors Report...............................  F-41
  Consolidated Balance Sheets as of December 28, 1996 and
     December 27, 1997......................................  F-42
  Consolidated Statements of Operations for each of the
     three fiscal years in the period ended December 27,
     1997...................................................  F-43
  Consolidated Statements of Stockholders' Equity for each
     of the three fiscal years in the period ended December
     27, 1997...............................................  F-44
  Consolidated Statements of Cash Flows for each of the
     three fiscal years in the period ended December 27,
     1997...................................................  F-45
  Notes to Consolidated Financial Statements................  F-46

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
Nebco Evans Holding Company

     We have audited the accompanying consolidated balance sheets of Nebco Evans Holding Company (NEHC) as of December 28, 1996 and December 27, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 27, 1997. These financial statements are the responsibility of NEHC's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NEHC at December 28, 1996 and December 27, 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 27, 1997, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Dallas, Texas
March 24, 1998

                          NEBCO EVANS HOLDING COMPANY

                          CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              DECEMBER 28,    DECEMBER 27,
                                                                  1996            1997
                                                              ------------    ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................    $  2,224       $  231,450
  Accounts receivable.......................................      85,810           43,625
  Undivided interest in accounts receivable trust...........          --          154,371
  Allowance for doubtful accounts...........................      (5,336)         (15,566)
  Inventories...............................................      52,246          150,148
  Due from affiliate........................................       3,793            8,066
  Prepaid expenses and other current assets.................       8,437           21,871
                                                                --------       ----------
          Total current assets..............................     147,174          593,965
Property and equipment, net.................................      35,772          142,138
Other assets:
  Intangible assets, net....................................     126,212          737,870
  Note receivable from Holberg..............................       3,516            3,516
  Other noncurrent assets...................................       2,272            1,301
                                                                --------       ----------
                                                                $314,946       $1,478,790
                                                                ========       ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................    $  3,389       $    5,127
  Accounts payable..........................................      98,700          345,603
  Accrued liabilities.......................................      19,276          101,219
                                                                --------       ----------
          Total current liabilities.........................     121,365          451,949
Long-term debt..............................................     136,196          943,609
Subordinated loans..........................................      24,859               --
Other noncurrent liabilities................................      14,007           38,430
Commitments
Stockholders' equity:
  13 1/2% Senior exchangeable preferred stock, $.01 par
     value per share; 5,000,000 shares authorized, 2,400,000
     shares outstanding.....................................          --           59,186
  8% Senior preferred stock, $.01 par value per share; 300
     shares authorized, 235 shares outstanding, $2,374
     liquidation value......................................       2,350            2,350
  15% Junior exchangeable preferred stock, $.01 par value
     per share; 5,000,000 shares authorized, 2,200,000
     shares outstanding.....................................          --           56,819
  Junior nonconvertible preferred stock, $.01 par value per
     share; 600 shares authorized and outstanding, $16,875
     liquidation value......................................      15,000           15,000
  Class A voting common stock, $.01 par value per share;
     30,000 shares authorized, 6,508 shares outstanding.....          --               --
  Class B nonvoting common stock, $.01 par value per share;
     20,000 shares authorized, 1,733 shares outstanding.....          --               --
  Additional paid-in capital................................       7,522            4,889
  Accumulated deficit.......................................      (6,353)         (93,442)
                                                                --------       ----------
          Total stockholders' equity........................      18,519           44,802
                                                                --------       ----------
                                                                $314,946       $1,478,790
                                                                ========       ==========

                            See accompanying notes.

                          NEBCO EVANS HOLDING COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                         YEAR ENDED
                                                        --------------------------------------------
                                                        DECEMBER 30,    DECEMBER 28,    DECEMBER 27,
                                                            1995            1996            1997
                                                        ------------    ------------    ------------
Net sales.............................................    $400,017       $1,389,601      $3,508,332
Cost of goods sold....................................     359,046        1,249,135       3,159,357
                                                          --------       ----------      ----------
Gross profit..........................................      40,971          140,466         348,975
Distribution, selling and administrative expenses.....      35,396          117,581         289,679
Amortization of intangible assets.....................       1,299            4,849          16,830
Impairment, restructuring and other unusual charges...          --               --          52,449
                                                          --------       ----------      ----------
Operating income (loss)...............................       4,276           18,036          (9,983)
Other income (expense):
  Interest expense, net...............................      (3,936)         (16,423)        (54,016)
  Loss on sale of accounts receivable.................          --               --          (6,757)
  Interest income -- affiliates.......................         749              528             632
  Minority interest...................................          --           (2,345)             --
                                                          --------       ----------      ----------
                                                            (3,187)         (18,240)        (60,141)
                                                          --------       ----------      ----------
Income (loss) before income taxes and extraordinary
  items...............................................       1,089             (204)        (70,124)
Provision for income taxes............................         583            1,300           1,030
                                                          --------       ----------      ----------
Income (loss) before extraordinary items..............         506           (1,504)        (71,154)
Extraordinary loss....................................          --               --         (15,935)
                                                          --------       ----------      ----------
Net income (loss).....................................    $    506       $   (1,504)     $  (87,089)
                                                          ========       ==========      ==========

                            See accompanying notes.

                          NEBCO EVANS HOLDING COMPANY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             8%
                                           SENIOR                  JUNIOR
                               13 1/2%    PREFERRED      15%      PREFERRED
                               SENIOR       STOCK      JUNIOR       STOCK                          ADDITIONAL
                              PREFERRED    $10,000    PREFERRED    $25,000    PREFERRED   COMMON    PAID-IN     ACCUMULATED
                                STOCK      SERIES       STOCK      SERIES       STOCK     STOCK     CAPITAL       DEFICIT
                              ---------   ---------   ---------   ---------   ---------   ------   ----------   -----------
BALANCE, DECEMBER 31,
  1994......................   $    --     $   --      $    --     $    --    $ 15,000     $ 6      $ 4,852      $ (2,653)
  Dividends:
    Preferred stock.........        --         --           --          --          --      --           --        (2,494)
    Common stock............        --         --           --          --          --      --       (6,086)         (208)
  Contribution of capital...        --         --           --          --          --      --        1,234            --
  Net income................        --         --           --          --          --      --           --           506
                               -------     ------      -------     -------    --------     ---      -------      --------
BALANCE, DECEMBER 30,
  1995......................        --         --           --          --      15,000       6           --        (4,849)
  Formation of NEHC.........        --         --           --      15,000     (15,000)     (6)           6            --
  Issuance of 235 shares of
    preferred stock.........        --      2,350           --          --          --      --           --            --
  Issuance of common stock
    warrants................        --         --           --          --          --      --        7,516            --
  Net loss..................        --         --           --          --          --      --           --        (1,504)
                               -------     ------      -------     -------    --------     ---      -------      --------
BALANCE, DECEMBER 28,
  1996......................        --      2,350           --      15,000          --      --        7,522        (6,353)
  Issuance of preferred
    stock and warrants......    57,300         --       55,000          --          --      --        2,700            --
  Preferred stock
    dividends...............     1,785         --        1,819          --          --      --       (3,604)           --
  Preferred stock
    accretion...............       101         --           --          --          --      --         (101)           --
  Loss on transfer of
    subsidiary from Holberg
    to NEHC.................        --         --           --          --          --      --       (1,628)           --
  Net loss..................        --         --           --          --          --      --           --       (87,089)
                               -------     ------      -------     -------    --------     ---      -------      --------
BALANCE, DECEMBER 27,
  1997......................   $59,186     $2,350      $56,819     $15,000    $     --     $--      $ 4,889      $(93,442)
                               =======     ======      =======     =======    ========     ===      =======      ========


                               TOTAL
                              -------
BALANCE, DECEMBER 31,
  1994......................  $17,205
  Dividends:
    Preferred stock.........   (2,494)
    Common stock............   (6,294)
  Contribution of capital...    1,234
  Net income................      506
                              -------
BALANCE, DECEMBER 30,
  1995......................   10,157
  Formation of NEHC.........       --
  Issuance of 235 shares of
    preferred stock.........    2,350
  Issuance of common stock
    warrants................    7,516
  Net loss..................   (1,504)
                              -------
BALANCE, DECEMBER 28,
  1996......................   18,519
  Issuance of preferred
    stock and warrants......  115,000
  Preferred stock
    dividends...............       --
  Preferred stock
    accretion...............       --
  Loss on transfer of
    subsidiary from Holberg
    to NEHC.................   (1,628)
  Net loss..................  (87,089)
                              -------
BALANCE, DECEMBER 27,
  1997......................  $44,802
                              =======

                            See accompanying notes.

                          NEBCO EVANS HOLDING COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                               YEAR ENDED
                                                              --------------------------------------------
                                                              DECEMBER 30,    DECEMBER 28,    DECEMBER 27,
                                                                  1995            1996            1997
                                                              ------------    ------------    ------------
OPERATING ACTIVITIES
Net income (loss)...........................................    $    506        $ (1,504)      $  (87,089)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and amortization.............................       2,762          10,372           34,493
  Gain on sale of property..................................          --          (4,652)              --
  Interest accreted on subordinated loans...................          --           4,193            5,513
  Minority interest in subsidiary...........................          --           2,345               --
  Impairment of property, equipment and other assets........          --              --           12,404
  Extraordinary loss -- noncash portion.....................          --              --            2,156
  Contribution of capital...................................       1,234              --               --
  Other.....................................................         179              --               --
  Changes in assets and liabilities, net of acquisitions:
    Accounts receivable.....................................      (1,645)         (5,510)         151,390
    Undivided interest in accounts receivable trust.........          --              --         (154,371)
    Inventories.............................................          (5)         (5,657)         (14,090)
    Prepaid expenses and other current assets...............      (3,070)            823          (13,578)
    Accounts payable........................................       5,035           7,030           74,663
    Accrued liabilities.....................................        (393)         (7,083)          42,908
    Noncurrent liabilities..................................          --           1,669           (4,402)
    Other...................................................         (98)          2,125              182
                                                                --------        --------       ----------
Net cash provided by operating activities...................       4,505           4,151           50,179
                                                                --------        --------       ----------
INVESTING ACTIVITIES
Businesses acquired, net of cash acquired...................          --         (96,765)        (851,019)
Capital expenditures........................................      (2,496)        (12,701)         (23,300)
Proceeds from disposals of property and equipment...........          22           9,699               --
Amounts received from affiliate.............................      28,969          11,121           20,485
Amounts paid to affiliate...................................     (30,659)        (14,291)         (23,878)
Net increase in deposits with affiliates....................        (315)         (2,480)          (2,355)
Expenditures for intangible and other assets................      (1,095)             --               --
                                                                --------        --------       ----------
Net cash used in investing activities.......................      (5,574)       (105,417)        (880,067)
                                                                --------        --------       ----------
FINANCING ACTIVITIES
Proceeds from issuance of subordinated loans................          --          22,484               --
Proceeds from issuance of warrants..........................          --           7,516            2,700
Proceeds from issuance of long-term debt....................          --              --        1,110,000
Proceeds from sale of accounts receivable...................          --              --          225,000
Proceeds from issuance of preferred stock...................          --              --          112,300
Debt financing fees incurred................................          --              --          (26,325)
Net increase (decrease) in borrowings under revolving line
  of credit.................................................       4,635         116,708          (77,374)
Repayments of long-term debt................................      (4,016)        (43,793)        (287,187)
                                                                --------        --------       ----------
Net cash provided by financing activities...................         619         102,915        1,059,114
                                                                --------        --------       ----------
Net increase (decrease) in cash and cash equivalents........        (450)          1,649          229,226
Cash and cash equivalents at beginning of year..............       1,025             575            2,224
                                                                --------        --------       ----------
Cash and cash equivalents at end of year....................    $    575        $  2,224       $  231,450
                                                                ========        ========       ==========
Supplemental cash flow information:
  Cash paid during the year for:
    Interest................................................    $  3,622        $ 10,683       $   24,468
    Income taxes, net of refunds............................         322           1,256            2,668
  Businesses acquired:
    Fair value of assets acquired...........................    $     --        $210,357       $1,102,103
    Cash paid...............................................          --         (96,765)        (851,019)
                                                                --------        --------       ----------
    Liabilities assumed.....................................    $     --        $113,592       $  251,084
                                                                ========        ========       ==========
Supplemental noncash investing and financing activities:
  Payment of dividends to reduce deposits and advances with
    Holberg and affiliate...................................    $ (8,788)       $     --       $       --
  Property and equipment purchased with capital leases
    (included in long-term debt)............................          --        $ 13,363           22,029

                            See accompanying notes.

                          NEBCO EVANS HOLDING COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 27, 1997

1.  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Operations

     Nebco Evans Holding Company (NEHC) is the parent company of AmeriServe Food Distribution, Inc. (the Company) and Holberg Warehouse Properties, Inc. (HWPI). The Company accounts for substantially all of NEHC's assets and operations. HWPI's operations consist entirely of the ownership of two warehouse facilities occupied by the Company. The Company is a foodservice distributor specializing in distribution to chain restaurants. The Company distributes a wide variety of food items as well as paper goods, cleaning and other supplies and equipment.

     The Company's major customers are franchisers and/or franchisees in the Pizza Hut, Taco Bell, KFC, Arby's, Burger King, Wendy's and Dairy Queen restaurant systems. The Company services approximately 25,500 restaurants, the vast majority of which are in the United States. The Company also operates foodservice distribution businesses in Canada and Mexico, which are not material to the consolidated financial statements of the Company.

     NEHC is an indirect subsidiary of Holberg Industries, Inc. (Holberg). Holberg is a privately held diversified service company with subsidiaries operating within the food distribution and parking services industries in North America.

  Principles of Consolidation

     The consolidated financial statements include the accounts of NEHC and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Fiscal Year

     NEHC has a 52- or 53-week fiscal year ending on the last Saturday of the calendar year. The fiscal years ended December 30, 1995 (fiscal 1995), December 27, 1996 (fiscal 1996) and December 27, 1997 (fiscal 1997) are 52-week periods.

  Cash and Cash Equivalents

     Cash equivalents represent funds temporarily invested (with original maturities not exceeding three months) as part of NEHC's and the Company's active management of working capital. Cash and cash equivalents are stated at cost, which approximates market value.

  Inventories

     Inventories, which consist of purchased goods held for sale, are stated at the lower of cost (determined on a first-in, first-out basis) or net realizable value.

  Property and Equipment

     Property and equipment are stated at cost, except for assets that have been impaired. Depreciation is computed over the estimated useful lives of the assets, using either the straight-line or double-declining balance method. Amortization of leasehold improvements is recorded over the respective lease terms or useful lives of the assets, whichever is shorter. Amortization of leasehold improvements and assets under capital

                          NEBCO EVANS HOLDING COMPANY
leases is included in depreciation expense. Useful lives for amortization and depreciation calculations are as follows:

Buildings and improvements..................................  5-40 years
Delivery and automotive equipment...........................   3-9 years
Warehouse equipment.........................................  5-12 years
Furniture, fixtures and equipment...........................  5-10 years

  Goodwill and Other Intangible Assets

     Costs in excess of the net identifiable assets of businesses acquired are amortized on a straight-line basis over 40 years. Assembled workforce, customer lists and other intangible assets acquired in business acquisitions, deferred financing costs and other intangibles are being amortized using primarily the straight-line method over their respective estimated useful lives, which generally range from 3 to 40 years.

  Impairment of Long-Lived Assets

     Property and equipment, goodwill and other intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected undiscounted cash flows is less than the carrying value of the related asset or group of assets, a loss will be recognized for the difference between the fair value and carrying value of the asset or group of assets. Such analyses necessarily involve significant judgment.

  Computer Software

     Costs of computer software developed or obtained for internal use are capitalized and amortized on a straight-line basis over the estimated useful life of the software (generally 3-8 years). Business process reengineering costs associated with implementation of new software are expensed as incurred.

  Revenue Recognition

     Revenue from the sale of products is recognized upon shipment to the customer.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Income Taxes

     NEHC accounts for income taxes in accordance with Statement of Financial Accounting Standards (Statement) No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax assets or liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as net operating loss carryforwards. Because of prior operating losses in certain taxable entities, a valuation allowance has been established to offset the entire amount of the net deferred tax assets.

     Effective July 1997, NEHC and its subsidiaries will file consolidated federal income tax returns. Prior to that date, NEHC and the Company were part of the Holberg consolidated group for income tax purposes. The

                          NEBCO EVANS HOLDING COMPANY

Company made tax sharing payments to Holberg, under a tax sharing agreement, for those entities within the Company's subgroup that had taxable income.

  Recently Issued Accounting Standards

     Accounting standards issued in 1997 included Statement No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains and losses) as part of a full set of financial statements, and Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." Statement No. 131 establishes standards for reporting information about a company's operating segments and related disclosures about its products, services, geographic areas of operations and major customers. Both statements will be adopted by NEHC in 1998. The adoption of these statements will not impact NEHC's results of operations, cash flows or financial position.

  Reclassifications

     Certain amounts previously presented in the financial statements of prior years have been reclassified to conform to the current year presentation.

2.  ACQUISITIONS

     On January 25, 1996, the Company acquired the common and preferred stock of AmeriServ Food Company (AmeriServ), a foodservice distributor specializing in distribution of food products and supplies to chain restaurants. AmeriServ reported net sales of $939.1 million for its fiscal year ended December 30, 1995. The total cash outlay for the acquisition, including all direct costs, was $92.9 million. Of this amount, $44 million related to the retirement of all of AmeriServ's existing bank debt and accrued interest, which occurred concurrently with the closing of the purchase transaction. The transaction was financed by the Company through borrowings under a new credit agreement and issuance of $30 million of preferred stock to NEHC. NEHC issued $30 million of subordinated notes and warrants to fund the purchase of the Company's preferred stock.

     The acquisition has been accounted for under the purchase method; accordingly, its results are included in the consolidated financial statements from the acquisition date. The excess of the purchase price over the net assets acquired was $85 million and has been recorded as goodwill, which is being amortized on a straight-line basis over 40 years.

     The following unaudited pro forma results of operations for the year ended December 30, 1995 assume the acquisition of AmeriServ occurred at the beginning of the fiscal year (in thousands):

                                                              1995
                                                           ----------
Net sales................................................  $1,224,200
Net loss.................................................      (7,134)

     In connection with the acquisition of AmeriServ, NEHC and the Company each acquired a minority interest in the Harry H. Post Company (Post), also a foodservice distributor to chain restaurants. In November 1996, the Company sold its interest in Post to NEHC in exchange for $2.5 million in NEHC preferred stock. Through certain transactions in 1996 and 1997, NEHC acquired the remaining outstanding common stock of Post. In July 1997, NEHC transferred its investment in Post to the Company in exchange for the NEHC preferred stock. The transactions between NEHC and the Company had no impact on the consolidated statements of operations. Post generated net sales of $119.4 million for its fiscal year ended December 28, 1996. The results of Post are included in the consolidated financial statements of NEHC from the AmeriServ acquisition date.

                          NEBCO EVANS HOLDING COMPANY

     On July 11, 1997, the Company acquired the U.S. and Canadian operations of PFS, a Division of PepsiCo, Inc. (PFS), in an asset purchase transaction for approximately $842 million in cash, including direct costs. PFS posted net sales of $3.4 billion for the fiscal year ended December 25, 1996. Financing of the acquisition included an equity contribution of $130 million by NEHC and other transactions as described in Notes 6 and 7. PFS is engaged in the distribution of food products, supplies and equipment to franchised and company-owned restaurants in the Pizza Hut, Taco Bell and KFC systems, which were spun-off by PepsiCo, Inc. on October 6, 1997 and are now operating as TRICON Global Restaurants, Inc. (Tricon).

     The effective date of the acquisition was June 11, 1997, the end of PFS' second quarter. The acquisition has been accounted for under the purchase method; accordingly, its results are included in the consolidated financial statements from the effective date of the acquisition. The purchase price was allocated based on the estimated fair values of identifiable intangible and tangible assets acquired and liabilities assumed at the acquisition date, as follows (in millions):

Accounts receivable.........................................  $322.3
Inventories.................................................    83.1
Property and equipment......................................    71.5
Goodwill....................................................   562.7
Identifiable intangible assets..............................    36.9
Other assets................................................     1.4
Accounts payable............................................  (168.6)
Accrued liabilities.........................................   (38.8)
Restructuring reserves......................................   (23.0)
Other noncurrent liabilities................................    (5.9)
                                                              ------
                                                              $841.6
                                                              ======

     The restructuring reserves of $23 million were included in the purchase price allocation above in connection with the business plan to consolidate the operations of PFS and the Company. The reserves consist principally of accruals for costs related to the displacement of employees ($6.4 million) and lease termination costs associated with the closures of duplicative PFS warehouses ($15.7 million). There were no material charges against the restructuring reserves as of December 27, 1997. See Note 3 for additional discussion.

     The following unaudited pro forma results of operations for fiscal 1996 and 1997 assume the acquisition of PFS and related transactions occurred at the beginning of each period presented (in thousands):

                                                 1996          1997
                                              ----------    ----------
Net sales...................................  $4,875,479    $5,006,927
Loss before extraordinary items.............     (69,378)      (79,240)
Net loss....................................     (85,313)      (95,175)

     This pro forma information does not purport to be indicative of the results that actually would have been obtained if the combined operations had been conducted during the periods presented and is not intended to be a projection of future results.

     On October 29, 1997, the Company acquired the stock of a food distribution business in Mexico for approximately $8 million in cash. The business distributes food products and supplies to franchised and company-owned restaurants, primarily in Mexico, in Tricon's Pizza Hut and KFC systems. The acquisition has been accounted for under the purchase method. The operating results of the business are not material to the consolidated results of the Company.

                          NEBCO EVANS HOLDING COMPANY

3.  IMPAIRMENT, RESTRUCTURING AND OTHER UNUSUAL CHARGES

     Included in "Impairment, restructuring and other unusual charges" in the accompanying consolidated statements of operations for fiscal 1997 are the following (in millions):

Impairment of property, equipment and other assets..........  $12.4
Accrued restructuring expense, principally exit costs for
  future lease terminations and employee severance..........   13.4
One-time indirect costs incurred in connection with the PFS
  acquisition, principally bridge financing fees and costs
  to implement the Accounts Receivable Program (Note 7).....   13.6
Costs incurred in integrating acquisitions, and other
  unusual items.............................................   13.0
                                                              -----
                                                              $52.4
                                                              =====

     The noncash impairment charge and the accrued restructuring expense reflect actions to be taken with respect to the Company's existing facilities as a result of the PFS acquisition. During the third quarter of 1997, management performed an extensive review of the existing and recently acquired PFS operations with the objective of developing a business plan for the restructuring and consolidation of the organizations. The business plan, which was approved by the Company's Board of Directors late in the third quarter, identified a number of actions designed to improve the efficiency and effectiveness of the combined entity's warehouse and transportation network and operations support infrastructure.

     These actions, which are expected to be completed by mid-1999, include construction of new strategically located warehouse facilities, closures of certain existing warehouse facilities and expansions of others, dispositions of property and equipment, conversion of computer systems, reductions in workforce and relocation of the Company's headquarters from Brookfield, Wisconsin to Dallas, Texas.

     There were no material charges against the restructuring accrual as of December 27, 1997.

     The costs incurred in fiscal 1997 in integrating the AmeriServ and PFS acquisitions included start-up costs of new warehouse facilities and employee relocation and other expenses to realign the operations support infrastructure.

4.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following (in thousands):

                                                     DECEMBER 28,    DECEMBER 27,
                                                         1996            1997
                                                     ------------    ------------
Land.............................................      $  1,479        $  3,833
Buildings and improvements.......................        10,115          44,612
Delivery and automotive equipment................        17,422          86,879
Warehouse equipment..............................         4,803          11,359
Furniture, fixtures and equipment................        12,213          17,393
Construction in progress.........................         2,412           5,538
                                                       --------        --------
                                                         48,444         169,614
Less accumulated depreciation and amortization...        12,672          27,476
                                                       --------        --------
                                                       $ 35,772        $142,138
                                                       ========        ========

                          NEBCO EVANS HOLDING COMPANY

5.  INTANGIBLE ASSETS

     Intangible assets consist of the following (in thousands):

                                                             DECEMBER 28,    DECEMBER 27,
                                                                 1996            1997
                                                             ------------    ------------
  Goodwill, less accumulated amortization of $5,341 and
     $15,849...............................................    $103,877        $661,570
  Assembled workforce, customer lists, deferred financing
     costs and other intangibles, less accumulated
     amortization of $8,371 and $9,861.....................      22,335          76,300
                                                               --------        --------
                                                               $126,212        $737,870
                                                               ========        ========

6.  LONG-TERM DEBT AND SUBORDINATED LOANS

     Long-term debt consists of the following (in thousands):

                                                             DECEMBER 28,    DECEMBER 27,
                                                                 1996            1997
                                                             ------------    ------------
  8 7/8% Senior Notes due 2006.............................    $     --        $350,000
  10 1/8% Senior Subordinated Notes due 2007...............          --         500,000
  12 3/8% Senior Discount Notes due 2007...................          --          58,200
  Revolving credit facilities under credit agreements......      77,374              --
  Term loans under Credit Agreement........................      45,000              --
  Other notes payable......................................       6,034           3,493
                                                               --------        --------
                                                                128,408         911,693
  Capital lease obligations (see Note 13)..................      11,177          37,043
                                                               --------        --------
                                                                139,585         948,736
  Less current portion (capital lease obligations only in
     1997).................................................       3,389           5,127
                                                               --------        --------
                                                               $136,196        $943,609
                                                               ========        ========
Subordinated loans.........................................    $ 24,859        $     --
                                                               ========        ========

     The weighted average interest rate on the amounts outstanding under credit agreements at December 28, 1996 was 7.99%.

     In January 1996, in connection with the AmeriServ acquisition (see Note 2), the Company refinanced its borrowings under a new Credit Agreement. The credit facility provided for term loans of $45 million (amended to $50 million in March
1997) and up to $85 million under a revolving credit facility (amended to $100 million in March 1997). Interest rates on these borrowings were indexed to certain key variable rates.

     Also, in January 1996, NEHC received $30 million in exchange for $22.5 million of 12 1/2% subordinated notes due 2006 and warrants, valued at $7.5 million, to purchase shares of Class A and Class B common stock (see Note 15). Interest on the subordinated notes was accreted, increasing the carrying value.

     In connection with the PFS acquisition, on July 11, 1997, the Company issued $500 million principal amount of 10 1/8% Senior Subordinated Notes due July 15, 2007 in a private placement not requiring registration under the Securities Act of 1933, as amended, and entered into a new credit facility providing for term loans totaling $205 million and a revolving credit facility of up to $150 million that expires on June 30, 2003. A portion of the proceeds was used to repay all outstanding borrowings of $133.8 million (including accrued interest) under the previous Credit Agreement. A portion of the proceeds was also used to repay outstanding borrowings of $12,557,000 under a revolving line of credit agreement that Post had entered into

                          NEBCO EVANS HOLDING COMPANY
with a financial institution. The amount outstanding under Post's revolving credit facility was $8,274,000 at December 28, 1996.

     In addition, on July 11, 1997, NEHC received $55 million in proceeds upon issuance, in a private placement not requiring registration under the Securities Act of 1933, as amended, of $100,387,000 principal amount of 12 3/8% Senior Discount Notes due July 15, 2007. A portion of the proceeds was used to redeem the 12 1/2% subordinated notes with a carrying value of $26.8 million and a principal amount of $33.4 million (with accretion of interest).

     On October 15, 1997, the Company issued $350 million principal amount of 8 7/8% Senior Notes due October 15, 2006 in a private placement not requiring registration under the Securities Act of 1933, as amended, and used a portion of the proceeds to repay the $205 million principal amount of term loans and the accrued interest thereon of $1.3 million.

     In connection with the early extinguishment of debt on July 11 and October 15, 1997, NEHC recorded an extraordinary loss of $15.9 million, which represents the unamortized balance of deferred financing costs and unaccreted interest associated with the repaid indebtedness of the Company and NEHC. Because of NEHC's net operating loss carryforward position, the charge was recorded without tax benefit.

     Effective December 12, 1997, the Company and NEHC completed offers to exchange all the outstanding Senior Subordinated Notes due 2007, the Senior Notes due 2006 and the Senior Discount Notes due 2007 with new notes with substantially identical terms that are registered under the Securities Act of 1933, as amended.

     Interest on the Company's Senior Subordinated Notes and the Senior Notes (collectively, the Notes) is payable semiannually. The Notes are fully, unconditionally, jointly and severally guaranteed by the Company's operating subsidiaries. The Notes contain covenants that limit the Company from incurring additional indebtedness and issuing preferred stock, restrict dividend payments, limit transactions with affiliates and certain other transactions. The Senior Subordinated Notes are subordinated to all existing and future senior indebtedness of the Company but rank equally in right of payment with any future senior subordinated indebtedness of the Company.

     Under certain provisions and covenants of the Notes issued by the Company and the Company's Credit Agreement, the Company's ability to pay dividends is limited. Substantially all of the Company's net assets of approximately $98 million are restricted under these provisions and covenants.

     Interest on the Senior Discount Notes is accreted to the principal amount until 2002, at which time interest is payable semiannually. The notes rank equally to all existing and future senior indebtedness of NEHC but rank senior to all subordinated indebtedness of NEHC. The notes are effectively subordinated to all indebtedness of the Company.

     On March 6, 1998, NEHC issued Senior Redeemable Exchangeable Preferred Stock that is exchangeable into 11 1/4% Subordinated Exchange Debentures due 2008. See Note 17.

     As of March 15, 1998, there have been no borrowings under the Company's $150 million revolving credit facility; however, available borrowings are reduced for letters of credit outstanding ($13.5 million at that date). A commitment fee of .25% to .50% per annum is payable on the unused portion of the revolving credit facility. The covenants contained in the revolving credit facility restrict the payment of dividends, capital expenditures and certain other transactions and require the Company to maintain leverage, fixed charge and interest coverage ratios.

     In early 1996, the Company entered into interest rate swap agreements to modify interest on a portion of the outstanding borrowings under the Credit Agreement. Under these agreements, the Company received

                          NEBCO EVANS HOLDING COMPANY
variable rates and paid fixed rates. Details of these swap agreements at December 28, 1996 and December 27, 1997 are as follows:

                                                        1996           1997
                                                     -----------    -----------
Notional amount....................................  $60 million    $60 million
Weighted average receive rate......................     5.63%          5.80%
Weighted average pay rate..........................     5.52%          5.52%

The swap agreements were terminated in February 1998 with a net insignificant gain.

7.  ACCOUNTS RECEIVABLE PROGRAM

     In July 1997, the Company entered into a five-year Accounts Receivable Program (the Program)to provide additional financing capacity. Under the Program, the Company established a consolidated wholly owned subsidiary, AmeriServe Funding Corporation (Funding), which is a special purpose bankruptcy-remote entity that acquires, on a daily basis, substantially all of the trade receivables generated by the Company and its subsidiaries. The purchases by Funding are financed through the sale of the receivables to AmeriServe Master Trust (the Trust) and the issuance of a series of certificates by the Trust representing undivided interests in the assets of the Trust. As of December 27, 1997, the Company had transferred $379.4 million of accounts receivable to Funding in exchange for $225 million in cash, and an undivided interest in the Trust of $154.4 million.

     In accordance with the provisions of Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," the transactions have been recorded as a sale of receivables to a qualified special purpose entity. The ongoing cost associated with the Program, which represents the return to investors in the certificates, is reported in the accompanying consolidated statements of operations as "Loss on sale of accounts receivable." The interest rate on the certificates at December 27, 1997 was 6.94%. The Company has accounted for its investment in Funding as a held-to-maturity security in accordance with Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

     In a transaction expected to be completed in April 1998, the current series of certificates issued by the Trust will be restructured, resulting in additional capital to the Company under the program of approximately $50 million.

     The accompanying consolidated balance sheets reflect an allowance for doubtful accounts at December 27, 1997 that relates, in large part, to accounts receivable representing the undivided interest in the Trust. The Company's accounts receivable generally are unsecured.

8.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts reported in the accompanying consolidated balance sheets for cash and cash equivalents, accounts receivable, investment in accounts receivable trust, accounts payable and accrued liabilities approximate fair value because of their short-term maturities. The carrying amounts reported for long-term debt at December 28, 1996 approximate fair value because the majority of the instruments carry variable rates of interest. The carrying amounts and fair values of long-term debt at December 27, 1997 are as follows (in thousands):

                                                         CARRYING      FAIR
                                                          AMOUNT      VALUE
                                                         --------    --------
8 7/8% Senior Notes....................................  $350,000    $350,000
10 1/8% Senior Subordinated Notes......................   500,000     515,000
12 3/8% Senior Discount Notes..........................    58,200      65,252

     Related party financial instruments are recorded at cost.

                          NEBCO EVANS HOLDING COMPANY

9.  GUARANTOR SUBSIDIARIES

     The Company's operating subsidiaries fully, unconditionally, jointly and severally guarantee the Senior Subordinated Notes and the Senior Notes discussed in Note 6.

     The guarantor subsidiaries are direct or indirect wholly owned subsidiaries of the Company. The Company and the guarantor subsidiaries conduct substantially all of the operations of the Company and its subsidiaries on a consolidated basis. Separate financial statements of the guarantor subsidiaries are not separately presented because, in the opinion of management, such financial statements are not material to investors.

     The only significant subsidiary of the Company that is not a guarantor subsidiary is Funding, which is a wholly owned special purpose bankruptcy-remote subsidiary. Funding has no operating revenues or expenses, and its only asset is an undivided interest in an accounts receivable trust (the Trust -- see Note 7). Funding's interest in the Trust is junior to the claims of the holders of certificates issued by the Trust. Accordingly, as creditors of the Company, the claims of the holders of the Senior Subordinated Notes and Senior Notes against the accounts receivable held in the Trust are similarly junior to the claims of holders of the certificates issued by the Trust.

     On the first day of fiscal 1998, two of the Company's operating subsidiaries, AmeriServ and Post, were effectively merged with and into the Company. Accordingly, the following summarized combined financial information (in accordance with Rule 1-02(bb) of Regulation S-X) at December 27, 1997 and for the year then ended is for the guarantor subsidiaries of the Company remaining after the mergers (in thousands):

Current assets..............................................  $  7,901
Current liabilities.........................................     5,666
Noncurrent assets...........................................    52,085
Noncurrent liabilities......................................    13,530

Net sales...................................................  $135,640
Operating income............................................     1,288
Net income..................................................     1,027

10.  INCOME TAXES

     The provision for income taxes consists of the following (in thousands):

                                                            YEAR ENDED
                                            ------------------------------------------
                                            DECEMBER 30,   DECEMBER 28,   DECEMBER 27,
                                                1995           1996           1997
                                            ------------   ------------   ------------
Current:
  Federal.................................     $  437         $1,100         $  515
  State...................................         98            200            299
  Foreign.................................         --             --             95
                                               ------         ------         ------
                                                  535          1,300            909
Deferred (foreign in 1997)................         48             --            121
                                               ------         ------         ------
                                               $  583         $1,300         $1,030
                                               ======         ======         ======

                          NEBCO EVANS HOLDING COMPANY

     The provision for income taxes differs from the amount computed by applying the federal statutory rate of 34% to income (loss) before income taxes and extraordinary loss, as follows (in thousands):

                                                            YEAR ENDED
                                            ------------------------------------------
                                            DECEMBER 30,   DECEMBER 28,   DECEMBER 27,
                                                1995           1996           1997
                                            ------------   ------------   ------------
Provision (benefit) at statutory rate.....    $    370        $  (69)       $(23,842)
State income taxes, net of federal tax
  benefit.................................          66           129             197
Foreign income taxes, net of federal tax
  benefit.................................          --            --             143
Nondeductible goodwill....................         167           758             891
Increase in valuation allowance...........          --            --          23,571
Other.....................................         (20)          482              70
                                              --------        ------        --------
Provision for income taxes................    $    583        $1,300        $  1,030
                                              ========        ======        ========

     The components of deferred income tax assets and liabilities are as follows (in thousands):

                                                     DECEMBER 28,    DECEMBER 27,
                                                         1996            1997
                                                     ------------    ------------
Deferred income tax liabilities:
  Property and equipment...........................    $    369        $     --
  Intangible assets other than nondeductible
     goodwill......................................       8,499          43,980
                                                       --------        --------
          Total deferred tax liabilities...........       8,868          43,980
Deferred income tax assets:
  Allowances and reserves..........................       3,516          14,658
  Property and equipment...........................          --           4,758
  Accrued liabilities..............................      10,521          34,793
  Federal net operating loss carryforwards.........      10,971          39,558
                                                       --------        --------
                                                         25,008          93,767
  Valuation allowance for deferred tax assets......     (16,140)        (49,787)
                                                       --------        --------
          Total deferred tax assets................       8,868          43,980
                                                       --------        --------
Net deferred tax asset.............................    $     --        $     --
                                                       ========        ========

     As of December 27, 1997, and, giving effect to the merger into the Company of Post and AmeriServ, NEHC has net operating loss carryforwards of approximately $102 million. NEHC has not yet determined whether it incurred a change in control on July 11, 1997 under Section 382 of the Internal Revenue Code. Under that Section, after a change of control, the amount of such net operating loss carryforwards that may be used annually during the permitted carryforward period is limited.

     The net operating loss carryforwards will expire between 2006 and 2012. Because of uncertainty as to whether any benefit will be realized from the use of such losses and other deferred tax assets, a valuation reserve has been provided to offset any deferred tax assets in excess of deferred tax liabilities. As of the date of its acquisition by the Company, AmeriServ had net operating losses and other deferred tax benefits (the Acquired Tax Attributes) of $49 million, which were entirely offset by a valuation reserve. Goodwill will be reduced to the extent of any tax benefit realized from the Acquired Tax Attributes.

                          NEBCO EVANS HOLDING COMPANY

11.  EMPLOYEE BENEFIT PLANS

     The Company and its subsidiaries have sponsored 401(k) retirement savings plans covering substantially all employees. The Company has matched the contributions of participating employees in accordance with the provisions of the plans. In August 1997, the various plans were merged into a single plan that was enhanced as of January 1, 1998.

     Under the enhanced plan, eligible employees may contribute up to 18% of eligible compensation, subject to limits imposed by law. The Company matches 50% of the first 4% of compensation contributed by employees and 25% of additional amounts contributed up to 6%. The Company will make additional contributions for eligible employees of 0.8% to 2.0% of eligible compensation, depending on years of service. Company contributions have certain vesting schedules, with all such contributions vesting after 5 years of service. The Company may also elect to make a discretionary contribution that would be allocated to employees based on a predetermined formula.

     Company contributions expensed under the plans approximated $109,000, $515,000 and $961,000 in fiscal 1995, 1996 and 1997, respectively.

12.  RELATED-PARTY TRANSACTIONS

     With respect to related party assets and liabilities presented in the accompanying consolidated balance sheets, the current amounts due from/to affiliate represent interest-bearing advances to Holberg which are made in the normal course of business as part of the cash management strategy of Holberg; the note receivable from Holberg bears interest at 5% and is due January 1, 2007.

     Prior to 1996, the Company participated in a self-insured casualty (including workers' compensation and auto liability) and group health risk program with an affiliate of Holberg, which determined the insurance expense to be allocated to the Company. In fiscal 1995, the affiliate paid $1,128,000 of casualty insurance and $378,000 of health insurance expenses of the Company. These payments have been charged to operations and are reflected as contributed capital in the accompanying consolidated financial statements. In connection with the insurance program, the Company has deposits with an affiliate for insurance collateral purposes of $2,480,000 and $4,835,000 at December 28, 1996 and December 27, 1997, respectively. These amounts are included in prepaid expenses and other current assets in the accompanying consolidated balance sheets.

     Interest income from Holberg and an affiliate of approximately $749,000, $528,000 and $632,000 in fiscal 1995, 1996 and 1997, respectively, represents interest on the advances and note receivable from Holberg and interest on the insurance deposits with an affiliate, less debt guarantee fees to Holberg of $180,000 in 1995.

     In 1997, distribution, selling and administrative expenses include $4,000,000 in management fees to Holberg.

     The Company leases a warehouse and office facility in Waukesha, Wisconsin from an affiliated partnership owned by certain former shareholders of an acquired company for approximately $810,000 per year through May 31, 2008.

13.  LEASE COMMITMENTS

     The Company has noncancelable commitments under both capital and long-term operating leases, primarily for office and warehouse facilities and transportation and office equipment. Many leases provide for rent escalations, purchase and renewal options, contingent rentals based on miles driven and payment of executory costs by the Company. Rent expense was approximately $5,709,000, $15,384,000 and $15,786,000 (including contingent rentals) in fiscal 1995, 1996 and 1997, respectively.

                          NEBCO EVANS HOLDING COMPANY

     Property and equipment include the following amounts under capital leases (in thousands):

                                                      DECEMBER 28,    DECEMBER 27,
                                                          1996            1997
                                                      ------------    ------------
Land                                                    $    --         $   692
Buildings and improvements                                   --           6,891
Delivery and automotive equipment                         9,876          28,778
Warehouse equipment                                          --           2,227
Furniture, fixtures and equipment                         3,487           3,312
                                                        -------         -------
                                                         13,363          41,900
Less accumulated amortization                             1,831           6,456
                                                        -------         -------
Property and equipment under capital leases, net        $11,532         $35,444
                                                        =======         =======

     The following is a schedule of aggregate future minimum lease payments (excluding contingent rentals) required under terms of the aforementioned leases at December 27, 1997 (in thousands):

                                                          CAPITAL    OPERATING
                   FISCAL YEAR ENDING                     LEASES      LEASES
                   ------------------                     -------    ---------
1998....................................................  $ 8,935    $ 13,658
1999....................................................    8,275      13,896
2000....................................................    7,262      12,528
2001....................................................    6,452      12,302
2002....................................................    5,704      11,393
Thereafter..............................................   21,168      69,835
                                                          -------    --------
Total...................................................   57,796    $133,612
                                                                     ========
Less amount representing interest.......................   20,753
                                                          -------
Present value of net minimum lease commitments..........  $37,043
                                                          =======

14.  CONCENTRATION OF CREDIT RISK

     On a pro forma basis, assuming the inclusion of PFS and Post for the full year, Tricon accounted for approximately 40% of the Company's 1997 sales. No other customer accounted for more than 10% of 1997 pro forma sales. Tricon is the franchiser of, and through its subsidiaries operates restaurants within, the Pizza Hut, Taco Bell and KFC systems. One customer, a franchiser, accounted for approximately 11% of 1996 reported net sales.

     In connection with the PFS acquisition, the Company was assigned and assumed a sales and distribution agreement dated May 1997 between PFS and the Pizza Hut, Taco Bell and KFC businesses. The agreement provides that the Company is the exclusive distributor of a substantial majority of products purchased by the domestic Tricon-owned restaurants for a five-year period beginning July 12, 1997, subject to certain service performance standards. The agreement also covers restaurants sold to certain franchisees within the five-year period.

                          NEBCO EVANS HOLDING COMPANY

     Including sales to franchiser-owned and franchised restaurants, the Company's sales to the following restaurant concepts as an approximate percentage of total pro forma sales were (including PFS for all of 1997 and Post for all of 1996 and 1997):

                                                              1996    1997
                                                              ----    ----
Pizza Hut...................................................   --      28%
Taco Bell...................................................   --      28%
KFC.........................................................    9%     13%
Wendy's.....................................................   35%     11%
Burger King.................................................   17%      5%

15.  STOCKHOLDERS' EQUITY

     At December 27, 1997, the authorized capital of NEHC consisted of 5,000,000 shares of 13 1/2% senior exchangeable preferred stock at a par value of $.01 per share; 300 shares of 8% senior convertible, nonvoting preferred stock with a liquidation preference of $10,000 per share and cumulative dividends at a rate of $800 per share; 5,000,000 shares of 15% junior exchangeable preferred stock at a par value of $.01 per share; 600 shares of junior nonconvertible preferred stock with a liquidation preference of $25,000 per share and cumulative dividends at a rate of $1,563 per share; 30,000 shares of Class A voting common stock at a par value of $.01 per share; and 20,000 shares of Class B nonvoting common stock at a par value of $.01 per share. Accumulated dividends in arrears at December 27, 1997 are $1,875,000.

     In connection with the formation of NEHC on January 25, 1996, NEHC issued the Class A and Class B common stock and the junior preferred stock, $25,000 series. The 8% senior preferred stock was issued in November 1996 to the minority owner of Post to increase NEHC's ownership interest in Post (see Note
2). In connection with the AmeriServ acquisition in January 1996 and the issuance of the 12 1/2% subordinated notes (see Note 6), NEHC issued warrants, valued at $7.5 million, to purchase up to an aggregate of 1,389 shares of Class A common stock and 370 shares of Class B common stock. The warrants expire in 2006.

     In connection with the acquisition of PFS, NEHC received proceeds of $115 million upon issuance in July 1997 of the 13 1/2% senior exchangeable preferred stock, the 15% junior preferred stock and warrants, valued at $2.7 million, to purchase up to an aggregate of 2,904 shares of the Class A common stock. The warrants expire in 2009. See Note 17 for transactions subsequent to fiscal 1997.

                          NEBCO EVANS HOLDING COMPANY

16.  CONDENSED UNCONSOLIDATED FINANCIAL STATEMENTS

     Provided below are the condensed unconsolidated financial statements of NEHC (parent company only).

                                                             DECEMBER 28,    DECEMBER 27,
                                                                 1996            1997
                                                             ------------    ------------
Condensed balance sheets:
  Cash and cash equivalents................................   $      --        $    320
  Due from affiliate.......................................       4,700           5,046
  Investment in subsidiaries...............................      51,851         176,500
                                                              ---------        --------
                                                              $  56,551        $181,866
                                                              =========        ========
  Accounts payable.........................................   $   3,820        $    188
  Due to affiliate.........................................       4,700              --
  Subordinated loans.......................................      24,859          58,199
  Stockholders' equity.....................................      23,172         123,479
                                                              ---------        --------
                                                              $  56,551        $181,866
                                                              =========        ========
Condensed statements of income:
  Selling, general and administrative expenses.............   $      --        $    177
  Interest expense.........................................       4,194           5,821
  Extraordinary loss.......................................          --           6,562
                                                              ---------        --------
                                                              $  (4,194)       $(12,560)
                                                              =========        ========
Condensed statements of cash flows:
Net cash used in operating activities......................   $      --        $(11,007)
                                                              ---------        --------
Investing activities:
  Business acquired, net of cash acquired..................          --          (1,500)
  Investment in subsidiary.................................     (30,000)       (130,000)
                                                              ---------        --------
Net cash used in investing activities......................     (30,000)       (131,500)
                                                              ---------        --------
Financing activities:
  Proceeds from issuance of preferred stock and warrants...          --         115,000
  Proceeds from issuance of subordinated loans and
     warrants..............................................      30,000              --
  Proceeds from issuance of long-term debt.................          --          55,000
  Repayment of debt........................................          --         (27,173)
                                                              ---------        --------
                                                                 30,000         142,827
                                                              ---------        --------
Net increase in cash and cash equivalents..................          --             320
Cash and cash equivalents at beginning of year.............          --              --
                                                              ---------        --------
Cash and cash equivalents at end of year...................   $      --        $    320
                                                              =========        ========

17.  SUBSEQUENT EVENTS

     On January 29, 1998, the Company entered into a definitive merger agreement pursuant to which the Company will acquire all of the approximately 9.4 million outstanding shares of ProSource, Inc. (ProSource) for $15.00 per share in cash. The Company will also refinance the existing indebtedness of ProSource of approximately $174 million. The transaction is expected to close in the second quarter of 1998. ProSource, which reported sales of $3.9 billion for its fiscal year ended December 27, 1997, is in the foodservice distribution business, specializing in quick-service and casual dining chain restaurants. ProSource services

                          NEBCO EVANS HOLDING COMPANY
approximately 12,700 restaurants, principally in the United States, in such chains as Burger King, Red Lobster, Olive Garden, TGI Friday's, Long John Silver's, Chili's, Sonic, Chick-fil-A, Wendy's and TCBY.

     On March 6, 1998, NEHC received proceeds of $250 million upon issuance of 2,500,000 shares of 11 1/4% Senior Redeemable Exchangeable Preferred Stock (Preferred Stock) due 2008, with a liquidation preference of $100 per share, in transactions not requiring registration under the Securities Act of 1933, as amended. Approximately $148 million of proceeds from the issuance were used to repurchase all NEHC's outstanding 13 1/2% senior exchangeable preferred stock, $25,000 series junior nonconvertible preferred stock and 15% junior exchangeable preferred stock. Dividends on the Preferred Stock are payable quarterly in cash or in additional shares of Preferred Stock, at NEHC's option. The Preferred Stock is exchangeable into 11 1/4% Subordinated Exchange Debentures due 2008, at NEHC's option, subject to certain conditions, on any scheduled dividend payment date.

             REPORT OF KPMG PEAT MARWICK LLP, INDEPENDENT AUDITORS

The Management of PFS
(A Division of PepsiCo, Inc. Held for Sale):

     We have audited the accompanying balance sheets of PFS (A Division of PepsiCo, Inc. Held for Sale) as of December 27, 1995 and December 25, 1996, and the related statements of income, divisional equity, and cash flows for each of the years in the three-year period ended December 25, 1996. These financial statements are the responsibility of the management of PFS. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PFS as of December 27, 1995 and December 25, 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 25, 1996, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Dallas, Texas
April 18, 1997

                PFS (A DIVISION OF PEPSICO, INC. HELD FOR SALE)

                                 BALANCE SHEETS

                                                          DECEMBER 27,    DECEMBER 25,    JUNE 11,
                                                              1995            1996          1997
                                                          ------------    ------------    ---------
                                                                                          (UNAUDITED)
                                                                       (IN THOUSANDS)
ASSETS
Current assets:
  Cash..................................................    $    203        $  1,625      $     32
  Receivables:
  Franchisees and licensees, net of allowance for
     doubtful accounts of $11,941 in 1995 and $7,733 in
     1996...............................................     115,004         117,729       132,679
  Affiliates............................................     206,658         162,485       191,006
  Inventories...........................................     101,767          94,418        86,068
  Prepaid expenses and other current assets.............       1,877           4,690         5,915
  Deferred income taxes (note 7)........................      10,105          10,629         9,975
                                                            --------        --------      --------
     Total current assets...............................     435,614         391,576       425,675
Property and equipment, net (notes 3 and 6).............      80,351          87,017        82,460
Other assets............................................         323             328           320
                                                            --------        --------      --------
                                                            $516,288        $478,921      $508,455
                                                            ========        ========      ========

LIABILITIES AND DIVISIONAL EQUITY
Current liabilities:
  Accounts payable -- trade.............................    $196,695        $170,611      $200,026
  Accrued liabilities (note 7)..........................      79,512          79,728        71,395
  Advances from Parent and affiliates, net (note 4).....     122,957         108,257       125,282
                                                            --------        --------      --------
     Total current liabilities..........................     399,164         358,596       396,703
Other liabilities and deferred credits (notes 6 and
  9)....................................................      23,449          22,400        20,568
Deferred income taxes (note 7)..........................       5,096           4,520         3,545
Divisional equity (note 4)..............................      88,579          93,405        87,639
Commitments (note 6)....................................
                                                            --------        --------      --------
                                                            $516,288        $478,921      $508,455
                                                            ========        ========      ========

                See accompanying notes to financial statements.

                                      PFS
                  (A DIVISION OF PEPSICO, INC. HELD FOR SALE)

                              STATEMENTS OF INCOME

                                                     YEARS ENDED                   TWENTY-FOUR WEEKS ENDED
                                      ------------------------------------------   -----------------------
                                      DECEMBER 28,   DECEMBER 27,   DECEMBER 25,    JUNE 12,     JUNE 11,
                                          1994           1995           1996          1996         1997
                                      ------------   ------------   ------------   ----------   ----------
                                       (53 WEEKS)     (52 WEEKS)     (52 WEEKS)          (UNAUDITED)

                                                                 (IN THOUSANDS)
Sales:
  Affiliates (note 4)...............   $2,378,963     $2,463,464     $2,292,423    $1,058,666   $  957,528
  Franchisees and licensees.........      905,874        999,988      1,136,201       497,003      544,425
                                       ----------     ----------     ----------    ----------   ----------
                                        3,284,837      3,463,452      3,428,624     1,555,669    1,501,953
  Less discounts and allowances.....        5,000          4,508          6,538         3,194        3,608
                                       ----------     ----------     ----------    ----------   ----------
     Net sales......................    3,279,837      3,458,944      3,422,086     1,552,475    1,498,345
                                       ----------     ----------     ----------    ----------   ----------
Costs and expenses:
  Cost of sales and operating.......    3,155,422      3,331,866      3,297,381     1,498,587    1,443,274
  General and administrative (notes
     4, 6 and 8)....................       37,515         47,606         44,962        21,564       20,330
                                       ----------     ----------     ----------    ----------   ----------
                                        3,192,937      3,379,472      3,342,343     1,520,151    1,463,604
                                       ----------     ----------     ----------    ----------   ----------
     Income from operations.........       86,900         79,472         79,743        32,324       34,741
Interest expense to Parent (note
  4)................................       12,934         17,613         15,566         7,102        8,041
                                       ----------     ----------     ----------    ----------   ----------
     Income before income taxes.....       73,966         61,859         64,177        25,222       26,700
Provision for income taxes (note
  7)................................       28,874         23,844         24,597         9,928        9,924
                                       ----------     ----------     ----------    ----------   ----------
     Net income.....................   $   45,092     $   38,015     $   39,580    $   15,294   $   16,776
                                       ==========     ==========     ==========    ==========   ==========

                See accompanying notes to financial statements.

                                      PFS
                  (A DIVISION OF PEPSICO, INC. HELD FOR SALE)

                        STATEMENTS OF DIVISIONAL EQUITY

                                                              (IN THOUSANDS)
                                                              --------------
Divisional equity at December 29, 1993......................     $100,146
Transfers to Advances from Parent and affiliates, net (note
  4)........................................................      (59,531)
Net income..................................................       45,092
                                                                 --------
Divisional equity at December 28, 1994......................       85,707
Transfers to Advances from Parent and affiliates, net (note
  4)........................................................      (35,143)
Net income..................................................       38,015
                                                                 --------
Divisional equity at December 27, 1995......................       88,579
Transfers to Advances from Parent and affiliates, net (note
  4)........................................................      (34,754)
Net income..................................................       39,580
                                                                 --------
Divisional equity at December 25, 1996......................       93,405
Transfers to Advances from Parent and affiliates, net (note
  4) (unaudited)............................................      (22,542)
Net income (unaudited)......................................       16,776
                                                                 --------
Divisional equity at June 11, 1997 (unaudited)..............     $ 87,639
                                                                 ========

                See accompanying notes to financial statements.

                                      PFS
                  (A DIVISION OF PEPSICO, INC. HELD FOR SALE)

                            STATEMENTS OF CASH FLOWS

                                                    YEARS ENDED                   TWENTY-FOUR WEEKS ENDED
                                     ------------------------------------------   -----------------------
                                     DECEMBER 28,   DECEMBER 27,   DECEMBER 25,    JUNE 12,     JUNE 11,
                                         1994           1995           1996          1996         1997
                                     ------------   ------------   ------------   ----------   ----------
                                      (53 WEEKS)     (52 WEEKS)     (52 WEEKS)          (UNAUDITED)

                                                                (IN THOUSANDS)
Cash flows -- operating activities:
  Net income.......................    $ 45,092       $ 38,015       $ 39,580      $ 15,294     $ 16,776
  Adjustments to reconcile net
     income to net cash provided by
     operating activities:
     Depreciation and
       amortization................      17,053         18,764         19,830         8,819        8,814
     Loss on sale of property and
       equipment...................       1,788          2,324          1,065            72         (209)
     Deferred income taxes.........      (6,800)        (3,075)        (1,100)         (274)        (321)
     Change in assets and
       liabilities:
       Receivables.................     (22,614)       (22,051)        41,448        (6,769)     (43,471)
       Inventories.................       4,839         (5,046)         7,349         8,429        8,350
       Accounts payable............       9,524         (2,347)       (26,084)       (8,519)      29,415
       Accrued liabilities.........      13,105         (4,672)           216       (11,278)      (8,333)
       Other.......................       2,730          7,668         (3,867)       (4,877)      (3,049)
                                       --------       --------       --------      --------     --------
          Net cash provided by
            operating activities...      64,717         29,580         78,437           897        7,972
                                       --------       --------       --------      --------     --------
Cash flows -- investing activities:
  Additions to property and
     equipment.....................     (21,310)       (25,245)       (28,771)      (14,214)     (12,291)
  Transfers of property and
     equipment to affiliates.......          --             --             --            --        7,338
  Proceeds from sale of property
     and equipment.................       1,047            857          1,210         1,032          905
                                       --------       --------       --------      --------     --------
          Net cash used for
            investing activities...     (20,263)       (24,388)       (27,561)      (13,182)      (4,048)
                                       --------       --------       --------      --------     --------
Cash flows -- financing activities
  -- (repayment of)/ additions to
  advances from Parent and
  affiliates, net..................     (44,360)        (5,163)       (49,454)       12,661       (5,517)
                                       --------       --------       --------      --------     --------
Net increase (decrease) in cash....          94             29          1,422           376       (1,593)
Cash at beginning of period........          80            174            203           203        1,625
                                       --------       --------       --------      --------     --------
Cash at end of period..............    $    174       $    203       $  1,625      $    579     $     32
                                       ========       ========       ========      ========     ========

     During 1994, 1995, and 1996 PFS made the following transfers to Parent through the intercompany account:

                                                 1994       1995       1996
                                                -------    -------    -------
State income tax..............................  $ 4,135    $ 3,808    $ 3,475
                                                =======    =======    =======
Federal income tax............................  $18,876    $19,887    $18,800
                                                =======    =======    =======
Interest on advances..........................  $12,994    $17,613    $15,566
                                                =======    =======    =======
Divisional equity reclassifications...........  $59,531    $35,143    $34,754
                                                =======    =======    =======

                See accompanying notes to financial statements.

                                      PFS
                  (A DIVISION OF PEPSICO, INC. HELD FOR SALE)

                         NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 27, 1995 AND DECEMBER 25, 1996
                                 (IN THOUSANDS)
(1) GENERAL AND BASIS OF PRESENTATION

     PFS (A Division of PepsiCo, Inc. Held for Sale) ("PFS") operates as a division of PepsiCo, Inc. ("Parent") and has no separate legal status or existence. In January 1997, the Parent announced its intent to spin off its restaurant business. Concurrent with this announcement, the Parent also announced that it would explore the possible sale of PFS. The accompanying financial statements present the business of PFS which is being held for sale. Accordingly, they include only the assets, liabilities and results of operations of the PFS business to be sold. The principal nature of this business is to provide food, equipment, and supply items primarily to Taco Bell, Pizza Hut and KFC restaurants, which restaurants are either owned or franchised by the Parent in both the United States and Canada. The Division also has other transactions with the Parent and affiliates of the Parent ("Affiliates") (notes 4, 5, 7, 8 and 9). PFS' fiscal year ends on the last Wednesday in December and, as a result, a fifty-third week is added every five or six years. The fiscal year ended December 28, 1994 consisted of 53 weeks.

     The financial statements of the Company as of June 11, 1997 and for the periods ended June 12, 1996 and June 11, 1997 are unaudited, but in the opinion of management reflect all adjustments (consisting only of normal recurring accruals) which are necessary for a fair statement of the results of the interim periods presented. Results for interim periods are not necessarily indicative of the results to be expected for a full year or for periods which have been previously reported.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Inventories

     Inventories are valued at the lower of cost, as determined by the first-in, first-out ("FIFO") method, or net realizable value.

  (b) Income Taxes

     PFS is included in the consolidated federal income tax return of the Parent. For financial reporting purposes, federal income taxes are computed on a separate return basis. State income taxes are computed at a composite rate (6.3% in 1994 and 5.8% in 1995 and 1996) based upon actual taxes incurred by the Parent on behalf of the Division.

     PFS accounts for income taxes using the asset and liability method. Under the asset and liability method of accounting for income taxes, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (c) Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation. Depreciation and amortization are calculated on a straight-line basis over the estimated useful lives of the assets, generally 3 to 10 years.

                                      PFS
                  (A DIVISION OF PEPSICO, INC. HELD FOR SALE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  (d) Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(3) PROPERTY AND EQUIPMENT

     Property and equipment at December 27, 1995 and December 25, 1996 is summarized as follows:

                                                           1995        1996
                                                         --------    --------
Land...................................................  $    756    $    756
Transportation equipment...............................    81,741      87,039
Warehouse and office equipment.........................    33,654      38,916
Buildings and leasehold improvements...................    38,490      46,651
Construction in progress...............................     2,656       2,937
Leased computer and material handling equipment........     5,712       5,750
                                                         --------    --------
                                                          163,009     182,049
Less accumulated depreciation and amortization.........    82,658      95,032
                                                         --------    --------
                                                         $ 80,351    $ 87,017
                                                         ========    ========

(4) RELATED PARTY TRANSACTIONS

     The Parent provides certain corporate general and administrative services to PFS, including legal, treasury and benefits administration, among others. The Company estimates the costs of these services to be approximately $1,100 based on management's assessment of the relative benefit received from the Parent for each of the years 1994, 1995 and 1996. The Company believes this method is reasonable and inclusion of such costs would not have material impact on the accompanying financial statements.

     Transactions with the Parent include utilization of cash management services under which net cash balances of PFS are transferred to or provided by the Parent daily. In addition, the Parent provides payments under its incentive compensation plans to certain key employees of PFS.

     In 1994, 1995 and 1996, respectively, approximately 29%, 28% and 27% of the gross sales of PFS were to restaurants owned by Pizza Hut, Inc., 31%, 31% and 28% of gross sales were to restaurants owned by Taco Bell Corp., and 13%, 11% and 12% of gross sales were to restaurants owned by KFC Corporation.

     PFS and the Parent have agreed to reclassify amounts between advances and divisional equity in order to maintain a preestablished debt to equity ratio, as defined, as part of the agreements between PFS and Pizza Hut, Inc. and its franchisees.

     Advances from Parent and Affiliates bear interest at the prime rate (8.25% at December 25, 1996) and are not subject to stated repayment terms. Accordingly, such advances are classified as current liabilities in the accompanying balance sheets. The carrying amount of Advances from the Parent and Affiliates at December 27, 1995 and December 25, 1996 approximates the fair value since the borrowings bear interest at current market rates.

                                      PFS
                  (A DIVISION OF PEPSICO, INC. HELD FOR SALE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(5) PROFIT LIMITATION

     "Gross profit" and "net pretax profit" on certain sales of PFS to Pizza Hut restaurants, as defined in the agreements with Pizza Hut, Inc. and its franchisees, are limited to amounts not to exceed 14% and 2.5% of sales, respectively. Such limitations apply only to sales of food, paper products, and similar restaurant supplies and exclude other nonfood items such as furnishings, interior and exterior decor items, and equipment. As a result of the profit limitation, sales are reported net of $3,039, $4,449 and $5,249 in 1994, 1995 and 1996, respectively, for distributions to Pizza Hut, Inc. and its franchisees.

(6) LEASE COMMITMENTS

     PFS occupies warehouse and office facilities under noncancellable operating lease agreements expiring at various dates through 2006. Most of the leases contain renewal options for periods ranging from one to five years, with rentals generally equal to those stated for the initial term of the lease.

     PFS also rents transportation equipment under operating leases which provide for both short-term and long-term rentals.

     Rental expense for the years ended December 28, 1994, December 27, 1995 and December 25, 1996 is summarized as follows:

                                                 1994       1995       1996
                                                -------    -------    -------
Transportation equipment:
  Fixed rentals...............................  $   336    $   409    $   442
  Variable rentals............................    2,173      1,776      1,059
Warehouse and office space....................    8,110      8,531     10,252
Equipment.....................................    3,993      2,773      2,947
                                                -------    -------    -------
                                                $14,612    $13,489    $14,700
                                                =======    =======    =======

     The future minimum rental commitments as of December 25, 1996 for all noncancellable operating transportation, warehouse, office, and other equipment leases are as follows:

1997........................................................    $10,783
1998........................................................      9,493
1999........................................................      8,110
2000........................................................      6,986
2001........................................................      7,020
Thereafter..................................................     17,027
                                                                -------
                                                                $59,419
                                                                =======

                                      PFS
                  (A DIVISION OF PEPSICO, INC. HELD FOR SALE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     PFS leases computer equipment and material handling equipment under capital lease arrangements. The minimum lease payments as of December 25, 1996 for the remainder of the lease periods are as follows:

1997........................................................    $692
1998........................................................     118
                                                                ----
Total minimum lease payments................................     810
Less amount representing interest...........................      22
                                                                ----
Present value of net minimum lease payments.................     788
Less current obligations....................................     673
                                                                ----
Long-term obligations.......................................    $115
                                                                ====

     Included in property and equipment as of December 25, 1996 are assets recorded under capital leases as follows:

Computer and material handling equipment....................    $ 5,750
Less accumulated amortization...............................      5,114
                                                                -------
                                                                $   636
                                                                =======

(7) INCOME TAXES

     The provision for income taxes is comprised of the following:

                                                 1994       1995       1996
                                                -------    -------    -------
Current:
  Federal.....................................  $29,875    $24,227    $23,127
  State.......................................    5,799      2,692      2,570
Deferred:
  Federal.....................................   (5,780)    (2,639)      (846)
  State.......................................   (1,020)      (436)      (254)
                                                -------    -------    -------
                                                $28,874    $23,844    $24,597
                                                =======    =======    =======

     The differences between the statutory and effective federal income tax rates are as follows:

                                                 1994       1995       1996
                                                -------    -------    -------
Statutory federal rate........................       35%        35%        35%
State income tax, net of federal benefit......        4          4          4
                                                -------    -------    -------
     Effective rate...........................       39%        39%        39%
                                                =======    =======    =======

     Federal income taxes currently payable to the Parent of $35,714 at December 27, 1995 and $36,441 at December 25, 1996 are included in accrued liabilities in the accompanying balance sheets.

     The primary components of deferred taxes result from accelerated depreciation methods, bad debt provisions and the deferral of certain expenses related to postretirement benefits for tax purposes.

(8) RETIREMENT PLANS

     PFS participates in two defined benefit noncontributory pension plans for salaried and nonsalaried employees (the "Plans") which are administered directly or indirectly by the Parent. Substantially all

                                      PFS
                  (A DIVISION OF PEPSICO, INC. HELD FOR SALE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

employees of the Division are covered by these Plans. PFS's participation is accounted for as a multiemployer plan.

     Generally, benefits for salaried and nonsalaried employees are based on years of service and the employees' highest consecutive five-year average annual earnings. The Parent funds the Plans in amounts not less than the minimum statutory funding requirements nor more than the maximum amount which can be deducted for federal income tax purposes by the Parent. The Plans' assets consist principally of equity securities, government and corporate debt securities, and other fixed income obligations. Capital stock of the Parent accounted for approximately 24% and 22% of the total market value of the domestic Parent sponsored Plans' assets for 1995 and 1996.

     PFS was allocated pension expense of $1,211, $1,174 and $2,374 in 1994, 1995 and 1996, respectively.

(9) POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     PFS participates in a postretirement benefit plan administered by the Parent. The plan provides postretirement health care and life insurance benefits to eligible retired U.S. employees. Employees who have 10 years of service and attain age 55 while in service with the Division are eligible to participate in the postretirement benefit plan. The plan in effect through 1994 was largely noncontributory and was not funded. PFS accrues the cost of postretirement benefits over the years employees provide services to the date of their full eligibility for such benefits.

     Postretirement benefit expense amounted to $919, $481 and $1,047 in 1994, 1995 and 1996, respectively. The liability for postretirement benefits of $8,967 at December 25, 1995 and $9,962 at December 27, 1996 is included in other liabilities and deferred credits in the accompanying balance sheets.

     Effective in 1994, certain features of the plan were amended to expand retiree cost-sharing provisions and limit the Division's share of future increases in health care costs.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
AmeriServ Food Company

     We have audited the accompanying consolidated statements of operations, stockholders' equity, and cash flows of AmeriServ Food Company (the Company) for the years ended December 31, 1994 and December 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of the Company for the years ended December 31, 1994 and December 30, 1995, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Dallas, Texas
March 22, 1996

                             AMERISERV FOOD COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                       YEAR ENDED
                                                              ----------------------------
                                                              DECEMBER 31,    DECEMBER 30,
                                                                  1994            1995
                                                              ------------    ------------
                                                                     (IN THOUSANDS)
Net sales...................................................    $873,309        $939,096
Operating expenses:
  Cost of sales, including delivery and warehouse
     expenses...............................................     841,408         907,597
  Selling, general, and administrative......................      19,314          20,209
  Depreciation..............................................       2,778           2,768
  Amortization of goodwill and covenants not to compete.....         888             677
  Losses of divested operations.............................         313              --
                                                                --------        --------
          Total operating expenses..........................     864,701         931,251
                                                                --------        --------
Income from operations......................................       8,608           7,845
Other expense:
  Interest expense..........................................       6,442           7,465
  Interest expense, related parties.........................         226             216
  Amortization of financing costs...........................         236             302
  Other expense, net........................................          28           1,472
                                                                --------        --------
Income (loss) before minority interest......................       1,676          (1,610)
Minority interest...........................................           4              (2)
                                                                --------        --------
Income (loss) before income taxes...........................       1,680          (1,612)
Income tax provision........................................         108             270
                                                                --------        --------
Income (loss) before extraordinary items....................       1,572          (1,882)
Extraordinary gain on early extinguishment of debt..........         312              --
                                                                --------        --------
Net income (loss)...........................................    $  1,884        $ (1,882)
                                                                ========        ========

                            See accompanying notes.

                             AMERISERV FOOD COMPANY

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                   COMMON      ADDITIONAL
                                                    STOCK       PAID-IN      ACCUMULATED
                                                  PAR VALUE     CAPITAL        DEFICIT       TOTAL
                                                  ---------    ----------    -----------    -------
                                                                   (IN THOUSANDS)
Balance at January 1, 1994......................     $25        $ 8,742       $(17,032)     $(8,265)
  Contribution of dividend promissory notes and
     accrued interest to equity.................      --          5,678             --        5,678
  Accretion of redemption value of Series A
     Redeemable Preferred Stock.................      --             --         (1,125)      (1,125)
  Net income....................................      --             --          1,884        1,884
                                                     ---        -------       --------      -------
Balance at December 31, 1994....................      25         14,420        (16,273)      (1,828)
  One for ten reverse stock split...............     (22)            22             --           --
  Accretion of redemption value of Series A
     Redeemable Preferred Stock.................      --             --           (675)        (675)
  Net loss......................................      --             --         (1,882)      (1,882)
                                                     ---        -------       --------      -------
Balance at December 30, 1995....................     $ 3        $14,442       $(18,830)     $(4,385)
                                                     ===        =======       ========      =======

                            See accompanying notes.

                             AMERISERV FOOD COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       YEAR ENDED
                                                              ----------------------------
                                                              DECEMBER 31,    DECEMBER 30,
                                                                  1994            1995
                                                              ------------    ------------
                                                                     (IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss)...........................................   $   1,884       $  (1,882)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation..............................................       2,778           2,768
  Amortization of goodwill and covenants not to compete.....         888             677
  Amortization of financing costs...........................         236             302
  Other non-cash expenses...................................          --           1,079
  Deferred income tax provision.............................        (347)             45
  Provision for doubtful accounts...........................         410             181
  Minority interest.........................................          (4)              2
  Extraordinary gain........................................        (312)             --
  Changes in operating assets and liabilities:
     Accounts and other receivables.........................      (3,116)           (664)
     Inventories............................................      (5,929)         (2,880)
     Prepaid expenses and other.............................      (1,272)           (730)
     Accounts payable.......................................      10,143           7,228
     Accrued liabilities....................................          67            (844)
                                                               ---------       ---------
Net cash provided by operating activities...................       5,426           5,282
INVESTING ACTIVITIES
Acquisitions of businesses..................................      (1,625)             --
Capital expenditures for property, plant, and equipment.....      (1,263)         (3,030)
Proceeds from sale of property, plant, and equipment........          71             112
Other.......................................................         190            (229)
                                                               ---------       ---------
Net cash used in investing activities.......................      (2,627)         (3,147)
FINANCING ACTIVITIES
Borrowings under line of credit agreements..................     929,724         960,744
Repayments under line of credit agreements..................    (933,505)       (958,785)
Proceeds from long-term debt................................       5,896              --
Repayments of long-term debt................................      (6,855)         (3,617)
Maturity of certificates of deposit.........................       1,620              --
Proceeds from issuance of Series A Redeemable Preferred
  Stock.....................................................       2,000              --
Other.......................................................      (1,335)           (490)
                                                               ---------       ---------
Net cash used in financing activities.......................      (2,455)         (2,148)
                                                               ---------       ---------
Net increase (decrease) in cash.............................         344             (13)
Cash at beginning of year...................................         502             846
                                                               ---------       ---------
Cash at end of year.........................................   $     846       $     833
                                                               =========       =========
Supplemental disclosure of cash flow information -- Cash
  paid for interest.........................................   $   6,526       $   7,097

                            See accompanying notes.

                             AMERISERV FOOD COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                    DECEMBER 31, 1994 AND DECEMBER 30, 1995
1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation and Disposition

     AmeriServ Food Company (the Company or AmeriServ) was formed in September 1989 and was majority owned by J. Lewis Partners, L.P. (Lewis Partners). On January 26, 1996, all of the Company's outstanding stock (common and preferred) was acquired by AmeriServe Food Distribution, Inc. (formerly NEBCO EVANS Distribution, Inc.) (NEBCO). In conjunction with the acquisition, the Company's revolving line of credit, its term notes payable to five co-lenders, and its note to Signal Capital Corporation were paid off. The Company continues to operate as a wholly-owned subsidiary of NEBCO with NEBCO providing any working capital needed for the Company's operations.

     The consolidated financial statements of the Company include the accounts of the Company and the following subsidiaries:

                         SUBSIDIARY                           OWNERSHIP
                         ----------                           ---------
Post Holding Company and subsidiary (Post)..................      50%
Delta Transportation, Ltd. (Delta)..........................     100%

     The Company was formed through a series of acquisitions. Interstate Distributors, Inc. (IDI), and The Sonneveldt Company (Sonneveldt) represent holding companies formed for the purpose of acquiring the respective operating subsidiaries. Lewis Partners acquired a 70% ownership interest in Sonneveldt and an 81% ownership interest in IDI on December 19, 1988, and August 1, 1989, respectively. In 1989, Lewis Partners transferred its ownership interests in these two entities to the Company in exchange for shares of the Company's common stock. Concurrent with the transfer of Lewis Partners' ownership interests in the subsidiaries to the Company, the Company acquired the remaining 30% minority interest in Sonneveldt by exchanging shares of the Company's common stock for the minority interest holders' shares of Sonneveldt. The Company acquired Post Holding Company (Post) in 1989, First Choice Food Distributors, Inc. (FCF), in 1990, Alpha Distributors, Ltd., Delta Transportation, Ltd., and Omega Distributions Services, Ltd. (collectively Alpha), and Food Service Systems
(FSS) in 1991. The Company merged FSS into IDI in December 1992.

     On January 11, 1994, the Company completed a series of transactions including a private equity offering, a corporate restructuring, and a refinancing of the majority of the Company's debt. As a part of these transactions, the Company purchased the 19% minority interest in IDI, and simultaneously merged all of its subsidiaries into AmeriServ, except Post and Delta Transportation, Ltd. (Delta), which were not merged for regulatory reasons.

  Nature of Operations

     The Company, through its divisions and subsidiaries, is a system foodservice distributor specializing in distribution to chain restaurants. The Company distributes a wide variety of items, including fresh and frozen meat and poultry, frozen foods, canned and dry goods, fresh and pre-processed produce, beverages, dairy products, paper goods, cleaning and other supplies and small equipment. At December 30, 1995, the Company served approximately 4,300 restaurant locations within 38 different restaurant chains (or "concepts") in 38 states, Mexico and the Caribbean from 14 distribution centers in the United States.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                             AMERISERV FOOD COMPANY

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries. Upon consolidation, all intercompany accounts, transactions, and profits have been eliminated.

  Fiscal Year

     The Company's fiscal year is the 52- or 53-week period ending on the Saturday closest to December 31. The fiscal years ended December 31, 1994 (fiscal 1994) and December 30, 1995 (fiscal 1995) are 52-week periods.

  Inventories

     Merchandise inventories are valued at the lower of cost (first-in, first-out method) or market.

  Property, Plant, and Equipment

     Property, plant, and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the assets, using either the straight-line or double-declining balance method. Amortization of leasehold improvements is recorded over the respective lease terms or useful lives, whichever are shorter; and assets recorded under capital leases are amortized over the respective lease terms. Amortization of capital leases is included in depreciation expense. Useful lives for amortization and depreciation calculations are as follows:

Buildings and improvements..................................  5 -- 40 years
Delivery and automotive equipment...........................  5 --  9 years
Warehouse equipment.........................................  5 -- 12 years
Furniture, fixtures, and equipment..........................  5 -- 10 years

  Other Assets

     Goodwill represents the excess of the purchase prices over the fair values of net assets of acquired businesses and is amortized over 40 years using the straight-line method. On January 11, 1994, the Company purchased the remaining minority interest in IDI resulting in additional goodwill of $1,160. The carrying value of goodwill is reviewed if the facts and circumstances suggest it may be impaired. If this review indicates that goodwill may not be recoverable, as determined based on the estimated future undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value of the goodwill is reduced by the estimated shortfall.

     The costs of covenants not to compete, incurred in connection with acquisitions, are being amortized over the lives of the respective covenants (three to five years) using the straight-line method. Deferred financing costs are being amortized over the terms of the respective agreements, generally three to five years, using the straight-line method, which does not differ significantly from the interest method.

  Federal Income Taxes

     The Company and its subsidiaries (excluding Post) file a consolidated federal income tax return. Under federal tax regulations, Post is required to file a separate consolidated federal income tax return.

  Losses of Divested Operations

     In fiscal 1994, the Company incurred losses of $313, consisting of costs incurred to close the two remaining FSS distribution facilities. The majority of these expenses were related to operating, legal,

                             AMERISERV FOOD COMPANY
severance, and shut-down costs associated with the decision to close these facilities. The closing and divesting of these operations was deemed necessary due to continued operating losses with respect to these two facilities.

  Other Expenses, Net

     In fiscal 1995, other expense, net, of $1,472 in the consolidated statement of operations, included expenses of $827 related to an attempted public offering of the Company's common stock, and an accrual of $600 representing payments due under contract to two former owners of a company acquired by AmeriServ in 1988. As the two former owners are no longer involved in the business, these amounts have been written off.

2.  LEASES

     The Company leases warehouse facilities and certain transportation equipment under operating leases expiring at various dates through 1999. Minimum annual rental commitments under noncancelable operating leases are as follows at December 30, 1995:

1996........................................................  $ 8,233
1997........................................................    7,509
1998........................................................    6,604
1999........................................................    5,134
2000........................................................    3,700
Thereafter                                                      5,887
                                                              -------
                                                              $37,067
                                                              =======

     Rent expense for fiscal 1994 and 1995 was approximately $9,363 and $11,243, respectively. Under certain truck leases, various subsidiaries of the Company are obligated to pay contingent rentals based on miles driven each period.

     The Madison, Wisconsin, warehouse facility lease grants the Company an option to purchase the warehouse facility at any time during the initial or extended lease terms for $6,000. Additionally, the lease grants the lessors a put option to require the Company to purchase the warehouse facility for $6,000 should the Company either default on future monthly rental payments or fail to exercise, or not be entitled under the terms of the lease to exercise, any of its options to extend the initial 10-year term of the lease.

     The Company leases operating facilities and certain delivery and warehouse equipment under capital lease agreements. The leases are for various terms through 2002, with interest payable at rates ranging from 10 to 12.75%. The facilities are leased from a partnership, which is partially owned by stockholders of the Company. Payments representing principal on the facility leases totaled $133 and $150 in fiscal 1994 and 1995, respectively. The Company is required to pay real estate and other occupancy costs under the leases.

3.  STOCK COMPENSATION PLAN

     In 1991, the Company adopted a Stock Compensation Plan (the Plan), which became effective on December 31, 1991. The Plan covers the issuance of incentive and nonqualified stock options and restricted stock grants to directors and key employees of the Company and its subsidiaries. The Plan is administered by a committee (the Committee) appointed by the Company's Board of Directors. The Committee generally has the authority to fix the terms and numbers of options to be granted and to determine the employees or other parties who will receive the options and the grants. The number of shares that may be issued under the Plan shall not exceed 56. Incentive stock options granted by the Committee shall expire on the date determined by the Committee, but in no event shall any incentive stock option expire later than 10 years after the grant date. The exercise price per share for shares issued pursuant to the exercise of incentive stock options shall not be

                             AMERISERV FOOD COMPANY
less than the fair market value of common stock at the time of the grant of the option. All options granted will expire between January 1, 2002, and January 11, 2004.

     Common share stock options outstanding at December 31, 1994, and December 30, 1995, are as follows adjusted for a 1 for 10 reverse stock split effective September 1, 1995 (in thousands except per share data):

                                      NUMBER OF       PRICE PER         OPTIONS
                                       SHARES           SHARE         EXERCISABLE
                                      ---------    ---------------    -----------
Outstanding at December 31, 1994....     23        $53.33 -- $93.33       23
Outstanding at December 30, 1995....     24        $53.33 -- $93.33       24

4.  INCOME TAXES

     Significant components of the provision for income taxes are as follows:

                                                              YEAR ENDED
                                                     ----------------------------
                                                     DECEMBER 31,    DECEMBER 30,
                                                         1994            1995
                                                     ------------    ------------
Current:
  Federal..........................................     $  72            $ --
  State............................................       383             289
                                                        -----            ----
Total current......................................       455             289
Deferred:
  Federal..........................................      (347)            (19)
                                                        -----            ----
Total deferred.....................................      (347)            (19)
                                                        -----            ----
                                                        $ 108            $270
                                                        =====            ====

     A reconciliation of the Company's income tax provision calculated at federal statutory rates to the provision for income taxes reported is as follows:

                                                              YEAR ENDED
                                                     ----------------------------
                                                     DECEMBER 31,    DECEMBER 30,
                                                         1994            1995
                                                     ------------    ------------
Federal statutory tax rate (34%) applied to income
  (loss) before taxes..............................     $ 571           $(548)
Net operating losses not benefited.................        --             267
Benefit of net operating loss carryovers...........      (827)             --
AMT credit not benefited...........................        72              --
State income taxes.................................       383             289
Tax return settlements.............................      (347)             --
Amortization of goodwill...........................       124             124
Meals and entertainment............................        97             119
Other..............................................        35              19
                                                        -----           -----
                                                        $ 108           $ 270
                                                        =====           =====

     At December 30, 1995, the Company has consolidated net operating loss carryforwards of $8,707 for federal income tax purposes that expire in years 2004 through 2009. Additionally, at December 30, 1995, Post has net operating loss carryforwards of $1,360, which are available to offset Post's separate taxable income. The Company establishes a valuation allowance for its deferred tax assets until, based on available evidence, it is more likely than not that a portion or all of the deferred tax assets will be realized.

                             AMERISERV FOOD COMPANY

     Section 382 of the 1986 Internal Revenue Code provides for limitations on the utilization of net operating loss carryovers subsequent to certain ownership changes. If the Company experiences an ownership change, as defined under
Section 382, the availability of its net operating loss carryovers may be limited.

5.  OTHER RELATED PARTY TRANSACTIONS

     The Company and its subsidiaries incurred monitoring and acquisition fees of $415 to Lewis Partners for management advisory, investment banking, and acquisition services during both fiscal 1994 and 1995.

6.  CAPITAL STOCK

     Effective November 10, 1994, the Board of Directors approved a three-for-four reverse stock split and effective September 1, 1995, the Board of Directors approved a one-for-ten reverse stock split. All references to stock related data has been restated to reflect the effect of the splits.

     The Board of Directors of the Company is authorized, without action by the stockholders, to divide authorized preferred stock into one or more series and to fix, for each series, the number of shares, powers, designations, preferences, relative rights, qualifications, limitations, and restrictions. The Company is authorized to issue 500 shares of Preferred Stock with a par value of $0.01. The Company issued 45 shares of $.01 par value non-voting preferred shares designated as Series A Redeemable Preferred Stock for $4,500. The Preferred Stock is convertible into shares of common stock at a rate of 2.5 shares of common for each share of Series A Redeemable Preferred Stock. The holders of shares of Series A Redeemable Preferred Stock are entitled to receive dividends as declared by the Board of Directors from time to time. The Series A Redeemable Preferred Stock is redeemable in whole at any time or from time to time in part, at the option of the Company, at a redemption price of $125.00 per share, with such redemption price increasing by 12% per year commencing on January 1, 1995, and being increased by a per share amount equal to any then declared but unpaid dividends. The redemption of the Series A Redeemable Preferred Stock is mandatory on December 31, 2003, or earlier in the event of an initial public offering, sale of the Company or merger, consolidation, or other form of business combination in which the Company is not the surviving entity. In the event of any form of liquidation of the Company, the holders of the Series A Redeemable Preferred Stock hold preference over all other forms of capital stock at an amount equal to $100.00 per share with the amount increasing by 12% per year compounded annually. Commencing on January 1, 1995, this amount is further increased by a per share amount equal to any then declared but unpaid dividends.

     Under the terms of an agreement with two of the Company's stockholders, the Company must obtain an affirmative vote by at least one of the directors, if any, nominated by each of the two stockholders and Lewis Partners, prior to the consummation of any of the following events: (i) the issuance by the Company or any subsidiary of any shares of its capital stock or other equity securities or options, rights, or warrants; (ii) a transfer, as defined, by the Company of any of the shares of capital stock of Post currently owned by it; (iii) the approval of any amendments to the Certificate of Incorporation of the Company or its subsidiaries; (iv) the merger, consolidation, liquidation, or dissolution of the Company or any of its subsidiaries or the sale or other disposition of all, or substantially all, of the assets of the Company or its subsidiaries; (v) the declaration or payment of any dividend on or distribution to holders of the common equity stock of the Company or any subsidiary that is not wholly owned by the Company; or (vi) the amendment, modification, supplementation, or termination of various agreements currently in effect or hereinafter to be executed by the stockholders.

     In connection with the acquisition of Sonneveldt and the related financing obtained, a warrant was issued to Signal Capital Corporation to purchase 25% of the common stock of the Company's former subsidiary for an aggregate exercise price of $0.25. The warrant was exercisable upon issuance. As a part of the refinancing and restructuring completed January 11, 1994 (Note 9), the warrant was purchased by the Company for $100.

                             AMERISERV FOOD COMPANY

7.  CONCENTRATIONS OF CREDIT RISK

     The Company and its subsidiaries perform periodic credit evaluations of its customers' financial conditions and generally do not require collateral. Franchiser-owned and franchisee-owned stores of three national limited-menu concepts accounted for approximately 40%, 10%, and 10% in 1994 and 40%, 11%, and 10% in fiscal 1995 of the Company's consolidated revenues. One customer represented approximately 15% and 14% of consolidated revenues for fiscal 1994 and 1995, respectively.

8.  EMPLOYEE BENEFIT PLANS

     The Company and its subsidiaries have two benefit plans, the AmeriServ 401(k) Savings Plan and The Sonneveldt Company 401(k) Plan. The AmeriServ 401(k) Plan covers all hourly and salaried employees of AmeriServ and its subsidiaries, except those covered in The Sonneveldt Plan. The Sonneveldt Company 401(k) Plan covers all hourly warehouse and transportation employees of a former subsidiary, The Sonneveldt Company. Under the plans, participants may elect to defer up to 15% of compensation, and the Company matches a portion of the participant's salary deferral, up to plan-specified maximums. The Company's contributions to the plans totaled $389 and $323 in fiscal 1994 and 1995, respectively.

9.  REFINANCING

     On January 11, 1994, the Company entered into a series of transactions that resulted in capital contributions of $10,178, the refinancing of a majority of the Company's debt, and the restructuring of the Company's corporate organization.

     The Company issued 45 shares of Series A Redeemable Preferred Stock for $4,500 (Note 6). The consideration for these shares was a combination of cash and the contribution of the Company's $2,500 promissory note payable to Lewis Partners. Additionally, the stockholders of the Company, as a group, contributed the $5,000 balance of the dividend promissory notes, together with accrued interest of $678 thereon, to the Company in the form of additional paid-in capital.

     In fiscal 1994, the Company recognized a $313 extraordinary gain as a result of the refinancing of its revolving credit notes payable and certain term notes payable. The Company purchased the warrants in a subsidiary from one lender for less than book value, generating a $275 gain, prepaid a note obtaining a $263 discount in exchange for early extinguishment, and repaid several issues of debt before the due date resulting in $225 in prepayment penalties.

     The corporate structure of the Company was also simplified with the merger of all the Company's subsidiaries, except Post and Delta, into the Company. The mergers were also consummated on January 11, 1994.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
ProSource, Inc.:

     We have audited the accompanying consolidated balance sheets of ProSource, Inc. and subsidiaries as of December 28, 1996 and December 27, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 27, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ProSource, Inc. and subsidiaries as of December 28, 1996 and December 27, 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 27, 1997, in conformity with generally accepted accounting principles.

     As discussed in Note 13 to the consolidated financial statements, the Company changed its method of capitalization of business process reengineering activities in the fourth quarter of 1997.

KPMG PEAT MARWICK LLP

Miami, Florida
February 20, 1998

                                PROSOURCE, INC.

                          CONSOLIDATED BALANCE SHEETS
                    DECEMBER 28, 1996 AND DECEMBER 27, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER-SHARE DATA)

                                                                1996        1997
                                                              --------    --------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  2,763    $ 12,501
  Accounts receivable, net of allowance for doubtful
     accounts of $2,334 and $4,085 respectively.............   219,340     222,247
  Inventories...............................................   144,040     160,621
  Deferred income taxes, net................................    10,914       7,190
  Prepaid expenses and other current assets.................     7,373       8,434
                                                              --------    --------
          Total current assets..............................   384,430     410,993
Property and equipment, net.................................    49,637      59,961
Intangible assets, net......................................    41,436      39,883
Deferred income taxes, net..................................    16,100      28,802
Other assets................................................    12,121       8,462
                                                              --------    --------
          Total assets......................................  $503,724    $548,101
                                                              ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $254,907    $277,953
  Accrued liabilities.......................................    42,475      27,012
  Current portion of long-term debt.........................     1,500          --
                                                              --------    --------
          Total current liabilities.........................   298,882     304,965
Long-term debt, less current portion........................   111,084     174,200
Other noncurrent liabilities................................    15,243       4,521
                                                              --------    --------
          Total liabilities.................................   425,209     483,686
                                                              --------    --------
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $.01 par value; Authorized 10,000,000
     shares; none issued....................................        --          --
  Class A common stock, $.01 par value; Authorized
     50,000,000 shares; issued and outstanding 3,400,000
     shares and 3,496,499 shares, respectively..............        34          35
  Class B common stock, $.01 par value; Authorized
     10,000,000 shares; issued and outstanding 5,963,856
     shares and 5,856,756 shares, respectively..............        60          58
  Additional paid-in capital................................   105,256     104,934
  Accumulated deficit.......................................   (26,901)    (40,580)
  Accumulated foreign-currency translation adjustments......        66         (32)
                                                              --------    --------
          Total stockholders' equity........................    78,515      64,415
                                                              --------    --------
          Total liabilities and stockholders' equity........  $503,724    $548,101
                                                              ========    ========

          See accompanying notes to consolidated financial statements.

                                PROSOURCE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                         YEARS ENDED DECEMBER 30, 1995,
                    DECEMBER 28, 1996 AND DECEMBER 27, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER-SHARE DATA)

                                                            1995          1996          1997
                                                         ----------    ----------    ----------
Net sales..............................................  $3,461,837    $4,125,054    $3,901,165
Cost of sales..........................................   3,193,270     3,806,811     3,591,368
                                                         ----------    ----------    ----------
     Gross profit......................................     268,567       318,243       309,797
Operating expenses, including management fees to Onex
  of $808, $729 and $0, respectively...................     255,216       301,295       302,080
Loss on impairment of long-lived assets................          --        15,733            --
Restructuring and contract-termination charges.........         711        28,466            --
                                                         ----------    ----------    ----------
     Income (loss) from operations.....................      12,640       (27,251)        7,717
Interest expense, including interest to Onex of $1,738,
  $1,888 and $0, respectively..........................     (14,678)      (14,824)      (11,745)
Interest income........................................       1,339         1,694         2,552
                                                         ----------    ----------    ----------
     Loss before income taxes, extraordinary items and
       cumulative effect of a change in accounting
       principle.......................................        (699)      (40,381)       (1,476)
Income tax benefit (provision).........................         (85)       15,410           485
                                                         ----------    ----------    ----------
     Loss before extraordinary items and cumulative
       effect of a change in accounting principle......        (784)      (24,971)         (991)
Extraordinary (loss) gain on early retirement of debt,
  net of income tax benefit (provision) of $502, $(397)
  and $4,073, respectively.............................        (772)          610        (6,262)
Cumulative effect of a change in accounting principle,
  net of income tax benefit of $3,293..................          --            --        (6,426)
                                                         ----------    ----------    ----------
     Net loss..........................................  $   (1,556)   $  (24,361)   $  (13,679)
                                                         ==========    ==========    ==========
Net loss per common share (basic and diluted):
Loss before extraordinary items and cumulative effect
  of a change in accounting principle..................  $    (0.18)   $    (4.30)   $    (0.11)
Extraordinary items, net...............................       (0.17)         0.10         (0.67)
Cumulative effect of a change in accounting principle,
  net..................................................          --            --         (0.69)
                                                         ----------    ----------    ----------
     Net loss per common share.........................  $    (0.35)   $    (4.20)   $    (1.47)
                                                         ==========    ==========    ==========
Weighted average number of shares......................   4,489,906     5,804,319     9,331,845

          See accompanying notes to consolidated financial statements.

                                PROSOURCE, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                         YEARS ENDED DECEMBER 30, 1995,
                    DECEMBER 28, 1996 AND DECEMBER 27, 1997
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                     ACCUMULATED
                                                                                      FOREIGN-
                                        COMMON STOCK      ADDITIONAL                  CURRENCY
                                      -----------------    PAID-IN     ACCUMULATED   TRANSLATION
                                      CLASS A   CLASS B    CAPITAL       DEFICIT     ADJUSTMENTS    TOTAL
                                      -------   -------   ----------   -----------   -----------   --------
Balance, December 25, 1994..........    $--       $23      $ 23,504     $   (984)       $ --       $ 22,543
  Issuance of 2,858,500 Class B
     shares.........................     --        29        28,556           --          --         28,585
  Acquisition and retirement of
     23,000 Class B shares..........     --        --          (222)          --          --           (222)
  Net loss..........................     --        --            --       (1,556)         --         (1,556)
  Foreign-currency translation
     adjustments....................     --        --            --           --          71             71
                                        ---       ---      --------     --------        ----       --------
Balance, December 30, 1995..........     --        52        51,838       (2,540)         71         49,421
  Issuance of 3,400,000 Class A
     shares, net....................     34        --        43,193           --          --         43,227
  Amendment to 1995 Option Plan.....     --        --         1,224           --          --          1,224
  Issuance of 285,714 Class B shares
     to Onex........................     --         3         3,997           --          --          4,000
  Conversion of subordinated notes
     payable to Onex into 459,242
     Class B shares.................     --         5         4,594           --          --          4,599
  Issuance of 61,500 Class B
     shares.........................     --        --           615           --          --            615
  Acquisition and retirement of
     20,000 Class B shares..........     --        --          (205)          --          --           (205)
  Net loss..........................     --        --            --      (24,361)         --        (24,361)
  Foreign-currency translation
     adjustments....................     --        --            --           --          (5)            (5)
                                        ---       ---      --------     --------        ----       --------
Balance, December 28, 1996..........     34        60       105,256      (26,901)         66         78,515
  Issuance of 33,799 Class A shares
     under the Employee Stock
     Purchase Plan..................     --        --           204           --          --            204
  Acquisition and retirement of
     44,400 Class B shares..........     --        (1)         (554)          --          --           (555)
  Conversion of 62,700 Class B
     shares into 62,700 Class A
     shares.........................      1        (1)           --           --          --             --
  Compensation expense accrued under
     the 1997 Directors Stock Option
     Plan...........................     --        --            28           --          --             28
  Net loss..........................     --        --            --      (13,679)         --        (13,679)
  Foreign-currency translation
     adjustments....................     --        --            --           --         (98)           (98)
                                        ---       ---      --------     --------        ----       --------
Balance, December 27, 1997..........    $35       $58      $104,934     $(40,580)       $(32)      $ 64,415
                                        ===       ===      ========     ========        ====       ========

          See accompanying notes to consolidated financial statements.

                                PROSOURCE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                         YEARS ENDED DECEMBER 30, 1995,
                    DECEMBER 28, 1996 AND DECEMBER 27, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER-SHARE DATA)

                                                                1995         1996        1997
                                                              ---------    --------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $  (1,556)   $(24,361)   $ (13,679)
  Adjustments to reconcile net loss to net cash (used in)
    provided by operating activities:
    Depreciation and amortization...........................     12,693      10,937       11,231
    Bad debt expense........................................      1,845       1,682        2,275
    Loss (gain) on early retirement of debt.................      1,274      (1,007)      10,335
    Cumulative effect of a change in accounting principle...         --          --        9,719
    Deferred income tax benefit.............................     (1,749)    (14,085)      (8,978)
    Loss on impairment of long-lived assets.................         --      15,733           --
    Noncash contract-termination charges....................         --       5,224           --
    Gain on sales of property and equipment.................       (184)       (154)        (655)
    Changes in operating assets and liabilities, net of
     effects of companies acquired..........................
      (Increase) decrease in accounts receivable............    (13,441)      9,067       (5,182)
      (Increase) decrease in inventories....................      7,706      (3,608)     (16,581)
      Increase in prepaid expenses and other assets.........     (1,208)    (13,854)      (3,949)
      Increase in accounts payable..........................     43,518      12,262       23,046
      (Decrease) increase in accrued and other noncurrent
       liabilities..........................................      1,099      23,450      (25,952)
                                                              ---------    --------    ---------
         NET CASH (USED IN) PROVIDED BY OPERATING
          ACTIVITIES........................................     49,997      21,286      (18,370)
                                                              ---------    --------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................     (5,683)    (19,987)     (29,997)
  Proceeds from sales of property and equipment.............        362         154        1,786
  Payment for purchase of net assets acquired...............   (170,279)         --           --
                                                              ---------    --------    ---------
         NET CASH USED IN INVESTING ACTIVITIES..............   (175,600)    (19,833)     (28,211)
                                                              ---------    --------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of long-term debt to Onex......................     (2,085)    (15,000)          --
  Repayments of long-term debt to others....................    (78,938)    (30,269)    (112,584)
  Borrowings on long-term debt from Onex....................     18,750          --           --
  Borrowings on long-term debt from others, net.............    160,616          --      174,200
  Fees incurred in conjunction with long-term debt..........         --          --       (4,644)
  Proceeds from issuance of common stock to Onex............     26,500       7,000           --
  Proceeds from issuance of common stock to others..........      2,085      37,464           --
  Payments to acquire and retire treasury stock.............       (222)       (205)        (555)
                                                              ---------    --------    ---------
         NET CASH PROVIDED BY (USED IN) FINANCING
          ACTIVITIES........................................    126,706      (1,010)      56,417
                                                              ---------    --------    ---------
Effect of exchange-rate changes on cash.....................         71          (5)         (98)
                                                              ---------    --------    ---------
         NET INCREASE IN CASH AND CASH EQUIVALENTS..........      1,174         438        9,738
Cash and cash equivalents at beginning of year..............      1,151       2,325        2,763
                                                              ---------    --------    ---------
Cash and cash equivalents at end of year....................  $   2,325    $  2,763    $  12,501
                                                              =========    ========    =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:............................
    Interest to Onex........................................  $      41    $  2,927    $      --
                                                              =========    ========    =========
    Interest to others......................................  $  12,291    $ 16,435    $  10,938
                                                              =========    ========    =========
    Income taxes, net of refunds............................  $     993    $     --    $      --
                                                              =========    ========    =========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

In October 1997, the Company issued 33,799 Class A common shares to employees under the 1997 Employee Stock Purchase Plan at $6.035 per share in exchange for accrued compensation totaling $204.

During 1997, the Company recognized $28 of compensation expense associated with the 1997 Directors Stock Option Plan.

          See accompanying notes to consolidated financial statements.

                                PROSOURCE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     YEARS ENDED DECEMBER 30, 1995, DECEMBER 28, 1996 AND DECEMBER 27, 1997

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) The Business

     ProSource, Inc. (the "Company") provides foodservice distribution services to chain restaurants in North America and provides purchasing and logistics services to the foodservice market. The Company's 3,400 associates serve approximately 12,700 restaurants, consisting primarily of Burger King, Red Lobster, Long John Silver's, Olive Garden, TGIFriday's, Chick-fil-A, Chili's, Sonic, TCBY and Wendy's restaurant concepts, from 34 distribution centers and its Corporate Support Center in Coral Gables, Florida.

     The Company operates through ProSource Services Corporation ("PSC"), a wholly owned subsidiary, and PSC's four main wholly-owned operating subsidiaries, ProSource Distribution Services Limited ("ProSource Canada"), BroMar Services, Inc. ("BroMar"), ProSource Receivables Corporation ("PRC"), and PSD Transportation Services, Inc. ("PSD"). PSC commenced operations in July 1992. PRC and PSD commenced operations during fiscal 1997. The consolidated financial statements include the results of the operations of PSC, PRC and PSD from their inception and the results of operations of ProSource Canada and BroMar, which were formed or acquired by the Company in connection with the acquisition of the National Accounts Division ("NAD") of The Martin-Brower Company ("Martin-Brower"), since the date of acquisition. The Company is a subsidiary of Onex Corporation (collectively with its affiliates, "Onex"), a company traded on the Toronto and Montreal stock exchanges.

     The Company operates on a 52- to 53-week accounting year, ending on the last Saturday of each calendar year.

  (b) Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries. Operations of the companies and businesses acquired have been included in the accompanying consolidated financial statements from their respective dates of acquisition. All significant intercompany accounts and transactions have been eliminated in consolidation.

  (c) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (d) Cash and Cash Equivalents

     Cash on hand and in banks and short-term securities with maturities of three months or less when purchased are considered cash and cash equivalents.

  (e) Inventories

     Inventories, consisting primarily of food items, are stated at the lower of cost or net realizable value. Cost is determined using the weighted-average-cost method and the first-in, first-out method. Cost of inventory using the weighted-average-cost method represents 32%, 32% and 34% of inventories in 1995, 1996, and 1997, respectively.

                                PROSOURCE, INC.

  (f) Property and Equipment

     Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the lease term or estimated useful lives of the related assets.

     Costs of normal maintenance and repairs are charged to expense when incurred. Replacements or betterments of properties are capitalized. When assets are retired or otherwise disposed of, their cost and the applicable accumulated depreciation and amortization are removed from the accounts, and the resulting gain or loss is reflected in the consolidated statements of operations.

  (g) Intangible Assets

     Intangible assets are amortized using the straight-line method over the following periods:

Goodwill...........................................  40 years
Noncompete agreements..............................   5 years
Customer lists.....................................  12 years

     Goodwill represents the excess of cost over fair value of net assets acquired. The Company periodically evaluates the recoverability of recorded costs for goodwill based upon estimations of future undiscounted related operating income from the acquired companies. Should the Company determine it probable that future estimated undiscounted related operating income from any of its acquired companies will be less than the carrying amount of the associated goodwill, an impairment of goodwill would be recognized, and goodwill would be reduced to the amount estimated to be recoverable. The Company believes that no material impairment existed at December 28, 1996 and December 27, 1997.

  (h) Deferred Debt-Issuance Costs

     Included in other assets are deferred debt-issuance costs which are amortized over the term of the related debt.

  (i) Self-Insurance

     The Company self-insures up to certain retention limits under its workers' compensation (except for a period during 1996-1997), auto liability and medical and dental insurance programs. Costs in excess of retention limits are insured under various contracts with insurance carriers. Estimated costs for claims for which the Company is responsible are determined based on historical claims experience, adjusted for current trends. The liability related to workers' compensation is discounted to net present value using a risk-free treasury rate for maturities that match the expected settlement periods. At December 28, 1996 and December 27, 1997, the estimated accrued liabilities related to workers' compensation were approximately $4.4 million and $3.3 million, respectively, net of a discount of approximately $1.6 million and $1.0 million, respectively.

  (j)  Net Loss Per Common Share

     In February 1997, Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share" was issued. SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform with the requirements of SFAS No. 128.

                                PROSOURCE, INC.

     Shares and options issued within one year prior to the filing of the Registration Statement relating to the initial public offering (see note 10) have been treated as outstanding for all periods presented, even where the impact of the incremental shares is antidilutive.

  (k)  Income Taxes

     The Company and its wholly-owned domestic subsidiaries file consolidated federal and state tax returns in the United States. Separate foreign tax returns are filed for the Company's Canadian subsidiary. The Company follows the asset and liability method of accounting for income taxes prescribed by SFAS No. 109, "Accounting for Income Taxes." Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the year that includes the enactment date.

  (l)  Translation of Foreign Currency

     The accounts of ProSource Canada are translated into U.S. dollars in accordance with SFAS No. 52, "Foreign Currency Translation." Consequently, all balance sheet accounts are translated at the current exchange rate. Income and expense accounts are translated at the average exchange rates in effect during the year. Adjustments resulting from the translation are included in accumulated foreign-currency translation adjustments as a component of stockholders' equity.

  (m)  Impact of Recently Issued Accounting Standards

     In June 1997, the Financial Accounting Standards Board (FASB) issued Statement No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components. In June 1997, the FASB also issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for reporting information about a company's operating segments and related disclosures about its products, services, geographic areas of operations and major customers. Both statements will be adopted by the Company in 1998. Management believes the adoption of these statements will not materially impact the Company's results of operations, cash flows or financial position.

  (n) Fair Value of Financial Instruments

     The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value because of their short-term maturities. The carrying amounts reported for long-term debt approximate fair value because they are variable-rate instruments that reprice monthly.

  (o) Reclassifications

     Certain amounts previously presented in the financial statements of prior years have been reclassified to conform to the current year presentation.

2. BUSINESS COMBINATIONS

     On March 31, 1995, the Company completed the acquisition of substantially all of the assets and the assumption of certain liabilities of NAD from Martin-Brower. The total cost of the acquisition of $170 million was funded through a borrowing of $116 million under the Company's previous revolving credit facility, a $9 million note payable to Martin-Brower (net of a discount to reflect a constant interest rate), $18.5 million

                                PROSOURCE, INC.

in notes payable to Onex, and the issuance of 2,650,000 shares of the Company's Class B common stock, valued at approximately $26.5 million. The acquisition has been accounted for under the purchase method of accounting. The accompanying consolidated financial statements include the assets acquired of approximately $232 million, consisting primarily of accounts receivable and inventories, and liabilities assumed of approximately $87 million, consisting primarily of trade accounts payable, based on their estimated fair values at the acquisition date. As a result of this transaction, the Company recorded goodwill of approximately $25 million. In addition, the Company incurred an extraordinary charge relating to the write-off of approximately $0.8 million of unamortized deferred-debt issuance costs on debt repaid at the acquisition date.

     On March 30, 1996, the Company revised its estimates of certain costs related to the acquisition by $12 million. The effect of the revision increased acquisition-related liabilities by $12 million, deferred tax assets by approximately $4.4 million and goodwill by approximately $7.6 million.

3. RESTRUCTURING, TERMINATION CHARGES AND IMPAIRMENT OF LONG-LIVED ASSETS

     In conjunction with the NAD acquisition, the Company incurred restructuring costs of approximately $0.7 million in 1995 primarily relating to costs incurred to consolidate and integrate certain functions and operations. In 1996, as a result of a study to analyze, among other things, ways to integrate the NAD operations, improve customer service, reduce operating costs and increase existing warehouse capacity, the Company adopted a plan, which was approved by its Board of Directors, to consolidate and integrate its corporate and network operations, including the closing of 19 distribution facilities under lease agreements and 11 owned distribution facilities. As a result, in the first quarter of 1996, the Company accrued restructuring charges of $10.9 million, primarily related to the termination of the existing facility leases and employee related costs. The Company began the integration of some of these facilities, including communications to its employees and its customers in 1996. During 1997, the Company undertook a thorough evaluation of each specific facility's return on investment and alternative uses. As a result, the Company now intends to close 10 distribution facilities currently leased and 9 distribution facilities currently owned. The Company expects to complete the plan in stages through the year 2002. During 1996 and 1997, the Company paid in the aggregate $2.8 million and $1.7 million, respectively, in costs primarily related to facility leases and relocation costs. In addition, during 1997 the Company reclassified $3.4 million to acquisition related liabilities. As of December 27, 1997, the Company had approximately $3.0 million of accrued unpaid restructuring charges. Management believes that the remaining accrued restructuring charges are adequate to complete its plans.

     The significant change brought about by the plan to integrate and consolidate the existing distribution network impaired the value of long-lived assets to be held and used until the plan is completed. As a result, in conjunction with the recording of the restructuring reserves in the first quarter of 1996, the Company recognized a loss on impairment in value of long-lived assets. The loss consisted of $7.3 million of land and owned buildings, $4.3 million of furniture and equipment and leasehold improvements management plans to hold and use through the completion of the plan, and $4.1 million of capitalized software costs which do not meet the long-term information technology strategy of the Company. The Company measured the amount of the loss by comparing fair value of the land and the owned buildings (determined by independent appraisals and updated with current comparisons to similar assets) to capitalized cost. The carrying value of furniture and equipment and capitalized software costs was written down to net realizable value since it is being replaced.

     The Company discontinued its distribution services to Arby's restaurants effective April 1, 1997. In connection therewith, as of December 28, 1996, the Company accrued approximately $10.6 million of costs associated with the termination of this agreement. During 1997, the Company paid and charged in the aggregate $9.1 million in costs primarily related to lease costs in connection with idle equipment and warehouse space and costs associated with rerouting the Company's transportation fleet required as a result of the loss of the Arby's business. In addition, the Company reclassified approximately $1.2 million to the

                                PROSOURCE, INC.

allowance for doubtful accounts receivable to reserve against outstanding Arby's accounts receivable. As of December 27, 1997, the Company had approximately $0.3 million of accrued unpaid termination charges which management believes will be paid during 1998.

4. PROPERTY AND EQUIPMENT

     Property and equipment and related depreciable lives were as follows (in thousands):

                                              DECEMBER 28,    DECEMBER 27,     DEPRECIABLE
                                                  1996            1997            LIVES
                                              ------------    ------------    --------------
Land........................................    $ 3,636         $ 3,662             --
Buildings and improvements..................     16,413          17,092       15 to 40 years
Warehouse and transportation equipment......     24,465          25,592       3 to 10 years
                                                                                1 1/2 to 5
Computer software...........................      4,262           7,391           years
Leasehold improvements......................      4,384           8,966       3 to 13 years
Office equipment............................      7,261           8,209        3 to 7 years
Projects in progress........................     11,760          18,456             --
                                                -------         -------
                                                 72,181          89,368
Less accumulated depreciation and
  amortization..............................     22,544          29,407
                                                -------         -------
Property and equipment, net.................    $49,637         $59,961
                                                =======         =======

5. INTANGIBLE ASSETS

     Intangible assets consisted of the following (in thousands):

                                                             DECEMBER 28,    DECEMBER 27,
                                                                 1996            1997
                                                             ------------    ------------
Goodwill...................................................    $41,298         $41,298
Identifiable intangibles...................................      3,870           3,870
                                                               -------         -------
                                                                45,168          45,168
Less accumulated amortization..............................      3,732           5,285
                                                               -------         -------
Intangible assets, net.....................................    $41,436         $39,883
                                                               =======         =======

6. LONG-TERM DEBT

     Long-term debt consisted of the following loan agreements with banks (in thousands):

                                                             DECEMBER 28,    DECEMBER 27,
                                                                 1996            1997
                                                             ------------    ------------
$150 million accounts receivable securitization facility,
  due March 14, 2002.......................................    $     --        $125,000
$75 million revolving credit facility, due March 14,
  2002.....................................................          --          49,200
$210 million revolving credit facility, retired and repaid
  March 14, 1997...........................................      84,834              --
$15 million term-loan facility, retired and repaid March
  14, 1997.................................................      12,750              --
$15 million term-loan facility, retired and repaid March
  14, 1997.................................................      15,000              --
                                                               --------        --------
     Total long-term debt..................................     112,584         174,200
Less current portion.......................................       1,500              --
                                                               --------        --------
     Long-term debt, less current portion..................    $111,084        $174,200
                                                               ========        ========

                                PROSOURCE, INC.

  (a) Existing Credit Facilities

     In March, 1997, the Company entered into two five-year loan agreements aggregating $225 million (the "Existing Credit Facilities") with a group of financial institutions to replace its previous credit facility. In connection with this early retirement of long-term debt, the Company recorded a pre-tax extraordinary charge of $10.3 million ($6.3 million net of taxes) in the first quarter of fiscal 1997. This charge reflected the write-off of deferred financing costs of $6.3 million, prepayment penalties of $2.7 million and $1.3 million in costs associated with the termination of interest-rate protection agreements.

     The Existing Credit Facilities bear interest based on either the prime rate or LIBOR plus an additional spread based on certain financial ratios and mature on March 14, 2002. The effective rate at December 27, 1997 was 7.34%. The Company is required to comply with various covenants in connection with the Existing Credit Facilities and borrowings are subject to calculations based on accounts receivable and inventory. The revolving credit facility is secured by liens on substantially all of the Company's assets and contains various restrictions on, among other things, the Company's ability to pay dividends and dispose of assets. Additionally, in the event of a change in control, the outstanding principal amount of these facilities shall become due and payable. PRC is the legal borrower for the accounts receivable securitization facility. Pursuant to the terms of the accounts receivable securitization facility PSC sells, on an ongoing basis and without recourse, an undivided interest in a designated pool of trade accounts receivable to PRC. In order to maintain the designated balance in the pool of accounts receivable sold, PSC is obligated to sell undivided interests in new receivables as existing receivables are collected. PSC has retained substantially the same credit risk as if the receivables had not been sold. PSC, as agent for PRC, retains collection and administrative responsibilities on the receivables sold to PRC. The creditors for this facility have security interests in PRC's assets (consisting primarily of accounts receivable purchased from PSC) and are entitled to be satisfied by such assets prior to equity holders. The Company pays a quarterly variable commitment fee, as defined in the agreements, based on the unused portion of the facilities which fee averaged 0.33% of such unused portion during 1997. At December 27, 1997, the Company had approximately $35 million available under the Existing Credit Facilities.

  (b) Previous Credit Facility

     On March 31, 1995, in conjunction with the acquisition of NAD, the Company entered into a $240 million Loan and Security Agreement (the "Previous Credit Facility") with a group of banks that was retired and repaid before its maturity on March 14, 1997. The Previous Credit Facility provided for a revolving-credit facility of up to $210 million and term loans aggregating $30 million. The interest rate on the Previous Credit Facility was reset every month to reflect current market rates. The effective rate during fiscal 1995 and 1996 was 8.7 percent. This rate reflected the effect of interest-rate protection agreements, which were terminated on March 14, 1997 in connection with the retirement of this facility.

7. LEASES

     The Company leases certain of its facilities, vehicles and other equipment under long-term operating leases. Certain transportation equipment leases call for contingent rental payments based upon total miles.

                                PROSOURCE, INC.

Future minimum lease payments under non-cancelable operating leases as of December 27, 1997, by fiscal year are as follows (in thousands):

1998..............................................  $ 28,600
1999..............................................    25,183
2000..............................................    22,222
2001..............................................    18,342
2002..............................................    13,581
Thereafter........................................    36,315
                                                    --------
     Total                                          $144,243
                                                    ========

     Rent expense, including contingent rental expense, was approximately $30.6 million, $39.3 million and $36.8 million during fiscal years 1995, 1996 and 1997, respectively.

8. INCOME TAXES

     The income tax benefit (provision) before extraordinary items and cumulative effect of a change in accounting principle for fiscal years 1995, 1996 and 1997, respectively, consisted of the following (in thousands):

                                                          1995       1996       1997
                                                         -------    -------    ------
Current taxes:
  Federal..............................................  $(1,236)   $   937    $ (582)
  State................................................     (408)        (9)     (545)
                                                         -------    -------    ------
     Total current taxes...............................   (1,644)       928    (1,127)
                                                         -------    -------    ------
Deferred taxes, excluding other components:
  Federal..............................................    1,126     11,449     1,170
  State................................................      264      3,217       404
                                                         -------    -------    ------
     Total deferred taxes, excluding other
       components......................................    1,390     14,666     1,574
                                                         -------    -------    ------
Other:
  Alternative minimum tax-credit (utilization)
     carryforwards.....................................      666       (184)       38
  Utilization of operating-loss carryforwards..........     (497)        --        --
                                                         -------    -------    ------
     Total other.......................................      169       (184)       38
                                                         -------    -------    ------
Income tax benefit (provision).........................  $   (85)   $15,410    $  485
                                                         =======    =======    ======

     The following table summarizes the differences between the Company's effective income tax rate and the statutory Federal income tax rate for fiscal years 1995, 1996 and 1997:

                                                              1995     1996    1997
                                                              -----    ----    ----
Statutory federal income tax rate...........................   34.0%   34.0%   34.0%
Increase (decrease) resulting from:
  State income taxes (net of federal taxes).................  (16.9)    5.2     5.0
  Goodwill amortization.....................................  (10.9)   (0.3)   (0.7)
  Other.....................................................  (18.4)   (0.7)   (5.4)
                                                              -----    ----    ----
                                                              (12.2)%  38.2%   32.9%
                                                              =====    ====    ====

                                PROSOURCE, INC.

     The tax effects of each type of temporary difference that gave rise to the Company's deferred tax assets and deferred tax liabilities at December 28, 1996 and December 27, 1997 are as follows (in thousands):

                                                               1996       1997
                                                              -------    -------
Deferred tax assets:
  Acquisition-related expenses..............................  $ 3,567    $ 1,262
  Accounts receivable, principally due to allowance for
     doubtful accounts......................................    1,222      2,011
  Property, plant and equipment, principally due to
     differences in depreciation............................    1,935      1,063
  Self-insurance reserves...................................    3,493      3,355
  Impairment of long-lived assets...........................    4,036      3,231
  Restructuring and contract-termination charges............    8,121      3,224
  Benefit of federal and state net operating-loss
     carryforwards..........................................    5,797     23,933
  Other.....................................................    2,025      2,682
                                                              -------    -------
     Total deferred tax assets..............................   30,196     40,761
  Less valuation allowance..................................       --         --
                                                              -------    -------
     Total deferred tax assets, net.........................  $30,196    $40,761
                                                              -------    -------
Deferred tax liabilities:
  Computer software.........................................  $(1,811)   $(3,225)
  Acquisition-related liabilities...........................     (803)    (1,138)
  Other.....................................................     (568)      (406)
                                                              -------    -------
     Total deferred tax liabilities.........................   (3,182)    (4,769)
                                                              -------    -------
     Net deferred tax assets................................  $27,014    $35,992
                                                              =======    =======

     In order to fully realize the net deferred tax assets at December 27, 1997, the Company will need to generate future taxable income of approximately $90 million. Management believes that it is more likely than not that the Company's deferred tax asset will be realized as a result of future taxable income, expected to be generated based on the Company's reasonable projections of future earnings. The Company anticipates that increases in taxable income will result primarily from (i) future projected revenue and gross margin growth through the addition of new restaurant chains and the expansion of services provided to new and existing restaurant chains, (ii) a reduction in interest expense due to a reduction in its indebtedness, (iii) cost savings through its corporate and network consolidation plan and (iv) other cost-reduction initiatives. In addition, management believes reasonable tax planning strategies and other potential transactions will be available that could be used to realize the deferred tax asset before the expiry of any material net operating losses, which will not begin to occur until after 2010.

     At December 28, 1996 and December 27, 1997, other current assets included income taxes receivable of approximately $1.5 million and $0.4 million, respectively, which consisted primarily of overpayments of tax liabilities and pending carryback refund claims. United States federal income tax returns for fiscal years 1992 and 1993 are currently under examination by the Internal Revenue Service. A preliminary assessment is pending which is not material to the consolidated financial position or results of operations as of December 27, 1997.

                                PROSOURCE, INC.

9. EMPLOYEE BENEFIT PLANS

  (a) Defined-Contribution Plans

     On January 1, 1997, the Company's defined contribution plan, which covers substantially all employees, was renamed the ProSource Retirement Advantage Plan. Eligible employees can contribute up to 15% of base compensation, with the following benefits: (i) Company contributions of 2 percent, (ii) additional Company matching of 50 percent of the first 6 percent contributed by the employee, and (iii) vesting of Company contributions ratably over four years of service.

     The Company also had a Money Purchase Plan which covered those former NAD salaried employees not covered by a defined-benefit plan. Under this plan, the Company contributed 10 percent of eligible salary. The Money Purchase Plan was terminated effective December 1996.

     The amount of contribution expense incurred by the Company for these plans was approximately $2.2 million, $2.7 million and $1.5 million for fiscal years 1995, 1996 and 1997, respectively.

  (b) Defined-Benefit Pension Plans

     In conjunction with the changes to the ProSource Retirement Advantage Plan in 1997, the Company terminated all three noncontributory defined-benefit pension plans covering substantially all employees except those covered by multiemployer pension plans under collective-bargaining agreements. The Company settled all pension obligations related to these terminated plans in 1997 through (i) the purchase of annuities, (ii) lump-sum payments, or (iii) the transfer of plan benefits into the ProSource Retirement Advantage Plan, at the participant's discretion. The accrued liability as of December 28, 1996 was adequate to cover the unfunded termination liability of these three pension plans.

     Pension costs of approximately $0.9 million and $1.1 million reflected in the consolidated statements of operations for fiscal years 1995 and 1996, respectively, were determined based on actuarial studies. The Company's pension expense for contributions to the various multiemployer pension plans under collective-bargaining agreements was approximately $0.9 million, $1.2 million, and $1.1 million for fiscal years 1995, 1996 and 1997, respectively.

10. STOCKHOLDERS' EQUITY

     Under the ProSource, Inc. Employee Stock Purchase Plan (the "Stock Plan"), officers and key employees of the Company ("Management Employees") purchased a total of 408,100 shares of Class B common stock at $10.00 per share in 1992, 132,500 shares of Class B common stock at $11.00 per share in 1993 and 1994, and 270,000 shares of Class B common stock at $10.00 per share in 1995 and 1996. In connection with the purchases of Class B common stock, each Management Employee entered into a Management Shareholders Agreement with the Company and Onex.

     The ProSource, Inc. Amended Management Option Plan (1995) (the "1995 Option Plan") provides certain Management Employees with options to purchase one-half the number of shares of Class B common stock purchased under the Stock Plan at the same price per share paid by such stockholder (either $10.00 or $11.00). Subject to the 1995 Option Plan, options granted under the 1995 Option Plan are exercisable until December 31, 2000. No additional options will be granted under the 1995 Option Plan. The 1995 Option Plan was amended in November 1996 to provide that all unvested options vest at a rate of 10% per year through December 31, 1999, when all remaining options vest. As a result, the Company recorded a pretax charge in 1996 of $1.2 million reflecting the difference between the market price of the Company's Class A common stock on the date of amendment and the exercise price of such options.

     Under the 1996 Stock Option Plan (the "1996 Option Plan"), the Company may grant options to its employees for up to 550,000 shares of Class B common stock. In 1996 and 1997, the Company granted options

                                PROSOURCE, INC.

to purchase 358,000 and 16,000 shares, respectively, of Class B common stock at $14.00 per share. Options under the 1996 Option Plan vest ratably over four years from the date of grant. These options cannot be exercised, however, until the earlier of (i) the date on which the market value of the Company's common stock is 25% greater than the exercise price and (ii) the eighth anniversary of the date of grant. Subject to the provisions of the 1996 Option Plan, vested options may be exercised for a period of up to 10 years from the date of grant.

     Under the ProSource, Inc. 1997 Directors Stock Option Plan (the "1997 Directors Plan"), which was approved by the shareholders in April 1997, the Company may grant options to its directors, who so elect to receive such options in lieu of fees, to purchase shares of Class A common stock at $4.00 per share below the stated fair market value on the date of grant. Options to purchase up to 100,000 shares of Class A common stock may be granted under this plan. In April 1997, the Company granted options to purchase 10,500 shares of Class A common stock at $5.25 per share. Options under the 1997 Directors Plan vest and become exercisable one year from the date of grant, provided that the holder thereof is still a director of the Company at such time. Subject to the provisions of the 1997 Directors Plan, options may be exercised for a period of up to 10 years after the vesting date. During the year ended December 27, 1997, the Company recognized $28,000 of compensation expense associated with this plan.

     A summary of the status of the Company's three option plans for the years ended December 30, 1995, December 28, 1996, and December 27, 1997 is as follows:

                                            WEIGHTED             WEIGHTED            WEIGHTED
                                            AVERAGE              AVERAGE             AVERAGE
                                    1995    EXERCISE    1996     EXERCISE    1997    EXERCISE
                                   SHARES    PRICE     SHARES     PRICE     SHARES    PRICE
                                   -------  --------   -------   --------   -------  --------
Options
  outstanding -- beginning.......  237,450   $10.22    327,700    $10.16    706,450   $12.10
Options granted..................  101,750    10.00    388,750     13.69     26,500    10.53
Options exercised................       --       --       (125)    10.00         --       --
Options canceled.................  (11,500)   10.00     (9,875)    10.00    (93,300)   11.91
                                   -------   ------    -------    ------    -------   ------
Options outstanding -- ending....  327,700   $10.16    706,450    $12.10    639,650   $12.06
                                   =======   ======    =======    ======    =======   ======
Options exercisable --year-end...   41,500   $10.12     78,401    $10.13    176,449   $11.86
                                   =======   ======    =======    ======    =======   ======

     The following table summarizes information about stock options outstanding at December 27, 1997:

                                          OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
                            -----------------------------------------------   ------------------------------
                              NUMBER       WEIGHTED AVG.                         NUMBER
                            OUTSTANDING      REMAINING       WEIGHTED AVG.     EXERCISABLE    WEIGHTED AVG.
     EXERCISE PRICES        AT 12/27/97   CONTRACTUAL LIFE   EXERCISE PRICE    AT 12/27/97    EXERCISE PRICE
     ---------------        -----------   ----------------   --------------   -------------   --------------
$ 5.25....................     10,500         9 years            $ 5.25               --          $ 5.25
 10.00....................    262,100         3 years             10.00           87,034           10.00
 11.00....................     33,050         3 years             11.00            9,915           11.00
 14.00....................    334,000         9 years             14.00           79,500           14.00
                              -------         -------            ------          -------          ------
     Totals...............    639,650         6 years            $12.06          176,449          $11.86
                              =======         =======            ======          =======          ======

     During fiscal year 1996, the Company adopted SFAS No. 123. Under the provisions of the new standard, the Company elected to continue using the intrinsic-value method of accounting for stock-based compensation plans granted to employees under Accounting Principles Board Opinion No. 25 and provide pro-forma disclosure for the fair-value based method of accounting for compensation costs related to stock-option plans and other forms of stock-based compensation under SFAS No. 123.

     The Company estimated the weighted-average fair value of each option granted during 1995, 1996 and 1997 at $8.27, $7.34 and $5.41, respectively. The fair value of these options was computed at the date of grant

                                PROSOURCE, INC.

using a Black-Scholes option pricing model with the following weighted-average assumptions for 1995, 1996 and 1997, respectively: risk-free interest rates of 6.3%, 6.2% and 6.3%; dividend yields of 0.0% for all years presented, volatility factors of the expected market price of the Company's common stock of 33.0% for all years presented and a weighted-average expected life of the options of 7, 7 and 5 years, respectively.

     The Black-Scholes option valuation model was developed for use in computing the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the computed fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands, except per share data).

                                                       1995        1996        1997
                                                      -------    --------    --------
Pro forma net loss..................................  $(1,587)   $(23,817)   $(13,943)
Pro forma net loss per share -- basic and diluted...  $ (0.35)   $  (4.10)   $  (1.49)

     In conjunction with the acquisition of NAD, the Company issued warrants to Martin-Brower. At December 28, 1996 and December 27, 1997, the warrants were exercisable for 283,425 shares of Class B common stock at $12.35 per share during the period from April 1, 1997 through March 31, 2000, and upon consummation of certain transactions.

     On November 15, 1996, the Company completed the issuance of 3,400,000 shares of Class A common stock (at a price of $14.00 per share) through an initial public offering, resulting in net proceeds to the Company of approximately $43.2 million, after deducting underwriting discounts and commissions, and other offering costs of approximately $4.4 million. The net proceeds of the offering were used: (i) to prepay $15 million in outstanding principal and $1.1 million in accrued interest under a subordinated note payable to Onex; (ii) to prepay, at a discount, $10 million in outstanding principal and $0.1 million in accrued interest under a subordinated note payable to Martin-Brower for a total payment of $9.2 million and (iii) to repay $16.6 million of outstanding indebtedness under the Company's revolving-credit facility, after deducting a $1.3 million payment concurrent with the offering for the termination of a consulting agreement between the Company and certain former owners of an acquired company. Also in connection with the initial public offering, the Company incurred a noncash charge of $4 million resulting from the issuance to Onex of 285,714 shares of Class B common stock valued at the initial public-offering price in exchange for the agreement of Onex to relinquish its rights to receive an annual fee, previously paid in cash, for management services rendered to the Company.

     Under the ProSource, Inc. 1997 Employee Stock Purchase Plan, which was approved by the shareholders in April 1997, employees of the Company purchased a total of 33,799 shares of Class A common stock at $6.035 per share in 1997. In January 1998, an additional 30,336 shares of Class A common stock were purchased by employees at $6.035 per share under this plan.

11. CONTINGENCIES AND GUARANTEES

     The Company has guaranteed the principal due on certain loans obtained by its officers and employees in connection with the purchase of common stock under the Stock Plan. At December 27, 1997, such guarantees amounted to approximately $0.8 million and were covered by a letter of credit. At December 27, 1997, the Company was also obligated for $15.0 million in other letters of credit issued on behalf of the Company

                                PROSOURCE, INC.

primarily as a guarantee of payment for obligations arising from workers' compensation claims. At December 27, 1997, the Company had $9.2 million available in unused letters of credit under its Existing Credit Facilities.

     The Company and its subsidiaries are parties to various legal actions arising in the ordinary course of business. Management believes that the outcome of such cases will not have a material adverse effect on the consolidated results of operations or the financial position of the Company.

12. CONCENTRATIONS OF CREDIT RISK

     Burger King Corporation ("BKC") owned and franchisee-owned Burger King restaurants collectively accounted for 45%, 41% and 46% of the Company's sales in fiscal years 1995, 1996 and 1997, respectively. Sales to BKC-owned restaurants represented approximately 5% of sales for each of the aforementioned years. Amounts due from BKC-owned restaurants at December 28, 1996 and December 27, 1997 were $5.5 million and $5.8 million, respectively.

     In addition, sales to Darden Restaurants, Inc. (owner of Red Lobster and Olive Garden restaurants) accounted for 18%, 20%, and 21% of the Company's sales in fiscal years 1995, 1996 and 1997, respectively. Amounts due from Darden Restaurants, Inc. at December 28, 1996 and December 27, 1997, were approximately $41.1 million and $41.4 million, respectively.

     Sales to company-owned and franchisee-owned Arby's restaurants accounted for 10% of Company sales in fiscal years 1995 and 1996. No other customer or restaurant concept accounted for more than 10% of the Company's sales in fiscal years 1995, 1996 or 1997. The Company periodically performs credit evaluations on its customers' financial condition and generally does not require collateral.

13. CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE

     During the fourth quarter of 1997, the Financial Accounting Standards Board's Emerging Issues Task Force reached a consensus on Issue No. 97-13, "Accounting for Costs Incurred in Connection with a Consulting Contract or an Internal Project that Combines Business Process Reengineering and Information Technology Transformation." The consensus requires that the cost of business process reengineering activities, whether done internally or by third parties, is to be expensed as incurred. As a result, any remaining unamortized portion of previously capitalized business process reengineering costs is required to be written off. The cumulative impact of initially conforming to this new standard in the fourth quarter of 1997 was reported as a change in accounting principle in the accompanying consolidated statements of operations, with a cumulative charge, net of tax, of $6.4 million, or $0.69 per share.

14. NET LOSS PER SHARE

     For all years presented in the accompanying consolidated statements of operations, all stock options and other potential common shares were excluded from the calculation of diluted loss per share, since they would produce anti-dilutive results. As a result, there are no reconciling items to the numerator and denominator of the basic and diluted loss per share computations.

                                PROSOURCE, INC.

     The following were outstanding during fiscal 1997, but were excluded from the computation of diluted net loss per common share for fiscal 1997.

                                      RELATED NUMBER OF          CONVERSION
                                     COMMON STOCK SHARES      PRICE PER SHARE            EXPIRATION
                                  --------------------------  ----------------  -----------------------------
Options -- 1995 Option Plan.....   288,650 shares -- Class B  $10.00 or $11.00  December 2000
Options -- 1996 Option Plan.....   340,500 shares -- Class B  $14.00            November 2006 to January 2007
Options -- 1997 Directors
  Plan..........................    10,500 shares -- Class A  $5.25             April 2007
Stock Warrants..................   283,425 shares -- Class B  $12.35            March 2000
$0.5 million convertible
  subordinated note.............    25,000 shares -- Class A  $20.00            November 1999

15. SUBSEQUENT EVENT

     On January 29, 1998, the Company signed a definitive merger agreement with AmeriServe Food Distribution, Inc. ("AmeriServe"). Under the terms of the agreement, AmeriServe has agreed to pay $15.00 in cash for each outstanding share of the Company's common stock. In addition, under the agreement, all outstanding options will be accelerated and option holders will receive $15.00 less the applicable exercise for each share issuable upon exercise of the options. AmeriServe has indicated that it intends to refinance all of the Company's outstanding debt.

     The merger is subject to regulatory approvals and other customary conditions to closing. Onex Corporation and certain of its affiliates, which own approximately 61% of the Company's outstanding stock, representing approximately 85% of the voting power, have committed to vote in favor of the merger, which will assure the necessary shareholder approval. The merger is expected to close in the second quarter of fiscal 1998.

             ======================================================

     NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS OFFERING MEMORANDUM AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NEHC OR THE INITIAL PURCHASER. THIS OFFERING MEMORANDUM DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS OFFERING MEMORANDUM NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NEHC SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS

                                           PAGE
Available Information....................    5
Prospectus Summary.......................    6
Risk Factors.............................   17
Use of Proceeds..........................   22
The Exchange Offer.......................   23
Capitalization...........................   31
Selected NEHC Historical Financial
  Data...................................   32
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.............................   34
The Business.............................   39
Management...............................   49
Security Ownership of Certain Beneficial
  Holders and Management.................   53
Certain Relationships and Related
  Transactions...........................   55
Description of Indebtedness and Preferred
  Stock..................................   57
Description of Securities................   63
Certain Federal Income Tax Consequences
  to Holders of Preferred Stock..........  113
Plan of Distribution.....................  118
Legal Matters............................  119
Experts..................................  119
Index of Certain Defined Terms...........  120
Index to Unaudited Pro Forma Consolidated
  Financial Statements...................  P-1
Index to Historical Financial
  Statements.............................  F-1

======================================================
======================================================
                                  $250,000,000
                                  NEBCO EVANS
                                HOLDING COMPANY
                           11 1/4% SENIOR REDEEMABLE
                          EXCHANGEABLE PREFERRED STOCK
                                    DUE 2008
                          ----------------------------

                               OFFER TO EXCHANGE
                          ----------------------------
                                         , 1998
======================================================

                  PAGES TO BE USED IN MARKET-MAKING PROSPECTUS

                 [ALTERNATE COVER FOR MARKET-MAKING PROSPECTUS]

[AMERISERVE LOGO]
                          NEBCO EVANS HOLDING COMPANY
                     11 1/4% SENIOR REDEEMABLE EXCHANGEABLE
                            PREFERRED STOCK DUE 2008
                            ------------------------
     The 11 1/4% Senior Redeemable Exchangeable Preferred Stock due 2008 which have been registered under the Securities Act (the "New Preferred Stock") were issued in exchange for the 11 1/4% Senior Redeemable Exchangeable Preferred Stock due 2008 (the "Old Preferred Stock") by Nebco Evans Holding Company ("NEHC"), a Delaware corporation. See "Description of Securities -- Description of Preferred Stock."

     Dividends on the New Preferred Stock will be cumulative at 11 1/4% per annum from March 6, 1998 and will be payable quarterly on March 1, June 1, September 1 and December 1 of each year, commencing June 1, 1998. Dividends may be paid, at NEHC's option, either in cash or in additional shares of New Preferred Stock. NEHC is required to redeem the New Preferred Stock on March 1, 2008 at a redemption price equal to the liquidation preference, plus accrued and unpaid dividends to the redemption date. The New Preferred Stock will be redeemable, at NEHC's option, in whole or in part, at any time on or after March 1, 2003, at the redemption prices set forth herein, plus accrued and unpaid dividends to the date of redemption. In addition, at any time, NEHC may, at its option, redeem in whole or in part, all outstanding shares of the New Preferred Stock at a price per share of 109% of the liquidation preference thereof, plus accrued and unpaid dividends to the redemption date, with the net cash proceeds from one or more Public Equity Offerings. Upon the occurrence of a Change of Control, NEHC will, subject to certain conditions, offer to purchase all of the then outstanding shares of New Preferred Stock at a price equal to 101% of the liquidation preference thereof, plus accrued and unpaid dividends to the repurchase date.

     The New Preferred Stock will be exchangeable on any scheduled dividend payment date into 11 1/4% Subordinated Exchange Debentures due 2008 which will have been registered under the Securities Act (the "Exchange Debentures"), in whole but not in part, at the option of NEHC. If issued, the Exchange Debentures will mature on March 1, 2008. On or after March 1, 2003, the Exchange Debentures will be redeemable, in whole or in part, at the option of NEHC, at the redemption prices set forth herein, plus accrued and unpaid interest to the redemption date. In addition, at any time, NEHC may, at its option, redeem in whole or in part, Exchange Debentures at 109% of their principal amount, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more Public Equity Offerings. Upon the occurrence of a Change of Control, NEHC will, subject to certain conditions, offer to purchase all of the then outstanding Exchange Debentures at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date.

     The New Preferred Stock will, with respect to dividend rights and rights of liquidation, winding-up and dissolution of NEHC, rank senior to all classes of common stock of NEHC. The New Preferred Stock will rank at least pari passu with any future issuances of preferred stock of NEHC. The Exchange Debentures will be general unsecured obligations of NEHC, will rank subordinate in right of payment to all Senior Debt of NEHC and will rank senior or pari passu in right of payment to all existing and future subordinated indebtedness of NEHC. In addition, the Exchange Debentures will be effectively subordinated to all indebtedness, including trade payables, of NEHC's subsidiaries. As of December 27, 1997, on a pro forma basis, after giving effect to the Offering and the ProSource Acquisition, the Exchange Debentures would have been subordinated to $948.7 million of Senior Debt.
                            ------------------------
     SEE "RISK FACTORS," COMMENCING ON PAGE [      ], FOR A DISCUSSION OF
CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NEW PREFERRED STOCK.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

     This Prospectus is to be used by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") in connection with the offers and sales in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. The Company does not intend to list the shares of New Preferred Stock on any securities exchange or to seek admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. DLJ has advised the Company that it intends to make a market in the New Preferred Stock; however, it is not obligated to do so and any market-making may be discontinued at any time. The Company will receive no portion of the proceeds of the sale of shares of New Preferred Stock and will bear expenses incident to the registration thereof.

                          DONALDSON, LUFKIN & JENRETTE
                                  SECURITIES CORPORATION
                            ------------------------
              THE DATE OF THIS PROSPECTUS IS               , 1997.

                [ALTERNATE SECTION FOR MARKET-MAKING PROSPECTUS]

     No dealer, salesperson or other person has been authorized to give information or to make any representations not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by NEHC or DLJ. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than shares of New Preferred Stock offered hereby, nor does it constitute an offer to sell or the solicitation of an offer to buy any shares of New Preferred Stock to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                             AVAILABLE INFORMATION

     NEHC has filed with the Securities and Exchange Commission ("SEC") a Registration Statement on Form S-4 under the Securities Act for the registration of the New Preferred Stock offered hereby (the "Registration Statement"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the SEC. For further information with respect to NEHC or the shares of New Preferred Stock offered hereby, reference is made to the Registration Statement, including the exhibits and financial statement schedules thereto, which may be inspected without charge at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and copies of which may be obtained from the SEC at prescribed rates. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the SEC as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     Upon the effectiveness of the Registration Statement, NEHC became subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith will file reports and other information with the SEC. Such reports and other information filed by NEHC can be inspected and copied at the public reference facilities of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at the Website (http://www.sec.gov.) maintained by the SEC, and the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its public reference facilities in New York, New York and Chicago, Illinois at prescribed rates.

     So long as NEHC is subject to the periodic reporting requirements of the Exchange Act, it is required to furnish the information required to be filed with the SEC to (i) State Street Bank and Trust Company as transfer agent Certificate of Designations pursuant to which the shares of New Preferred Stock have been issued and (ii) the holders of shares of New Preferred Stock. NEHC has agreed that, even if they are not required under the Exchange Act to furnish such information to the SEC, they will nonetheless continue to furnish information that would be required to be furnished by NEHC by Section 13 of the Exchange Act to the Trustees and the holders of shares of New Preferred Stock as if they were subject to such periodic reporting requirements.

     In addition, NEHC has agreed that for so long as any shares of New Preferred Stock remain outstanding, they will make available to any prospective purchaser of shares of New Preferred Stock or holder of shares of New Preferred Stock in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM NEHC, 545 STEAMBOAT ROAD, GREENWICH, CONNECTICUT 06830, (203) 661-2500.

                [ALTERNATE SECTION FOR MARKET-MAKING PROSPECTUS]

TRADING MARKET FOR THE NEW PREFERRED STOCK

     There is no existing trading market for shares of New Preferred Stock, and there can be no assurance regarding the future development of a market for the New Preferred Stock or the ability of the holders of shares of New Preferred Stock to sell their shares of New Preferred Stock or the price at which such holders may be able to sell their shares of New Preferred Stock. If such market were to develop, the New Preferred Stock could trade at prices that may be higher or lower than their initial offering price depending on many factors, including prevailing interest rates, NEHC's operating results and the market for similar securities. Although it is not obligated to do so, DLJ intends to make a market in the New Preferred Stock. Any such market-making activity may be discontinued at any time, for any reason, without notice at the sole discretion of DLJ. No assurance can be given as to the liquidity of or the trading market for the New Preferred Stock.

     DLJ may be deemed to be an affiliate of NEHC and, as such, may be required to deliver a prospectus in connection with its market-making activities in shares of New Preferred Stock. Pursuant to the Registration Rights Agreement, NEHC agreed to use its respective best efforts to file and maintain a registration statement that would allow DLJ to engage in market-making transactions in shares of New Preferred Stock for up to 120 days from the date on which the Exchange Offer is consummated. NEHC has agreed to bear substantially all the costs and expenses related to such registration statement.

                [ALTERNATE SECTION FOR MARKET-MAKING PROSPECTUS]

                                USE OF PROCEEDS

     This Prospectus is delivered in connection with the sale of shares of New Preferred Stock by DLJ in market-making transactions. NEHC will not receive any of the proceeds from such transactions.

                [ALTERNATE SECTION FOR MARKET-MAKING PROSPECTUS]

                              PLAN OF DISTRIBUTION

     This Prospectus is to be used by DLJ in connection with offers and sales of shares of New Preferred Stock in market-making transactions effected from time to time. DLJ may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

     DLJMB, an affiliate of DLJ, and certain of its affiliates beneficially own approximately 36.1% of the common stock of NEHC. Peter T. Grauer, a principal of DLJ, is a member of the Board of Directors of NEHC and the Company; Benoit Jamar, a principal of DLJ, is a member of the Board of Directors of NEHC and the Company. Further, DLJ Capital Funding, Inc., an affiliate of DLJ, is acting as documentation agent in connection with the New Credit Facility for which it received certain customary fees and expenses. In addition, DLJ received a merger advisory fee of $4.0 million in cash from the Company after consummation of the Transactions. DLJ has informed NEHC that it does not intend to confirm sales of the New Preferred Stock to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

     NEHC has been advised by DLJ that, subject to applicable laws and regulations, DLJ currently intend to make a market in the New Preferred Stock following completion of the Exchange Offer. However, DLJ is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors -- Trading Market for the New Preferred Stock."

     DLJ has, from time to time, provided investment banking and other financial advisory services to NEHC and the Company in the past for which they have received customary compensation, including fees received in connection with the Offering of the Senior Discount Notes, and may provide such services and financial advisory services to NEHC and the Company in the future. DLJ acted as purchasers in connection with the initial sale of the Notes and received an
underwriting discount of approximately $     million in connection therewith.
See "Certain Relationships and Related Party Transactions."

     DLJ and NEHC have entered into the Registration Rights Agreement with respect to the use by DLJ of this Prospectus. Pursuant to such agreement, NEHC agreed to bear all registration expenses incurred under such agreement, and NEHC agreed to indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act.

                [ALTERNATE SECTION FOR MARKET-MAKING PROSPECTUS]

             ======================================================

  NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NEHC OR THE INITIAL PURCHASER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NEHC SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................
Prospectus Summary....................
Risk Factors..........................
Use of Proceeds.......................
Capitalization........................
Selected NEHC Historical Financial
  Data................................
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................
The Business..........................
Management............................
Security Ownership of Certain
  Beneficial Holders and Management...
Certain Relationships and Related
  Party Transactions..................
Description of Indebtedness and
  Preferred Stock.....................
Description of Securities.............
Certain Federal Income Tax
  Consequences to Holders of Preferred
  Stock...............................
Plan of Distribution..................
Legal Matters.........................
Experts...............................
Index of Certain Defined Terms........
Index to Unaudited Pro Forma
  Consolidated Financial Statements...
Index to Historical Financial
  Statements..........................

             ======================================================
             ======================================================
                          NEBCO EVANS HOLDING COMPANY
                     11 1/4% SENIOR REDEEMABLE EXCHANGEABLE

                            PREFERRED STOCK DUE 2008
                              --------------------
                                   PROSPECTUS
                              --------------------
                                          , 1997
             ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL"), provides that a corporation (in its original certificate of incorporation or an amendment thereto) may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise or perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockbrokers,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit. Article VIII, Section 1 of the Company's Certificate of Incorporation limits the liability of directors thereof to the extent permitted by Section 102(b)(7) of the DGCL.

     Under Section 145 of the DGCL, in general, a corporation may indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties to which they may be made parties by reason of their being or having been directors, officers, employees or agents and shall so indemnify such persons if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Article VIII, Section 2(a) of the Company's Restated Certificate of Incorporation provides that the Company shall indemnify its officers, directors, employees and agents to the full extent permitted by Delaware law.

     Article VIII, Section 2(a) of the Company's Restated Certificate of Incorporation also provides that the Company shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board. Any rights to indemnification conferred in Section 2 are contract rights, and include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition, except that, if the DGCL requires, the payment of such expenses incurred by a director or officer in such capacity in advance of final disposition shall be made only upon delivery to the Company of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under Section 2 or otherwise. By action of the board of directors, the Company may extend such indemnification to employees and agents of the Company.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.

  2.1   Asset Purchase Agreement between PepsiCo, Inc. and Nebco
        Evans Holding Company (incorporated by reference to Exhibit
        2.2 to the Registrant's Registration Statement on Form S-4
        No. 333-33223 filed August 8, 1997).
  2.2 Agreement and Plan of Merger, dated as of January 29, 1998, by and among AmeriServe Food Distribution, Inc., Steamboat
        Acquisition Corp. and ProSource, Inc. (incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K, dated January 29, 1998).
  2.3 Voting Agreement, dated as of January 29, 1998, by and among AmeriServe Food Distribution, Inc., Steamboat Acquisition
        Corp. and Onex DHC LLC and certain of its affiliates
        (incorporated by reference to Exhibit 2.2 to the Registrant's Current Report on Form 8-K, dated January 29,
        1998).
  3.1 Restated Certificate of Incorporation of NEHC (incorporated by reference to Exhibit 3.1 to the Registrant's Annual
        Report on Form 10-K dated March 27, 1998).

     3.2   By-Laws of NEHC (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on
           Form S-4 No. 333-33223 filed August 8, 1997).
     4.1   Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights
           of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of 11 1/4% Senior Redeemable
           Exchangeable Preferred Stock due 2008 of NEHC dated March 5, 1998 (contained in Exhibit 3.1).
     5.1   Opinion of Wachtell, Lipton, Rosen & Katz.
     8.1   Opinion re: Tax Matters (included in Exhibit 5.1)
    10.1   Purchase Agreement, by and among NEHC and Donaldson, Lufkin & Jenrette Securities Corporation, dated as of February 27, 1998 (incorporated by reference to Exhibit 10.1 to the Registrant's Annual Report on Form
           10-K dated March 27, 1998).
    10.2   Registration Rights Agreement, dated as of March 6, 1998, by and among NEHC and Donaldson, Lufkin &
           Jenrette Securities Corporation (incorporated by reference to Exhibit 10.2 to the Registrant's Annual
           Report on Form 10-K dated March 27, 1998).
    10.3   Second Amended and Restated Credit Agreement, dated as of July 11, 1997 among the Company, Bank of
           America National Trust and Savings Association, as Administrative Agent, Donaldson, Lufkin & Jenrette
           Securities Corporation, as Documentation Agent, Bank of America National Trust and Savings Association as
           Letter of Credit Issuing Lender, the Other Financial Institutions Party thereto and BancAmerica
           Securities, Inc. as Arranger (incorporated by reference to Exhibit 10.2 to the Registrant's Registration
           Statement on Form S-4 No. 333-33223 filed August 8, 1997).
    10.4   Stock Purchase Agreement, dated as of July 11, 1997, between NEHC and DLJ Merchant Banking, II, L.P.
           (incorporated by reference to Exhibit 10.3 to the Registrant's Registration Statement on Form S-4 No.
           333-33223 filed August 8, 1997).
    10.5   Sales and Distribution Agreement dated as of May 6, 1997 by and among PFS, Pizza Hut, Inc., Taco Bell
           Corp., Kentucky Fried Chicken Corporation and Kentucky Fried Chicken of California, Inc. (incorporated by reference to Exhibit 2.3 to Registrant's Amendment No. 1 to the Registration Statement on Form S-4 No.
           333-33223 filed October 21, 1997).
    10.6   First Amendment to Second Amended and Restated Credit Agreement, dated as of October 7, 1997
           (incorporated by reference to Exhibit 10.6 to the Registrant's Annual Report on Form 10-K dated March 27,
           1998).
    10.7   Second Amendment to Second Amended and Restated Credit Agreement, dated as of December 22, 1997
           (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, dated December
           28, 1997).
    10.8   Amended and Restated Investors Agreement, dated as of July 11, 1997 among the Registrant, certain DLJ
           Merchant Banking entities listed as parties thereto, Nebco Evans Distributors, Inc., Holberg Industries,
           Inc., Holberg Incorporated and Orkla ASA (incorporated by reference to Exhibit 10.9 to the Registrant's
           Annual Report on Form 10-K dated March 27, 1998).
     10.9  Amendment, dated as of May 29, 1997, to the Distribution Agreement (incorporated by reference to Exhibit
           10.11 to the Registrant's Annual Report on Form 10-K dated March 27, 1998).
    12.1   Statements re computation of ratios (incorporated by reference to Exhibit 12.1 to Registrant's Post-
           Effective Amendment No. 1 to Registration Statement on Form S-4 No. 333-33223 filed April 10, 1998).
    21     Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to the Registrant's Annual Report on Form 10-K dated March 27, 1998).
    23.1   Consent of Ernst & Young LLP.
    23.2   Consent of KPMG Peat Marwick LLP.
    23.3   Consent of Ernst & Young LLP.
    23.4   Consent of KPMG Peat Marwick LLP.
    23.6   Consent of Wachtell, Lipton, Rosen & Katz (contained in Exhibit 5.1).
    24.1   Power of Attorney (see signature pages).

    25.1   Statement of Eligibility and Qualification of Trustee on Form T-1 of State Street Bank and Trust Company
           under the Trust Indenture Act of 1939.*
    27.1   Financial Data Schedule (incorporated by reference to Exhibit 27.1 to the Registrant's Annual Report on
           Form 10-K dated March 27, 1998).
    99.1   Form of Letter of Transmittal for the 11 1/4% Senior Redeemable Exchangeable Preferred Stock due 2008.
    99.2   Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
    99.3   Notice of Guaranteed Delivery.

---------------
  * To be filed by amendment.
(b) Financial Statement Schedule.

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
     (c) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on April 28, 1998.

                                          NEBCO EVANS HOLDING COMPANY
                                                   (Registrant)

                                          By:      /s/ JOHN V. HOLTEN
                                            ------------------------------------
                                                       John V. Holten
                                            Chairman and Chief Executive Officer

     KNOWN ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Raymond E. Marshall, A. Petter Ostberg and Kevin
J. Rogan, and each of them, his attorney-in-fact with power of substitution for him in any and all capacities, to sign any amendments, supplements, subsequent registration statements relating to the offering to which this Registration Statement relates, or other instruments he deems necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on April 28, 1998.

                        NAME                                                 TITLE
                        ----                                                 -----

                 /s/ JOHN V. HOLTEN                      Chairman, Director and Chief Executive Officer
-----------------------------------------------------
                   John V. Holten

                  /s/ DIANA M. MOOG                      Senior Vice President and Chief
-----------------------------------------------------      Financial Officer
                    Diana M. Moog

             /s/ STANLEY J. SZLAUDERBACH                 Vice President and Controller
-----------------------------------------------------
               Stanley J. Szlauderbach

                  /s/ JOHN R. EVANS                      Director
-----------------------------------------------------
                    John R. Evans

               /s/ RAYMOND E. MARSHALL                   Director
-----------------------------------------------------
                 Raymond E. Marshall

               /s/ GUNNAR E. KLINTBERG                   Director
-----------------------------------------------------
                 Gunnar E. Klintberg

                /s/ LEIF F. ONARHEIM                     Director
-----------------------------------------------------
                  Leif F. Onarheim

                 /s/ PETER T. GRAUER                     Director
-----------------------------------------------------
                   Peter T. Grauer

                  /s/ BENOIT JAMAR                       Director
-----------------------------------------------------
                    Benoit Jamar

                /s/ DANIEL W. CRIPPEN                    Director
-----------------------------------------------------
                  Daniel W. Crippen

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We have audited the consolidated financial statements of Nebco Evans Holding Company as of December 28, 1996 and December 27, 1997, and for each of the three years in the period ended December 27, 1997, and have issued our report thereon dated March 24, 1998 (included elsewhere in this Registration Statement). Our audit also included the financial statement schedule for each of the three years in the period ended December 27, 1997, listed in Item 21(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          ERNST & YOUNG LLP

Dallas, Texas
March 24, 1998

                          NEBCO EVANS HOLDING COMPANY

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                               ADDITIONS
                                                  ------------------------------------
                                     BALANCE AT   CHARGED TO   CHARGED TO                                BALANCE
                                     BEGINNING    COSTS AND      OTHER       ACQUIRED                    AT END
                                      OF YEAR      EXPENSES     ACCOUNTS    BALANCE(2)   DEDUCTIONS(1)   OF YEAR
                                     ----------   ----------   ----------   ----------   -------------   -------
Year ended December 30, 1995:
  Deducted from asset accounts
  Allowance for doubtful
     accounts......................    $1,440       $  134       $   --       $    --       $  (404)     $1,170
Year ended December 28, 1996:
  Deducted from asset accounts
  Allowance for doubtful
     accounts......................     1,170        1,306           --         3,385          (525)      5,336
Year ended December 27, 1997:
  Deducted from asset accounts
  Allowance for doubtful
     accounts......................     5,336        2,019           --        10,032        (1,821)     15,566

---------------
(1) Represents uncollectible accounts written off, net of recoveries.

(2) Balance of acquired company at date of acquisition.

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   2.1    Asset Purchase Agreement between PepsiCo, Inc. and Nebco
          Evans Holding Company (incorporated by reference to Exhibit
          2.2 to the Registrant's Registration Statement on Form S-4
          No. 333-33223 filed August 8, 1997).
   2.2    Agreement and Plan of Merger, dated as of January 29, 1998, by and among AmeriServe Food Distribution, Inc., Steamboat
          Acquisition Corp. and ProSource, Inc. (incorporated by
          reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K, dated January 29, 1998).
   2.3    Voting Agreement, dated as of January 29, 1998, by and among
          AmeriServe Food Distribution, Inc., Steamboat Acquisition
          Corp. and Onex DHC LLC and certain of its affiliates
          (incorporated by reference to Exhibit 2.2 to the
          Registrant's Current Report on Form 8-K, dated January 29,
          1998).
   3.1    Restated Certificate of Incorporation of NEHC (incorporated by reference to Exhibit 3.1 to the Registrant's Annual
          Report on Form 10-K dated March 27, 1998).
   3.2    By-Laws of NEHC (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-4 No.
          333-33223 filed August 8, 1997).
   4.1    Certificate of Designations, Preferences and Relative,
          Participating, Optional and Other Special Rights of
          Preferred Stock and Qualifications; Limitations and
          Restrictions Thereof of 11 1/4% Senior Redeemable
          Exchangeable Preferred Stock due 2008 of NEHC dated March 5,
          1998 (contained in Exhibit 3.1).
   5.1    Opinion of Wachtell, Lipton, Rosen & Katz.
   8.1    Opinion re: Tax Matters (included in Exhibit 5.1)
  10.1    Purchase Agreement, by and among NEHC and Donaldson, Lufkin
          & Jenrette Securities Corporation, dated as of February 27,
          1998 (incorporated by reference to Exhibit 10.1 to the
          Registrant's Annual Report on Form 10-K dated March 27,
          1998).
  10.2    Registration Rights Agreement, dated as of March 6, 1998, by and among NEHC and Donaldson, Lufkin & Jenrette Securities
          Corporation (incorporated by reference to Exhibit 10.2 to
          the Registrant's Annual Report on Form 10-K dated March 27,
          1998).
  10.3    Second Amended and Restated Credit Agreement, dated as of
          July 11, 1997 among the Company, Bank of America National
          Trust and Savings Association, as Administrative Agent,
          Donaldson, Lufkin & Jenrette Securities Corporation, as
          Documentation Agent, Bank of America National Trust and
          Savings Association as Letter of Credit Issuing Lender, the
          Other Financial Institutions Party thereto and BancAmerica
          Securities, Inc. as Arranger (incorporated by reference to
          Exhibit 10.2 to the Registrant's Registration Statement on
          Form S-4 No. 333-33223 filed August 8, 1997).
  10.4    Stock Purchase Agreement, dated as of July 11, 1997, between
          NEHC and DLJ Merchant Banking, II, L.P. (incorporated by
          reference to Exhibit 10.3 to the Registrant's Registration
          Statement on Form S-4 No. 333-33223 filed August 8, 1997).
  10.5    Sales and Distribution Agreement dated as of May 6, 1997 by and among PFS, Pizza Hut, Inc., Taco Bell Corp., Kentucky
          Fried Chicken Corporation and Kentucky Fried Chicken of
          California, Inc. (incorporated by reference to Exhibit 2.3 to the Registrant's Amendment No. 1 to Registration
          Statement on Form S-4 No. 333-33223 filed on October 21,
          1997).
  10.6    First Amendment to Second Amended and Restated Credit
          Agreement, dated as of October 7, 1997 (incorporated by
          reference to Exhibit 10.6 to the Registrant's Annual Report on Form 10-K dated March 27, 1998).
  10.7    Second Amendment to Second Amended and Restated Credit
          Agreement, dated as of December 22, 1997 (incorporated by
          reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, dated December 28, 1997).
  10.8    Amended and Restated Investors Agreement, dated as of July
          11, 1997 among the Registrant, certain DLJ Merchant Banking entities listed as parties thereto, Nebco Evans
          Distributors, Inc., Holberg Industries, Inc., Holberg
          Incorporated and Orkla ASA (incorporated by reference to
          Exhibit 10.9 to the Registrant's Annual Report on Form 10-K
          dated March 27, 1998).
10.9      Amendment, dated as of May 29, 1997, to the Distribution
          Agreement (incorporated by reference to Exhibit 10.11 to the
          Registrant's Annual Report on Form 10-K dated March 27,
          1998).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  12.1    Statements re computation of ratios (incorporated by
          reference to Exhibit 12.1 to Registrant's Post-Effective
          Amendment No. 1 to Registration Statement on Form S-4 No.
          333-33223 filed April 10, 1998).
  21      Subsidiaries of the Registrant (incorporated by reference to
          Exhibit 21 to the Registrant's Annual Report on Form 10-K
          dated March 27, 1998).
  23.1    Consent of Ernst & Young LLP.
  23.2    Consent of KPMG Peat Marwick LLP.
  23.3    Consent of Ernst & Young LLP.
  23.4    Consent of KPMG Peat Marwick LLP.
  23.6    Consent of Wachtell, Lipton, Rosen & Katz (contained in
          Exhibit 5.1).
  24.1    Power of Attorney (see signature pages).
  25.1    Statement of Eligibility and Qualification of Trustee on
          Form T-1 of State Street Bank and Trust Company under the
          Trust Indenture Act of 1939.*
  27.1    Financial Data Schedule (incorporated by reference to
          Exhibit 27.1 to the Registrant's Annual Report on Form 10-K
          dated March 27, 1998).
  99.1    Form of Letter of Transmittal for the 11 1/4% Senior
          Redeemable Exchangeable Preferred Stock due 2008.
  99.2    Guidelines for Certification of Taxpayer Identification
          Number on Substitute Form W-9.
  99.3    Notice of Guaranteed Delivery.

---------------

  * To be filed by amendment.